Filed Pursuant to Rule 424(b)(3)
Registration No. 333-291678

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT
Dear Stockholders of Astria Therapeutics, Inc.:
On October 14, 2025, BioCryst Pharmaceuticals, Inc., a Delaware corporation (“BioCryst”), Axel Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of BioCryst (“Merger Sub”), and Astria Therapeutics, Inc., a Delaware corporation (“Astria”), entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Astria, with Astria surviving and becoming a wholly owned subsidiary of BioCryst (the “Merger”).
If the Merger is completed, each share of common stock, par value $0.001 per share, of Astria (“Astria Common Stock”), excluding shares held by BioCryst, Astria or their wholly owned subsidiaries or dissenting stockholders, that is issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), will be converted into the right to receive (i) 0.59 (the “Exchange Ratio”) of a share of common stock, par value $0.01 per share, of BioCryst (the “BioCryst Common Stock”) and, if applicable, cash in lieu of fractional shares and (ii) $8.55 in cash, without interest (the “Per Share Cash Amount”), subject to adjustment as described below and subject to applicable withholding taxes (the consideration described in the foregoing clauses (i) and (ii), collectively, the “Merger Consideration”). Astria’s Series X Preferred Shares, the Astria Pre-Funded Warrants and the Astria Common Warrants (each as defined elsewhere in this proxy statement/prospectus) will be treated as described elsewhere in this proxy statement/prospectus.
If the aggregate number of shares of BioCryst Common Stock to be issued or issuable in connection with the Merger (including with respect to Series X Preferred Shares, Astria Pre-Funded Warrants and Astria Common Warrants other than Elected Warrants (as defined elsewhere in this proxy statement/prospectus) and without giving effect to any demands for appraisal of shares of Astria Common Stock) would exceed 19.9% of the shares of BioCryst Common Stock issued and outstanding immediately prior to the Effective Time (the “Maximum Share Number”), (i) the Exchange Ratio will be reduced to the minimum extent necessary such that the aggregate number of shares of BioCryst Common Stock to be issued in connection with the Merger does not exceed the Maximum Share Number and (ii) the Per Share Cash Amount will be correspondingly increased to offset such adjustment as described in this proxy statement/prospectus.
Although the Exchange Ratio is fixed, the market value of the stock component of the Merger Consideration will fluctuate with the market price of BioCryst Common Stock. Furthermore, the Exchange Ratio may be subject to adjustment, as described above. As such, the market value of the stock component of the Merger Consideration at the Effective Time will not be known at the time Astria’s stockholders vote on the Merger.
Shares of BioCryst Common Stock are listed on The Nasdaq Global Select Market under the symbol “BCRX” and shares of Astria Common Stock are listed on The Nasdaq Global Market under the symbol “ATXS.” The following table sets forth the closing sale prices per share of BioCryst Common Stock and Astria Common Stock on October 13, 2025, the last trading day before the public announcement of the signing of the Merger Agreement, and on December 17, 2025, the latest practicable trading day before the printing date of this proxy statement/prospectus. The table also shows the implied value of the Merger Consideration payable for each share of Astria Common Stock on October 13, 2025 and on December 17, 2025. We urge you to obtain current market quotations for BioCryst Common Stock and Astria Common Stock.

	BioCryst Common Stock	Astria Common Stock	Implied Value of Merger Consideration
October 13, 2025	$7.04	$8.47	$12.70
December 17, 2025	$7.13	$12.64	$12.76

In connection with the Merger, BioCryst may issue up to 19.9% of the shares of BioCryst Common Stock issued and outstanding immediately prior to the Effective Time. Based on 210,739,061 shares of BioCryst Common Stock outstanding as of December 9, 2025, that Maximum Share Number is 42,126,738 shares.
Astria will hold a special meeting of its stockholders in connection with the Merger (the “Special Meeting”). BioCryst and Astria cannot complete the Merger unless Astria’s stockholders adopt the Merger Agreement (the “Merger Proposal”). The Astria board of directors (the “Astria Board”) is providing this proxy statement/prospectus to solicit your proxy to vote on the Merger Proposal and related matters. In addition, this proxy statement/prospectus is also being delivered to Astria’s stockholders as BioCryst’s prospectus for its offering of BioCryst Common Stock in connection with the Merger.
The Special Meeting will be held on January 21, 2026 at 9:00 a.m., Eastern Time, at 22 Boston Wharf Road, 10th Floor, Boston, Massachusetts 02210.
Your vote is very important. BioCryst and Astria cannot complete the Merger unless Astria’s stockholders approve the Merger Proposal. To ensure your representation at the Special Meeting, please complete, sign, date and return the enclosed proxy card or submit your proxy by telephone or the internet by following the instructions on your proxy card. If your shares of Astria Common Stock are held in “street name” by a bank, broker or other nominee, please follow the instructions on the voting instruction form provided by the record holder. Whether or not you expect to attend the Special Meeting, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person at the Special Meeting.
The Astria Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, Astria and the holders of Astria Common Stock, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, in accordance with the requirements of the General Corporation Law of the State of Delaware (the “DGCL”) and (iii) resolved to recommend that Astria’s stockholders vote to approve the adoption of the Merger Agreement.
In addition, the members of the Astria Board and each of Astria’s executive officers, in their capacity as stockholders of Astria, have agreed (i) to vote their shares of Astria Common Stock to approve the Merger Proposal and (ii) subject to certain exceptions, not to transfer such shares of Astria Common Stock prior to the earlier of the Effective Time and the termination of the Merger Agreement, without the prior written consent of BioCryst.
This proxy statement/prospectus provides a detailed description of the Merger, the Merger Agreement, the Voting Agreements (as defined elsewhere in this proxy statement/prospectus) and related matters. We urge you to read this proxy statement/prospectus, including any documents incorporated in this proxy statement/prospectus by reference, and its annexes, carefully and in their entirety, including the section entitled “Risk Factors,” beginning on page 17, for a discussion of the risks relating to the Merger. You also can obtain information about BioCryst and Astria from documents that each has filed with the Securities and Exchange Commission.

Sincerely,

Jill C. Milne, Ph.D. President and Chief Executive Officer Astria Therapeutics, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The date of this proxy statement/prospectus is December 18, 2025, and it is first being mailed or otherwise delivered to Astria’s stockholders on or about December 18, 2025.

22 Boston Wharf Road
10th Floor
Boston, Massachusetts
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 21, 2026
To the Stockholders of Astria Therapeutics, Inc.:
Notice is hereby given that Astria Therapeutics, Inc. (“Astria”) will hold a special meeting of stockholders (the “Special Meeting”) on January 21, 2026 at 9:00 a.m., Eastern Time, at 22 Boston Wharf Road, 10th Floor, Boston, Massachusetts 02210. The Special Meeting will be held for the purposes of allowing Astria’s stockholders to consider and vote on the following matters:
•
a proposal to adopt the Agreement and Plan of Merger, dated as of October 14, 2025 (as it may be amended from time to time, the “Merger Agreement”), by and among BioCryst Pharmaceuticals, Inc. (“BioCryst”), Axel Merger Sub, Inc., a wholly owned subsidiary of BioCryst (“Merger Sub”), and Astria, under which Merger Sub will merge with and into Astria, with Astria surviving and becoming a wholly owned subsidiary of BioCryst (the “Merger”) (the “Merger Proposal”);

•
a proposal to cast a vote, on a non-binding, advisory basis, to approve the Merger-related named executive officer compensation as disclosed in the table entitled “Golden Parachute Compensation” and its accompanying footnotes which is included in the section of this proxy statement/prospectus entitled “The Merger—Interests of Astria’s Directors and Executive Officers in the Merger,” as required by Section 14A of the Securities Exchange Act of 1934, as amended, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Compensation Proposal”); and

•
a proposal to approve one or more adjournments of the Special Meeting to a later date or dates if there are not sufficient votes for adoption of the Merger Proposal on the date on which the Special Meeting is held (the “Adjournment Proposal”).

These proposals are described in greater detail in this proxy statement/prospectus. Astria will transact no other business at the Special Meeting, except for the business properly brought before the Special Meeting or any adjournment or postponement thereof.
Astria has fixed the close of business on December 9, 2025 as the record date for the Special Meeting (the “Record Date”). Only Astria’s stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. Approval of the Merger Proposal requires the affirmative vote of holders of not less than a majority of the outstanding shares of Astria’s common stock, par value $0.001 per share (“Astria Common Stock”). Approval of the Compensation Proposal and the Adjournment Proposal each requires the affirmative vote of holders of shares of Astria Common Stock having a majority in voting power of the votes cast by the holders of all of the shares of Astria Common Stock present or represented at the Special Meeting and voting affirmatively or negatively on such matter. At the close of business on the Record Date, 57,084,838 shares of Astria Common Stock were outstanding, all of which were entitled to notice of, and to vote at, the Special Meeting.
Your vote is very important. BioCryst and Astria cannot complete the Merger unless Astria’s stockholders approve the Merger Proposal.
To ensure your representation at the Special Meeting, please complete, sign, date and return the enclosed proxy card or submit your proxy by telephone or the internet by following the instructions on your proxy card. If your shares of Astria Common Stock are held in “street name” by a bank, broker or other nominee, please follow the instructions on the voting instruction form provided by the record holder. Whether or not you expect to attend the Special Meeting, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person at the Special Meeting.
This proxy statement/prospectus provides a detailed description of the Merger, the Merger Agreement and the related Voting and Support Agreements (the “Voting Agreements”), in addition to certain other matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its annexes, carefully and in their entirety.
Astria’s board of directors (the “Astria Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, Astria and the holders of Astria Common Stock, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, in accordance with the requirements of the General Corporation Law of the State of Delaware (the “DGCL”) and (iii) resolved to recommend that Astria’s stockholders vote to approve the adoption of the Merger Agreement.
The Astria Board recommends that Astria’s stockholders vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

BY ORDER OF THE ASTRIA BOARD OF DIRECTORS

Jill C. Milne, Ph.D.
President & Chief Executive Officer
Astria Therapeutics, Inc.

Boston, Massachusetts
December 18, 2025

ADDITIONAL INFORMATION
BioCryst and Astria file reports, proxy statements and other information with the United States Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, this proxy statement/prospectus incorporates by reference important business and financial information about BioCryst and Astria from documents that have been filed with the SEC that are not included in or delivered with this proxy statement/prospectus. You will also be able to obtain these documents, free of charge, from BioCryst at www.biocryst.com or from Astria at www.astriatx.com. These documents are also available without charge on the SEC’s website at www.sec.gov and upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below:

BioCryst Pharmaceuticals, Inc. 4505 Emperor Blvd., Suite 200 Durham, North Carolina 27703 Attention: Investor Relations Telephone: (919) 859-1302	Astria Therapeutics, Inc. 22 Boston Wharf Road 10th Floor Boston, Massachusetts 02210 Attention: Investor Relations Telephone: (617) 349-1971

The websites listed above are inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information provided on those or any other websites is not a part of this proxy statement/prospectus and therefore is not incorporated by reference into this proxy statement/prospectus.
You will not be charged for any of these documents that you request. You must make your request no later than January 13, 2026 in order to receive them before the Special Meeting.
For a more detailed description of the information incorporated by reference into this proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information.”
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make any such offer or solicitation in that jurisdiction. BioCryst and Astria have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated December 18, 2025. You should assume that the information contained in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of the date of such document. Neither the mailing of this proxy statement/prospectus to Astria’s stockholders nor the issuance by BioCryst of shares of BioCryst Common Stock in connection with the Merger will create any implication to the contrary.
Except where the context otherwise indicates, information contained in this proxy statement/prospectus regarding BioCryst has been provided by BioCryst and information contained in this proxy statement/prospectus regarding Astria has been provided by Astria.

i

Annex Index

Annex A:	Agreement and Plan of Merger, dated as of October 14, 2025, by and among BioCryst Pharmaceuticals, Inc., Axel Merger Sub, Inc. and Astria Therapeutics, Inc.	A-1

Annex B:	Form of Voting and Support Agreement (entered into by BioCryst Pharmaceuticals, Inc. with the directors, executive officers and certain stockholders of Astria Therapeutics, Inc.)	B-1

Annex C:	Opinion of Evercore Group L.L.C.	C-1

ii

QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGER
AND THE SPECIAL MEETING
The following are answers to some questions that you may have regarding the Merger or the Special Meeting (each as defined below). We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the Merger and the Special Meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”
Unless the context otherwise requires, references in this proxy statement/prospectus to “BioCryst” refer to BioCryst Pharmaceuticals, Inc., references to “Merger Sub” refer to Axel Merger Sub, Inc., references to “Astria” refer to Astria Therapeutics, Inc., and references to “we,” “our” and “us” refer to BioCryst and Astria together. References in this proxy statement/prospectus to “BioCryst Common Stock” refer to the common stock of BioCryst, par value $0.01 per share, and references to “Astria Common Stock” refer to the common stock of Astria, par value $0.001 per share.
Q:	What is the Merger?
A:
BioCryst, Merger Sub and Astria have entered into an Agreement and Plan of Merger, dated as of October 14, 2025 (as it may be amended from time to time, the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Astria, with Astria surviving and becoming a wholly owned subsidiary of BioCryst (the “Merger”). A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. Following the Merger, the shares of Astria Common Stock will be delisted from The Nasdaq Stock Market (“Nasdaq”) and thereafter will be deregistered under the Exchange Act. The BioCryst Common Stock issued in the Merger will be listed on Nasdaq.

Q:	Why am I receiving this proxy statement/prospectus?
A:
Astria is sending these materials to its stockholders to help them decide how to vote their shares of Astria Common Stock with respect to the matters to be considered at a special meeting of Astria’s stockholders (the “Special Meeting”).

BioCryst and Astria cannot complete the Merger unless Astria’s stockholders adopt the Merger Agreement (the “Merger Proposal”). Astria is holding the Special Meeting for its stockholders to vote on the Merger Proposal as well as other related matters. Information about the Special Meeting, the Merger and the other business to be considered by Astria’s stockholders at the Special Meeting is contained in this proxy statement/prospectus.
This document constitutes both a proxy statement of Astria and a prospectus of BioCryst. It is a proxy statement because the Astria board of directors (the “Astria Board”) is using this document to solicit proxies from Astria’s stockholders. This document is also a prospectus because BioCryst, in connection with the Merger, is offering shares of BioCryst Common Stock, together with cash, in exchange for outstanding shares of Astria Common Stock.
Q:	What will holders of Astria Common Stock receive in the Merger?
A:
If the Merger is completed, each share of Astria Common Stock, excluding shares held by BioCryst, Astria or their wholly owned subsidiaries or dissenting stockholders, that is issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), will be converted into the right to receive (i) 0.59 (the “Exchange Ratio”) of a share of BioCryst Common Stock and, if applicable, cash in lieu of fractional shares and (ii) $8.55 in cash, without interest (the “Per Share Cash Amount” and, together with the consideration described in clause (i), the “Merger Consideration”), subject to adjustment as described below and subject to applicable withholding taxes.

If the aggregate number of shares of BioCryst Common Stock to be issued or issuable in connection with the Merger (including with respect to Series X Preferred Shares, Astria Pre-Funded Warrants and Astria Common Warrants other than Elected Warrants, each as defined below, and without giving effect to any demands for appraisal of shares of Astria Common Stock) would exceed 19.9% of the shares of BioCryst Common Stock issued and outstanding immediately prior to the Effective Time (the “Maximum Share

Number”), (i) the Exchange Ratio will be reduced to the minimum extent necessary such that the aggregate number of shares of BioCryst Common Stock to be issued in connection with the Merger does not exceed the Maximum Share Number and (ii) the Per Share Cash Amount will be correspondingly increased to offset such adjustment, with such increase calculated assuming each share of BioCryst Common Stock is valued at $7.54.
BioCryst will not issue any fractional shares of BioCryst Common Stock in connection with the Merger. Instead, an Astria stockholder who would otherwise be entitled to receive a fraction of a share of BioCryst Common Stock will receive, in lieu thereof, cash (without interest and rounded to the nearest cent) equal to the product of (i) $7.54 and (ii) the fraction of a share of BioCryst Common Stock which such Astria stockholder would otherwise be entitled to receive.
Assuming that no Astria Stock Options (as defined below) are exercised until the date (the “Closing Date”) of the closing of the Merger (the “Closing”) and that all holders of Astria Common Warrants elect to receive the Black Scholes Value (as used in this proxy statement/prospectus, having the meaning set forth in such Astria Common Warrant) thereof in connection with the Merger, it is currently expected that former holders of Astria Common Stock, Series X Preferred Shares and Astria Pre-Funded Warrants, as a group, will receive shares of BioCryst Common Stock in the Merger constituting approximately 15% of the outstanding shares of the combined company’s common stock immediately after completion of the Merger, based on 210,739,061 shares of BioCryst Common Stock outstanding as of the Record Date (as defined below).
Q:	Will the value of the Merger Consideration change between the date of this proxy statement/prospectus and the Effective Time?
A:
Yes. Although the Exchange Ratio is fixed, the market value of the stock component of the Merger Consideration will fluctuate with the market price of the BioCryst Common Stock between the date of this proxy statement/prospectus and the completion of the Merger. Any change in the market price of BioCryst Common Stock after the date of this proxy statement/prospectus will change the value of the shares of BioCryst Common Stock that Astria’s stockholders will receive.

Furthermore, the Exchange Ratio is subject to reduction as a result of the Maximum Share Number, as described above. Because such reduction in the Exchange Ratio will be compensated with an increase in the Per Share Cash Amount that assumes a value of $7.54 per share of BioCryst Common Stock, Astria’s stockholders may receive, in exchange for such reduction in the Exchange Ratio, Merger Consideration with a value lower than they would otherwise receive, if shares of BioCryst Common Stock are valued at more than $7.54 at the Effective Time or thereafter.
Q:	What will happen to the Series X Preferred Shares in the Merger?
A:
Pursuant to the Merger Agreement, at the Effective Time, each share of Series X Convertible Preferred Stock, par value $0.001 per share, of Astria (the “Series X Preferred Shares”) that is issued and outstanding as of immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration payable in accordance with the Merger Agreement with respect to the aggregate number of shares of Astria Common Stock for which such Series X Preferred Share was convertible immediately prior to the Effective Time pursuant to the certificate of designation of the Series X Preferred Shares, without interest and subject to applicable withholding taxes, and without regard to any limitations on conversion contained in such certificate of designation.

Q:	What will happen to the Astria Pre-Funded Warrants in the Merger?
A:
Pursuant to the Merger Agreement, at the Effective Time, each of the pre-funded warrants to purchase shares of Astria Common Stock (“Astria Pre-Funded Warrants”) that is outstanding immediately prior to the Effective Time will, in accordance with its own terms, cease to be exercisable for Astria Common Stock and will be automatically converted into the right to receive the Merger Consideration with respect to the aggregate number of shares of Astria Common Stock for which such Astria Pre-Funded Warrant was exercisable immediately prior to the Effective Time, taking into account the “cashless exercise” terms that govern such Astria Pre-Funded Warrant, without interest and subject to applicable withholding taxes, and without regard to any limitations on exercise contained therein.

Q:	What will happen to the Astria Common Warrants in the Merger?
A:
Pursuant to the Merger Agreement, each of the warrants to purchase shares of Astria Common Stock, other than the Astria Pre-Funded Warrants (“Astria Common Warrants”), that is issued and outstanding as of immediately prior to the Effective Time will continue to be outstanding following the Effective Time according to its terms, except that (i) such Astria Common Warrant will cease to be exercisable for Astria Common Stock and will become exercisable solely in exchange for the Merger Consideration with respect to the aggregate number of shares of Astria Common Stock for which such Astria Common Warrant was exercisable for immediately prior to the Effective Time (including after taking into account any “cashless exercise” terms that govern such Astria Common Warrant if so elected by the holder thereof), without interest and subject to applicable withholding taxes, and without regard to any limitations on exercise contained therein, or (ii) at any time prior to the 30th day following the Effective Time, the holder of such Astria Common Warrant may require Astria to purchase such Astria Common Warrant for an amount in cash equal to the Black Scholes Value of such Astria Common Warrant pursuant to Section 3(d) of the applicable Astria Common Warrant, in lieu of receiving any Merger Consideration described in clause (i).

Any Astria Common Warrants with respect to which the holder thereof makes the election described in the foregoing clause (ii) prior to the third trading day prior to the Effective Time is referred to in this proxy statement/prospectus as an “Elected Warrant.” The shares of BioCryst Common Stock that would have otherwise been subject to issuance as Merger Consideration with respect to the Astria Common Stock underlying such Elected Warrants (but only such Elected Warrants) will not be counted towards the Maximum Share Number discussed above.
Q:	What will happen to Astria Stock Options in the Merger?
A:
Pursuant to the Merger Agreement, at the Effective Time, each option to purchase shares of Astria Common Stock granted pursuant to Astria’s Amended and Restated 2008 Equity Incentive Plan, Astria’s Second Amended and Restated 2015 Stock Incentive Plan and Astria’s 2022 Inducement Stock Incentive Plan (each, an “Astria Stock Option”) that is outstanding immediately prior to the Effective Time and which has an exercise price that is less than $13.00 per share of Astria Common Stock underlying such Astria Stock Option (an “In-the-Money Option”), whether or not then exercisable or vested, will (i) become fully vested and exercisable and (ii) be canceled and, in exchange therefor, the holder thereof will be entitled to receive a payment in cash, subject to applicable withholding taxes, of an amount equal to the product of (a) the total number of shares of Astria Common Stock subject to such canceled In-the-Money Option immediately prior to the Effective Time and (b) the excess of (A) $13.00 over (B) the exercise price per share of Astria Common Stock subject to such canceled In-the-Money Option, without interest.

Pursuant to the Merger Agreement, at the Effective Time, each Astria Stock Option that is outstanding immediately prior to the Effective Time and which has an exercise price that is equal to or greater than $13.00 per share of Astria Common Stock underlying such Astria Stock Option (an “Out-of-the-Money Option”), whether or not then exercisable or vested, will be canceled for no consideration. It is possible that, at or prior to the Effective Time, the price per share of Astria Common Stock could equal or exceed $13.00 and could even exceed the exercise price of Astria Stock Options treated as Out-of-the-Money Options. However, even if that occurs, the treatment of any such Out-of-the-Money Option under the Merger Agreement will not change and all Out-of-the-Money Options will still be canceled for no consideration as described above.
Prior to the Effective Time, Astria will give holders of Astria Stock Options an opportunity to exercise their Astria Stock Options, with the exercise of any such Astria Stock Options not then exercisable or vested to be effective as of and contingent on the occurrence of the Effective Time. However, no Astria Stock Option may be exercised after five business days prior to the Effective Time.
Q:	Will the Merger affect the ownership of shares of BioCryst Common Stock held by current BioCryst stockholders?
A:	No. BioCryst’s stockholders will continue to own their existing shares of BioCryst Common Stock after the Merger is completed.

Q:	When do you expect to complete the Merger?
A:
We expect to complete the Merger in January of 2026. However, we cannot assure you of when or if the Merger will be completed. We must first obtain the approval of the Merger Proposal from Astria’s stockholders and satisfy certain other closing conditions. For further information, please see the section entitled “The Merger Agreement—Conditions to the Consummation of the Merger.”

Q:	What am I being asked to vote on?
A:	Astria’s stockholders are being asked to vote on the following:
•	the Merger Proposal;
•
a proposal to cast a vote, on a non-binding, advisory basis, to approve the Merger-related named executive officer compensation as disclosed in the table entitled “Golden Parachute Compensation” and its accompanying footnotes which is included in the section of this proxy statement/prospectus entitled “The Merger—Interests of Astria’s Directors and Executive Officers in the Merger,” as required by Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Compensation Proposal”); and

•
a proposal to approve one or more adjournments of the Special Meeting to a later date or dates if there are not sufficient votes for adoption of the Merger Proposal on the date on which the Special Meeting is held (the “Adjournment Proposal”).

Approval of the Merger Proposal is required to complete the Merger. Astria will transact no other business at the Special Meeting, except for the business properly brought before the Special Meeting or any adjournment or postponement thereof.
Q:	How does the Astria Board recommend that Astria’s stockholders vote at the Special Meeting?
A:
The Astria Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, Astria and the holders of Astria Common Stock, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, in accordance with the requirements of the General Corporation Law of the State of Delaware (the “DGCL”) and (iii) resolved to recommend that Astria’s stockholders vote to approve the adoption of the Merger Agreement.

The Astria Board recommends that Astria’s stockholders vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal, and “FOR” the Adjournment Proposal.
Q:	When and where is the Special Meeting?
A:
The Special Meeting will be held on January 21, 2026 at 9:00 a.m., Eastern Time, at 22 Boston Wharf Road, 10th Floor, Boston, Massachusetts 02210. Subject to space availability, all of Astria’s stockholders as of the Record Date or their duly appointed proxies may attend the Special Meeting. Since seating is limited, admission to the Special Meeting will be on a first-come, first-served basis. Registration and seating will begin 30 minutes prior to the start of the meeting.

Q:	What constitutes a quorum for the Special Meeting?
A:
The presence at the Special Meeting of holders of a majority in voting power of the shares of Astria Common Stock issued and outstanding and entitled to vote at the Special Meeting, present in person or represented by proxy, will constitute a quorum for the purposes of the Special Meeting. All shares of Astria Common Stock entitled to vote and present in person or represented by proxy, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Special Meeting.

Q:	Who is entitled to vote at the special meeting?
A:
Astria has fixed the close of business on December 9, 2025 as the record date to determine which of Astria’s stockholders will be entitled to receive notice of and vote at the Special Meeting (the “Record Date”). Only Astria’s stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting.

Q:	What is the vote required to approve each proposal at the Special Meeting?
A:	Approval of the Merger Proposal requires the affirmative vote of holders of not less than a majority of the outstanding shares of Astria Common Stock.
Approval of the Compensation Proposal and the Adjournment Proposal each requires the affirmative vote of holders of shares of Astria Common Stock having a majority in voting power of the votes cast by the holders of all of the shares of Astria Common Stock present or represented at the Special Meeting and voting affirmatively or negatively on such matter.
With respect to the Merger Proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Special Meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote “AGAINST” the Merger Proposal. With respect to the Compensation Proposal and the Adjournment Proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Special Meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on such proposals.
Q:	Are there any voting agreements with Astria’s existing stockholders?
A:
Yes. In connection with the execution of the Merger Agreement, the members of the Astria Board and the executive officers of Astria, in their capacities as stockholders of Astria, as well as certain other stockholders of Astria, entered into Voting and Support Agreements (the “Voting Agreements”), pursuant to which, among other things, they agreed (i) to vote their shares of Astria Common Stock in favor of the Merger Proposal and certain related matters and against alternative transactions and (ii) subject to certain exceptions, not to transfer such shares of Astria Common Stock prior to the earlier of the Effective Time and the termination of the Merger Agreement, without the prior written consent of BioCryst.

In addition, Astria’s stockholders that are party to a Voting Agreement and also hold Series X Preferred Shares or Astria Common Warrants, as the case may be, confirmed and consented to the treatment of such Series X Preferred Shares as set forth in the Merger Agreement and determined such Astria Common Warrants would be Elected Warrants.
As of the Record Date, shares constituting 14% of Astria Common Stock entitled to vote at the Special Meeting were subject to Voting Agreements, 100% of the issued and outstanding Series X Preferred Shares were subject to Voting Agreements, 100% of Astria Common Stock underlying Astria Pre-Funded Warrants were subject to Voting Agreements, and Astria Common Warrants representing 22% of all shares of Astria Common Stock issuable pursuant to all issued and outstanding Astria Common Warrants were subject to Voting Agreements. For further information, please see the section entitled “Voting and Support Agreements.”
Q:	Why is my vote important?
A:
If you do not vote, it will be more difficult for Astria to obtain the necessary quorum to hold the Special Meeting and to obtain stockholder approval of the Merger Proposal, which is necessary to complete the Merger. The Astria Board recommends that Astria’s stockholders vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal, and “FOR” the Adjournment Proposal.

Q:	How many votes do I have?
A:
As of the close of business on the Record Date, there were 57,084,838 shares of Astria Common Stock outstanding, all of which were entitled to notice of, and to vote at, the Special Meeting, held by approximately 18 holders of record. Each holder of shares of Astria Common Stock outstanding on the Record Date will be entitled to one vote for each share held of record.

Q:	What do I need to do now?
A:
After carefully reading and considering the information contained in this proxy statement/prospectus, including any documents incorporated into this proxy statement/prospectus by reference, and its annexes, please complete, sign, date and return the enclosed proxy card in the enclosed envelope or vote by telephone or the internet by following the instructions on your proxy card as soon as possible so that your shares will be represented at the Special Meeting.

If your shares of Astria Common Stock are held in “street name” by a bank, broker or other nominee, please follow the instructions set forth on the voting instruction form provided by the record holder.
Q:	How do I vote?
A:
An Astria stockholder may vote by proxy or in person at the Special Meeting. If you hold your shares of Astria Common Stock in your name as a stockholder of record, you may use one of the following methods to submit a proxy as an Astria stockholder:

•	through the internet by visiting www.fcrvote.com/ATXSSM and following the instructions, using the control number provided on your proxy card;
•	by telephone by calling 1-866-402-3905 and following the recorded instructions, using the control number provided on your proxy card; or
•	by mail by completing, signing, dating and returning the proxy card in the enclosed envelope, which requires no additional postage if mailed in the United States.
If an Astria stockholder’s shares are held in “street name” by a bank, broker or other nominee, that stockholder should check the voting form used by that firm to determine how to vote. You may not vote shares held in “street name” by returning a proxy card directly to Astria or by voting in person at the Special Meeting unless you provide a letter from the record holder of your shares confirming your beneficial ownership, which you must obtain from your bank, broker or other nominee.
The deadline for voting by telephone or the internet as a stockholder of record is 11:59 p.m., Eastern Time, on January 20, 2026.
Q:	If my shares of Astria Common Stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?
A:
If an Astria stockholder’s shares are held in “street name” by a bank, broker or other nominee, that stockholder should check the voting form used by that firm to determine how to vote. You may not vote shares held in “street name” by returning a proxy card directly to Astria or by voting in person at the Special Meeting unless you provide a letter from the record holder of your shares confirming your beneficial ownership, which you must obtain from your bank, broker or other nominee.

Under stock exchange rules, banks, brokers and other nominees who hold shares of Astria Common Stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Astria expects that all proposals to be voted on at the Special Meeting will be “non-routine” matters. Broker non-votes are shares held by a bank, broker or other nominee with respect to which such entity is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your bank, broker or other nominee holds your shares of Astria Common Stock in “street name,” such entity will vote your shares of Astria Common Stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker or other nominee with this proxy statement/prospectus.
Q:	What will happen if I return my proxy without indicating how to vote?
A:	If any proxy card is returned without indication as to how to vote, the shares of Astria Common Stock represented by that proxy card will be voted as recommended by the Astria Board.
Q:	May I change or revoke my vote after I have delivered my proxy?
A:
If you hold stock in your name as a stockholder of record, you may change or revoke your vote or revoke any proxy at any time before it is voted by (i) completing, signing, dating and returning a proxy card with a later date, (ii) voting by telephone or the internet at a later time than your original vote (but before the internet and telephone voting deadline), (iii) delivering a written revocation letter to Astria’s Corporate

Secretary, or (iv) attending the Special Meeting in person, notifying the Corporate Secretary and voting by ballot at the Special Meeting. If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the Special Meeting.
If your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the change or revocation of voting instructions.
Q:	Do I need identification to attend the Special Meeting in person?
A:
If you hold your shares of Astria Common Stock in your name as a stockholder of record and you wish to attend the Special Meeting, please bring your proxy card to the Special Meeting. You should also bring valid photo identification. If you are not an Astria stockholder of record or if your shares are held in “street name” by a bank, broker or other nominee, please bring a letter from the record holder of your shares confirming your beneficial ownership and a valid photo identification in order to be admitted to the meeting. A copy or printout of a brokerage statement will not be sufficient without a signed letter from the bank, broker or other nominee through which you beneficially own Astria Common Stock. Astria reserves the right to refuse admittance to anyone without proper proof of share ownership and without valid photo identification.

Q:	Are Astria’s stockholders entitled to appraisal rights?
A:
If the Merger is completed, holders of record and beneficial owners of Astria Common Stock who (1) do not vote in favor of the Merger Proposal; (2) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their applicable shares of Astria Common Stock through the effective date of the Merger; (3) properly demand appraisal of their applicable shares; (4) meet certain statutory requirements as described in this proxy statement/prospectus; and (5) do not withdraw their demands or otherwise lose their rights to appraisal, will be entitled to seek appraisal of their shares in connection with the Merger in accordance with Section 262 of the DGCL. The requirements for perfecting and exercising appraisal rights are described in additional detail in the section of this proxy statement/prospectus entitled “Appraisal Rights,” which description is qualified in its entirety by Section 262 of the DGCL, the full text of which is available at https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Q:	What are the material U.S. federal income tax consequences of the Merger to Astria’s stockholders?
A:
The receipt of cash and BioCryst Common Stock in exchange for Astria Common Stock in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, if you are a U.S. Holder (as defined below), you will recognize capital gain or loss in an amount equal to the difference between (i) the fair market value of the Merger Consideration received and (ii) your tax basis in the Astria Common Stock exchanged pursuant to the Merger. In general, if you are a Non-U.S. Holder (as defined below), you will not be subject to U.S. federal income taxation on any gain realized unless you have certain connections to the United States, but you may be subject to backup withholding unless you comply with certain certification procedures or otherwise establish a valid exemption from backup withholding.

You are urged to consult your tax advisors to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances and any consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction or other tax laws.
See the section entitled “Material U.S. Federal Income Tax Consequences Relating to the Merger” for additional information and defined terms.
Q:	What should I do if I hold my shares of Astria Common Stock in book-entry form?
A:
If you are a holder of book-entry shares representing eligible Astria Common Stock held through a broker, bank or other nominee that is a member institution of The Depository Trust Company (“DTC”), an exchange agent will transmit to DTC or its nominees as soon as practicable after the Effective Time, upon surrender of such shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, including the shares of BioCryst Common Stock issuable to you, the Per Share Cash Amount and cash in lieu of any fractional shares, in each case, that DTC has the right to receive, and DTC or its nominees will credit to your account at your broker, bank or other nominee, your applicable portions of that Merger Consideration.

If you are a stockholder of record of Astria book-entry shares which are not held through DTC, the exchange agent will deliver to you, promptly (and no later than the fifth business day) after the Effective Time, (i) a notice advising you of the effectiveness of the Merger, and (ii) a letter of transmittal and accompanying instructions for surrender of such shares to the exchange agent. Upon such surrender by book-receipt of an “agent’s message” by the exchange agent, the exchange agent will issue to you the applicable Merger Consideration, including the applicable number of shares of BioCryst Common Stock you are so entitled to receive, in book-entry form, and will mail to you a check in the amount of the Per Share Cash Amount and cash in lieu of any fractional shares issuable to you.
Q:	What should I do if I receive more than one set of voting materials?
A:
Astria’s stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Astria Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Astria Common Stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of Astria Common Stock that you own.

Q:	What happens if I sell my shares of Astria Common Stock after the Record Date for the Special Meeting but before the Special Meeting?
A:
The Record Date is earlier than the date of the Special Meeting and the date that the Merger is expected to be completed. If you transfer your shares of Astria Common Stock after the Record Date but before the date of the Special Meeting, you will retain your right to vote at the Special Meeting (provided that such shares remain outstanding on the date of the Special Meeting), but you will not have the right to receive any Merger Consideration for the transferred shares of Astria Common Stock. You will only be entitled to receive the Merger Consideration in respect of shares of Astria Common Stock that you hold at the Effective Time.

Q:	Are there risks involved in undertaking the Merger?
A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 17.
Q:	What happens if the Merger is not completed?
A:
If the Merger is not completed, Astria’s stockholders will not receive the Merger Consideration. Instead, each of Astria and BioCryst will remain an independent public company and BioCryst Common Stock and Astria Common Stock will continue to be separately listed on Nasdaq.

Q:	Whom should I contact if I have questions?
A:
If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares, or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact Astria’s Corporate Secretary at Astria Therapeutics, Inc., 22 Boston Wharf Road, 10th Floor, Boston, Massachusetts 02210, Attention: Corporate Secretary, or Astria’s proxy solicitor, Alliance Advisors, LLC, at 1-844-202-6294.

Q:	Where can I find more information about BioCryst and Astria?
A:	You can find more information about BioCryst and Astria from the various sources described under the section entitled “Where You Can Find More Information.”

SUMMARY
The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you. You should read carefully this entire proxy statement/ prospectus, including any documents incorporated by reference in this proxy statement/prospectus, and its annexes, because this section may not contain all of the information that may be important to you in determining how to vote. For a description of, and instructions as to how to obtain, this information, see the section entitled “Where You Can Find More Information.” Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.
The Companies (page 33)
BioCryst Pharmaceuticals, Inc.
4505 Emperor Blvd., Suite 200
Durham, North Carolina 27703
Telephone: (919) 859-1302
BioCryst is a global biotechnology company focused on developing and commercializing medicines for hereditary angioedema (“HAE”) and other rare diseases, driven by its deep commitment to improving the lives of people living with these conditions. BioCryst has built a robust commercial infrastructure to support the launch and continued success of ORLADEYO, an oral, once-daily therapy discovered and developed internally for the prevention of HAE attacks. BioCryst’s business strategy includes leveraging this established commercial platform to successfully commercialize a pipeline of potential first-in-class or best-in-class oral small-molecule and injectable protein therapeutics targeting a range of rare diseases. These programs are being pursued through both internal discovery efforts and strategic business development. By utilizing its existing commercial capabilities and focusing on rare disease markets, BioCryst believes that it can more effectively optimize its costs and strategically allocate resources to support long-term, sustainable growth.
Astria Therapeutics, Inc.
22 Boston Wharf Road
10th Floor
Boston, Massachusetts 02210
Telephone: (617) 349-1971
Astria is a biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for allergic and immunologic diseases. Astria’s focus is to develop first-choice therapies that improve the health and outcomes of patients with allergic and immunologic diseases. Astria’s lead product candidate is navenibart, a potential best-in-class monoclonal antibody inhibitor of plasma kallikrein in clinical development for the treatment of HAE, a rare, debilitating and potentially life-threatening disease. Astria’s second product candidate is STAR-0310, a monoclonal antibody OX40 antagonist that is in clinical development for the treatment of atopic dermatitis, an immune disorder associated with loss of skin barrier function and itching.
Axel Merger Sub, Inc.
4505 Emperor Blvd., Suite 200
Durham, North Carolina 27703
Telephone: (919) 859-1302
Merger Sub was formed by BioCryst for the sole purpose of effecting the Merger. Merger Sub has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the Merger Agreement. By operation of the Merger, Merger Sub will be merged with and into Astria, with Astria surviving and becoming a wholly owned subsidiary of BioCryst.
The Merger (page 34)
The terms and conditions of the Merger are contained in the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A. We urge you to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Merger. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the Merger are subject to, and qualified in their entirety by reference to, the Merger Agreement.

At the Effective Time, each share of Astria Common Stock, excluding shares owned by BioCryst, Astria or their wholly owned subsidiaries or dissenting stockholders, that is issued and outstanding immediately prior to the Effective Time, will be converted into the right to receive (i) 0.59 of a share of BioCryst Common Stock and, if applicable, cash in lieu of fractional shares and (ii) $8.55 in cash, without interest, subject to adjustment as described below and subject to applicable withholding taxes.
If the aggregate number of shares of BioCryst Common Stock to be issued or issuable in connection with the Merger (including with respect to Series X Preferred Shares, Astria Pre-Funded Warrants and Astria Common Warrants other than Elected Warrants, and without giving effect to any demands for appraisal of shares of Astria Common Stock) would exceed 19.9% of the shares of BioCryst Common Stock issued and outstanding immediately prior to the Effective Time, (i) the Exchange Ratio will be reduced to the minimum extent necessary such that the aggregate number of shares of BioCryst Common Stock to be issued in connection with the Merger does not exceed the Maximum Share Number and (ii) the Per Share Cash Amount will be correspondingly increased to offset such adjustment, with such increase calculated assuming each share of BioCryst Common Stock is valued at $7.54.
BioCryst will not issue any fractional shares of BioCryst Common Stock in connection with the Merger. Instead, an Astria stockholder who would otherwise be entitled to receive a fraction of a share of BioCryst Common Stock will receive, in lieu thereof, cash (without interest and rounded to the nearest cent) equal to the product of (i) $7.54 and (ii) the fraction of a share of BioCryst Common Stock which such Astria stockholder would otherwise be entitled to receive.
Although the Exchange Ratio is fixed, the market value of the stock component of the Merger Consideration will fluctuate with the market price of BioCryst Common Stock. Furthermore, the Exchange Ratio may be subject to adjustment, as described above. As such, the market value of the stock component of the Merger Consideration at the Effective Time will not be known at the time Astria’s stockholders vote on the Merger.
Based on the closing sale price of BioCryst Common Stock of $7.04 on October 13, 2025, the last trading day before the public announcement of the signing of the Merger Agreement, the implied value of the Merger Consideration was $12.70. Based on the closing sale price of BioCryst common stock of $7.13 on December 17, 2025, the last practicable trading day before the printing of this proxy statement/prospectus, the implied value of the Merger Consideration was $12.76.
Treatment of Series X Preferred Shares (page 73)
At the Effective Time, each Series X Preferred Share that is issued and outstanding as of immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration payable in accordance with the Merger Agreement with respect to the aggregate number of shares of Astria Common Stock for which such Series X Preferred Share was convertible into immediately prior to the Effective Time pursuant to the certificate of designation of the Series X Preferred Shares, without interest and subject to applicable withholding taxes, and without regard to any limitations on conversion contained in such certificate of designation.
Treatment of Astria Pre-Funded Warrants (page 75)
At the Effective Time, each Astria Pre-Funded Warrant that is outstanding immediately prior to the Effective Time will, in accordance with its own terms, cease to be exercisable for Astria Common Stock and will be automatically converted into the right to receive the Merger Consideration with respect to the aggregate number of shares of Astria Common Stock for which such Astria Pre-Funded Warrant was exercisable immediately prior to the Effective Time, taking into account the “cashless exercise” terms that govern such Astria Pre-Funded Warrant, without interest and subject to applicable withholding taxes, and without regard to any limitations on exercise contained therein.
Treatment of Astria Common Warrants (page 75)
Each Astria Common Warrant that is issued and outstanding as of immediately prior to the Effective Time will continue to be outstanding following the Effective Time according to its terms, except that (i) such Astria Common Warrant will cease to be exercisable for Astria Common Stock and will become exercisable solely in exchange for the Merger Consideration with respect to the aggregate number of shares of Astria Common Stock for which such Astria Common Warrant was exercisable for immediately prior to the Effective Time (including after taking into account any “cashless exercise” terms that govern such Astria Common Warrant if so elected by the holder thereof), without interest and subject to applicable withholding taxes, and without regard to any limitations on exercise contained therein, or (ii) prior to the 30th day following the Effective Time, the holder of such Astria Common Warrant may require the purchase of such Astria Common Warrant for an amount in cash equal to the Black Scholes Value of such Astria Common Warrant pursuant to Section 3(d) of the applicable Astria Common Warrant, in lieu of receiving any Merger Consideration.
Treatment of Astria Stock Options (page 75)
At the Effective Time, each In-the-Money Option, whether or not then exercisable or vested, will (i) become fully vested and exercisable and (ii) be canceled and, in exchange therefor, the holder thereof will be entitled to receive a payment in cash, subject to applicable withholding taxes, of an amount equal to the product of (a) the total number of shares of Astria Common Stock subject to such canceled In-the-Money Option immediately prior to the Effective Time and (b) the excess of (A) $13.00 over (B) the exercise price per share of Astria Common Stock subject to such canceled In-the-Money Option, without interest.
At the Effective Time, each Out-of-the-Money Option, whether or not then exercisable or vested, will be canceled for no consideration. It is possible that, at or prior to the Effective Time, the price per share of Astria Common Stock could equal or exceed $13.00 and could even exceed the exercise price of Astria Stock Options treated as Out-of-the-Money Options. However, even if that occurs, the treatment of any such Out-of-the-Money Option under the Merger Agreement will not change and all Out-of-the-Money Options will still be canceled for no consideration as described above.
Prior to the Effective Time, Astria will give holders of Astria Stock Options an opportunity to exercise their Astria Stock Options, with the exercise of any such Astria Stock Options not then exercisable or vested to be effective as of and contingent on the occurrence of the Effective Time.
Astria’s Reasons for the Merger and Recommendation of the Astria Board of Directors (page 45)
In reaching its decision to approve, adopt and declare advisable the Merger Agreement, the Voting Agreements and the consummation by Astria of the Merger, and to recommend that the holders of Astria Common Stock adopt the Merger Agreement, the Astria Board and its Transaction Committee held numerous meetings, evaluated the Merger Agreement, the Voting Agreements and the Merger, consulted with Astria’s senior management, as well as Astria’s financial and legal advisors, reviewed and assessed a significant amount of information, and considered a number of factors summarized in the section entitled “Astria’s Reasons for the Merger and Recommendation of the Astria Board.”
For the reasons set forth in that section, the Astria Board recommends that the holders of Astria Common Stock vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.
Opinion of Astria’s Financial Advisor (page 49)
Astria retained Evercore Group L.L.C. (“Evercore”) to act as its financial advisor in connection with the Astria Board’s evaluation of strategic and financial alternatives, including the Merger. As part of this engagement, Astria requested that Evercore evaluate the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of shares of Astria Common Stock, pursuant to the Merger Agreement. At a meeting of the Astria Board held on October 13, 2025, Evercore rendered to the Astria Board its opinion to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Merger Consideration of (i) 0.59 of a share of BioCryst Common Stock and (ii) $8.55 in cash per share of Astria Common Stock to be received by the holders thereof in the Merger was fair, from a financial point of view, to such holders.
The full text of the written opinion of Evercore, dated as of October 13, 2025, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. Astria and BioCryst encourage you to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Astria Board (in its capacity as such) in connection with its evaluation of the Merger. The opinion does not constitute a recommendation to the Astria Board or to any other persons in respect of the Merger, including as to how any holder of shares of Astria Common Stock should vote or act in respect of the Merger. Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Astria, nor does it address the underlying business decision of Astria to engage in the Merger.
The Special Meeting (page 27)
Astria will hold the Special Meeting on January 21, 2026 at 9:00 a.m., Eastern Time. At the Special Meeting, Astria’s stockholders will be asked to consider and vote on the Merger Proposal, the Compensation Proposal and the Adjournment Proposal. Astria has fixed the close of business on December 9, 2025 as the Record Date to determine which of Astria’s stockholders will be entitled to receive notice of and vote at the Special Meeting. Only Astria’s stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. As of the close of business on the Record Date, there were 57,084,838 shares of Astria Common Stock outstanding, all of which were entitled to notice of, and to vote at, the Special Meeting, held by approximately 18 holders of record. Each holder of shares of Astria Common Stock outstanding on the Record Date will be entitled to one vote for each share held of record.
Approval of the Merger Proposal requires the affirmative vote of holders of not less than a majority of the outstanding shares of Astria Common Stock. Approval of the Compensation Proposal and the Adjournment Proposal each requires the affirmative vote of holders of shares of Astria Common Stock having a majority in voting power of the votes cast by the holders of all of the shares of Astria Common Stock present or represented at the Special Meeting and voting affirmatively or negatively on such matter.
With respect to the Merger Proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Special Meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote “AGAINST” the Merger Proposal. With respect to the Compensation Proposal and the Adjournment Proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Special Meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on such proposal.
Interests of Astria’s Directors and Executive Officers in the Merger (page 61)
Astria’s directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The Astria Board was aware of and considered these interests, among other matters, in evaluating and overseeing the negotiation of the Merger Agreement, in approving, adopting and declaring advisable the Merger Agreement, the Voting Agreements and the consummation by Astria of the transactions contemplated by the Merger Agreement and in recommending that Astria’s stockholders vote to adopt the Merger Agreement.
Governance of BioCryst Following the Completion of the Merger (page 61)
Pursuant to the Merger Agreement, the BioCryst board of directors (the “BioCryst Board”) has appointed Jill C. Milne, Ph.D., President and Chief Executive Officer of Astria and member of the Astria Board to the BioCryst Board, effective as of and subject to the occurrence of the Effective Time and all applicable corporate governance policies and guidelines of BioCryst, the BioCryst Board and any committees thereof as well as applicable legal, regulatory and stock market requirements.
Regulatory Approvals Required for the Merger (page 65)
The obligations of BioCryst and Astria to consummate the Merger are subject to, among other conditions, the expiration or earlier termination of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The parties filed their respective notification and report forms pursuant to the HSR Act on November 7, 2025. The parties requested early termination of the waiting period under the HSR Act. The request was granted, effective 3:25 p.m. Eastern Time on December 2, 2025.
Accounting Treatment of the Merger (page 65)
The Merger will be accounted for as an acquisition by BioCryst using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification

(“ASC”) 805, Business Combinations. Accordingly, the acquired assets (including separately identifiable intangible assets) and assumed liabilities of Astria as of the date of acquisition will be recorded at their respective fair values and added to those of BioCryst. The excess of the total consideration paid in connection with the merger over the net fair values will be recorded as goodwill.
Financing of the Merger (page 65)
In connection with the transactions contemplated by the Merger Agreement, on October 14, 2025, BioCryst entered into a debt commitment letter (the “Commitment Letter”) with certain affiliates of Blackstone, Inc. (“Blackstone”) pursuant to which Blackstone has agreed to provide BioCryst with a $550,000,000 senior secured credit facility. The portion of such facility funded on the Closing Date will be used for the purpose of, among other things, funding part of the cash consideration payable in connection with the transactions contemplated by the Merger Agreement and paying fees and expenses related to the foregoing.
Public Trading Markets (page 66)
BioCryst Common Stock is listed on Nasdaq under the symbol “BCRX.” Astria Common Stock is listed on Nasdaq under the symbol “ATXS.” Upon completion of the Merger, Astria Common Stock will be delisted from Nasdaq and thereafter will be deregistered under the Exchange Act. The BioCryst Common Stock issued in the Merger will be listed on Nasdaq.
Appraisal Rights of Astria’s Stockholders (page 66)
If the Merger is completed, holders of record and beneficial owners of Astria Common Stock who (1) do not vote in favor of the Merger Proposal; (2) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their applicable shares of Astria Common Stock through the effective date of the Merger; (3) properly demand appraisal of their applicable shares; (4) meet certain statutory requirements as described in this proxy statement/prospectus; and (5) do not withdraw their demands or otherwise lose their rights to appraisal, will be entitled to seek appraisal of their shares in connection with the Merger in accordance with Section 262 of the DGCL. The requirements for perfecting and exercising appraisal rights are described in additional detail in the section of this proxy statement/prospectus entitled “Appraisal Rights,” which description is qualified in its entirety by Section 262 of the DGCL, the full text of which is available at https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
No Solicitation of Competing Proposals (page 82)
Astria agreed not to, and to cause its subsidiaries and its and its subsidiaries’ respective officers, directors and employees not to, and to direct its and its subsidiaries’ respective investment bankers, attorneys, accountants, consultants, agents and other advisors or representatives not to, directly or indirectly:
•
initiate, solicit, propose, knowingly encourage (including by way of furnishing nonpublic information) or knowingly take any action designed to facilitate any inquiry regarding, or the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to, an Acquisition Proposal (as defined in “The Merger Agreement—No Solicitation of Competing Proposals”), other than discussions solely to clarify any ambiguous terms of any such proposal or offer;

•
subject to certain limited exceptions, engage in, continue or participate in discussions or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

•
furnish any nonpublic information or afford access to the business, properties, assets, books or records of Astria or any of its subsidiaries to any third party in connection with any Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

•	subject to certain limited exceptions, amend or grant any waiver or release under any standstill, confidentiality or similar agreement;
•	exempt any third party from the restrictions on “business combinations” contained in any restrictive provision of Astria’s organizational documents or in Section 203 of the DGCL;

•	subject to certain limited exceptions, enter into any contract with respect to an Acquisition Proposal; or
•	otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.
Notwithstanding Astria’s non-solicitation obligations described above, at any time before the approval of the Merger Proposal, the Astria Board may (i) make an Adverse Recommendation Change (as defined in “The Merger Agreement—No Solicitation of Competing Proposals”) or (ii) decide to terminate the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal (as defined in “The Merger Agreement—No Solicitation of Competing Proposals”) if:
•
an Intervening Event (as defined in “The Merger Agreement—No Solicitation of Competing Proposals”) with respect to Astria has occurred or Astria receives an unsolicited, bona fide written Acquisition Proposal that (a) has not been withdrawn, (b) did not result from a material breach of its non-solicitation obligations, and (c) the Astria Board has determined in good faith constitutes a Superior Proposal (as defined in “The Merger Agreement—No Solicitation of Competing Proposals”);

•
the Astria Board concludes in good faith (after consulting with its financial and outside legal counsel) that failure to take such action in response to such Superior Proposal or such Intervening Event, as applicable, would reasonably be expected to be inconsistent with the fiduciary duties of the Astria Board under Delaware law;

•
Astria negotiates in good faith with BioCryst (to the extent BioCryst wishes to negotiate) during a four business day period to make such revisions to the terms of the Merger Agreement as would cease to warrant an Adverse Recommendation Change by the Astria Board in response to such Intervening Event or as would cause such Acquisition Proposal to cease to be a Superior Proposal; and

•
at the end of such four business day period, the Astria Board determines in good faith (after consultation with its outside legal counsel and financial advisor and taking into account any changes to the terms of the Merger Agreement proposed in writing by BioCryst as discussed above) that the failure to take such actions in response to such Intervening Event would reasonably be expected to be inconsistent with the fiduciary duties of the Astria Board under Delaware law, or that such Superior Proposal continues to constitute a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate the Merger Agreement would reasonably be expected to be inconsistent with the fiduciary duties of the Astria Board under Delaware law.

Any amendment to the financial terms and any other material amendment to any Acquisition Proposal or any material change to an Intervening Event will require Astria to afford BioCryst with another opportunity to negotiate revisions to the Merger Agreement, but for additional periods of two business days, instead of four business days.
Conditions to the Consummation of the Merger (page 89)
The obligation of each party to complete the Merger is subject to the satisfaction or waiver at or before the Effective Time of the following conditions:
•	the approval of the Merger Proposal;
•
the absence of any law or order having the effect of restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

•	the waiting period (and any extension thereof) applicable to the Merger under the HSR Act having expired or been earlier terminated;
•
the registration statement on Form S-4 of which this proxy statement/prospectus forms a part having become effective under the Securities Act of 1933, as amended (the “Securities Act”) and not being the subject of any pending action by the SEC to suspend its effectiveness;

•	the shares of BioCryst Common Stock to be issued in connection with the Merger having been approved for listing (subject to official notice of issuance) on Nasdaq;

•
with respect to each party, the representations and warranties of the other party being true and correct on the date of the Merger Agreement and as of the Closing Date as though made on the Closing Date, subject to certain materiality qualifiers;

•	with respect to each party, the other party having performed or complied in all material respects with all of the obligations, agreements and covenants in the Merger Agreement; and
•
with respect to each party, since the date of the Merger Agreement, there having occurred no Material Adverse Effect (as defined in “The Merger Agreement—Definition of ‘Material Adverse Effect”’) with respect to the other party that is continuing.

We cannot be certain of when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed in January of 2026 or at all. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.
Termination of the Merger Agreement (page 90 and 91)
The Merger Agreement may be terminated at any time prior to the Effective Time:
•	by the mutual written agreement of Astria and BioCryst;
•	by either BioCryst or Astria, if:
○
the Effective Time does not occur on or before 5:00 p.m. (New York City time) on April 14, 2026, which date may be extended (i) to October 14, 2026, in case antitrust approvals have not yet been obtained, or (ii) by 90 days (but not beyond May 31, 2026) following the end of any government shutdown, in case satisfaction of the conditions to Closing is substantially prevented due to a government shutdown (an “Expiration Termination”);

○
any governmental body of competent jurisdiction enacts, issues, promulgates, enforces or enters any law or order that has the effect of permanently restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement, which law or order becomes final and non-appealable; or

○	the Merger Proposal is not approved at the Special Meeting (as it may be adjourned or postponed) (a “No Vote Termination”);
•	by BioCryst, if:
○	at any time prior to approval of the Merger Proposal, an Adverse Recommendation Change has occurred (a “Recommendation Change Termination”); or
○
if Astria breaches or fails to perform any representation, warranty, covenant or agreement in the Merger Agreement, such that the applicable conditions to the Closing would not be satisfied, subject to notice and an opportunity to cure (an “Astria Breach Termination”); or

•	by Astria:
○
prior to the Merger Proposal being approved, in order for Astria to accept a Superior Proposal and enter into a binding definitive agreement with respect to a Superior Proposal (a “Superior Proposal Termination”); or

○
if BioCryst or Merger Sub breaches or fails to perform any representation, warranty, covenant or agreement in the Merger Agreement, such that the applicable conditions to the Closing would not be satisfied, subject to notice and an opportunity to cure.

Astria will pay BioCryst a $32,250,000 termination fee if the Merger Agreement is terminated pursuant to (i) a Superior Proposal Termination; (ii) a Recommendation Change Termination; (iii) an Astria Breach Termination (in the case of a willful breach by Astria of its non-solicitation obligations in the Merger Agreement); (iv) an Expiration Termination or a No Vote Termination by either Astria or BioCryst, or by BioCryst in case of an Astria Breach Termination (in the case of a breach by Astria of its non-solicitation obligations in the Merger Agreement, other than a willful breach) and, in each such case, subject to certain other conditions, at any time within 12 months after any such termination, Astria or any of its subsidiaries enters into a definitive agreement with respect to an Acquisition Proposal (whether or not such Acquisition Proposal is ultimately consummated), or otherwise consummates any Acquisition Proposal (substituting 50% for 20% in the definition of “Acquisition Proposal”); or (v) an Expiration Termination by Astria or a No Vote Termination by either BioCryst or Astria, and in each such case BioCryst had the right to terminate the Merger Agreement pursuant to a Recommendation Change Termination or Astria Breach Termination (in the case of a willful breach by Astria of its non-solicitation obligations in the Merger Agreement).
Voting and Support Agreements (page 94)
In connection with execution of the Merger Agreement, the members of the Astria Board and the executive officers of Astria, in their capacities as stockholders of Astria, as well as certain other stockholders of Astria, entered into Voting Agreements, pursuant to which, among other things, they agreed (i) to vote their shares of Astria Common Stock in favor of the Merger Proposal and certain related matters and against alternative transactions and (ii) subject to certain exceptions, not to transfer such shares of Astria Common Stock prior to the earlier of the Effective Time and the termination of the Merger Agreement, without the prior written consent of BioCryst.
In addition, the stockholders that are party to a Voting Agreement and also hold Series X Preferred Shares or Astria Common Warrants, as the case may be, confirmed and consented to the treatment of such Series X Preferred Shares as set forth in the Merger Agreement and determined such Astria Common Warrants would be Elected Warrants.
As of the Record Date, shares constituting 14% of Astria Common Stock entitled to vote at the Special Meeting are subject to Voting Agreements, 100% of the issued and outstanding Series X Preferred Shares are subject to Voting Agreements, 100% of Astria Common Stock underlying Astria Pre-Funded Warrants were subject to Voting Agreements, and Astria Common Warrants representing 22% of all the shares of Astria Common Stock issuable pursuant to all issued and outstanding Astria Common Warrants are subject to Voting Agreements.
Material U.S. Federal Income Tax Consequences Relating to the Merger (page 96)
The receipt of cash and BioCryst Common Stock in exchange for Astria Common Stock in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, if you are a U.S. Holder (as defined below), you will recognize capital gain or loss in an amount equal to the difference between (i) the fair market value of the Merger Consideration received and (ii) your tax basis in the Astria Common Stock exchanged pursuant to the Merger. In general, if you are a Non-U.S. Holder (as defined below), you will not be subject to U.S. federal income taxation on any gain realized unless you have certain connections to the United States, but you may be subject to backup withholding unless you comply with certain certification procedures or otherwise establish a valid exemption from backup withholding.
The U.S. federal income tax consequences described above may not apply to all holders of Astria Common Stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.
Comparison of Stockholders’ Rights (page 116)
Upon completion of the Merger, the rights of former Astria’s stockholders will be governed by the Third Restated Certificate of Incorporation of BioCryst, as amended (the “BioCryst Charter”) and Amended and Restated By-Laws of BioCryst (the “BioCryst Bylaws”). The rights associated with Astria Common Stock are different from the rights associated with BioCryst Common Stock. Please see the section entitled “Comparison of Stockholders’ Rights” for a discussion of these differences.
Risk Factors (page 17)
Before voting at the Special Meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” and described in BioCryst’s and Astria’s respective Annual Report on Form 10-K for the year ended December 31, 2024 and BioCryst’s and Astria’s respective Quarterly Reports on Form 10-Q for the three months ended March 31, 2025, June 30, 2025 and September 30, 2025, and in other documents BioCryst and Astria file with the SEC, which are available on the SEC’s website at www.sec.gov. Please see the section entitled “Where You Can Find More Information”.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this proxy statement/ prospectus, including the matters discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” and the matters discussed in the sections “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of BioCryst’s Annual Report on Form 10-K for the year ended December 31, 2024, Astria’s Annual Report on Form 10-K for the year ended December 31, 2024 and any updates to those risk factors set forth in BioCryst’s and Astria’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings which have been filed with the SEC, Astria’s stockholders should carefully consider the following factors in deciding whether to vote for the proposals presented in this proxy statement/prospectus. Please also see the section entitled “Where You Can Find More Information.”
Risks Relating to the Merger
Failure to complete the Merger could negatively impact BioCryst and Astria.
The Merger Agreement is subject to a number of conditions which must be fulfilled in order to complete the Merger. If the Merger is not completed for any reason, there may be various adverse consequences and each company may experience negative reactions from the financial markets and from its counterparties and employees. For example, either party’s business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of its management on the Merger, without realizing any of the anticipated benefits of completing the Merger. Additionally, if the Merger Agreement is terminated, the market price of BioCryst Common Stock and Astria Common Stock could decline to the extent that current market prices reflect a market assumption that the Merger will be beneficial and will be completed. BioCryst and Astria also could be subject to litigation related to any failure to complete the Merger or to proceedings commenced against either company to perform its obligations under the Merger Agreement.
Additionally, BioCryst and Astria have incurred and will incur substantial expenses relating to negotiation and completion of the transactions contemplated by the Merger Agreement. If the Merger is not completed, each party would have to recognize these expenses without realizing the expected benefits of the Merger.
The Closing is subject to adoption of the Merger Agreement by Astria’s stockholders. Failure to obtain this approval would prevent the Closing.
The Closing is subject to adoption of the Merger Agreement by Astria’s stockholders. Failure to obtain this required stockholder approval will result in a material delay in or the abandonment of the Merger. Any delay in completing the Merger may materially adversely affect the timing and benefits that are expected to be achieved from the Merger.
Because the Exchange Ratio is fixed and the market price of BioCryst Common Stock will fluctuate, the value of the stock component of the Merger Consideration to be received by Astria’s stockholders may change.
If the Merger is completed, each share of Astria Common Stock, excluding shares held by BioCryst, Astria or their wholly owned subsidiaries or dissenting stockholders, that is issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (i) 0.59 of a share of BioCryst Common Stock and, if applicable, cash in lieu of fractional shares and (ii) $8.55 in cash, without interest, subject to adjustment as described in this proxy statement/prospectus and subject to applicable withholding taxes. Because the Exchange Ratio is fixed, the market value of the stock component of the Merger Consideration will fluctuate with the market price of the BioCryst Common Stock between the date of this proxy statement/ prospectus and the completion of the Merger. Any change in the market price of BioCryst Common Stock after the date of this proxy statement/prospectus will change the value of the shares of BioCryst Common Stock that Astria’s stockholders will receive.
Because the stock component of the Merger Consideration is determined by a fixed Exchange Ratio, at the time of the Special Meeting, Astria’s stockholders will not know or be able to calculate the value of the shares of BioCryst Common Stock they will receive upon completion of the Merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the companies’ respective businesses, operations and prospects, changes in estimates or recommendations by securities analysts or ratings agencies, and regulatory considerations, among other things. Many of these factors are beyond the control of BioCryst and Astria. Astria’s stockholders should obtain current market quotations for shares of BioCryst Common Stock and Astria Common Stock before voting their shares at the Special Meeting.
Upon completion of the Merger, Astria’s stockholders will become holders of BioCryst Common Stock. The market price of BioCryst Common Stock will continue to fluctuate, potentially significantly, following completion of the Merger, including for the reasons described above. As a result, former stockholders of Astria could lose some or all of the value of their investment in BioCryst Common Stock. In addition, any significant price or volume fluctuations in the stock market generally could have a material adverse effect on the market for, or liquidity of, the BioCryst Common Stock received in the Merger, regardless of BioCryst’s actual operating performance.
There are limitations on the maximum aggregate number of shares of BioCryst Common Stock that may be issued to Astria’s stockholders as Merger Consideration, as a result of which the aggregate value of the Merger Consideration received by Astria’s stockholders in the Merger may be subject to change.
The Merger Agreement provides that, in connection with the consummation of the Merger, the aggregate number of shares of BioCryst Common Stock to be issued by BioCryst (including pursuant to Series X Preferred Shares, Astria Pre-Funded Warrants, Astria Common Warrants other than Elected Warrants, and without giving effect to any demands for appraisal of shares of Astria Common Stock) will not exceed 19.9% of the issued and outstanding shares of BioCryst Common Stock immediately prior to the Effective Time. If such limit were to be exceeded, the Exchange Ratio would be reduced, with a corresponding increase in the Per Share Cash Amount assuming that shares of BioCryst Common Stock are valued at $7.54 per share.
Because the Exchange Ratio may be reduced to ensure the Maximum Share Number limitation is satisfied, Astria’s stockholders cannot be sure of the exact value of the stock component of the Merger Consideration they will receive relative to the value of shares of Astria Common Stock they exchange. Further, because such reduction in the Exchange Ratio will be compensated with an increase in the Per Share Cash Amount that assumes a value of $7.54 per share of BioCryst Common Stock, Astria’s stockholders may receive, in exchange for such reduction in the Exchange Ratio, Merger Consideration with a value lower than they would otherwise receive, in case the BioCryst Common Stock is valued at more than $7.54 per share at the Effective Time or thereafter.
Stockholder litigation could prevent or delay the completion of the Merger or otherwise negatively impact BioCryst and Astria’s business, financial condition and results of operations.
Stockholders of BioCryst and Astria may file lawsuits against BioCryst, Astria and the directors and officers of either company in connection with the Merger. One of the conditions to the Closing is that no law, injunction, order or decree (whether temporary, preliminary or permanent) issued by any governmental authority of competent jurisdiction would restrain, enjoin, make illegal or otherwise prohibit the consummation of the Merger or the other transactions contemplated by the Merger Agreement. If any plaintiff were successful in obtaining an injunction prohibiting BioCryst or Astria from completing the Merger or any of the other transactions contemplated by the Merger Agreement, then such injunction may delay or prevent the effectiveness of the Merger and could result in significant costs to either party, including any cost associated with the indemnification of its directors and officers. Each of BioCryst and Astria may incur costs relating to the defense or settlement of any stockholder lawsuits filed in connection with the Merger. Stockholder lawsuits may divert management attention from management of each company’s business or operations. Such litigation could have an adverse effect on each of BioCryst’s and Astria’s business, financial condition and results of operations and could prevent or delay the completion of the Merger.
Some of the conditions to the Merger may be waived by BioCryst or Astria without resoliciting approval of the Merger Proposal.
Some of the conditions to the Merger set forth in the Merger Agreement may be waived by BioCryst or Astria, subject to the agreement of the other party in specific cases. See the section entitled “The Merger Agreement—Conditions to the Consummation of the Merger.” If any such conditions are waived, BioCryst and Astria will evaluate whether an amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In the event that the Astria Board determines that resolicitation of Astria’s stockholders is not warranted, BioCryst and Astria will have the discretion to complete the Merger without seeking further approval of the Merger Proposal.

BioCryst and Astria will be subject to business uncertainties, disruptions and contractual restrictions while the Merger is pending.
Uncertainty about the effect of the Merger on employees, suppliers, vendors and other counterparties may have an adverse effect on the business, financial condition and results of operations of BioCryst and Astria. These uncertainties may impair BioCryst’s and Astria’s ability to attract, retain and motivate key personnel and counterparties pending the completion of the Merger, as such personnel and counterparties may experience uncertainty about their future roles and relationships following the completion of the Merger. Additionally, these uncertainties could cause suppliers, vendors and other counterparties to seek to change existing business relationships with BioCryst and Astria or fail to extend an existing relationship with BioCryst or Astria, as applicable. In addition, competitors may target each party’s existing personnel and counterparties by highlighting potential uncertainties and integration difficulties that may result from the Merger.
The pursuit of the Merger and the preparation for the integration may place a burden on BioCryst’s and Astria’s respective management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have an adverse effect on BioCryst’s and Astria’s respective business, financial condition and results of operations.
In addition, the Merger Agreement restricts BioCryst and Astria from taking certain actions without the other party’s consent while the Merger is pending. These restrictions could prevent BioCryst or Astria from pursuing attractive business opportunities that may arise prior to completion of the Merger. Please see the section entitled “The Merger Agreement—Conduct of Business Pending the Merger” for a description of the restrictive covenants applicable to each party.
Astria’s directors and executive officers and certain other Astria security holders may have interests in the Merger different from the interests of Astria’s stockholders.
Astria’s directors and executive officers and certain other Astria security holders have interests in the Merger that may be different from, or in addition to, the interests of Astria’s stockholders generally. The Astria Board was aware of these interests and considered them, among other matters, in adopting the Merger Agreement and approving the transactions contemplated by the Merger Agreement and in determining to recommend to Astria’s stockholders that they vote to approve the Merger Proposal. These interests with respect to Astria’s directors and executive officers are described in more detail under the section entitled “The Merger—Interests of Astria’s Directors and Executive Officers in the Merger.”
Shares of BioCryst Common Stock to be received by Astria’s stockholders as a result of the Merger will have rights different from the shares of Astria Common Stock.
The rights of Astria’s stockholders are currently governed by the Restated Certificate of Incorporation of Astria, as amended (the “Astria Charter”) and the Astria Amended and Restated By-laws (the “Astria Bylaws”). Upon completion of the Merger, the rights of former stockholders of Astria will be governed by the BioCryst Charter and the BioCryst Bylaws. The rights associated with Astria Common Stock are different from the rights associated with BioCryst Common Stock. Please see the section entitled “Comparison of Stockholders’ Rights” for a discussion of the different rights associated with BioCryst Common Stock.
The Merger Agreement contains provisions that may discourage other companies from pursuing, announcing or submitting a business combination proposal to Astria that might result in greater value to Astria stockholders.
The Merger Agreement contains provisions that may discourage a third party from pursuing, announcing or submitting a business combination proposal to Astria that might result in greater value to Astria’s stockholders than the Merger. These provisions include a general prohibition on Astria from soliciting, or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions (including any licensing of navenibart by Astria), as described under the section entitled “The Merger Agreement—No Solicitation of Competing Proposals.” Furthermore, if the Merger Agreement is terminated, under certain circumstances, Astria may be required to pay BioCryst a termination fee equal to $32,250,000, as described under the section entitled “The Merger Agreement—Termination Fee and Expenses.” Astria also has an obligation to submit the Merger Proposal to a vote of its stockholders, even if Astria receives an unsolicited acquisition proposal that the Astria Board believes is superior to the Merger, unless the Merger Agreement is terminated by Astria under certain conditions as described under the section entitled “The Merger Agreement—Termination of the Merger Agreement.” See also the section entitled “The Merger Agreement—Obligation to Call the Special Meeting.”
Each of Astria’s directors and executive officers, in their capacities as stockholders of Astria, and certain of Astria’s other stockholders, entered into Voting Agreements in which they agreed (i) to vote their shares of Astria Common Stock in favor of the Merger Proposal and certain related matters and against alternative transactions and (ii) subject to certain exceptions, not to transfer such shares of Astria Common Stock prior to the earlier of the Effective Time and the termination of the Merger Agreement, without the prior written consent of BioCryst. As of the Record Date, shares constituting 14% of Astria Common Stock entitled to vote at the Special Meeting were held by signatories to Voting Agreements. For further information, please see the section entitled “Voting and Support Agreements.”
The opinion of Evercore delivered to the Astria Board before the signing of the Merger Agreement will not reflect changes in circumstances that occur after the date of the opinion.
Before the execution of the Merger Agreement, the Astria Board received an opinion from Evercore, Astria’s financial advisor, as to the fairness, from a financial point of view, to Astria’s stockholders of the Merger Consideration, which opinion was delivered on and dated October 13, 2025. Subsequent changes in the operations and prospects of BioCryst or Astria, general market and economic conditions and other factors that may be beyond the control of BioCryst and Astria may significantly alter the value of BioCryst or Astria or the price of the shares of BioCryst Common Stock or Astria Common Stock by the time the Merger is completed. The opinion does not speak as of the Effective Time or as of any other date other than the date of such opinion. For a description of the opinion received by the Astria Board, please refer to the section entitled, “The Merger—Opinion of Astria’s Financial Advisor.”
Completion of the Merger may trigger change in control or other provisions in certain agreements to which Astria or any of its respective subsidiaries is a party.
The completion of the Merger may trigger change in control or other provisions in certain agreements to which Astria or any of its respective subsidiaries is a party. If Astria is unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under such agreements, potentially terminate such agreements, or seek monetary damages. Even if Astria is able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate such agreements on terms less favorable to Astria or the applicable subsidiary.
Risks Relating to the Combined Company’s Business Following the Merger
If the benefits of the Merger do not meet the expectations of investors or securities analysts, the market price of BioCryst Common Stock may decline.
The market price of BioCryst Common Stock may decline as a result of the Merger if it does not achieve the perceived benefits of the Merger as rapidly, or to the extent anticipated by, financial analysts or the effect of the Merger on its financial results is not consistent with the expectations of financial analysts. Accordingly, holders of BioCryst Common Stock following the consummation of the Merger may experience a loss as a result of a decline in the market price of such common stock. In addition, a decline in the market price of BioCryst Common Stock following the consummation of the Merger could adversely affect its ability to issue additional securities and to obtain additional financing in the future.
The market price of the combined company’s common stock after the Merger may be affected by factors different from those currently affecting the shares of BioCryst Common Stock or Astria Common Stock.
Upon the completion of the Merger, Astria’s stockholders will be stockholders of the combined company. BioCryst’s business differs from that of Astria in certain respects, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of BioCryst and Astria. For a discussion of the businesses of BioCryst and Astria, please see the section entitled

“Information About the Companies.” For a discussion of the businesses of BioCryst and Astria and of certain factors to consider in connection with such businesses, please see the documents incorporated by reference in this proxy statement/prospectus and referred to in the section entitled “Where You Can Find More Information.”
Combining BioCryst and Astria may be more difficult, costly or time consuming than expected and the combined company may fail to realize the anticipated benefits and cost savings of the Merger.
The success of the Merger will depend, in part, on the ability to realize the anticipated benefits and cost savings from combining the businesses of BioCryst and Astria. To realize the anticipated benefits and cost savings from the Merger, BioCryst and Astria must successfully integrate and combine their businesses in a manner that permits those benefits and costs savings to be realized. If BioCryst and Astria are not able to successfully achieve these objectives, the anticipated benefits of the Merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings and anticipated benefits of the Merger could be less than anticipated, and integration may result in additional unforeseen expenses.
An inability to realize the full extent of the anticipated benefits of the Merger and the other transactions contemplated by the Merger Agreement, as well as any delays encountered in the integration process, could have an adverse effect on the revenues, levels of expenses and operating results of the combined company following the completion of the Merger, which may adversely affect the value of the common stock of the combined company following the completion of the Merger.
BioCryst and Astria have operated and, until the completion of the Merger, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect each company’s ability to maintain relationships with employees and counterparties or to achieve the anticipated benefits and cost savings of the Merger. Integration efforts may also divert management attention during this transition period and for an undetermined period after completion of the Merger, which may have an adverse effect on the combined company.
The combined company will likely incur substantial expenses related to the Merger.
The combined company expects to incur substantial expenses in connection with completion of the Merger and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies. Although BioCryst and Astria have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred are, by their nature, difficult to estimate accurately at the present time. As a result of these expenses, both BioCryst and Astria expect to take charges against their earnings before, and BioCryst expects to take charges against its earnings after, the completion of the Merger. The charges taken in connection with the Merger are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present. There can be no assurance that the anticipated benefits related to the integration of the businesses will be realized to offset these transaction and integration expenses over time.
It is expected that the combined company will incur significant indebtedness, as contemplated by the Commitment Letter, and that the definitive documentation in connection with such indebtedness will contain conditions and restrictions that limit the combined company’s flexibility in operating its business. If the combined company is required to make a prepayment or repay outstanding indebtedness earlier than expected, that could have a material adverse effect on the combined company.
In connection with the Closing, BioCryst expects to enter into definitive documentation (the “Expected Loan Agreement”) with respect to the financing contemplated by the Commitment Letter. Under the Expected Loan Agreement, it is expected that the combined company will be required to pay to the lenders a prepayment premium or a make-whole premium, as applicable, plus certain fees or expenses to be set forth in the Expected Loan Agreement in the event that the combined company prepays, or is required to prepay, voluntarily or pursuant to a mandatory prepayment obligation under the Expected Loan Agreement, all or part of the then-outstanding term loans under the Expected Loan Agreement, in each case, subject to certain exceptions to be set forth in the Expected Loan Agreement.

The combined company’s indebtedness could have important consequences for its stockholders. For example, it is expected that such Expected Loan Agreement will:
•	increase the combined company’s vulnerability to adverse general economic or industry conditions;
•	limit the combined company’s flexibility in planning for, or reacting to, changes in the combined company’s business or the industry in which it operates;
•
make the combined company more vulnerable to increases in interest rates, as it is expected that borrowings under the Expected Loan Agreement will accrue interest at variable, uncapped rates, such that increases in interest rates will increase the associated interest payments that the combined company is required to make on outstanding borrowings;

•	require the combined company to dedicate a portion of its cash flow from operations to interest payments, limiting the availability of cash for other purposes;
•	limit the combined company’s ability to obtain additional financing or refinancing in the future for working capital or other purposes; and
•	place the combined company at a competitive disadvantage compared to its competitors that have less indebtedness.
Furthermore, it is anticipated that the Expected Loan Agreement will contain various covenants that limit the combined company’s ability to engage in specified types of transactions. Subject to certain exceptions, these covenants are expected to limit the combined company’s ability to, among other things, dispose of assets; engage in certain mergers, acquisitions, and similar transactions; incur additional indebtedness; grant liens; make investments; pay dividends or make distributions or certain other restricted payments in respect of equity; prepay other indebtedness; enter into restrictive agreements; undertake fundamental changes; or amend certain material contracts.
The covenants that are expected to be included in the Expected Loan Agreement could cause the combined company to be unable to pursue business opportunities that the combined company or its stockholders may consider beneficial without the lenders’ permission or without repaying all outstanding obligations under the Expected Loan Agreement.
A breach of any of these covenants could result in an event of default under the Expected Loan Agreement. It is expected that the Expected Loan Agreement will include additional customary events of default, including failure to pay amounts due under the Expected Loan Agreement, failure to repay certain other indebtedness, an insolvency event occurring with respect to the combined company, entry of judgments for the payment of money in excess of a threshold amount against the combined company, the occurrence of a material impairment of the combined company’s ability to perform its obligations under the Expected Loan Agreement or certain negative regulatory events. In the case of a continuing event of default under the Expected Loan Agreement, it is expected that the lenders under the Expected Loan Agreement will be able to elect to declare all amounts outstanding to be immediately due and payable, proceed against the collateral in which the combined company grants to the lenders a security interest, or otherwise exercise the rights of a secured creditor. Amounts outstanding under the Expected Loan Agreement are expected to be secured by a security interest in, subject to certain exceptions, substantially all of the combined company’s assets. Because substantially all of the combined company’s assets are anticipated to be pledged to secure the Expected Loan Agreement obligations, the combined company’s ability to incur additional secured indebtedness or to sell or dispose of assets to raise capital may be impaired, which could have an adverse effect on the combined company’s financial flexibility.
BioCryst’s and Astria’s stockholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.
BioCryst’s stockholders currently have the right to vote in the election of the BioCryst Board and on other matters affecting BioCryst. Astria’s stockholders currently have the right to vote in the election of the Astria Board and on other matters affecting Astria. Upon the completion of the Merger, each stockholder of either party will be a stockholder of BioCryst with a percentage ownership of BioCryst that is smaller than such stockholder’s current percentage ownership of BioCryst or Astria, as applicable.
Assuming that no Astria Stock Options are exercised until the Closing and that all holders of Astria Common Warrants elect to receive the Black Scholes Value thereof in connection with the Merger, it is currently expected that holders of Astria Common Stock, Series X Preferred Shares and Astria Pre-Funded Warrants, as a group, will receive shares of BioCryst Common Stock in the Merger constituting approximately 15% of the outstanding shares of the combined company’s common stock immediately after the completion of the Merger, based on 210,739,061 shares of BioCryst Common Stock outstanding as of the Record Date. Current BioCryst stockholders as a group are expected to own approximately 85% of the outstanding shares of the combined company immediately after the completion of the Merger. As a result, BioCryst’s and Astria’s stockholders will have less influence on the management and policies of the combined company than they now have on the management and policies of BioCryst or Astria, as applicable.
The issuance of shares of BioCryst Common Stock in connection with the Merger may adversely affect the market price of BioCryst Common Stock.
In connection with the payment of the stock component of the Merger Consideration, as of the Record Date, BioCryst expects to issue up to 37,282,366 shares of BioCryst Common Stock. This is calculated as follows:
•
Holders of Astria Common Stock: Based on 57,084,838 shares of Astria Common Stock issued and outstanding as of the Record Date and the Exchange Ratio, it is expected that BioCryst will issue approximately 33,680,054 shares of BioCryst Common Stock to holders of Astria Common Stock.

•
Holders of Series X Preferred Shares: Based on 5,184,591 shares of Astria Common Stock underlying 31,107 Series X Preferred Shares that were outstanding as of the Record Date and the Exchange Ratio, it is expected that BioCryst will issue approximately 3,058,908 shares of BioCryst Common Stock to holders of Series X Preferred Shares.

•
Holders of Astria Pre-Funded Warrants: Based on 921,093 shares of Astria Common Stock underlying Astria Pre-Funded Warrants that were outstanding as of the Record Date and the Exchange Ratio, it is expected, after taking into account the cashless exercise provisions of such Astria Pre-Funded Warrants, that BioCryst will issue approximately 543,402 shares of BioCryst Common Stock to holders of Astria Pre-Funded Warrants.

•
Holders of Astria Common Warrants: Based on 4,954,096 shares of Astria Common Stock underlying Astria Common Warrants (other than the shares underlying such Astria Common Warrants, which, as of such date, are known to Astria to constitute Elected Warrants) that were outstanding as of the Record Date and the Exchange Ratio, and assuming that none of the holders thereof elect to receive the Black Scholes Value of such Astria Common Warrants in lieu of Merger Consideration, it is expected, after taking into account the cashless exercise provisions of such Astria Common Warrants, that BioCryst will issue approximately 1,126,537 shares of BioCryst Common Stock to holders of such Astria Common Warrants.

The issuance of these new shares of BioCryst Common Stock may result in fluctuations in the market price of BioCryst Common Stock, including a stock price decrease. In addition, former Astria’s stockholders or holders of other Astria securities may decide not to hold the shares of BioCryst Common Stock that they will receive in or in connection with the Merger, and BioCryst stockholders may decide to reduce their investment in BioCryst as a result of the changes to BioCryst’s investment profile as a result of the Merger, which may result in further fluctuations in the market price of BioCryst Common Stock, including a stock price decrease.
The unaudited pro forma condensed combined financial statements included in this proxy statement/ prospectus are illustrative only and the actual financial condition and results of operations of the combined company after the Merger may differ materially.
The unaudited pro forma condensed combined financial statements in this proxy statement/prospectus are presented for illustrative purposes only. The unaudited pro forma condensed combined financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the Merger been completed as of the dates indicated or that may be achieved in the future. A final determination of the fair values of Astria’s assets and liabilities, which cannot be made prior to the completion of the Merger, will be based on the actual net tangible and intangible assets of Astria that exist as of the Effective Time. Consequently, fair value adjustments and amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma condensed combined financial statements presented herein and could result in a material change in amortization of acquired intangible assets.

In addition, the value of the final Merger Consideration will be based on the closing price of BioCryst Common Stock on the Closing Date. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.”
The prospective financial information included in this proxy statement/prospectus is based on various assumptions that may not be realized.
The prospective financial information included in this proxy statement/prospectus is included in the section titled “The Merger—Certain Unaudited Prospective Financial Information” is based on assumptions of, and information available to, Astria’s management when prepared and these estimates and assumptions are subject to uncertainties, many of which are beyond BioCryst’s and Astria’s control and may not be realized. Many factors mentioned in this proxy statement/prospectus, including the risks outlined in this section titled “Risk Factors” and the events or circumstances described in the section titled “Cautionary Statement Regarding Forward-Looking Statements,” will be important in determining the combined company’s future results. As a result of these contingencies, actual future results may vary materially from the prospective financial information. In view of these uncertainties, the inclusion of prospective financial information in this proxy statement/prospectus is not and should not be viewed as a representation that the prospective financial information will necessarily reflect actual future results.
The prospective financial information set forth in the section titled “The Merger—Certain Unaudited Prospective Financial Information” was not prepared with a view toward public disclosure, and such prospective financial information was not prepared with a view toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and neither BioCryst nor Astria undertake any obligation, other than as required by applicable law, to update the prospective financial information herein to reflect events or circumstances after the date that prospective financial information was prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances. The prospective financial information included in this document has been prepared by, and is the responsibility of, Astria management. Neither Ernst & Young LLP nor any other independent accountant has audited, reviewed, examined, compiled nor applied any other assurance procedures, or expressed any form of assurance with respect to the prospective financial information included in the section titled “The Merger—Certain Unaudited Prospective Financial Information” and, accordingly, no accounting firm expresses an opinion or any other form of assurance with respect thereto.
Ernst & Young LLP is the independent registered public accounting firm whose reports incorporated by reference in this proxy statement/prospectus relate to the previously issued financial statements of both BioCryst and Astria for the year ended December 31, 2024. Its reports do not extend to the prospective financial information and should not be read to do so.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Statements included in this proxy statement/prospectus, which are not historical in nature or do not relate to current facts, are intended to be, and are hereby identified as, forward-looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are based on, among other things, BioCryst management’s and Astria management’s beliefs, assumptions, current expectations, estimates and projections about the economy and BioCryst and Astria and the industry in which they operate. Words and phrases such as “may,” “approximately,” “continue,” “should,” “expects,” “projects,” “anticipates,” “is likely,” “look ahead,” “look forward,” “believes,” “will,” “intends,” “estimates,” “strategy,” “plan,” “could,” “potential,” “possible” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include statements regarding, among other things:
•	the expected benefits of the Merger and BioCryst’s ability to recognize the benefits of the Merger;
•	the anticipated timing of the Closing;
•	the anticipated financial impact of the Merger;
•	BioCryst’s performance following the Closing, including future financial and operating results;
•	anticipated approval and commercialization of navenibart;
•	pharmaceutical research and development, such as drug discovery, preclinical and clinical development activities and related timelines;
•	expected HAE portfolio revenue growth and addressable markets;
•	anticipated benefits, performance, and competitive positioning of, and market size for, navenibart;
•	potential best-in-class profile of product candidates (including navenibart); and
•	BioCryst’s and Astria’s plans, objectives, expectations, intentions, growth strategies and other statements that are not historical facts.
BioCryst and Astria caution readers that forward-looking statements are subject to certain risks and uncertainties that are difficult to predict with regard to, among other things, timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results. Such risks and uncertainties include, among others:
•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Merger Agreement;
•	the outcome of any legal proceedings that may be instituted against BioCryst or Astria;
•	the failure to obtain Astria’s stockholders’ approval of the Merger Proposal or to satisfy any of the other conditions to the Merger on a timely basis or at all;
•
the possibility that the anticipated benefits of the Merger, including anticipated synergies, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where BioCryst and Astria do business;

•	the significant indebtedness BioCryst expects to incur in connection with the Merger and the need to generate sufficient cash flows to service and repay such debt;
•	the possibility that the Merger may be more expensive to complete than anticipated;
•	diversion of management’s attention from ongoing business operations and opportunities;
•	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Merger;
•	risks relating to the potential dilutive effect of shares of BioCryst Common Stock to be issued in the Merger;

•
BioCryst’s HAE portfolio and revenue growth expectations may not be achieved due to, among other risks, risks related to government actions, including that decisions and other actions, including as they relate to pricing for navenibart, may not be taken when expected or at all, or that the outcomes of such decisions and other actions may not be in line with BioCryst’s current expectations;

•
the U.S. Food and Drug Administration (“FDA”), or other applicable regulatory agencies, may not provide regulatory clearances or approval for navenibart on the expected timeline or at all, may impose certain restrictions, warnings, or other requirements on products and product candidates (including navenibart), may impose a clinical hold with respect to navenibart, or may withhold, delay, or withdraw market approval for products and product candidates (including navenibart);

•	that navenibart, if approved, may not achieve market acceptance;
•	sustainability of profitability and positive cash flow, and anticipated cash balance, may not meet management’s expectations;
•
statements and projections regarding financial guidance and goals and the attainment of such goals may differ from actual results based on market factors and BioCryst’s ability to execute its operational and budget plans;

•	actual financial results may not be consistent with expectations, including that revenue, operating expenses and cash usage may not be within management’s expected ranges;
•	ongoing and future preclinical and clinical development of product candidates may take longer than expected and may not have positive results;
•	the outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials;
•	and other factors that may affect future results of BioCryst, Astria and the combined company.
Additional factors that could cause results to differ materially from those described above can be found in BioCryst’s and Astria’s respective Annual Report on Form 10-K for the year ended December 31, 2024 and BioCryst’s and Astria’s respective Quarterly Reports on Form 10-Q for the three months ended March 31, 2025, June 30, 2025 and September 30, 2025, and in other documents BioCryst and Astria file with the SEC, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to rely on the forward-looking statements contained in this proxy statement/prospectus. Forward-looking statements speak only as of the date they are made and neither BioCryst nor Astria undertakes any obligation to update, revise or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

THE SPECIAL MEETING
This section contains information for Astria’s stockholders about the Special Meeting. Astria is mailing or otherwise delivering this proxy statement/prospectus to you, as an Astria stockholder, on or about December 18, 2025. This proxy statement/prospectus is accompanied by a notice of the Special Meeting and a proxy card that the Astria Board is soliciting for use at the Special Meeting and at any adjournments or postponements of the Special Meeting. References to “you” and “your” in this section are to Astria’s stockholders.
Date, Time and Place of the Special Meeting
Astria will hold the Special Meeting at 22 Boston Wharf Road, 10th Floor, Boston, Massachusetts 02210, commencing at 9:00 a.m., Eastern Time, on January 21, 2026.
Purpose of the Special Meeting
At the Special Meeting, Astria’s stockholders will be asked to consider and vote on the following matters:
•	the Merger Proposal;
•	the Compensation Proposal; and
•	the Adjournment Proposal.
Recommendation of the Astria Board
The Astria Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, Astria and the holders of Astria Common Stock, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, in accordance with the requirements of the DGCL and (iii) resolved to recommend that Astria’s stockholders vote to approve the adoption of the Merger Agreement.
The Astria Board recommends that Astria’s stockholders vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.
Please see the section entitled “The Merger—Astria’s Reasons for the Merger and Recommendation of the Astria Board” for a more detailed discussion of the factors considered by the Astria Board in reaching its decision to approve, adopt and declare advisable the Merger Agreement and the consummation by Astria of the Merger.
Completion of the Merger is conditioned upon the approval of the Merger Proposal, but is not conditioned upon the approval of the Compensation Proposal or the Adjournment Proposal.
Record Date and Quorum
Astria has fixed the close of business on December 9, 2025 as the Record Date to determine which of Astria’s stockholders will be entitled to receive notice of and vote at the Special Meeting. Only Astria’s stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. As of the close of business on the Record Date, there were 57,084,838 shares of Astria Common Stock outstanding, all of which were entitled to notice of, and to vote at, the Special Meeting, held by approximately 18 holders of record. Each holder of shares of Astria Common Stock outstanding on the Record Date will be entitled to one vote for each share held of record.
The presence at the Special Meeting of holders of a majority in voting power of the shares of Astria Common Stock issued and outstanding and entitled to vote at the Special Meeting, present in person or represented by proxy, will constitute a quorum for the purposes of the Special Meeting. All shares of Astria Common Stock entitled to vote and present in person or represented by proxy, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Special Meeting.
If a quorum is not present at the Special Meeting, the Special Meeting will be postponed until the holders of the number of shares of Astria Common Stock required to constitute a quorum attend. If additional votes must be solicited in order for Astria’s stockholders to approve the Merger Proposal and the Adjournment Proposal is approved, the Special Meeting may be adjourned to solicit additional proxies in accordance with the provisions of the Merger Agreement. The Special Meeting may be adjourned subject to approval by the affirmative vote of holders of shares of Astria Common Stock having a majority in voting power of the votes cast by the holders of all of the shares of Astria Common Stock present or represented at the Special Meeting and voting affirmatively or negatively on such matter, even if less than a quorum.
Vote Required; Treatment of Abstentions and Failure to Vote
Approval of the Merger Proposal requires the affirmative vote of holders of not less than a majority of the outstanding shares of Astria Common Stock. Approval of the Compensation Proposal and the Adjournment Proposal each requires the affirmative vote of holders of shares of Astria Common Stock having a majority in voting power of the votes cast by the holders of all of the shares of Astria Common Stock present or represented at the Special Meeting and voting affirmatively or negatively on such matter.
With respect to the Merger Proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Special Meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote “AGAINST” the Merger Proposal. With respect to the Compensation Proposal and the Adjournment Proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Special Meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on such proposals.
Shares Held by Parties to the Voting Agreements
Each of the members of the Astria Board, each of Astria’s executive officers and certain affiliates of Perceptive Advisors, LLC and Xontogeny, LLC, in their capacities as stockholders of Astria, entered into Voting Agreements, pursuant to which they agreed (i) to vote their shares of Astria Common Stock in favor of the Merger Proposal and the Adjournment Proposal and against alternative transactions and (ii) subject to certain exceptions, not to transfer such shares of Astria Common Stock prior to the earlier of the Effective Time and the termination of the Merger Agreement, without the prior written consent of BioCryst. For further information, please see the section entitled “Voting and Support Agreements.”
As of the close of business on the Record Date, there were 57,084,838 shares of Astria Common Stock entitled to vote at the Special Meeting. As of the close of business on the Record Date, (i) the directors and executive officers of Astria beneficially owned and were entitled to vote approximately 267,798 shares of Astria Common Stock, representing less than 1% of the shares of Astria Common Stock outstanding on that date and (ii) the affiliates of Perceptive Advisors, LLC and Xontogeny, LLC party to Voting Agreements beneficially owned and were entitled to vote an aggregate of approximately 7,766,617 shares of Astria Common Stock, representing approximately 14% of the shares of Astria Common Stock outstanding on that date.
Voting of Proxies; Incomplete Proxies
An Astria stockholder may vote by proxy or in person at the Special Meeting. If you hold your shares of Astria Common Stock in your name as a stockholder of record, you may use one of the following methods to submit a proxy as an Astria stockholder:
•	through the internet by visiting www.fcrvote.com/ATXSSM and following the instructions, using the control number provided on your proxy card;
•	by telephone by calling 1-866-402-3905 and following the recorded instructions, using the control number provided on your proxy card; or
•	by mail by completing, signing, dating and returning the proxy card in the enclosed envelope, which requires no additional postage if mailed in the United States.
When a properly executed proxy card is returned, the shares of Astria Common Stock represented by it will be voted at the Special Meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of Astria Common Stock represented by that proxy card will be voted as recommended by the Astria Board.
The deadline for voting by telephone or the internet as a stockholder of record is 11:59 p.m., Eastern Time, on January 20, 2026. For stockholders whose shares are registered in the name of a bank, broker or other nominee, please consult the voting instructions provided by your bank, broker or other nominee for information about the deadline for voting by telephone or the internet.
If an Astria stockholder’s shares are held in “street name” by a bank, broker or other nominee, that stockholder should check the voting form used by that firm to determine how to vote. You may not vote shares held in “street name” by returning a proxy card directly to Astria or by voting in person at the Special Meeting unless you provide a letter from the record holder of your shares confirming your beneficial ownership, which you must obtain from your bank, broker or other nominee.
Every Astria stockholder’s vote is important. Accordingly, you should complete, sign, date and return the enclosed proxy card, or submit your proxy by telephone or the internet by following the instructions on your proxy card, whether or not you plan to attend the Special Meeting in person. Submitting a proxy will not prevent you from being able to vote in person at the Special Meeting.
If your shares are held in “street name” by a bank, broker or other nominee, you should check the voting form used by that firm to determine how to vote. Under stock exchange rules, banks, brokers and other nominees who hold shares of Astria Common Stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Astria expects that all proposals to be voted on at the Special Meeting will be “non-routine” matters. Broker non-votes are shares held by a bank, broker or other nominee with respect to which such entity is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your bank, broker or other nominee holds your shares of Astria Common Stock in “street name,” such entity will vote your shares of Astria Common Stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker or other nominee with this proxy statement/prospectus.
Revocability of Proxies and Changes to an Astria Stockholder’s Vote
If you hold stock in your name as a stockholder of record, you may change or revoke your vote or revoke any proxy at any time before it is voted by (i) completing, signing, dating and returning a proxy card with a later date, (ii) voting by telephone or the internet at a later time than your original vote (but before the internet and telephone voting deadline), (iii) delivering a written revocation letter to Astria’s Corporate Secretary, or (iv) attending the Special Meeting in person, notifying the Corporate Secretary and voting by ballot at the Special Meeting. If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the Special Meeting.
Any Astria stockholder entitled to vote in person at the Special Meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying Astria’s Corporate Secretary) of a stockholder at the Special Meeting will not constitute revocation of a previously given proxy.
Written notices of revocation and other communications about revoking your proxy card should be addressed to:
Astria Therapeutics, Inc.
22 Boston Wharf Road, 10th Floor
Boston, MA 02210
Attention: Corporate Secretary
If your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the change or revocation of voting instructions.
Solicitation of Proxies
Astria is soliciting proxies from its stockholders in conjunction with the Merger. Astria will bear the entire cost of soliciting proxies from its stockholders. In addition to solicitation of proxies by mail, Astria will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Astria Common Stock and secure their voting instructions. Astria will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Astria may use its directors, officers or employees, who will not be specially compensated, to solicit proxies from Astria’s stockholders, either personally or by telephone, facsimile, letter or electronic means. Astria has also made arrangements with Alliance Advisors, LLC to assist it in soliciting proxies for the Special Meeting and has agreed to pay a flat fee of $40,000 and reimburse certain out-of-pocket expenses.
Attending the Special Meeting
Subject to space availability, all of Astria’s stockholders as of the Record Date, or their duly appointed proxies, may attend the Special Meeting. Since seating is limited, admission to the Special Meeting will be on a first-come, first-served basis. Registration and seating will begin 30 minutes prior to the start of the meeting.
If you hold your shares of Astria Common Stock in your name as a stockholder of record and you wish to attend the Special Meeting, please bring your proxy card to the Special Meeting. You should also bring valid photo identification. We encourage you to submit your proxy through the internet or by telephone if possible. When a stockholder submits a proxy through the internet or by telephone, his or her proxy is recorded immediately. If you attend the Special Meeting, you may also submit your vote in person. Any votes that you previously submitted, whether through the internet, by telephone or by mail, will be superseded by any vote that you cast at the Special Meeting.
If you are not an Astria stockholder of record or if your shares are held in “street name” by a bank, broker or other nominee, please bring a letter from the record holder of your shares confirming your beneficial ownership and a valid photo identification in order to be admitted to the meeting. A copy or printout of a brokerage statement will not be sufficient without a signed letter from the bank, broker or other nominee through which you beneficially own Astria Common Stock. Astria reserves the right to refuse admittance to anyone without proper proof of share ownership and without valid photo identification.
Assistance
If you need assistance in completing your proxy card, have questions regarding the Special Meeting, or would like additional copies of this proxy statement/prospectus, please contact Astria’s Corporate Secretary at Astria Therapeutics, Inc., 22 Boston Wharf Road, 10th Floor, Boston, Massachusetts 02210, Attention: Corporate Secretary, or Astria’s proxy solicitor, Alliance Advisors, LLC, at 1-866-402-3905.

THE ASTRIA PROPOSALS
Proposal 1: Merger Proposal
Astria is asking its stockholders to adopt the Merger Agreement. For a detailed discussion of the terms and conditions of the Merger Agreement, please see the section entitled “The Merger Agreement.” Astria’s stockholders should read this proxy statement/prospectus, including any documents incorporated in this proxy statement/prospectus by reference, and its annexes, carefully and in their entirety for more detailed information concerning the Merger, the Merger Agreement and the Voting Agreements. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and a copy of the form of Voting Agreement is attached to this proxy statement/prospectus as Annex B.
As discussed in the section entitled “The Merger—Astria’s Reasons for the Merger and Recommendation of the Astria Board,” the Astria Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, Astria and the holders of Astria Common Stock, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, in accordance with the requirements of the DGCL and (iii) resolved to recommend that Astria’s stockholders vote to approve the adoption of the Merger Agreement.
Required Vote
Approval of the Merger Proposal requires the affirmative vote of holders of not less than a majority of the outstanding shares of Astria’s Common Stock. If you mark “ABSTAIN” for the Merger Proposal on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Special Meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote “AGAINST” the Merger Proposal.
The Astria Board recommends that Astria’s stockholders vote “FOR” the Merger Proposal.
Proposal 2: Compensation Proposal
Astria is providing its stockholders with the opportunity to cast a vote, on a non-binding, advisory basis, to approve the Merger-related named executive officer compensation as disclosed in the table entitled “Golden Parachute Compensation” and its accompanying footnotes which is included in the section entitled “The Merger—Interests of Astria’s Directors and Executive Officers in the Merger,” as required by Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
By means of this proposal, Astria is asking its stockholders to indicate their approval, on a non-binding, advisory basis, of the various change in control-related benefits, equity acceleration and other payments which Astria’s named executive officers will or may be eligible to receive in connection with or otherwise as a result of the Merger, as indicated in the table referred to above. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Astria’s overall compensation program for its named executive officers, which has been disclosed to Astria’s stockholders as required by the rules of the SEC in the executive compensation section of Astria’s annual proxy statement for its 2025 annual meeting of stockholders, which was filed with the SEC on April 28, 2025, Astria’s Annual Report for the year ended December 31, 2024, which was filed on Form 10-K with the SEC on March 11, 2025, or are required pursuant to the terms of the Merger Agreement.
You should review carefully the information regarding the Merger-related named executive officer compensation disclosed in this proxy statement/prospectus. The Astria Board recommends that Astria’s stockholders approve the following resolution:
“RESOLVED, that the stockholders of Astria approve, solely on an advisory, non-binding basis, the Merger-related named executive officer compensation which will or may be paid to Astria’s named executive officers in connection with or otherwise as a result of the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table entitled “Golden Parachute Compensation” and its accompanying footnotes under the section entitled “The Merger—Interests of Astria’s Directors and Executive Officers in the Merger.”
The vote on the Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the Compensation Proposal and vice versa. Because the vote on the Merger-related named executive officer compensation is advisory only, it will not be binding on Astria or BioCryst or any of their respective subsidiaries. Accordingly, if the Merger Proposal is approved and the Merger is completed, the Merger-related named executive officer compensation will be payable to Astria’s named executive officers even if the Compensation Proposal is not approved by Astria’s stockholders.
Required Vote
Approval of the Compensation Proposal requires the affirmative vote of holders of shares of Astria Common Stock having a majority in voting power of the votes cast by the holders of all of the shares of Astria Common Stock present or represented at the Special Meeting and voting affirmatively or negatively on such matter. If you mark “ABSTAIN” for the Compensation Proposal on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Special Meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on the Compensation Proposal.
The Astria Board, acting upon the recommendation of the Astria Board’s Compensation Committee, recommends a vote “FOR” the Compensation Proposal.
Proposal 3: Adjournment Proposal
Astria is asking its stockholders to approve one or more adjournments of the Special Meeting to a later date or dates if there are not sufficient votes for adoption of the Merger Proposal on the date on which the Special Meeting is held.
If, at the Special Meeting, there is an insufficient number of shares of Astria Common Stock present in person or represented by proxy and voting in favor of the Merger Proposal, Astria may, in accordance with the Merger Agreement, move to adjourn the Special Meeting in order to enable the Astria Board to solicit additional proxies for approval of the Merger Proposal. If Astria’s stockholders approve the Adjournment Proposal, Astria may adjourn the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Astria’s stockholders who have previously voted.
If the Special Meeting is adjourned to another time or place, notice will not be given of the adjourned meeting, if the time, place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the Special Meeting, (ii) displayed, during the time scheduled for the Special Meeting, on the same electronic network used to enable stockholders and proxyholders to participate in the meeting by means of remote communications or (iii) set forth in the notice of the Special Meeting given in accordance with the Astria Bylaws. At the adjourned meeting, Astria may transact any business which might have been transacted at the Special Meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting. If a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Astria Board will fix a new record date for determining stockholders entitled to notice of such adjourned meeting that is the same or an earlier date as that fixed for determination of stockholders entitled to vote at the Special Meeting, and will give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Required Vote
Approval of the Adjournment Proposal requires the affirmative vote of holders of shares of Astria Common Stock having a majority in voting power of the votes cast by the holders of all of the shares of Astria Common Stock present or represented at the Special Meeting and voting affirmatively or negatively on such matter. If you mark “ABSTAIN” for the Adjournment Proposal on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Special Meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on the Adjournment Proposal.
The Astria Board recommends that Astria’s stockholders vote “FOR” the Adjournment Proposal.
Other Matters to Come Before the Special Meeting
As of the date of this proxy statement/prospectus, the Astria Board does not know of any matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement/prospectus. If, however, the Astria Board properly brings any other matters before the Special Meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the recommendation of the Astria Board on any such matter (unless the Astria stockholder checks the box on the proxy card to withhold discretionary voting authority).

INFORMATION ABOUT THE COMPANIES
BioCryst Pharmaceuticals, Inc.
4505 Emperor Blvd., Suite 200
Durham, North Carolina 27703
Telephone: (919) 859-1302
BioCryst is a global biotechnology company focused on developing and commercializing medicines for HAE and other rare diseases, driven by its deep commitment to improving the lives of people living with these conditions. BioCryst has built a robust commercial infrastructure to support the launch and continued success of ORLADEYO, an oral, once-daily therapy discovered and developed internally for the prevention of HAE attacks. BioCryst’s business strategy includes leveraging this established commercial platform to successfully commercialize a pipeline of potential first-in-class or best-in-class oral small-molecule and injectable protein therapeutics targeting a range of rare diseases. These programs are being pursued through both internal discovery efforts and strategic business development. By utilizing its existing commercial capabilities and focusing on rare disease markets, BioCryst believes that it can more effectively optimize its costs and strategically allocate resources to support long-term, sustainable growth.
Astria Therapeutics, Inc.
22 Boston Wharf Road
10th Floor
Boston, Massachusetts 02210
Telephone: (617) 349-1971
Astria is a biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for allergic and immunologic diseases. Astria’s focus is to develop first-choice therapies that improve the health and outcomes of patients with allergic and immunologic diseases. Astria’s lead product candidate is navenibart, a potential best-in-class monoclonal antibody inhibitor of plasma kallikrein in clinical development for the treatment of HAE, a rare, debilitating and potentially life-threatening disease. Astria’s second product candidate is STAR-0310, a monoclonal antibody OX40 antagonist that is in clinical development for the treatment of atopic dermatitis, an immune disorder associated with loss of skin barrier function and itching.
Axel Merger Sub, Inc.
4505 Emperor Blvd., Suite 200
Durham, North Carolina 27703
Telephone: (919) 859-1302
Merger Sub was formed by BioCryst for the sole purpose of effecting the Merger. Merger Sub has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the Merger Agreement. By operation of the Merger, Merger Sub will be merged with and into Astria, with Astria surviving and becoming a wholly owned subsidiary of BioCryst.

THE MERGER
The following discussion contains material information regarding the Merger. The discussion is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein. The following is not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. This discussion may not contain all of the information about the Merger that is important to you. We urge you to read carefully this entire proxy statement/prospectus and its annexes, including the Merger Agreement, for a more complete understanding of the Merger.
Merger Consideration
Pursuant to the Merger Agreement, Merger Sub will merge with and into Astria, with Astria surviving and becoming a wholly owned subsidiary of BioCryst. If the Merger is completed, each share of Astria Common Stock, excluding shares held by BioCryst, Astria or their wholly owned subsidiaries or dissenting stockholders, that is issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (i) 0.59 of a share of BioCryst Common Stock and, if applicable, cash in lieu of fractional shares and (ii) $8.55 in cash, without interest, subject to adjustment as described below and subject to applicable withholding taxes. The Series X Preferred Shares, the Astria Pre-Funded Warrants and the Astria Common Warrants will be treated as described elsewhere in this proxy statement/prospectus.
If the aggregate number of shares of BioCryst Common Stock to be issued or issuable in connection with the Merger (including with respect to Series X Preferred Shares, Astria Pre-Funded Warrants and Astria Common Warrants (other than Elected Warrants), and without giving effect to any demands for appraisal of shares of Astria Common Stock) would exceed 19.9% of the shares of BioCryst Common Stock issued and outstanding immediately prior to the Effective Time, (i) the Exchange Ratio will be reduced to the minimum extent necessary such that the aggregate number of shares of BioCryst Common Stock to be issued in connection with the Merger does not exceed the Maximum Share Number and (ii) the Per Share Cash Amount will be correspondingly increased to offset such adjustment, with such increase calculated assuming each share of BioCryst Common Stock is valued at $7.54.
BioCryst will not issue any fractional shares of BioCryst Common Stock in connection with the Merger. Instead, an Astria stockholder who would otherwise be entitled to receive a fraction of a share of BioCryst Common Stock will receive, in lieu thereof, cash (without interest and rounded to the nearest cent) equal to the product of (i) $7.54 and (ii) the fraction of a share of BioCryst Common Stock which such Astria stockholder would otherwise be entitled to receive.
Assuming that no Astria Stock Options are exercised until the Closing and that all holders of Astria Common Warrants elect to receive the Black Scholes Value thereof in connection with the Merger, it is currently expected that the former holders of Astria Common Stock, Series X Preferred Shares and Astria Pre-Funded Warrants, as a group, will receive shares of BioCryst Common Stock in the Merger constituting approximately 15% of the outstanding shares of the combined company’s common stock immediately after completion of the Merger, based on 210,739,061 shares of BioCryst Common Stock outstanding as of the Record Date.
Background of the Merger
The Astria Board, together with members of Astria’s management, regularly reviews and assesses Astria’s operations and financing requirements, as well as industry developments, in the context of Astria’s strategic plans and, in connection with this review and assessment, periodically considers licenses (including exclusive licenses), collaborations, capital raising opportunities and other strategic alternatives for Astria and its product candidates. Such reviews have been accompanied by periodic conversations between senior executives of Astria and their counterparts at other companies regarding such potential transactions and opportunities.
Astria’s strategic plan included exploring licensing navenibart in regions outside the U.S., and Astria had periodic discussions with third parties about such plans through the first quarter of 2024. In the second quarter of 2024, following the announcement in March 2024 of Astria’s positive initial results from the navenibart ALPHA-STAR Phase 1b/2 trial, the Astria Board directed Astria’s management to explore business development relationships for potential future licensing of rights to navenibart in Japan, Europe and certain other ex-U.S. jurisdictions, with the priority being pursuing a license for Japan. In connection with such discussions, throughout the second half of 2024 and the first half of 2025, Astria entered into confidentiality agreements with numerous parties, containing standstill provisions (all of which standstill provisions have either been waived or expired pursuant to their terms), to share confidential information to facilitate discussions relating to the potential licensing of rights to navenibart in Japan, Europe and certain other ex-U.S. jurisdictions (the potential license of rights to navenibart in Europe and certain other ex-U.S. jurisdictions is referred to as a “European Licensing Transaction”). Astria engaged in advanced discussions with a limited number of these parties regarding potential licensing arrangements. Except as discussed below, none of these parties proposed definitive terms regarding a potential licensing arrangement with Astria. As a result of these discussions, in the second half of 2024, Astria received a term sheet for the license of rights to navenibart in Japan from Kaken Pharmaceutical, Co., Ltd. (“Kaken”) and from a second Japanese biopharmaceutical company. Both term sheets provided for upfront payments, commercial and sales milestone payments and tiered royalties on sales of navenibart in Japan, and one of the term sheets also included a regulatory approval milestone payment. From receipt of these term sheets through and into April 2025, Astria’s management negotiated with Kaken and the second Japanese company with respect to licensing rights to navenibart in Japan. In May 2025, Astria began negotiating a license agreement with Kaken (the “Kaken License”). Due to increasing inbound interest in the European/ex-U.S. rights to navenibart, in the first quarter of 2025, the Astria Board directed Astria’s management to engage in in-depth discussions regarding a European Licensing Transaction. During this period, Astria’s management provided business development updates to the Astria Board at each Astria Board meeting, including with respect to discussions related to the regional licensing of navenibart.
Beginning in April 2025, and continuing through the execution of the Merger Agreement, in addition to the Astria Board’s and its Transaction Committee (as defined below)’s meetings described below, Dr. Milne had periodic discussions with individual members of the Astria Board to provide updates on the status of discussions regarding the above described potential licensing transactions, as well as the exploration of the potential business combination transactions described below with Party 1 and BioCryst.
On April 4, 2025, Dr. Milne received an email introduction to the chief executive officer of another publicly held biopharmaceutical company (“Party 1”). On April 23, 2025, Dr. Milne and the chief executive officer of Party 1 met in person and discussed developments in the biopharmaceutical industry generally and the background of their respective companies. The chief executive officer of Party 1 indicated that Party 1 was considering how to expand its product pipeline and raised the concept of a potential business combination transaction with Astria. Following this April 23, 2025 conversation, Dr. Milne updated Kenneth Bate, the chairman of the Astria Board, on her conversations with Party 1, and Mr. Bate directed Dr. Milne to update the Astria Board on those conversations at the Astria Board’s next regularly scheduled meeting. On May 30, 2025, Dr. Milne and the chief executive officer of Party 1 met in person and discussed their respective companies, whether a combination of the two companies could enhance stockholder value for each respective company, and whether to explore a potential business combination, but no specific proposal was made by either party at such meeting.
On June 11, 2025, the Astria Board held a regularly scheduled meeting, which was attended by members of Astria’s management and, for a portion of the meeting, representatives of Evercore, a financial advisor that regularly advises Astria. At the meeting, among other topics discussed, members of Astria’s management reviewed with the Astria Board the landscape of the biopharmaceutical industry, and the HAE market specifically, as well as various business development alternatives, including the potential regional licensing opportunities for navenibart. Dr. Milne updated the Astria Board on her discussions with the chief executive officer of Party 1 and the general possibility of Astria engaging in a potential business combination transaction. Representatives of Evercore presented an overview of Party 1 based on publicly available information, and discussed considerations related to strategic transactions. Ms. Andrea Matthews, Astria’s Chief Business Officer, updated the Astria Board regarding progress on the negotiations of the Kaken License, as well as the status of discussions with respect to four term sheets received by Astria in connection with a European Licensing Transaction. The Astria Board determined that management should prioritize the potential regional licensing arrangements while exploring preliminary discussions with Party 1 under a confidentiality agreement with an appropriate standstill provision.
On June 16, 2025, Dr. Milne and the chief executive officer of Party 1 agreed that the business development leads from their respective companies should have an introductory meeting and Party 1 emailed an overview to

Astria regarding the potential revenue multiples for a business combination transaction without any formal proposal or discussion of price. On June 18, 2025, Ms. Matthews met with representatives of Party 1 at an industry conference and agreed to reconnect after a confidentiality agreement was signed.
Thereafter, on June 20, 2025, Party 1 and Astria entered into a confidentiality agreement which included a standstill provision that is inoperative in certain customary circumstances where Astria enters into a merger agreement with a third party or is the subject of a tender offer. In late June 2025, Party 1 requested financial due diligence information from Astria, and on July 1, 2025 and July 9, 2025, Astria provided limited financial due diligence information with respect to its capitalization to Party 1.
During July 2025, additional developments occurred affecting the HAE market, including an announcement by one company that the FDA approved its product for treatment of HAE.
On July 11, 2025, Dr. Milne met with the chief executive officer of Party 1 during an industry conference and they discussed conditions in the pharmaceutical industry generally as well as various considerations relating to a potential business combination transaction between Astria and Party 1. On July 18, 2025, the chief executive officer of Party 1 called Dr. Milne to notify her that Party 1 intended to send a non-binding acquisition proposal pursuant to which Party 1 proposed an all-stock merger transaction which would result in Astria’s stockholders owning between 35% and 36% of the combined company (the “Initial Party 1 Proposal”). A written non-binding Initial Party 1 Proposal was delivered following the call. The Initial Party 1 Proposal represented a premium of 20% to 25% to the closing stock price of Astria Common Stock of $6.42 on July 22, 2025.
On July 23, 2025, Evercore confirmed via email that it had no conflicts to disclose with respect to Party 1.
On July 24, 2025, the Astria Board held a virtual meeting, which was attended by members of Astria’s management and representatives of Evercore and Sidley Austin LLP, outside counsel to Astria (“Sidley”), for the primary purpose of considering the Initial Party 1 Proposal. Representatives of Sidley reviewed the fiduciary duties of the Astria Board under Delaware law and other legal considerations relating to the Astria Board’s consideration of potential strategic transactions. Representatives of Evercore then reviewed, among other topics, the terms of the Initial Party 1 Proposal and provided a preliminary financial analysis of the proposed transaction based on publicly available information. Additionally, Ms. Matthews (i) provided an update on the negotiations with respect to the Kaken License, noting the definitive agreement was close to final, and (ii) described the status of the negotiations with potential counterparties regarding a European Licensing Transaction, including the current terms of term sheets being negotiated with three of those parties, all of which contemplated eight-figure upfront payments, potentially up to nine-figure aggregate royalty payments and certain milestone payments. Ms. Matthews noted that the earliest potential timeline for signing any such European Licensing Transaction was late October 2025. Ms. Matthews also described the status of Astria’s efforts to explore licensing the rights to STAR-0310. The Astria Board discussed the relative merits of the transaction contemplated by the Initial Party 1 Proposal as compared to not undertaking such a transaction, including the impact of the ongoing licensing discussions, and instructed Dr. Milne to inform the chief executive officer of Party 1 that, although the Astria Board believed there could be industrial logic to the Initial Party 1 Proposal, the Astria Board did not believe that the Initial Party 1 Proposal reflected the intrinsic value of Astria and that it was therefore not an appropriate starting point for engagement or further discussions.
Additionally, on July 24, 2025, in response to outreach from Jon Stonehouse, the chief executive officer of BioCryst, Dr. Milne and Mr. Stonehouse spoke by telephone. During this call, they discussed recent industry conferences and Mr. Stonehouse indicated interest in navenibart and in engaging in discussions with Astria regarding a potential business combination transaction between Astria and BioCryst. On July 31, 2025, Mr. Stonehouse, Charlie Gayer, BioCryst’s Chief Commercial Officer, and Dr. Milne had a call during which Messrs. Stonehouse and Gayer discussed the chief executive officer transition at BioCryst, which had been announced that morning. Messrs. Stonehouse and Gayer also conveyed BioCryst’s continued interest in engaging in discussions with Astria regarding a potential business combination transaction and indicated that such a transaction could take the form of a cash-and-stock acquisition of Astria by BioCryst, but that BioCryst would wish to limit the aggregate number of shares of BioCryst Common Stock issued in such transaction to be no more than 19.9% of the outstanding BioCryst Common Stock. Dr. Milne explained that she would discuss BioCryst’s interest with the Astria Board at the next opportunity.

On July 28, 2025, Dr. Milne had a telephone call with the chief executive officer of Party 1 and conveyed that the Astria Board did not believe the transaction consideration indicated in the Initial Party 1 Proposal reflected the intrinsic value of Astria and believed that it was not an appropriate starting point for engagement or further discussions. The chief executive officer of Party 1 indicated that a revised proposal might be forthcoming.
On August 4, 2025, the Astria Board held a virtual meeting, which was attended by members of Astria’s management and representatives of Evercore and Sidley. The primary purpose of the meeting was to approve the Kaken License and Astria’s revised 2025 budget and long-range plan, which had been previously reviewed by Astria’s audit committee. Additionally, Dr. Milne provided an update on her latest conversations with Party 1 and with BioCryst. Following a discussion regarding key industry dynamics and the evolving competitive landscape, the Astria Board determined that management should seek to engage in exploratory discussions and due diligence with BioCryst under a confidentiality agreement with an appropriate standstill provision, while continuing its discussions with Party 1 in parallel.
On August 5, 2025, Dr. Milne, Mr. Stonehouse and Mr. Gayer had a telephone call during which Dr. Milne conveyed the Astria Board’s interest in engaging in exploratory discussions and suggested that the companies enter into a confidentiality agreement and arrange an in-person management meeting. Between August 5, 2025 and August 8, 2025, representatives of Astria and BioCryst negotiated a confidentiality agreement, which was entered into on August 8, 2025 and includes a standstill provision that is inoperative in certain customary circumstances where Astria enters into a merger agreement with a third party or is the subject of a tender offer. Additionally, during this time, the parties coordinated on an agenda and details for an in-person diligence meeting to be held the following week.
On August 6, 2025, Dr. Milne and the chief executive officer of Party 1 had a telephone call during which the chief executive officer of Party 1 provided a revised non-binding proposal for an all-stock acquisition of Astria by Party 1, which would result in Astria’s stockholders owning approximately 37% of the combined company and receiving three contingent value rights (“CVRs”) per share of Astria Common Stock that could result in aggregate maximum cash payments of up to $275 million to Astria’s stockholders (the “Revised Party 1 Proposal”). Based on the value associated with the stock component of the Revised Party 1 Proposal, the Revised Party 1 Proposal stated that it represented a premium of 23% to the volume-weighted average price (“VWAP”) of Astria Common Stock during the twenty-day period ending July 8, 2025. After the call, Dr. Milne provided the Revised Party 1 Proposal to the Astria Board.
On August 6, 2025, Astria and Kaken entered into the Kaken License and issued a press release announcing the transaction.
On August 12, 2025, Dr. Milne, Mr. Stonehouse and other members of Astria’s and BioCryst’s management met for dinner, and on August 13, 2025, met in person and each company presented information about its business and lead programs. Ms. Matthews and Babar Ghias, BioCryst’s Chief Financial Officer, had a follow-up call on August 14, 2025.
Also on August 14, 2025, Dr. Milne advised the chief executive officer of Party 1 that the Astria Board was evaluating the Revised Party 1 Proposal.
On August 21, 2025, Dr. Milne, Ms. Matthews and Messrs. Stonehouse, Ghias and Gayer had a call during which Mr. Stonehouse indicated that BioCryst would be submitting a non-binding proposal to acquire Astria in a cash-and-stock transaction valued at $11.50 per share of Astria Common Stock. Following the call, BioCryst submitted to Astria a non-binding written proposal to acquire all of the Astria Common Stock on a fully diluted basis in exchange for a combination of cash and newly issued shares of BioCryst Common Stock, representing an aggregate price of $11.50 per share of Astria Common Stock, with the transaction consideration consisting of 60% in cash and 40% in newly issued shares of BioCryst Common Stock, subject to the Maximum Share Number (the “Initial BioCryst Proposal”). The price per share of $11.50 in the Initial BioCryst Proposal represented a premium of 82% to the closing stock price of Astria Common Stock of $6.31 on August 20, 2025, and required Astria to agree to four weeks of exclusive negotiations with BioCryst.
On August 22, 2025, the Astria Board held a virtual meeting, which was attended by members of Astria’s management and representatives of Evercore and Sidley, to review the Revised Party 1 Proposal and the Initial BioCryst Proposal. At this meeting, it was noted that Evercore had confirmed it had no conflicts to disclose with respect to BioCryst. Additionally, Ms. Matthews provided an update on the ongoing efforts related to a European

Licensing Transaction, noting that one party had progressed to negotiating a definitive license agreement with Astria, while the term sheets for two other parties remained under negotiation. Astria’s management reviewed the implications of a European Licensing Transaction on Astria’s current product development plans, noting it would not meaningfully alter the timing of a potential commercialization of navenibart and would not fully address the financing needed to support such commercialization. The Astria Board discussed the stock consideration included in the Revised Party 1 Proposal and the Initial BioCryst Proposal, and the need to conduct due diligence on Party 1 and BioCryst in connection with undertaking valuation exercises. The Astria Board determined that (i) the Revised Party 1 Proposal still did not reflect Astria’s intrinsic value and (ii) the Initial BioCryst Proposal was closer to reflecting Astria’s intrinsic value but was not sufficiently attractive to warrant entering into exclusive negotiations at that time. The Astria Board also discussed that the intrinsic value of BioCryst Common Stock would contribute to the value of the Initial BioCryst Proposal and determined that engaging in discussions with BioCryst would help Astria assess the intrinsic value of BioCryst Common Stock. The Astria Board discussed whether Astria should contact other potential parties in order to explore their interest in pursuing an acquisition of Astria, the risks and potential benefits of outreach to additional potential bidders, and discussed which potential counterparties would be most likely to be interested in a potential acquisition of Astria. The Astria Board determined to continue discussions at a later meeting regarding which parties to contact and when, noting that it would be premature to commence any outreach immediately based on the value reflected in the Initial BioCryst Proposal.
On August 24, 2025, Dr. Milne called Mr. Stonehouse to share the Astria Board’s determination that the value of the Initial BioCryst Proposal was not sufficiently attractive to warrant entering into exclusive negotiations at that point, and to discuss next steps related to each company’s respective due diligence efforts.
On August 25, 2025, Ms. Matthews and Mr. Ghias discussed connecting the companies’ respective legal advisors for a preliminary conversation on regulatory considerations, which conversation later occurred on August 27, 2025.
Additionally, on August 25, 2025, Dr. Milne called the chief executive officer of Party 1 to share the Astria Board’s determination that the Revised Party 1 Proposal still did not reflect Astria’s intrinsic value, and to suggest an in-person management meeting.
Between August 25, 2025 and September 2, 2025, representatives from Astria and BioCryst discussed process, timing and diligence with respect to a potential business combination transaction between Astria and BioCryst.
On August 27, 2025, members of Astria’s management team met by webcast with members of BioCryst’s management team to discuss certain financial diligence matters.
On September 3, 2025, the Astria Board held a virtual meeting, which was attended by members of Astria’s management and representatives of Evercore and Sidley. The Astria Board discussed ongoing valuation analyses being conducted by Astria’s management for each of Astria and BioCryst. The Astria Board also considered the cash and stock allocation of the proposed consideration, and the Maximum Share Number reflected in the Initial BioCryst Proposal and discussed the terms of the Initial BioCryst Proposal generally.
Also on September 3, 2025, representatives of Astria shared with representatives of BioCryst certain preliminary due diligence materials regarding Astria, to assist BioCryst with its continuing evaluation of a potential business combination with Astria.
On September 5, 2025, Dr. Milne, other members of Astria’s management team and a representative of Evercore met in person with certain members of the management team of Party 1, including its chief executive officer, and representatives of Party 1’s financial advisor. Each company presented information about its business and lead programs.
Additionally, on September 5, 2025, the Astria Board held a virtual meeting, which was attended by members of Astria’s management and representatives of Evercore and Sidley. The Astria Board resolved to form a committee for convenience and efficiency to assist the Astria Board in connection with the consideration of strategic alternatives and in reviewing, evaluating and negotiating any such strategic alternatives (the “Transaction Committee”). The Astria Board appointed Fred Callori, Hugh Cole and Gregg Lapointe as members of the Transaction Committee, with Mr. Lapointe designated as the chair of the Transaction Committee. The Astria Board delegated authority to the Transaction Committee to approve an engagement letter with

Evercore. At the meeting, among other topics discussed, Dr. Milne led a discussion with the Astria Board related to the landscape of the biopharmaceutical industry generally and the HAE market specifically, including the increased number of market participants and medicines under development and potential trends in the industry, Astria’s stand-alone business plan and the advantages of various strategic alternatives, including a potential European Licensing Transaction, the Initial BioCryst Proposal and the Revised Party 1 Proposal. Representatives of Evercore presented a preliminary valuation of Astria. The Astria Board also discussed the implications of a fixed exchange ratio and provided direction on the negotiation of the exchange ratio for the stock portion of the consideration for a business combination transaction with BioCryst. Further, the Astria Board discussed the possibility of a transaction with BioCryst without the limitations resulting from the Maximum Share Number and the related implications on closing conditions, as well as the potential for an exclusivity agreement with BioCryst (which BioCryst had requested). The Astria Board discussed and compared the general terms of each of the Revised Party 1 Proposal and the Initial BioCryst Proposal and related considerations. Members of Astria’s management and Evercore discussed insights from the ongoing discussions regarding a European Licensing Transaction and whether parties involved in that process might be interested in a business combination transaction, and the Astria Board directed Astria’s management to continue exploring a European Licensing Transaction in parallel with a potential business combination transaction. Following such discussions, the Astria Board directed the Transaction Committee to recommend to the Astria Board a response to the Initial BioCryst Proposal (including BioCryst’s request for an exclusivity agreement) and the Revised Party 1 Proposal, and to consider potential outreach to additional parties who may be interested in a business combination transaction with Astria.
On September 6, 2025, the Transaction Committee held a virtual meeting, which was also attended by Mike Kishbauch and Dr. Jonathan Violin (both of whom are members of the Astria Board), members of Astria’s management and representatives of Evercore and Sidley. At such meeting, the Transaction Committee reviewed Evercore’s preliminary valuation of Astria in further detail, reviewed the Initial BioCryst Proposal and the Revised Party 1 Proposal and discussed potential responses. The Transaction Committee agreed to recommend to the Astria Board that (i) Astria counter the Initial BioCryst Proposal with an offer valued at $14.50 per share of Astria Common Stock, to be paid in a combination of cash and stock, and (ii) Astria’s management continue discussions regarding a European Licensing Transaction for the time being. The Transaction Committee also discussed outreach to additional potential parties (including appropriate timing for such outreach) and the advisability, and potential length, of exclusive negotiations with BioCryst, in light of the ongoing discussions related to a European Licensing Transaction.
Additionally, on September 6, 2025, Dr. Milne notified the chief executive officer of Party 1 that the Astria Board was continuing to evaluate the Revised Party 1 Proposal.
On September 7, 2025, the Astria Board held a virtual meeting, which was attended by members of Astria’s management and representatives of Sidley. Mr. Lapointe reported on the Transaction Committee’s recommendations and discussions resulting from its meeting held on the previous day. The Astria Board reviewed the Transaction Committee’s recommendations and the preliminary Astria valuation materials presented by Evercore, and considered the merits of the Initial BioCryst Proposal in comparison to other potential alternatives, including the Revised Party 1 Proposal and not undertaking a strategic transaction. The Astria Board also considered agreeing to exclusive negotiations with BioCryst, the ongoing European Licensing Transaction discussions and outreach to additional potential parties who might be interested in a business combination transaction with Astria. The Astria Board determined to offer a counterproposal to the Initial BioCryst Proposal of $14.50 per share of Astria Common Stock, to be paid in cash and stock, and to agree to the limitations of a Maximum Share Number so that a vote of BioCryst stockholders would not be an additional closing condition to a potential transaction. The Astria Board directed Dr. Milne to convey the counterproposal to Mr. Stonehouse. The Astria Board also directed Astria’s management to continue conversations with Party 1 for the time being and discussed the appropriate time to commence outreach to potential alternative counterparties to a business combination transaction with Astria.
Later on September 7, 2025, Dr. Milne spoke by telephone with Mr. Stonehouse and informed him that the Initial BioCryst Proposal would not be sufficient for the Astria Board to pursue a transaction and conveyed Astria’s counterproposal of $14.50 per share of Astria Common Stock. Mr. Stonehouse indicated that a response to Astria’s counterproposal would be forthcoming the next day and that BioCryst would require an exclusivity agreement in order to proceed with negotiations. Additionally, Mr. Stonehouse outlined a potential timeline for the transaction and provided certain preliminary information regarding BioCryst’s financing plans.
On September 8, 2025, the Transaction Committee held a virtual meeting, which was attended by all other members of the Astria Board, members of Astria’s management and representatives of Sidley. At such meeting, Dr. Milne provided updates on her conversation with Mr. Stonehouse the day before. Dr. Milne updated the Transaction Committee on Astria’s interactions with Party 1. Ms. Matthews reviewed analyst information on Party 1 and provided Astria’s management’s perspective on Party 1’s expectations for market growth. Ms. Matthews also provided an update on European Licensing Transaction discussions, noting that a transaction remained on track for execution during the fourth quarter of 2025, and addressed the adverse market reaction to another company’s announcement of Phase 3 clinical data for a product candidate targeting OX40, the same target as Astria’s STAR-0310 program, as well as the potential implications for the STAR-0310 partnering process. The Transaction Committee directed Astria’s management to continue to progress discussions regarding a business combination transaction while also continuing to press forward with the European Licensing Transaction negotiations.
In the evening of September 8, 2025, Dr. Milne and Mr. Stonehouse had a call during which Mr. Stonehouse verbally conveyed a revised proposal contemplating an acquisition of Astria at a value of $12.00 per share of Astria Common Stock, to be paid in cash and BioCryst Common Stock (the “Revised BioCryst Proposal”). Dr. Milne relayed her expectation that the Astria Board would not agree to proceed with a transaction with a price of $12.00 per share or to enter into exclusive negotiations at such price. Mr. Stonehouse reiterated BioCryst’s request for exclusivity and requested that Astria agree to additional value-driving due diligence, and Dr. Milne explained she would discuss the Revised BioCryst Proposal and the value-driving diligence request with the Astria Board.
In the morning of September 9, 2025, the Transaction Committee held a virtual meeting, which was also attended by Mr. Bate, Mr. Kishbauch and Dr. Violin (all of whom are members of the Astria Board), members of Astria’s management and representatives of Evercore and Sidley. At such meeting, Dr. Milne provided updates on her conversation with Mr. Stonehouse the previous evening, including the Revised BioCryst Proposal, BioCryst’s request for exclusivity and BioCryst’s request for additional value-driving due diligence. The Transaction Committee considered the Revised BioCryst Proposal, potential responses thereto, potential transaction terms and the value-driving due diligence request. Additionally, the Transaction Committee further considered the potential outreach to alternative parties who may be interested in a business combination transaction with Astria. Members of Astria’s management and representatives of Evercore shared their perspectives on the potential parties that might be interested in a potential acquisition of Astria and it was the consensus of the Transaction Committee, based on these discussions, that outreach beyond a targeted list was not likely to yield additional competitive offers. The Transaction Committee also discussed the potential risks of more expansive outreach, including the potential harm to Astria and its relationships that could result from a leak or market rumors regarding a business combination process. The Transaction Committee determined that Evercore should commence outreach to three potential counterparties identified by Evercore and management (the “Additional Counterparties”). The Astria Board also discussed and received legal advice from representatives of Sidley regarding the proposed exclusivity agreement with BioCryst, which BioCryst continued to request.
Later in the day on September 9, 2025, the Transaction Committee held another virtual meeting, which was also attended by Dr. Sunil Agarwal (a member of the Astria Board), Mr. Kishbauch and Dr. Violin, members of Astria’s management and representatives of Evercore and Sidley. Dr. Milne and the representatives of Evercore provided updates on conversations with representatives of BioCryst subsequent to that morning’s Transaction Committee meeting regarding the Revised BioCryst Proposal, including BioCryst’s proposed methodology for calculating the exchange ratio for the stock component of the transaction’s consideration and BioCryst’s request for additional value-driving diligence. Additionally, Evercore confirmed it had completed its initial outreach to the Additional Counterparties, but had not received feedback yet. Members of Astria’s senior management also outlined key areas of due diligence on BioCryst and the Transaction Committee directed Astria’s management to request relevant diligence materials from BioCryst. The Transaction Committee determined the transaction consideration reflected in the Revised BioCryst Proposal to be insufficient to agree to an exclusivity agreement with BioCryst, and instructed Astria’s management to convey that message to BioCryst. The Transaction

Committee also considered whether to ask for Astria representation on the BioCryst Board and the benefits to Astria and its stockholders that could be derived from having a representative on the BioCryst Board with deep knowledge of Astria’s programs but, after discussion, it was determined that, at that point, this topic should not be introduced during the discussions with BioCryst.
On September 10, 2025, the Transaction Committee held two virtual meetings, each of which were also attended by Dr. Agarwal, Mr. Kishbauch and Dr. Violin, members of Astria’s management and representatives of Evercore and Sidley. At such meetings, the Transaction Committee received additional updates regarding Evercore’s outreach to the Additional Counterparties, with Evercore indicating limited responsiveness to the prior day’s outreach, despite its follow-up efforts.
On September 11, 2025, Dr. Milne called Mr. Stonehouse to discuss Astria’s view that the consideration reflected in the Revised BioCryst Proposal was insufficient to warrant exclusive negotiations with BioCryst. Mr. Stonehouse responded that BioCryst would need to conduct additional value-driving diligence and the two committed to discussing further with their respective boards of directors.
On September 11, 2025, the Transaction Committee held two virtual meetings, each of which was attended by members of Astria’s management and representatives of Evercore and Sidley. In addition, Dr. Agarwal, Mr. Bate, Joanne Beck and Mr. Kishbauch attended the first of these two virtual meetings and Mr. Kishbauch and Dr. Violin attended the second. At the first meeting, the Transaction Committee received updates regarding Evercore’s outreach to the Additional Counterparties, with Evercore indicating continued limited responsiveness. Dr. Milne provided a report regarding her conversation with Mr. Stonehouse earlier in the day. The Transaction Committee directed Dr. Milne to connect with Mr. Stonehouse to discuss the scope of the additional diligence he had requested while conveying the need for such diligence to be value-driving. In between the two Transaction Committee meetings, Evercore had a call with BioCryst’s financial advisor regarding the Revised BioCryst Proposal and Dr. Milne had a second telephone call with Mr. Stonehouse to discuss the need to increase the consideration reflected in the Revised BioCryst Proposal and the scope of any additional value-driving due diligence. At the second Transaction Committee meeting, Evercore provided an update on its discussions with BioCryst’s financial advisor regarding the financial terms of the Revised BioCryst Proposal and Dr. Milne reported on her discussion with Mr. Stonehouse, detailing the scope and specific areas of due diligence requested. Dr. Milne reported that Mr. Stonehouse had committed to an accelerated review of the additional due diligence, while expressing a view that BioCryst had very limited flexibility with respect to the financial terms of a potential transaction. The Transaction Committee concluded that additional value-driving due diligence was advisable to induce BioCryst to improve the terms of its proposal.
On September 12, 2025, Astria provided BioCryst and certain of its representatives access to an electronic data room to facilitate BioCryst’s due diligence on Astria. On September 13, 2025, BioCryst provided Astria and its representatives access to an electronic data room to facilitate Astria’s due diligence on BioCryst. From September 12, 2025 through September 16, 2025, representatives of Astria and BioCryst held several calls and webcast meetings to discuss the scope of the additional value-driving due diligence and to conduct such due diligence.
On September 16, 2025, Mr. Stonehouse called Dr. Milne to inform her that BioCryst would be submitting a revised proposal to acquire Astria for a value of $13.00 per share of Astria Common Stock, payable in a combination of cash and BioCryst Common Stock (with such stock component to be determined based on a fixed exchange ratio to be agreed by the parties) and subject to the Maximum Share Number (the “Final BioCryst Proposal”). On this call, Mr. Stonehouse noted this would be BioCryst’s “best and final” offer and that BioCryst would not further increase its proposed price. Additionally, Mr. Stonehouse and Dr. Milne discussed entry into an exclusivity agreement and a potential transaction timeline.
On September 17, 2025, the Astria Board and the Transaction Committee jointly held a virtual meeting, which was attended by members of Astria’s management and representatives of Evercore and Sidley. The Transaction Committee approved the terms of Astria’s engagement with Evercore. Dr. Milne reported to the Astria Board on her discussion with Mr. Stonehouse and outlined the revised terms conveyed to her by Mr. Stonehouse, including his message that this was BioCryst’s “best and final” offer. Dr. Milne informed the Astria Board that BioCryst envisioned signing definitive agreements by mid-October 2025. The Astria Board discussed potential outreach to additional parties who may be interested in a business combination transaction with Astria, noting that despite extensive business development discussions over the prior year related to regional licensing of navenibart, none of those discussions had led to broader interest in a business combination transaction and none of the Additional Counterparties had indicated an interest in pursuing a business combination transaction with Astria. Dr. Milne also updated the Astria Board that Party 1 had not engaged further and had not provided an updated proposal after the Revised Party 1 Proposal. Among other things, the Astria Board also discussed the status of ongoing negotiations regarding a European Licensing Transaction, the proposed development of the STAR-0310 program, the fact that Astria’s stockholders would not realize the full value for a European Licensing Transaction or partnering of STAR-0310 if a transaction with BioCryst occurred (but would have the ability to participate in any future increase in the value of the combined company by virtue of their ownership of BioCryst Common Stock issued as consideration for a potential transaction), the cost, complexities and challenges of the potential commercialization of Astria’s product candidates and the significant capital needed for their commercialization, and the impact of recent industry announcements impacting the STAR-0310 program. The Astria Board discussed and received legal advice from representatives of Sidley regarding the proposed exclusivity agreement with BioCryst that BioCryst continued to request. The representatives of Evercore outlined potential exchange ratios applicable to the stock portion of the transaction consideration and the impact of different methodologies and scenarios on the calculation of the exchange ratio, as well as the impact on the allocation of stock and cash in the transaction. The Astria Board determined that it would be willing to pursue a transaction at $13.00 per share, acknowledging that utilizing a fixed exchange ratio would make the value of the stock portion of the Merger Consideration subject to fluctuations in the price of BioCryst Common Stock, and directed Astria’s management to undertake negotiations on an exclusivity agreement with BioCryst. The Astria Board directed Evercore to engage with BioCryst’s financial advisor and seek to negotiate an exchange ratio prior to entering into such exclusivity agreement.
Later on September 17, 2025, Dr. Milne spoke with Mr. Stonehouse by telephone to inform BioCryst that Astria was willing to pursue a transaction at a value of $13.00 per share, subject to ongoing negotiations between the respective financial advisors regarding the calculation of the exchange ratio. Dr. Milne and Mr. Stonehouse also discussed the potential exclusivity agreement, a transaction timeline and BioCryst providing an updated written non-binding proposal reflecting the terms of the Final BioCryst Proposal.
Also on September 17, 2025, Astria entered into an engagement letter with Evercore.
On September 18, 2025, BioCryst provided Astria a draft exclusivity agreement reflecting an exclusivity period ending on October 15, 2025, which could be extended automatically for an additional 14 days.
On September 19, 2025, BioCryst submitted to Astria a non-binding written indication of interest reflecting the Final BioCryst Proposal as previously conveyed by Mr. Stonehouse, which also provided that the stock component of the Merger Consideration would be determined by a fixed exchange ratio based on the VWAP of BioCryst Common Stock during a period (not to exceed four weeks) to be determined and agreed to by the parties at the execution of the definitive merger agreement.
During the course of the day on September 19, 2025, there were multiple discussions between Astria and BioCryst and their respective legal and financial advisors on the draft exclusivity agreement, the Final BioCryst Proposal and the method of determining the exchange ratio.
On the evening of September 19, 2025, the Astria Board held a virtual meeting, which was attended by members of Astria’s management and representatives of Evercore and Sidley. At the meeting, Dr. Milne reviewed the Final BioCryst Proposal and the proposed terms of the exclusivity agreement, noting that BioCryst had agreed to permit Astria to continue its ongoing discussions regarding a European Licensing Transaction during the exclusivity period. The Astria Board received an update from representatives of Evercore on discussions with BioCryst’s financial advisor regarding the exchange ratio and BioCryst’s proposal to defer determining the period for the VWAP calculation, provided that the maximum period for the VWAP calculation would be 20 trading days. The Astria Board discussed the implications of agreeing to a fixed exchange ratio and deferring the exchange ratio determination, including that the $13.00 per share transaction value offered by BioCryst was an implied value based on an assumed price for BioCryst Common Stock and that by agreeing to a fixed exchange ratio and deferring the determination of the exchange ratio the value of the stock portion of the Merger Consideration would fluctuate based on that exchange ratio. The Astria Board determined to address the exchange ratio as part of the negotiations of a definitive agreement and, following additional discussion with Sidley regarding the legal implications of entering into the exclusivity agreement, approved Astria’s entry into the exclusivity agreement.

Following the meeting, Astria and BioCryst signed the exclusivity agreement, which provided for an exclusivity period ending on October 15, 2025, subject to automatic extension for an additional 14 days unless either party provided written notice to the other party of its intent to terminate exclusivity.
Following Astria’s entry into the exclusivity agreement with BioCryst, on September 23, 2025, Dr. Milne contacted the chief executive officer of Party 1 and, on a call held on September 26, 2025, Dr. Milne informed the chief executive officer of Party 1 that Astria had entered into an exclusivity agreement with another party and would not be continuing its discussions regarding a transaction with Party 1.
During the period from September 19, 2025 until the signing of the Merger Agreement, management of Astria and BioCryst, together with their legal and financial advisors, provided materials responsive to due diligence requests supplied by each party and continued their mutual diligence reviews and participated in numerous meetings and telephonic conferences where financial, regulatory, research and development, tax, human resource, manufacturing, legal and corporate information was exchanged by the parties. On September 22, 2025, Dr. Milne and Mr. Stonehouse had a telephone call to discuss each party’s ongoing due diligence efforts.
On September 25, 2025, the Astria Board held a virtual meeting, which was also attended by members of Astria’s management. The members of Astria’s management provided updates to the Astria Board on various transaction work streams.
On September 27, 2025, Covington & Burling LLP, outside counsel to BioCryst (“Covington”), sent the initial draft of the Merger Agreement to Sidley.
On September 30, 2025, Astria and BioCryst amended their confidentiality agreement to expressly permit disclosures of confidential information of Astria to certain specified potential financing sources of BioCryst.
On October 2, 2025, the Astria Board held a virtual meeting, which was attended by members of Astria’s management and representatives of Evercore and Sidley. Dr. Milne provided the Astria Board an overview of recent interactions with BioCryst, including due diligence activities and other transaction work streams. Representatives of Sidley reviewed the key issues raised by the initial draft Merger Agreement and the Astria Board provided direction and guidance with respect thereto.
On October 3, 2025, Sidley provided a revised draft of the Merger Agreement to Covington.
On October 6, 2025, Mr. Stonehouse called Dr. Milne to preview certain modifications in the updated version of the Merger Agreement that Covington would be sending to Sidley, which draft was provided to Sidley on the same day. During that conversation, Mr. Stonehouse and Dr. Milne discussed the possibility and potential benefits of Dr. Milne joining the BioCryst Board upon effectiveness of the Merger.
From October 7, 2025 to October 14, 2025, Covington and Sidley exchanged several drafts of the Merger Agreement, conducted a number of conference calls and negotiated the terms of the Merger Agreement at the direction of BioCryst and Astria, including the provisions relating to (i) the allocation of the risks associated with regulatory approvals, (ii) restrictions on Astria’s operations between signing and closing, (iii) the ability of the Astria Board to respond to unsolicited acquisition proposals, change its recommendation and accept a superior proposal, (iv) the amount and triggers for the Astria termination fee, (v) the conditions to consummation of the transaction, (vi) the definition of a Material Adverse Effect, (vii) employee compensation matters, (viii) the scope of the parties’ representations and warranties and (ix) the treatment of Astria’s convertible securities. Representatives of Covington and Sidley also discussed potential Voting Agreements to be delivered by Astria’s officers and directors and certain of Astria’s significant stockholders.
On October 8, 2025, the compensation committee of the Astria Board (the “Astria Compensation Committee”) held a virtual meeting, which was also attended by members of Astria’s management and representatives of Sidley and AON Radford, the compensation consultant to the Astria Compensation Committee. The Astria Compensation Committee discussed the provisions of the draft Merger Agreement impacting employee compensation, with a particular focus on issues impacting retention and the conduct of Astria’s business during the pendency of the Merger.
On October 8, 2025, the Astria Board held a virtual meeting, which was attended by members of Astria’s management and representatives of Evercore and Sidley. Representatives of Sidley reviewed with the Astria Board the provisions of the draft Merger Agreement that remained under negotiation, including the Exchange Ratio, non-solicitation obligations, termination fee triggers, allocation of risk associated with regulatory approvals and the definition of Material Adverse Effect. Additionally, Dr. Milne reported to the Astria Board that she and Mr. Stonehouse had discussed the possibility of her joining the BioCryst Board following the Merger, subject to applicable corporate governance procedures. The Astria Board discussed this and concluded, in agreement with Dr. Milne’s view, that this role could help with the success of the combined company and potential economic value of BioCryst Common Stock after consummation of the Merger and could therefore be viewed positively by Astria’s stockholders. Finally, the Astria Board authorized Astria’s management, together with its legal and financial advisors, to continue to negotiate the Exchange Ratio and other remaining open issues and provided direction and feedback with respect thereto.
From October 8, 2025 through October 13, 2025, multiple conversations were held between the legal and financial advisors of Astria and BioCryst regarding the draft Merger Agreement, the determination of the Exchange Ratio, including the length of, and end date for, the VWAP trading period of the BioCryst Common Stock used to determine the Exchange Ratio, the effect of the Maximum Share Number on the allocation of consideration between the stock and cash components and the treatment of Astria’s convertible securities, non-solicitation obligations, termination fee triggers, allocation of risk associated with regulatory approvals and the definition of Material Adverse Effect. The Astria Board discussed the valuation analyses conducted by Astria’s management for each of Astria and BioCryst. Additionally, during this period, Dr. Milne and Mr. Stonehouse spoke numerous times by telephone to discuss the Merger Agreement and the process for engagement of certain Astria stockholders for the purposes of soliciting the delivery of Voting Agreements and transaction timing.
On October 9, 2025, Covington provided an initial draft of the form of Voting Agreement to Sidley.
On October 10, 2025, the Transaction Committee held a virtual meeting, which was also attended by Mr. Bate, members of Astria’s management and representatives of Evercore and Sidley. The Transaction Committee discussed the status of negotiations regarding the Exchange Ratio, including the length of, and end date for, the period for the determination of the VWAP of the BioCryst Common Stock to be used to calculate the Exchange Ratio, also taking into account the Maximum Share Number and the impact of any potential issuances of shares in respect of the exercise of any of Astria’s convertible securities. The Transaction Committee provided guidance regarding such topics and instructed Astria’s management and Evercore to continue to negotiate such economic points with BioCryst.
From October 10, 2025 and October 14, 2025, representatives of Covington and Sidley continued to exchange drafts of the Merger Agreement and form of Voting Agreement and undertook negotiations to finalize such documents. Drafts of the Commitment Letter and related documents were also provided to Sidley for their review and comment.
On October 12, 2025, the Transaction Committee held a virtual meeting, which was also attended by Mr. Bate, members of Astria’s management and representatives of Evercore and Sidley. Dr. Milne provided an update on discussions regarding the Exchange Ratio. Representatives of Evercore outlined the proposed methodology for determining the Exchange Ratio and the remaining points of negotiation related to financial terms of the transaction, including the determination of the Maximum Share Number and expectations regarding potential elections by holders of the Astria Common Warrants to receive cash as contemplated by such warrants. The Transaction Committee also discussed the process of soliciting Voting Agreements from certain key stockholders of Astria. Representatives of Sidley reviewed key open points in the Merger Agreement, including the allocation of risk related to regulatory approvals, non-solicitation obligations, termination fee triggers, the Material Adverse Effect definition, and certain interim operating covenants. The Transaction Committee also considered the potential impact of the federal government shutdown and the impact of a continuing government shutdown on the transaction and the obligations of the parties.
On October 13, 2025, the Astria Board held a virtual meeting, which was also attended by members of Astria’s management and representatives of Evercore and Sidley. In advance of the meeting, the directors were provided with, among other things, substantially final versions of the Merger Agreement and form of Voting Agreement, draft proposed resolutions approving the transactions contemplated thereby and the financial analyses prepared by Evercore. Dr. Milne recounted the negotiations on the Exchange Ratio and reviewed with the Astria Board the proposed Exchange Ratio of 0.59 shares of BioCryst Common Stock and the Per Share Cash Amount

of $8.55, which together implied a value of $13.00 per share of Astria Common Stock based on the 20-day VWAP of BioCryst Common Stock as of October 8, 2025. Representatives of Evercore and Sidley provided their perspectives on the proposed Exchange Ratio and the calculation thereof.
Representatives of Sidley then reviewed with the Astria Board its fiduciary duties with respect to approving a business combination transaction such as the Merger and reviewed the changes to the terms of the Merger Agreement and the form of Voting Agreement from the prior drafts that had been presented to the Astria Board at the October 10, 2025 meeting. During the discussion on the treatment of the Astria Common Warrants and that shares underlying Elected Warrants would not be counted towards the Maximum Share Number, Mr. Callori and Dr. Violin, each of whom had previously disclosed to the Astria Board a relationship with a holder of Astria Common Warrants, recused themselves. The representatives of Sidley noted that the officers and directors of Astria, as well as certain stockholders affiliated with Perceptive Advisors, LLC, would each enter into a Voting Agreement with BioCryst in connection with the Merger and that the terms of such agreements were substantially in agreed form as between those parties as provided to the Astria Board.
Also at the meeting, Evercore reviewed with the Astria Board its financial analysis of the Merger Consideration and delivered to the Astria Board its opinion to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Merger Consideration to be received by the holders of shares of Astria Common Stock in the Merger was fair, from a financial point of view, to such holders. For a detailed discussion of Evercore’s opinion, please see the section entitled “—Opinion of Astria’s Financial Advisor.” Evercore also advised the Astria Board that there had been no changes to its disclosure with respect to conflicts, as previously received by the Astria Board.
A discussion ensued regarding the potential transaction with BioCryst. In the course of its deliberations, the Astria Board considered a number of factors, including those described more fully below under the section entitled “—Astria’s Reasons for the Merger and Recommendation of the Astria Board.” At the conclusion of these discussions, after consideration of the matters presented, the Astria Board unanimously (i) determined that the Merger Agreement, the Voting Agreements and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, Astria and the holders of Astria Common Stock, (ii) approved, adopted and declared advisable the Merger Agreement, the Voting Agreements and the transactions contemplated thereby, including the Merger, in accordance with the requirements of the DGCL and (iii) resolved to recommend that Astria’s stockholders vote to approve the adoption of the Merger Agreement.
On October 14, 2025, Astria, BioCryst and Merger Sub executed and delivered the Merger Agreement and BioCryst and the officers and directors of Astria and certain stockholders affiliated with Perceptive Advisors, LLC each executed and delivered a Voting Agreement.
Astria and BioCryst issued a joint press release announcing the entry into the Merger Agreement before the opening of trading on Nasdaq on October 14, 2025.
Astria’s Reasons for the Merger and Recommendation of the Astria Board
At a meeting held on October 13, 2025, the Astria Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, Astria and the holders of Astria Common Stock, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, in accordance with the requirements of the DGCL and (iii) resolved to recommend that Astria’s stockholders vote to approve the adoption of the Merger Agreement.
In reaching its decision to approve, adopt and declare advisable the Merger Agreement and the consummation by Astria of the Merger, and to recommend that the holders of Astria Common Stock adopt the Merger Agreement, the Astria Board and its Transaction Committee held numerous meetings, evaluated the Merger Agreement and the transactions contemplated thereby, including the Merger, consulted with Astria’s senior management, as well as Astria’s financial and legal advisors, reviewed and assessed a significant amount of information, and considered a number of factors, including the following (which are presented below in no particular order):

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the Merger Consideration is comprised of $8.55 in cash and 0.59 of a share of BioCryst Common Stock, giving Astria’s stockholders immediate value and liquidity at closing of the Merger as a result of the cash portion of the Merger Consideration, as well as the ability to participate in any future increase in the value of the combined company following the closing of the Merger by virtue of their ownership of BioCryst Common Stock;

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the Merger Consideration reflects an implied value of $13.00 per share based on BioCryst’s 20-day VWAP of $7.54 as of October 8, 2025 (which reflects the method of calculation of such VWAP that was agreed between Astria and BioCryst), and represented a premium of approximately 53% over the closing stock price per share of Astria Common Stock on October 13, 2025 (the last trading day before the public announcement of the Merger Agreement), and 71% over Astria Common Stock’s 20-day VWAP as of October 13, 2025 (the last trading day before the public announcement of the Merger Agreement);

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the potentially complementary nature of navenibart, Astria’s lead product candidate and a potential long-acting injectable treatment for HAE, with BioCryst’s ORLADEYO product, the first oral HAE treatment, as well as BioCryst’s successful development and launch of ORLADEYO, experience which the Astria Board believes could increase the probability that navenibart will have a successful commercial launch, if approved for marketing;

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the Astria Board’s understanding, based on the due diligence conducted by Astria’s senior management and its outside financial and legal advisors, of BioCryst’s business, operations, assets and liabilities, financial condition, earnings, including the market for ORLADEYO, strategy and future prospects;

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the Astria Board’s review and analysis, with the assistance of its financial advisor, of potential strategic alternatives, regional licensing opportunities and alternative transaction partners to identify the opportunity that would, in the view of the Astria Board, create the most value for Astria’s stockholders;

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the Astria Board’s belief, after its review of strategic alternatives and discussions with Astria’s senior management and its financial and legal advisors, that the Merger is more favorable to Astria’s stockholders than the potential value that might have resulted from other strategic alternatives available to Astria;

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the Astria Board’s belief that, as a result of arm’s-length negotiations with BioCryst, Astria and its representatives negotiated the highest Exchange Ratio and Per Share Cash Amount to which BioCryst was willing to agree, and that the other terms of the Merger Agreement, taken as a whole, include the most favorable terms to Astria in the aggregate to which BioCryst was willing to agree;

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progress made by Astria throughout the negotiation process with BioCryst with respect to the valuation of Astria: from $11.50 per share implied value in BioCryst’s initial indication of interest to $13.00 per share implied value in the Merger Agreement, which the Astria Board believed was the greatest implied value to which BioCryst was willing to agree;

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the assessment of the Astria Board, grounded in its clinical development and commercialization experience and a deep understanding of Astria’s business, with the assistance of Astria’s senior management and its financial and legal advisors, of Astria’s standalone plan and other strategic alternatives available to Astria for enhancing value over the long term and the potential risks, rewards and uncertainties associated with Astria’s standalone plan and such other alternatives, and the belief of the Astria Board that the Merger offered greater benefits, with reduced risks, as compared to the value that could reasonably be expected to be obtained from Astria’s standalone plan and other alternatives available to Astria;

•
the significant capital needed for Astria to complete the clinical development of its product candidates and, if approved for marketing, successfully commercialize them, and the potential that adequate additional financing may not be available on acceptable terms, or at all, or that the terms of any financing may adversely affect the holdings or the rights of Astria’s stockholders, including as a result of the dilution of Astria’s stockholders’ ownership interests or terms that include liquidation or other preferences, or contain restrictive covenants that limit Astria’s ability to take specific actions that could adversely impact its ability to conduct its business;

•
the challenges of successfully commercializing Astria’s product candidates, if approved for marketing, including, among other things, the ability to develop any drug device combination for navenibart, STAR-0310 or any future product candidates, the need to either develop a sales and marketing organization or outsource these functions to third parties, the ability to obtain, both domestically and abroad, coverage from third-party payors, including government health administration authorities and private health coverage insurers, and the ability to gain sufficient market acceptance by physicians, patients, third-party payors and others in the medical community;

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the current financial market conditions and historical market prices, volatility and trading information with respect to the Astria Common Stock and the risk that Astria may be unable to secure funding on acceptable terms in the future;

•
the current and prospective business climate in the industry in which Astria and BioCryst operate, including the increasing number of current and likely competitors of Astria and BioCryst, and the related challenges faced in commercializing product candidates in general and, in particular, product candidates for treating HAE;

•
with the addition of navenibart, BioCryst’s portfolio will include both an oral product and a long-acting injectable product candidate for HAE, allowing for a more individualized approach to serving patients and the opportunity to offer patients both oral and injectable therapies;

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the Astria Board’s view that the combined company will be led by an experienced senior management team from BioCryst with significant experience in the HAE market, and that Jill Milne, Astria’s Chief Executive Officer, will join the BioCryst Board effective as of the Closing; and

•
the financial analyses of Evercore reviewed with Astria Board on October 13, 2025, and the opinion of Evercore, dated October 13, 2025, addressed to the Astria Board as to the fairness, from a financial point of view and as of the date of such opinion, to the holders of Astria Common Stock of the Merger Consideration, as more fully described below under the caption “—Opinion of Astria’s Financial Advisor.”

The Astria Board also reviewed the terms of the Merger Agreement and the Voting Agreements, including those described below (which are presented in no particular order):
•	the calculation of the Exchange Ratio and the estimated number of shares of BioCryst Common Stock to be issued in the Merger;
•	the number and nature of the conditions to BioCryst’s and Astria’s respective obligations to complete the Merger and the likelihood that the Merger will be completed on a timely basis;
•	the absence of a financing contingency;
•
the rights of, and limitations on, Astria under the Merger Agreement to consider and engage in discussions regarding unsolicited acquisition proposals under certain circumstances, as more fully described in the section entitled “The Merger Agreement—No Solicitation of Competing Proposals”;

•
the limitations on the Astria Board’s ability to change its recommendation in favor of the Merger, as more fully described in the section entitled “The Merger Agreement—No Solicitation of Competing Proposals”;

•
the potential termination fee of $32.25 million payable by Astria to BioCryst if the Merger Agreement is terminated in certain circumstances, as more fully described in the sections entitled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee and Expenses”; and

•
pursuant to the Voting Agreements, certain stockholders of Astria have agreed, solely in their capacities as stockholders of Astria, to vote all of their shares of Astria Common Stock in favor of the Merger Proposal and against any alternative acquisition proposals, as more fully described in the section entitled “Voting and Support Agreements.”

In the course of its deliberations, the Astria Board also considered a number of uncertainties, risks and potentially negative factors relevant to the transactions contemplated by the Merger Agreement, including the following (which are presented below in no particular order):

•
the potential effect of the $32.25 million termination fee payable by Astria upon the occurrence of certain events in deterring other potential acquirors from proposing an alternative acquisition proposal that may be more advantageous to Astria’s stockholders;

•	the prohibition on Astria’s solicitation of alternative acquisition proposals during the pendency of the Merger;
•
the Exchange Ratio provides for a fixed number of shares of BioCryst Common Stock for each share of Astria Common Stock and, as such, holders of Astria Common Stock cannot be certain, at the time of the Special Meeting, of the market value of the Merger Consideration they will receive, and the possibility that holders of Astria Common Stock could be adversely affected by a decrease in the market price of BioCryst Common Stock before the closing of the Merger;

•
if the aggregate number of shares of BioCryst Common Stock to be issued in connection with the Merger will exceed 19.9% of the issued and outstanding shares of BioCryst Common Stock immediately prior to the Effective Time, the Exchange Ratio will be reduced, as more fully described in the section entitled “The Merger Agreement—Merger Consideration”;

•
as a result of the Merger, Astria will not realize the full value from the potential commercialization of navenibart, licensing of rights to navenibart in Europe and certain other ex-U.S. jurisdictions or any future development of STAR-0310;

•	the substantial expenses incurred or to be incurred by Astria in connection with the Merger;
•	the approval under the HSR Act required in connection with the Merger and the risk that such approval may not be received in a timely manner;
•	the risk of losing key Astria employees during the pendency of the Merger and thereafter;
•	the possible diversion of management attention and resources from the operation of Astria’s business or other strategic opportunities towards the completion of the Merger;
•
the Merger Agreement places certain restrictions on the conduct of Astria’s business prior to the completion of the Merger, which are customary for public company merger agreements involving biopharmaceutical companies, but which, subject to specific exceptions, could delay or prevent Astria from undertaking business opportunities that might arise during the pendency of the Merger or any other action it would otherwise take with respect to the operations of Astria absent the pendency of the Merger;

•	the potential for legal claims challenging the Merger;
•	the possible volatility of the trading price of Astria Common Stock and BioCryst Common Stock resulting from the announcement, pendency or completion of the Merger;
•	the Merger might not be consummated in a timely manner or at all;
•	the scientific, technical, regulatory and other risks and uncertainties associated with BioCryst’s development and commercialization of navenibart;
•
Astria’s cash continuing to deplete during the pendency of the Merger, which will reduce the potential value that would be available to Astria’s stockholders, should the Merger not be completed for any reason;

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BioCryst may not have available sources of financing necessary to fund the Merger and the ongoing development of navenibart in addition to BioCryst’s existing pipeline of clinical and preclinical programs through upcoming value inflection points; and

•
the various other risks associated with the combined company and the transactions contemplated by the Merger Agreement, including those described in the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in this proxy statement/prospectus.

In reaching its decision to approve, adopt and declare advisable the Merger Agreement and the consummation by Astria of the Merger, the Astria Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Astria Board considered all of these factors as a whole, including through its discussions with Astria’s senior management and financial and legal advisors, in evaluating the Merger Agreement and the consummation by Astria of the Merger.
In considering the recommendation of the Astria Board, you should be aware that Astria’s directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The Astria Board was aware of and considered these interests, among other matters, in evaluating and overseeing the negotiation of the Merger Agreement, in approving, adopting and declaring advisable the Merger Agreement and the consummation by Astria of the Merger and in recommending that the Merger Agreement be adopted by Astria’s stockholders. See the section entitled “The Merger—Interests of Astria’s Directors and Executive Officers in the Merger.”
It should be noted that this explanation of the reasoning of the Astria Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
For the reasons set forth above, the Astria Board recommends that the holders of Astria Common Stock vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.
Opinion of Astria’s Financial Advisor
Astria retained Evercore to act as its financial advisor in connection with the Astria Board’s evaluation of strategic and financial alternatives, including the Merger. As part of this engagement, Astria requested that Evercore evaluate the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of shares of Astria Common Stock pursuant to the Merger Agreement. At a meeting of the Astria Board held on October 13, 2025, Evercore rendered to the Astria Board its opinion to the effect that, as of October 13, 2025 and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Merger Consideration to be received by the holders of shares of Astria Common Stock in the Merger was fair, from a financial point of view, to such holders.
The full text of the written opinion of Evercore, dated as of October 13, 2025, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. Astria and BioCryst encourage you to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Astria Board (in its capacity as such) in connection with its evaluation of the proposed Merger. The opinion does not constitute a recommendation to the Astria Board or to any other persons in respect of the Merger, including as to how any holder of shares of Astria Common Stock should vote or act in respect of the Merger. Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Astria, nor does it address the underlying business decision of Astria to engage in the Merger.
In connection with rendering its opinion, Evercore, among other things:
•	reviewed certain publicly-available business and financial information relating to Astria and BioCryst that Evercore deemed to be relevant, including publicly-available research analysts’ estimates;
•
reviewed the Astria Forecasts (as defined and summarized in the section entitled “—Certain Unaudited Prospective Financial Information—Additional Unaudited Prospective Financial Information”), which consist of certain internal projected financial data relating to Astria, including projected utilization of net operating losses, prepared and furnished to Evercore by Astria’s management, as approved for Evercore’s use by Astria;

•
reviewed the BioCryst Forecasts (as defined and summarized in the section entitled “—Certain Unaudited Prospective Financial Information—Additional Unaudited Prospective Financial Information”), which consist of certain projected financial data relating to BioCryst prepared and furnished to Evercore by Astria’s management, as approved for Evercore’s use by Astria (which, together with the Astria Forecasts, are referred to as the “Forecasts”);

•
reviewed the Synergies Forecasts (as defined and summarized in the section entitled “—Certain Unaudited Prospective Financial Information—Additional Unaudited Prospective Financial Information”), which consist of certain estimates of the cost savings expected to result from the Merger, prepared and furnished to Evercore by Astria’s management, as approved for Evercore’s use by Astria;

•
discussed with Astria’s management their assessment of the past and current operations of Astria and BioCryst, the current financial condition and prospects of Astria and BioCryst, the Forecasts and the Synergies Forecasts (including Astria’s management’s views on the risks and uncertainties in achieving the Forecasts), and discussed with management of BioCryst their assessment of certain past and current operations of BioCryst, and the current financial condition and prospects of BioCryst;

•	reviewed the reported prices and the historical trading activity of the Astria Common Stock and the BioCryst Common Stock;
•	compared the stock market trading multiples of BioCryst with those of certain other publicly-traded companies that Evercore deemed relevant;
•	reviewed the financial terms and conditions of a draft, dated October 12, 2025, of the Merger Agreement; and
•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.
For purposes of Evercore’s analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information), and further relied upon the assurances of the management of Astria that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, as well as the Synergies Forecasts, Evercore assumed with the consent of the Astria Board that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Astria’s management as to the future financial performance of Astria and BioCryst and the other matters covered thereby. Evercore relied, at the direction of Astria, on the assessments of Astria’s management of BioCryst’s abilities to achieve the Synergies Forecasts and was advised by Astria’s management, and assumed with the consent of the Astria Board, that the Synergies Forecasts would be realized in the amounts and at the times projected. Evercore expressed no view as to the Forecasts, the Synergies Forecasts or the assumptions on which they were based.
For purposes of Evercore’s analysis and opinion, Evercore assumed, in all respects material to its analysis, that the final executed Merger Agreement did not differ from the draft Merger Agreement reviewed by Evercore, that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party performed all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger would be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on Astria, BioCryst or the consummation of the Merger or reduce the contemplated benefits of the Merger to the holders of the shares of Astria Common Stock. In addition, Evercore relied, without independent verification, on the assessments of Astria’s management as to (i) the validity of, and risks associated with, Astria’s and BioCryst’s intellectual property, technology, products and services, and (ii) the marketability, commercial viability and market adoption of Astria’s and BioCryst’s current and future products and services.
Evercore did not conduct a physical inspection of the properties or facilities of Astria or BioCryst and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of Astria or BioCryst, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of Astria or BioCryst under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of the date of its opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of its opinion. It is understood that subsequent developments may affect Evercore’s opinion and that Evercore did not and does not have any obligation to update, revise or reaffirm its opinion.
Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of the shares of Astria Common Stock, from a financial point of view, of the Merger Consideration. Evercore did not express any view on, and Evercore’s opinion did not address, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Astria, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Astria, or any class of such persons, whether relative to the Merger Consideration or otherwise. Evercore was not asked to, nor did Evercore express any view on, and Evercore’s opinion did not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Evercore’s opinion did not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Astria, nor did it address the underlying business decision of Astria to engage in the Merger. Evercore’s opinion did not constitute a recommendation to the Astria Board or to any other persons in respect of the Merger, including as to how any holder of the shares of Astria Common Stock should vote or act in respect of the Merger. Evercore did not express any opinion as to the prices at which the Astria Common Stock or BioCryst Common Stock would trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Astria, BioCryst or the Merger or as to the impact of the Merger on the solvency or viability of Astria or BioCryst, or the ability of Astria or BioCryst to pay its obligations when they come due. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by Astria and its advisors with respect to legal, regulatory, accounting and tax matters.
Set forth below is a summary of the material financial analyses reviewed by Evercore with the Astria Board on October 13, 2025 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before October 10, 2025 (the last full trading date prior to the date when Evercore’s opinion was rendered), and is not necessarily indicative of current market conditions.
For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of Astria. The estimates contained in Evercore’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty.
The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.
Summary of Evercore’s Financial Analyses
Analysis of Astria
Discounted Cash Flow Analysis
Evercore performed a discounted cash flow analysis of Astria to calculate the estimated present value of the standalone unlevered, after-tax free cash flows, defined as net operating profit after tax, plus depreciation and amortization, plus share based compensation, less changes in net working capital and capital expenditures, that

Astria was forecasted to generate during Astria’s fiscal years 2026 through 2044 based on the Astria Forecasts. Evercore calculated terminal values for Astria by applying a perpetuity growth rate of negative 26.0%, which was selected based on Astria’s management’s guidance and Evercore’s professional judgment and experience, to a terminal year estimate of the unlevered, after-tax free cash flows that Astria was forecasted to generate based on the Astria Forecasts. The cash flows and terminal values in each case were then discounted to present value as of December 31, 2025 using discount rates ranging from 13.0% to 16.0%, which were based on an estimate of Astria’s weighted average cost of capital, and the mid-year cash flow discounting convention. Based on (a) this range of implied enterprise values, (b) the present value of tax savings from Astria’s estimated usage of net operating losses based on the Astria Forecasts of $60 million, (c) Astria’s estimated cash and debt as of December 31, 2025, (d) the present value of the cost of projected capital financing and (e) the number of fully diluted shares of Astria Common Stock, in each case as provided by Astria’s management, this analysis indicated a range of implied equity values per share of Astria Common Stock of $12.60 to $16.75, in each case rounded to the nearest $0.05.
Evercore compared the above implied equity values per share of Astria Common Stock to certain illustrative transaction values as of December 31, 2025. Evercore calculated such illustrative transaction values as the sum of (a) the implied equity value of BioCryst (summarized below under the caption entitled “—Analysis of BioCryst—Discounted Cash Flow Analysis”) of approximately $2,450 million to $2,740 million multiplied by 14.3% (the assumed ownership attributable to the holders of shares of Astria Common Stock, Series X Preferred Shares and Astria Pre-Funded Warrants in the combined company after giving effect to the Merger on a pro forma basis), (b) the aggregate cash consideration of $8.55 per share of Astria Common Stock, including those shares underlying each Series X Preferred Share and Astria Pre-Funded Warrant, (c) the difference between $13.00 and the exercise price per share underlying each Astria Stock Option that has an exercise price lower than $13.00, and (d) $8.47 per share underlying each Astria Common Warrant (assuming, solely for purposes of this calculation, that each Astria Common Warrant will be an Elected Warrant receiving its respective Black Scholes Value, assumed to be equal to $8.47 as of October 10, 2025) (equaling approximately $640 million, as rounded to the nearest $5 million, in cash payable to holders of those securities described in the foregoing clauses (b) through (d)) and divided that sum by the number of fully diluted shares of Astria Common Stock outstanding, resulting in a range of illustrative transaction values of $14.15 to $14.70 per Share, in each case rounded to the nearest $0.05.
Other Factors
Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:
Last 52-Week Trading Range
Evercore reviewed historical trading prices of shares of Astria Common Stock during the twelve-month period ended October 10, 2025, noting that the low and high intraday prices during such period ranged from $3.55 to $12.50 per share of Astria Common Stock, respectively, in each case rounded to the nearest $0.05.
Equity Research Analyst Price Targets
Evercore reviewed selected public market trading price targets for the shares of Astria Common Stock prepared and published by equity research analysts that were publicly available as of October 10, 2025, the last full trading day prior to the date when Evercore delivered its opinion to the Astria Board. These price targets reflect analysts’ estimates of the future public market trading price of the shares of Astria Common Stock at the time the price target was published. As of October 10, 2025, the range of selected equity research analyst price targets per share of Astria Common Stock was $20.00 to $49.00. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of Astria Common Stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risks and uncertainties, including factors affecting the financial performance of Astria and future general industry and market conditions.

Premiums Paid Analysis
Using publicly-available information, Evercore reviewed 30 transactions and announced bids for control of U.S. publicly-traded targets in the biopharmaceutical industry with an aggregate upfront transaction value between $500 million and $2 billion announced since January 1, 2022. Using publicly-available information, Evercore calculated the premiums paid as the percentage by which the aggregate upfront value per share paid or proposed to be paid in each such transaction exceeded the unaffected closing market prices per share of the target companies.
This analysis indicated the following:

Upfront Transaction Value Premium to Unaffected
25th Percentile	49%
Median	71%
Mean	76%
75th Percentile	100%

Based on the results of this analysis and its professional judgment and experience, Evercore applied a premium range of 49% to 100% to the closing price per share of Astria Common Stock of $8.31 as of October 10, 2025. This analysis indicated a range of implied equity values per Share of $12.40 to $16.60, in each case rounded to the nearest $0.05.
Calculation of Implied Value of Merger Consideration
Evercore compared the results of the foregoing for informational purposes only analyses with the implied value of the Merger Consideration as of October 10, 2025. Evercore calculated such implied value of the Merger Consideration as the sum of (a) the exchange ratio of 0.59 multiplied by the closing stock price per share of BioCryst Common Stock of $7.22 as of October 10, 2025, resulting in an implied value for the stock consideration as of that date of $4.26 per share of Astria Common Stock and (b) the cash consideration of $8.55 per share of Astria Common Stock, resulting in an implied value of the Merger Consideration as of October 10, 2025 of $12.81 per share of Astria Common Stock.
Analysis of BioCryst
Discounted Cash Flow Analysis
Evercore performed a discounted cash flow analysis of BioCryst to calculate the estimated present value of the standalone unlevered, after-tax free cash flows, defined as net operating profit after tax, plus depreciation and amortization, plus share-based compensation, less changes in net working capital and capital expenditures, that BioCryst was forecasted to generate during BioCryst’s fiscal years 2026 through 2037 based on the BioCryst Forecasts. Evercore calculated terminal values for BioCryst by applying a perpetuity growth rate of negative 50.0%, which was selected based on Astria management’s guidance and Evercore’s professional judgment and experience, to a terminal year estimate of the unlevered, after-tax free cash flows that BioCryst was forecasted to generate based on the BioCryst Forecasts. The cash flows and terminal values in each case were then discounted to present value as of December 31, 2025 using discount rates ranging from 11.5% to 14.0%, which were based on an estimate of BioCryst’s weighted average cost of capital, and the mid-year cash flow discounting convention. Based on (a) this range of implied enterprise values, (b) BioCryst’s standalone estimated net debt (calculated as cash and cash equivalents less total debt) as of December 31, 2025, and (c) the number of fully diluted shares of BioCryst Common Stock, in each case as provided by Astria’s management, this analysis indicated a range of implied equity values per share of BioCryst Common Stock of $10.60 to $11.70, in each case rounded to the nearest $0.05.

Selected Publicly-Traded Biopharma Companies Analyses
Evercore reviewed and compared certain financial information of BioCryst to corresponding financial multiples and ratios for the following selected publicly-traded companies in the biopharmaceutical industry (the “selected companies”):
•	Amicus Therapeutics, Inc.;
•	Apellis Pharmaceuticals, Inc.;
•	Ardelyx, Inc.;
•	Catalyst Pharmaceuticals, Inc.;
•	Harmony Biosciences Holdings, Inc.;
•	Krystal Biotech, Inc.;
•	Mirum Pharmaceuticals, Inc.;
•	PTC Therapeutics, Inc.; and
•	Travere Therapeutics, Inc.
For each of the selected companies, Evercore calculated total enterprise value (“TEV,” defined as equity market capitalization plus total debt, plus preferred equity and minority interest, less cash and cash equivalents) as a multiple of estimated 2026, 2027 and 2028 earnings before interest, taxes, depreciation and amortization (referred to as “EBITDA,” such estimated 2026, 2027 and 2028 earnings referred to as “2026E EBITDA,” “2027E EBITDA,” and “2028E EBITDA,” respectively, and such multiples referred to as “TEV / 2026E EBITDA,” “TEV / 2027E EBITDA,” and “TEV / 2028E EBITDA,” respectively) based on closing share prices as of October 10, 2025. Estimated financial data of the selected companies were based on publicly available research analysts’ estimates obtained from FactSet Consensus (“FactSet Consensus”) as of October 10, 2025.
For each of the selected companies, Evercore also calculated total enterprise value as a multiple of estimated 2026, 2027 and 2028 revenue (referred to as “2026E Revenue,” “2027E Revenue,” and “2028E Revenue,” respectively, and such multiples referred to as “TEV / 2026E Revenue,” “TEV / 2027E Revenue,” and “TEV / 2028E Revenue,” respectively) based on closing share prices as of October 10, 2025. Estimated financial data of the selected companies were based on publicly available research analysts’ estimates obtained from FactSet Consensus as of October 10, 2025.
This analysis indicated the following:

Benchmark	25th Percentile	Mean	Median	75th Percentile
TEV / 2026E EBITDA	6.7x	10.5x	9.3x	15.0x
TEV / 2027E EBITDA	6.3x	10.3x	8.9x	15.7x
TEV / 2028E EBITDA	5.2x	6.5x	6.1x	8.1x

Benchmark	25th Percentile	Mean	Median	75th Percentile
TEV / 2026E Revenue	3.2x	4.4x	3.7x	5.2x
TEV / 2027E Revenue	2.5x	3.2x	3.0x	3.3x
TEV / 2028E Revenue	2.4x	2.9x	2.6x	3.3x

Based on the multiples it derived for the selected companies and based on its professional judgment and experience, Evercore applied a total enterprise value/EBITDA multiple reference range of 6.7x to 15.0x to BioCryst’s estimated EBITDA in fiscal year 2026 based on FactSet Consensus as of October 10, 2025.
Based on the multiples it derived for the selected companies and based on its professional judgment and experience, Evercore applied a total enterprise value/revenue multiple reference range of 3.2x to 5.2x to BioCryst’s estimated revenue in fiscal year 2026 based on FactSet Consensus as of October 10, 2025.
Based on this range of implied total enterprise values, BioCryst’s estimated net debt (cash and cash equivalents less total debt) as of December 31, 2025, and the number of fully diluted shares of BioCryst Common Stock, in each case as provided by Astria’s management, this analysis indicated a range of implied equity values per share of BioCryst Common Stock of $10.55 to $15.70, in each case rounded to the nearest $0.05, based on 2026E revenue and $5.75 to $10.70, in each case rounded to the nearest $0.05, based on 2026E EBITDA from FactSet Consensus as of October 10, 2025.
Although none of the selected companies is directly comparable to BioCryst, Evercore selected these companies because they are publicly-traded biopharmaceutical companies that Evercore, in its professional judgment and experience, considered generally relevant to BioCryst for purposes of its financial analyses. In evaluating the selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected companies.
Other Factors
Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:
Last 52-Week Trading Range
Evercore reviewed historical trading prices of shares of BioCryst Common Stock during the twelve-month period ended October 10, 2025, noting that the low and high intraday prices during such period ranged from $6.00 to $11.30 per share of BioCryst Common Stock, respectively, in each case rounded to the nearest $0.05.
Equity Research Analyst Price Targets
Evercore reviewed selected public market trading price targets for the shares of BioCryst Common Stock prepared and published by equity research analysts that were publicly available as of October 10, 2025, the last full trading day prior to the date when Evercore delivered its opinion to the Astria Board. These price targets reflect analysts’ estimates of the future public market trading price of the shares of BioCryst Common Stock at the time the price target was published. As of October 10, 2025, the range of selected equity research analyst price targets per share of BioCryst Common Stock was $8.00 to $30.00. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of BioCryst Common Stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risks and uncertainties, including factors affecting the financial performance of BioCryst and future general industry and market conditions.
Evercore’s Combination Analysis
Pro Forma “Has-Gets” Analysis
Evercore calculated the implied aggregate equity value of the combined company on a pro forma basis attributable to holders of shares of Astria Common Stock on a pro forma basis giving effect to the Merger based on a discounted cash flow analysis, and compared that value with Astria’s current standalone implied equity value calculated using a discounted cash flow analysis.
The pro forma implied equity value attributable to holders of shares of Astria Common Stock on a fully diluted, as-converted basis in accordance with the terms of the Merger Agreement was calculated as the sum of: (a) the product obtained by multiplying (i) 14.3% (the assumed ownership attributable to the holders of shares of Astria Common Stock, Series X Preferred Shares and Astria Pre-Funded Warrants in the combined company after giving effect to the Merger on a pro forma basis) by (ii) an amount equal to the implied aggregate equity value of the combined company on a pro forma basis giving effect to the Merger, calculated as (A) Astria’s standalone implied aggregate equity value calculated using the discounted cash flow analysis as of October 10, 2025, summarized above under the caption “—Analysis of Astria—Discounted Cash Flow Analyses” (calculated using the midpoint of the implied equity value of Astria based on the perpetuity growth rate method), plus (B) BioCryst’s standalone implied aggregate equity value calculated using the discounted cash flow analysis summarized above under the caption “—Analysis of BioCryst—Discounted Cash Flow Analysis” (calculated using the midpoint of the implied equity value of BioCryst based on the perpetuity growth rate method), plus (C) the midpoint of the net present value of the after-tax Synergies Forecasts based on discounted cash flow analysis utilizing the perpetuity growth rate method (using the discount rate of 14.5%) and minus (D) the aggregate cash consideration, equaling approximately $640 million, (with the foregoing clauses (A) through (D) representing in sum a total pro forma implied aggregate equity value of $3,240 million, of which 14.3%, or approximately $460 million, as rounded to the nearest $5 million, is the implied equity value of the stock component of the Merger Consideration to be received by holders of shares of Astria Common Stock in the Merger on a fully-diluted, as-converted basis); plus (b) the aggregate cash consideration of (i) $8.55 per share of Astria Common Stock, including those shares underlying each Series X Preferred Share and Astria Pre-Funded Warrant, (ii) the difference between $13.00 and the exercise price per share underlying each Astria Stock Option that has an exercise price lower than $13.00, and (iii) $8.47 per share underlying each Astria Common Warrant (assuming, solely for purposes of this calculation, that each Astria Common Warrant will be an Elected Warrant receiving its respective Black Scholes Value, assumed to be equal to $8.47 as of October 10, 2025) (equaling approximately $640 million, as rounded to the nearest $5 million, in cash payable to holders of those securities described in the foregoing clauses (i) through (iii)).
This analysis resulted in an implied aggregate equity value of the combined company on a pro forma basis attributable to holders of shares of Astria Common Stock, on a pro forma basis, of approximately $1,100 million, rounded to the nearest $5 million, which Evercore compared to Astria’s standalone implied equity value calculated using the discounted cash flow analysis summarized above under the caption “—Analysis of Astria—Discounted Cash Flow Analysis” of $1,015 million, rounded to the nearest $5 million.
Miscellaneous
The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the Astria Board. In connection with the review of the Merger by the Astria Board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of shares of Astria Common Stock. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.
Evercore prepared these analyses for the purpose of providing an opinion to the Astria Board as to the fairness, from a financial point of view, of the Merger Consideration to the holders of shares of Astria Common Stock. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.
Evercore’s financial advisory services and its opinion were provided for the information and benefit of the Astria Board (in its capacity as such) in connection with its evaluation of the Merger. The issuance of Evercore’s opinion was approved by an Opinion Committee of Evercore.
Evercore did not recommend any specific amount of consideration to the Astria Board or Astria’s management or that any specific amount of consideration constituted the only appropriate consideration in the Merger for the holders of shares of Astria Common Stock.

Pursuant to the terms of Evercore’s engagement letter, Astria has agreed to pay Evercore a fee for its services in the amount of approximately $23.0 million, of which $2.0 million was paid upon delivery of Evercore’s opinion, and the balance of which will be payable contingent upon the consummation of the Merger. Astria has also agreed to reimburse Evercore for certain of its expenses and to indemnify Evercore against certain liabilities arising out of its engagement.
During the two-year period prior to the date of its opinion, Evercore and its affiliates have provided financial advisory services to Astria and received fees for the rendering of these services in the amount of approximately $4 million. In addition, during the two-year period prior to the date of its opinion, Evercore and its affiliates have not been engaged to provide financial advisory or other services to BioCryst and Evercore has not received any compensation from BioCryst during such period. Evercore may provide financial advisory or other services to Astria and BioCryst in the future, and in connection with any such services Evercore may receive compensation.
Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to Astria, BioCryst, potential parties to the Merger and/or their respective affiliates or persons that are competitors, customers or suppliers of Astria or BioCryst.
Astria engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions to its clients in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.
Certain Unaudited Prospective Financial Information
Other than in connection with its regular earnings press releases and related investor materials, Astria does not, as a matter of ordinary course, make public projections as to its long-term future financial performance or expenditures due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates that would be made in doing so. However, Astria’s management regularly prepares projections as to Astria’s future financial performance and operating expenses for internal use, which are regularly reviewed by the Astria Board.
Unaudited Prospective Financial Information for Potential Transaction Counterparties
2025 Budget Information
As part of its normal course review of Astria’s financial performance in the first half of 2025, Astria’s management prepared an annual budget reflecting actual performance and operating expenses for the first half of 2025, revised forecasts and expenditures for the second half of 2025 and revenue from Astria’s partnership with Kaken Pharmaceutical Co., Ltd. to develop and commercialize navenibart in Japan (the “2025 Budget Information”).
The 2025 Budget Information was provided to BioCryst and is set forth below:

(in thousands)	FY 2025E	FY 2026E	FY 2027E	FY 2028E
Total Revenue	$15,560	$1,238	$1,238	$1,238
Total External Program Expense	100,054	49,324	26,078	10,358
Total Personnel Expense	45,595	54,183	56,908	59,985
Total Other Expense	15,787	14,868	17,183	18,659
Ending Cash Balance	$201,652	$107,810	$26,121	($43,560)

Astria Operating Expense Estimate
Astria’s management prepared a preliminary estimate of Astria’s potential operating and commercialization expenses, based on the 2025 Budget Information and assuming Astria were to complete a European Licensing Transaction, raise post-Phase 3 financing and/or secure other significant funding (the “Astria Operating Expense Estimate”).
The Astria Operating Expense Estimate was provided to BioCryst and is set forth below:

(in thousands)	FY 2026E	FY 2027E	FY 2028E
Research and Development Expenses
Navenibart	$69,300	$60,800	$58,600
STAR-0310	4,800	11,500	48,000
Other (Discovery, Management, etc.)	5,100	4,800	5,200
Total Research and Development Expenses	$79,200	$77,100	$111,800

Selling, General and Administrative Expenses
Navenibart US Commercial	$5,600	$15,900	$53,900
Navenibart EU Commercial/MedAff/G&A	—	2,600	10,800
Infrastructure (Rent, Insurance, Utilities)	4,100	4,200	4,200
Other General and Administrative Expenses	34,000	36,700	41,200
Total Selling, General and Administrative Expenses	$43,600	$59,300	$110,100

Additional Unaudited Prospective Financial Information
In performing its financial analysis with respect to Astria and BioCryst, Evercore used the following unaudited prospective financial information that was prepared and provided by Astria’s management:
(i) financial projections for BioCryst for the years ending December 31, 2026 through 2037 (the “BioCryst Forecasts”);
(ii) financial projections for Astria for the years ending December 31, 2026 through 2044 (the “Astria Forecasts”); and
(iii) a cost avoidance analysis with certain synergy projections for the Merger (the “Synergies Forecasts”).
Astria’s management authorized Evercore to use the above mentioned information in connection with their analysis described in the section entitled “The Merger—Opinion of Astria’s Financial Advisor.”
The BioCryst Forecasts, Astria Forecasts and Synergies Forecasts were only provided to Evercore and are set forth below:
Financial Projections for BioCryst prepared by Astria
The following table presents the BioCryst Forecasts, which consist of certain unaudited prospective financial information and projections regarding BioCryst as prepared by Astria’s management for the years ending December 31, 2026 through 2037:

For the Year Ending December 31st
(in millions)	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E	2036E	2037E
Revenue	$608	$709	$828	$897	$921	$911	$878	$850	$830	$811	$793	$775
Gross Profit	$592	$691	$806	$873	$897	$887	$855	$827	$808	$790	$772	$755
Operating Income	$252	$364	$494	$574	$591	$581	$565	$562	$568	$575	$583	$592
Royalty Payment	$(80)	$(46)	$(44)	$(45)	$(46)	$(45)	$(45)	$(44)	$(44)	$(44)	$(43)	$(43)

Financial Projections for Astria
The following tables present the Astria Forecasts, which consist of certain unaudited prospective financial information and financial projections regarding Astria as prepared by Astria’s management for the years ending December 31, 2026 through 2044. The Astria Forecasts assumed that Astria would complete a European Licensing Transaction. In addition, Astria’s management provided to Evercore (i) an estimate that $625 million of capital financing would be required to fund navenibart through commercial launch and STAR-0310 through its New Drug Application and (ii) its estimated net operating loss balance of $195 million as of December 31, 2025.

For the Calendar Year Ending December 31st
(in millions)	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
Revenue	$5	$5	$9	$118	$228	$383	$477	$568	$634
Gross Profit	$5	$5	$9	$113	$218	$365	$455	$543	$606
Operating Income	($121)	($113)	($140)	($61)	$9	$154	$271	$353	$407

For the Calendar Year Ending December 31st
(in millions)	2035E	2036E	2037E	2038E	2039E	2040E	2041E	2042E	2043E	2044E
Revenue	$679	$745	$801	$850	$886	$908	$926	$858	$723	$619
Gross Profit	$648	$710	$764	$811	$844	$865	$883	$818	$690	$591
Operating Income	$451	$497	$554	$599	$629	$649	$666	$600	$534	$459

Projections for Potential Cost Avoidance and Synergies
The following table presents the Synergies Forecasts, which consist of certain unaudited prospective financial information regarding the potential cost avoidance and synergies of the Merger as prepared by Astria’s management for the years ending December 31, 2026 through 2037:

For the Calendar Year Ending December 31st
(in millions)	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E	2036E	2037E
Synergies Forecasts Net of BioCryst Expense	$34	$45	$77	$91	$96	$102	$102	$102	$102	$102	$102	$102

General
The 2025 Budget Information, the Astria Operating Expense Estimate, the BioCryst Forecasts, the Astria Forecasts and the Synergies Forecasts (collectively, the “Unaudited Prospective Financial Information”), were developed or approved by Astria’s management. Other than the cost avoidance analysis with synergy projections, the Unaudited Prospective Financial Information represents Astria management’s then-current estimates of Astria’s and/or BioCryst’s future financial performance and operating expenditures as an independent company, without giving effect to the Merger, or any changes to operations or strategy that may be implemented in connection with the pendency of, or following the consummation of, the Merger. The Unaudited Prospective Financial Information does not consider the effect of any failure of the Merger to be completed, and it should not be viewed as accurate or continuing in that context.
The Unaudited Prospective Financial Information was not prepared with a view toward public disclosure or compliance with accounting principles generally accepted in the United States of America (“GAAP”), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for the preparation or presentation of prospective financial information. The Unaudited Prospective Financial Information included in this document has been prepared or approved by, and is the responsibility of, Astria’s management. None of Astria’s independent auditor, BioCryst’s independent auditor, or any other independent accountants have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Unaudited Prospective Financial Information, nor have they expressed an opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Unaudited Prospective Financial Information.
Although the Unaudited Prospective Financial Information is presented with numerical specificity, it reflects numerous estimates and assumptions made or approved by Astria’s management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Astria’s and/or BioCryst’s businesses, in each case as of the date such information was prepared, all of which are difficult or impossible to predict accurately and many of which are beyond Astria’s and/or BioCryst’s control.
The Unaudited Prospective Financial Information reflects assumptions as to certain business decisions that are subject to change. Additional factors that may impact Astria, BioCryst or either of their businesses can be found in the various risk factors included in Astria’s and BioCryst’s periodic filings with the SEC. All of these factors are difficult to predict, and many of them are outside of Astria’s and/or BioCryst’s control. As a result, there can be no assurance that the projections set out in the Unaudited Prospective Financial Information will be realized, and actual results may be materially better or worse than those contained in the Unaudited Prospective Financial Information. The Unaudited Prospective Financial Information may differ from publicized analyst estimates and forecasts.
You should evaluate the Unaudited Prospective Financial Information, if at all, in conjunction with Astria’s and BioCryst’s historical financial statements and other information contained in their public filings with the SEC. The Unaudited Prospective Financial Information may not be consistent with Astria’s and/or BioCryst’s historical operating data as a result of the assumptions and estimates referenced above. Except to the extent required by applicable federal securities laws, neither Astria nor BioCryst intends to update or otherwise revise the Unaudited Prospective Financial Information to reflect circumstances existing after the date such information was prepared or to reflect the occurrence of future events.
Because the Unaudited Prospective Financial Information reflects estimates and judgments, it is susceptible to sensitivities and assumptions, as well as to multiple interpretations based on actual experience and business developments. The Unaudited Prospective Financial Information also covers multiple years, and such information, by its nature, becomes less predictive with each succeeding year. The Unaudited Prospective Financial Information is not, and should not be considered to be, a guarantee of future operating results. The Unaudited Prospective Financial Information should not be regarded as an indication that Astria’s management, the Astria Board, BioCryst’s management, the BioCryst Board or any other person, considered or now considers the Unaudited Prospective Financial Information to be necessarily predictive of actual future results.
Further, the Unaudited Prospective Financial Information is not fact and should not be relied upon as being necessarily indicative of Astria’s, BioCryst’s or the combined company’s future results or for purposes of making any investment decision.
The Unaudited Prospective Financial Information constitutes forward-looking statements. By including the Unaudited Prospective Financial Information in this proxy statement/prospectus, none of Astria’s management, the Astria Board, BioCryst’s management, the BioCryst Board or any of their respective representatives has made or makes any representation to any person regarding Astria’s, BioCryst’s or the combined company’s ultimate performance as compared to the information contained in the Unaudited Prospective Financial Information. The inclusion of the Unaudited Prospective Financial Information should not be regarded as an indication that Astria’s management, the Astria Board, BioCryst’s management, the BioCryst Board or any recipient of the Unaudited Prospective Financial Information considered, or now considers, the Unaudited Prospective Financial Information to be predictive of Astria’s, BioCryst’s or the combined company’s performance or actual future results. For information on factors that may cause Astria’s, BioCryst’s and/or the combined company’s future results to materially vary, see the section of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements.” Further, the inclusion of the Unaudited Prospective Financial Information in this proxy statement/prospectus does not constitute an admission or representation by Astria, BioCryst or any other person that the information presented is material. The Unaudited Prospective Financial Information is included in this proxy statement/prospectus solely to give Astria’s stockholders access to certain information that was made available to the Astria Board, Evercore and/or BioCryst. The Unaudited Prospective Financial Information is not included in this proxy statement/prospectus in order to influence any Astria stockholder as to how to vote at the Special Meeting with respect to the Merger, whether to seek appraisal rights with respect to their shares of Astria Common Stock or whether to take (or not to take) any other action with respect to their shares of Astria Common Stock.
In light of the foregoing factors and the uncertainties inherent in the Unaudited Prospective Financial Information, Astria’s stockholders are cautioned not to place undue reliance on it.

Governance of BioCryst Following the Completion of the Merger
Pursuant to the Merger Agreement, BioCryst has appointed Jill C. Milne, Ph.D., President and Chief Executive Officer of Astria and member of the Astria Board to the BioCryst Board, effective as of and subject to the occurrence of the Effective Time and all applicable corporate governance policies and guidelines of BioCryst, the BioCryst Board and any committees thereof as well as applicable legal, regulatory and stock market requirements. Information about the current members of the BioCryst Board can be found in the documents listed under “Where You Can Find More Information” included elsewhere in this proxy statement/prospectus.
Interests of Astria’s Directors and Executive Officers in the Merger
Members of the Astria Board and Astria’s executive officers have various interests in the Merger described in this section that may be in addition to, or different from, the interests of Astria’s stockholders generally. You should keep this in mind when considering the recommendations of the Astria Board with respect to the Merger. The members of the Astria Board were aware of these interests and considered them in making their recommendation that Astria’s stockholders adopt the Merger Agreement. These interests are described below.
Treatment of Outstanding Equity Awards—Summary Tables
Non-Employee Directors
The following table sets forth, for each of Astria’s non-employee directors, the outstanding In-the-Money Options expected to be held immediately prior to the Effective Time (assuming solely for illustrative purposes that the Effective Time occurs on November 14, 2025), and the estimated value of such In-the-Money Options based on the treatment of such In-the-Money Options as set forth in the Merger Agreement. Depending on when the actual Effective Time occurs, certain of these In-the-Money Options may be exercised prior to the actual Effective Time in accordance with their terms and independent of the occurrence of the Merger. Other than Astria Stock Options, Astria’s non-employee directors do not hold any equity awards with respect to Astria. All share numbers have been rounded to the nearest whole number.

Non-Employee Director Equity Awards Summary Table(1)
Non-Employee Directors	Number of In-the-Money Options (#)	Value of In-the-Money Options ($)(2)
Sunil Agarwal, M.D.	54,750	236,546
Kenneth Bate	79,749	364,549
Joanne Beck	79,749	364,549
Fred Callori	77,249	362,649
Hugh Cole	79,749	364,549
Michael Kishbauch	79,749	364,549
Gregg Lapointe	79,749	364,549
Jonathan Violin	77,249	362,649

(1)	The amounts in this table do not include Out-of-the-Money Options as, pursuant to the Merger Agreement, at the Effective Time, each Out-of-the-Money Option will be canceled for no consideration.
(2)
Pursuant to the Merger Agreement, at the Effective Time, each In-the-Money Option, whether or not then exercisable or vested, will (i) become fully vested and exercisable and (ii) be canceled and, in exchange therefor, the holder of such In-the-Money Option will be entitled to receive a payment in cash, subject to applicable withholding taxes, equal to the product of (a) the total number of shares of Astria Common Stock subject to such canceled In-the-Money Option immediately prior to the Effective Time and (b) the excess of (A) $13.00 over (B) the exercise price per share of Astria Common Stock subject to such canceled In-the-Money Option, without interest. The amounts in this column represent the product of such calculation for each respective individual.

Executive Officers
The following table sets forth, for each of Astria’s executive officers, the outstanding In-the-Money Options expected to be held immediately prior to the Effective Time (assuming solely for illustrative purposes that the Effective Time occurs on November 14, 2025), and the estimated value of such Astria Stock Options based on the treatment of In-the-Money Options as set forth in the Merger Agreement. Depending on when the actual

Effective Time occurs, certain of these In-the-Money Options may be exercised prior to the actual Effective Time in accordance with their terms and independent of the occurrence of the Merger. Other than Astria Stock Options, Astria’s executive officers do not hold any equity awards with respect to Astria. All share numbers have been rounded to the nearest whole number.

Executive Officers Equity Awards Summary Table(1)
Executive Officers	Number of In-the-Money Options (#)	Value of In-the-Money Options ($)(2)
Noah Clauser	317,500	2,086,825
Benjamin Harshbarger	350,833	2,088,158
Andrew Komjathy	280,000	1,839,700
Andrea Matthews	315,312	1,986,425
Jill C. Milne, Ph.D.*	956,000	6,280,540
Christopher Morabito, M.D.	342,500	2,460,275

*	Also a member of the Astria Board.
(1)	The amounts in this table do not include Out-of-the-Money Options as, pursuant to the Merger Agreement, at the Effective Time, each Out-of-the-Money Option will be canceled for no consideration.
(2)
Pursuant to the Merger Agreement, at the Effective Time, each In-the-Money Option, whether or not then exercisable or vested, will (i) become fully vested and exercisable and (ii) be canceled and, in exchange therefore, the holder of such In-the-Money Option will be entitled to receive a payment in cash, subject to applicable withholding taxes, equal to the product of (a) the total number of shares of Astria Common Stock subject to such canceled In-the-Money Option immediately prior to the Effective Time and (b) the excess of (A) $13.00 over (B) the exercise price per share of Astria Common Stock subject to such canceled In-the-Money Option, without interest. The amounts in this column represent the product of such calculation for each respective individual.

Change in Control Benefits in Severance Plan Applicable to Astria Executive Officers
The Astria Amended and Restated Severance Benefits Plan (the “Astria Severance Plan”) provides Astria’s executive officers (“Covered Employees”) with certain severance benefits upon a termination without “cause” (as defined in the Astria Severance Plan) or a resignation for “good reason” (as defined in the Astria Severance Plan) (a “Covered Termination”). A Covered Termination under the Astria Severance Plan includes both (i) a termination of the Covered Employee’s employment by Astria without cause or a resignation for good reason prior to or more than 12 months following a “Change in Control” (as defined in the Astria Severance Plan) (a “Non-Change in Control Termination”), and (ii) a termination of the Covered Employee’s employment by Astria without cause or a resignation for good reason, in either case within the 12 months following a Change in Control (a “Change in Control” Termination). Pursuant to the Astria Severance Plan, each Covered Employee who is subject to a Change in Control Termination is entitled to:
•
continuation of such Covered Employee’s monthly base salary (as defined in the Astria Severance Plan) for a severance period following such termination (a “Severance Period”) equal to 18 months in the case of Astria’s Chief Executive Officer and 12 months in the case of Astria’s other executive officers;

•
payment by Astria of a portion of the cost of Consolidated Omnibus Budget Reconciliation Act (“COBRA”) continuation of benefits coverage for the Covered Employee and their applicable dependents for no longer than the Covered Employee’s applicable Severance Period or until the Covered Employee commences new employment and is eligible for new plan coverage, if sooner, subject to certain conditions set forth in the Astria Severance Plan;

•
any unpaid annual bonus in respect of any completed bonus period which has ended prior to the date of the Covered Employee’s Change in Control Termination and which the Astria Board deems granted to the Covered Employee in its discretion pursuant to Astria’s contingent compensation program;

•
in the case of Astria’s Chief Executive Officer, a bonus amount equal to one-half of the average annual bonus paid to Astria’s Chief Executive Officer over the three calendar years preceding the calendar year in which the Change in Control Termination occurs, which bonus will be prorated to reflect the number of days served in the calendar year in which such Change in Control Termination occurs; and

•	full vesting of any unvested equity awards.

Under the terms of the Astria Severance Plan, if the payments and benefits to a Covered Employee under the Astria Severance Plan or another plan, arrangement or agreement would subject the Covered Employee to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”), then such payments will be reduced by the minimum amount necessary to avoid such excise tax, if such reduction would result in the Covered Employee receiving a higher net after-tax amount.
Receipt of any severance benefits under the Astria Severance Plan requires that the Covered Employee: (a) comply with the provisions of any applicable non-competition, non-solicitation and other obligations to Astria, and (b) execute and deliver a suitable waiver and release under which the Covered Employee releases and discharges Astria and its affiliates from and on account of any and all claims that relate to or arise out of the employment relationship between Astria and the Covered Employee, which release will become binding within 60 days following the Covered Employee’s termination of employment.
Assuming the consummation of the Merger occurred on November 14, 2025, and the employment of each of Astria’s executive officers was terminated without “cause” or for “good reason” on such date, the amount of severance payments and other post-termination benefits that could be received by Astria’s executive officers, in the aggregate, is equal to $17.4 million. The severance amounts are based on the compensation and benefit levels in effect on November 14, 2025, the latest practicable date to determine such amounts before the filing of this proxy statement/prospectus; therefore, if compensation and benefit levels are changed after such date, actual payments to an executive officer may be different than those provided for above. For an estimate of the amounts that would be payable to Astria’s named executive officers under the Astria Severance Plan assuming a qualifying termination of employment in connection with the transaction, see “—Quantification of Potential Payments to Astria’s Named Executive Officers in Connection with the Merger” below.
2025 Annual Bonus
Pursuant to the terms of the Merger Agreement, prior to the Closing, but not before January 1, 2026 (unless in connection with mitigation relating to Section 280G of the Code), Astria may pay 2025 annual bonuses to each eligible employee equal to the greater of (i) actual performance or (ii) 125% of such employee’s target annual bonus amount for 2025. However, if the Effective Time occurs on or prior to March 15, 2026 and Astria has not paid such 2025 annual bonuses to employees as of immediately prior to the Effective Time, on the Closing Date, BioCryst will, or will cause its subsidiaries (including, at such time, Astria) to, make such 2025 annual cash bonus payments, net of applicable withholdings, to each employee employed by Astria or any of its subsidiaries immediately prior to the Effective Time in the same amounts. Assuming the consummation of the Merger occurred on November 14, 2025 and each executive officer received a bonus payment equal to 125% of such employee’s target annual bonus amount for 2025, the aggregate 2025 annual bonuses to be paid to Astria’s executive officers, in the aggregate, is equal to $1,597,617.
Other Compensation Arrangements
On October 13, 2025, the BioCryst Board appointed Dr. Milne to the BioCryst Board, effective as of and subject to the occurrence of the Effective Time and all applicable corporate governance policies and guidelines of BioCryst, the BioCryst Board and any committee thereof, as well as applicable legal, regulatory and stock market requirements. Pursuant to BioCryst’s Stock Incentive Plan and in accordance with BioCryst’s amended and restated non-employee director compensation policy, Dr. Milne will receive an initial equity grant having a value equal to $500,000 upon joining the BioCryst Board, prorated based on the effective date of her appointment relative to BioCryst’s next annual meeting of stockholders and payable 60% in stock options and 40% in restricted stock units. Dr. Milne may also receive compensation to the extent provided under BioCryst’s amended and restated non-employee director compensation policy.
Quantification of Potential Payments to Astria’s Named Executive Officers in Connection with the Merger
Astria’s “named executive officers” for purposes of the disclosure in this proxy statement/prospectus are the following individuals:
•	Jill C. Milne, Ph.D., President and Chief Executive Officer;
•	Christopher Morabito, M.D., Chief Medical Officer; and
•	Benjamin Harshbarger, J.D., Chief Legal Officer.

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that may become payable to each of Astria’s named executive officers.
The table assumes the consummation of the Merger occurred on November 14, 2025, and the employment of the named executive officer was terminated without “cause” or for “good reason” on such date. The value of Astria Stock Options reflected in the table was calculated by multiplying the number of shares of Astria Common Stock subject to In-the-Money Options, as of the assumed effective time, by the excess of (i) $13.00 over (ii) the exercise price per share of Astria Common Stock subject to such In-the-Money Option. The assumptions used to calculate these amounts, including the assumptions described below, may not actually occur. Some of these assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by any named executive officer may differ in material respects from the amounts set forth below. In addition, the calculations in the table below do not include amounts that Astria’s named executive officers were already entitled to receive or vested in as of the date hereof or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of the executive officer and that are available generally to all the salaried employees of Astria. All dollar amounts set forth below have been rounded to the nearest whole number.

	Golden Parachute Compensation
Name	Cash ($)(1)(4)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ benefits ($)(3)(4)	Tax reimbursement ($)	Other ($)	Total ($)
Jill C. Milne, Ph.D. Chief Executive Officer	1,556,935	5,620,453	—	32,967	—	—	7,210,355
Christopher Morabito, M.D. Chief Medical Officer	758,036	1,882,045	—	—	—	—	2,640,081
Benjamin Harshbarger Chief Legal Officer	720,123	1,759,619	—	31,410	—	—	2,511,152

(1)
The severance amounts reported in the “Cash” column are attributable to double-trigger arrangements (i.e., the amounts are triggered by the “change in control” that will occur upon completion of the Merger and payment is conditioned upon the named executive officer’s qualifying termination of employment by Astria without “cause” or due to the executive officer’s resignation for “good reason,” in each case, within 12 months following the change in control). Pursuant to the Astria Severance Plan, these amounts are the sum of (i) in the case of Dr. Milne, 18 months’ base salary, and in the case of Dr. Morabito and Mr. Harshbarger, 12 months’ of the executive’s base salary, each at the rate in effect immediately prior to the executive’s Change in Control Termination, (ii) any unpaid annual bonus in respect of any completed bonus period which has ended prior to the date of such employee’s Change in Control Termination and which the Astria Board deems granted to such employee in its discretion pursuant to Astria’s contingent compensation program, and (iii) in the case of Dr. Milne, a bonus amount equal to one-half of the average annual bonus paid to Dr. Milne over the three calendar years preceding the calendar year in which the Change in Control Termination occurs, which bonus will be prorated to reflect the number of days served in the calendar year in which such Change in Control Termination occurs. In addition, this column also includes the guaranteed payout of the 2025 annual bonus payable pursuant to the terms of the Merger Agreement. Pursuant to the terms of the Merger Agreement, prior to the Closing, but not before January 1, 2026 (unless in connection with mitigation relating to Section 280G of the Code), Astria may pay 2025 annual bonuses to each eligible employee equal to the greater of (i) actual performance or (ii) 125% of such employee’s target annual bonus amount for 2025. However, if the Effective Time occurs on or prior to March 15, 2026 and Astria has not paid such 2025 annual bonuses to employees as of immediately prior to the Effective Time, on the Closing Date, BioCryst will, or will cause its subsidiaries to, make such 2025 annual cash bonus payments, net of applicable withholdings, to each employee employed by Astria or any of its subsidiaries immediately prior to the Effective Time in the same amounts. For the named executive officers, 125% of their 2025 annual bonus is equal to: $415,013 for Dr. Milne; $252,678 for Dr. Morabito; and $240,041 for Mr. Harshbarger.

(2)
The amounts reported in the “Equity” column are attributable to single-trigger arrangements (i.e., the amounts are triggered by the “change in control” that will occur upon completion of the Merger without a subsequent termination of employment). Pursuant to the Merger Agreement, at the Effective Time, each In-the-Money Option, whether or not then exercisable or vested, will (i) become fully vested and exercisable and (ii) be canceled and, in exchange therefor, the holder of such In-the-Money Option will be entitled to receive a payment in cash, subject to applicable withholding taxes, equal to the product of (a) the total number of shares of Astria Common Stock subject to such canceled In-the-Money Option immediately prior to the Effective Time and (b) the excess of (A) $13.00 over (B) the exercise price per share of Astria Common Stock subject to such canceled In-the-Money Option, without interest. The amounts in this column represent the product of such calculation for each respective individual (for the avoidance of doubt, only with respect to In-the-Money Options for which vesting will be accelerated as described in this paragraph). For Dr. Milne, the amount in this column also includes an estimate of the value of the initial equity grant that she expects to receive upon joining the BioCryst Board, equal to $500,000 prorated based on the effective date of her appointment relative to BioCryst’s next annual meeting of stockholders and payable 60% in stock options and 40% in restricted stock units. The amounts in this column do not include Out-of-the-Money Options as, pursuant to the Merger Agreement, at the Effective Time, each Astria Stock Option that is outstanding immediately prior to the Effective Time and which has an exercise price that is equal to or greater than $13.00 per share of Astria Common Stock underlying such option will be canceled for no consideration.

(3)
The amounts reported in the “Perquisites/Benefits” column are attributable to double-trigger arrangements (i.e., the amounts are triggered by the change in control that will occur upon completion of the Merger and payment is conditioned upon the named executive officer’s qualifying termination of employment by Astria without “cause” or due to the executive officer’s resignation for “good reason,” in each case, within 12 months following the change in control). Pursuant to the Astria Severance Plan, these amounts represent the cost of Astria-paid health coverage for 18 months for Dr. Milne and 12 months for Mr. Harshbarger. No amounts are reflected for Dr. Morabito because he was not enrolled in Astria’s health benefit plans as of the assumed effective time and, accordingly, would not be eligible for COBRA continuation in the event of a qualifying termination as of the assumed effective time.
(4)
Under the terms of the Astria Severance Plan, if the payments and benefits to a Covered Employee under the Astria Severance Plan or another plan, arrangement or agreement would subject the Covered Employee to the excise tax imposed by Section 4999 of the Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, if such reduction would result in the Covered Employee receiving a higher net after-tax amount. The amounts reflected in this table do not reflect the application of any reduction in compensation or benefits pursuant to the terms of the Astria Severance Plan.

Regulatory Approvals Required for the Merger
The obligations of BioCryst and Astria to consummate the Merger are subject to, among other conditions, the expiration or earlier termination of any applicable waiting period (and any extension thereof) under the HSR Act.
Under the HSR Act, certain transactions, including the Merger, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a notification and report form with the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”). A transaction notifiable under the HSR Act may not be completed until the expiration or early termination of a 30-calendar-day waiting period following the parties’ filings of their respective notification and report forms.
The parties filed their respective notification and report forms pursuant to the HSR Act on November 7, 2025. The parties requested early termination of the waiting period under the HSR Act. On December 2, 2025, the FTC notified BioCryst that the request was granted, effective 3:25 p.m. Eastern Time on December 2, 2025.
At any time before the Effective Time, notwithstanding the early termination of the waiting period applicable under the HSR Act, the FTC or the Antitrust Division, or any state could take such action under antitrust laws as it deems necessary or desirable in the public interest with respect to the Merger, including seeking to enjoin the completion of the Merger, to rescind the Merger or to conditionally approve the Merger upon the divestiture of assets, or to impose restrictions on the operations of BioCryst or Astria following the completion of the Merger. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that the Merger will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful.
Accounting Treatment of the Merger
The Merger will be accounted for as an acquisition by BioCryst using the acquisition method of accounting in accordance with FASB ASC 805, Business Combinations. Accordingly, the acquired assets (including separately identifiable intangible assets) and assumed liabilities of Astria as of the date of acquisition will be recorded at their respective fair values and added to those of BioCryst. The excess of the total consideration paid in connection with the Merger over the net fair values is recorded as goodwill.
Financing of the Merger
In connection with the transactions contemplated by the Merger Agreement, on October 14, 2025, BioCryst entered into the Commitment Letter with Blackstone pursuant to which Blackstone has agreed to provide BioCryst with a $550,000,000 senior secured credit facility consisting of (i) a committed initial term loan in an aggregate principal of $350,000,000 (the “Initial Term Loan”), (ii) a committed delayed draw term loan facility in an aggregate principal amount not exceeding $50,000,000 (the loans thereunder, the “Committed Delayed Draw Term Loans”) and (iii) an uncommitted delayed draw term loan facility in an aggregate principal amount not exceeding $150,000,000. The Initial Term Loan and any Committed Delayed Draw Term Loans funded on the Closing Date will be used for the purpose of, among other things, funding part of the cash consideration payable in connection with the transactions contemplated by the Merger Agreement and paying fees and expenses related to the foregoing.
The commitments with respect to the Initial Term Loan and any Committed Delayed Draw Term Loans funded on the Closing Date are subject to customary conditions for acquisition financings, including the execution and delivery of definitive documentation with respect to the senior secured credit facility in accordance with the terms set forth in the Commitment Letter and the consummation of the Merger.

Public Trading Markets
BioCryst Common Stock is listed on Nasdaq under the symbol “BCRX.” Astria Common Stock is listed on Nasdaq under the symbol “ATXS.” Upon completion of the Merger, Astria Common Stock will be delisted from Nasdaq and thereafter will be deregistered under the Exchange Act. The BioCryst Common Stock issuable in the Merger will be listed on Nasdaq.
Appraisal Rights of Astria’s Stockholders
If the Merger is completed, holders of record and beneficial owners of Astria Common Stock who do not vote in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), who properly demand an appraisal of their shares, who continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their shares of Astria Common Stock through the effective date of the Merger, who otherwise comply with the statutory requirements of Section 262 of the DGCL (“Section 262”), and who do not withdraw their demands or otherwise lose their rights to appraisal are entitled to seek appraisal of their shares in connection with the Merger in accordance with Section 262. Unless the context requires otherwise, all references in this summary to a “stockholder” are to a record holder of Astria Common Stock. Unless the context requires otherwise, all references in this summary to a “beneficial owner” are to a person who is the beneficial owner of shares of Astria Common Stock held either in voting trust or by a nominee on behalf of such person. Unless the context requires otherwise, all references in this summary to a “person” are to any individual, corporation, partnership, unincorporated association or other entity.
The following discussion is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and is incorporated into this proxy statement/prospectus by reference. The following summary does not constitute legal or other advice and does not constitute a recommendation that Astria’s stockholders or beneficial owners exercise their appraisal rights under Section 262. Holders of record and beneficial owners of shares of Astria Common Stock should carefully review the full text of Section 262 as well as the information discussed below.
Under Section 262, if the Merger is completed, holders of record or beneficial owners of shares of Astria Common Stock who (1) deliver a written demand for appraisal of such holder’s or owner’s shares of Astria Common Stock to Astria prior to the vote on the Merger Proposal, (2) do not vote in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), (3) continuously hold (in the case of a holder of record) or own (in the case of a beneficial owner) such shares through the effective date of the Merger, (4) do not withdraw their demands or otherwise lose their rights to appraisal, and (5) otherwise comply with the statutory requirements and satisfy certain ownership thresholds set forth in Section 262, will be entitled to have their shares of Astria Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash for the “fair value” of their shares of Astria Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be “fair value” from the effective date of the Merger through the date of payment of the judgment. If you are a beneficial owner of shares of Astria Common Stock and you wish to exercise appraisal rights in such capacity, in addition to the foregoing requirements, your demand must also (1) reasonably identify the holder of record of the shares for which that demand is made, (2) be accompanied by documentary evidence of your beneficial ownership of such shares of Astria Common Stock and include a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which you consent to receive notices given by Astria and to be set forth on the verified list required by Section 262.
After an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders of Astria Common Stock who are otherwise entitled to appraisal rights unless (1) the total number of shares of Astria Common Stock entitled to appraisal exceeds 1.0% of the outstanding shares of Astria Common Stock eligible for appraisal, or (2) the value of the consideration provided in the Merger for such total number of shares exceeds $1 million. In this summary, Astria refers to these conditions as the “ownership thresholds.” Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective date of the Merger through the date of payment of the judgment at 5.0% over the Federal Reserve discount rate

(including any surcharge) as established from time to time during such period (except that, if at any time before the entry of judgment in the proceeding, Astria makes a voluntary cash payment to each person seeking appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time). Astria is under no obligation to make such voluntary cash payment prior to such entry of judgment.
Under Section 262, where a proposed merger for which appraisal rights are available is to be submitted for adoption and approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders of record as of the record date for notice of such meeting that appraisal rights are available and include in the notice a copy of Section 262 or information directing stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement/prospectus constitutes Astria’s notice to Astria’s stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
In connection with the Merger, any holder of record or beneficial owner of shares of Astria Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s or owner’s right to do so, should review Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder or beneficial owner who loses such holder’s or owner’s appraisal rights will be entitled to receive the Merger Consideration. Because of the complexity of the procedures for exercising appraisal rights, Astria believes that if a stockholder or a beneficial owner is considering exercising such rights, that stockholder or beneficial owner should seek the advice of legal counsel.
Stockholders or beneficial owners wishing to exercise the right to seek an appraisal of their shares of Astria Common Stock must do ALL of the following:
•	the stockholder or beneficial owner must not vote in favor of the Merger Proposal;
•
the stockholder or beneficial owner must deliver to Astria a written demand for appraisal of such holder’s or owner’s shares of Astria Common Stock before the vote on the Merger Proposal at the Special Meeting; and

•	the stockholder must continuously hold or the beneficial owner must continuously own the shares from the date of making the demand through the effective date of the Merger.
Any person who has complied with the applicable requirements of Section 262 and is otherwise entitled to appraisal rights or Astria may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such persons within 120 days after the effective date of the Merger. Astria is under no obligation to file any such petition and has no intention of doing so.
In addition, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all holders of Astria Common Stock who asserted appraisal rights unless one of the ownership thresholds is met.
For stockholders, because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, each stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger Proposal, abstain or not vote his, her or its shares.
Written Demand
A stockholder or beneficial owner wishing to exercise appraisal rights must deliver to Astria, before the vote on the Merger Proposal at the Special Meeting, a written demand for the appraisal of such holder’s or beneficial owner’s shares of Astria Common Stock. In addition, that stockholder or beneficial owner must not vote or submit a proxy in favor of the Merger Proposal. A vote in favor of the Merger Proposal, virtually at the Special Meeting or by proxy (whether by mail or via the internet or telephone), will constitute a waiver of appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal with respect to such shares. A stockholder exercising appraisal rights must hold of record the shares of Astria Common Stock on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the Merger. A beneficial owner exercising appraisal rights must own the shares of Astria Common Stock on the date the written demand for appraisal is made and must continue to own such shares through the effective date of the Merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. A stockholder or beneficial owner who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the Merger Proposal or abstain from voting on the Merger Proposal. Neither voting against the Merger Proposal nor abstaining from voting or failing to vote on the Merger Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the Merger Proposal at the Special Meeting will constitute a waiver of appraisal rights.
A holder of record of shares of Astria Common Stock is entitled to demand appraisal for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Astria Common Stock by a holder of record must reasonably inform Astria of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of such stockholder’s shares.
A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares of Astria Common Stock. A demand for appraisal in respect of shares of Astria Common Stock should be executed by or on behalf of the beneficial owner and must reasonably inform Astria of the identity of the beneficial owner and that the beneficial owner intends thereby to demand an appraisal of such owner’s shares. The demand made by such beneficial owner must also (1) reasonably identify the holder of record of the shares of Astria Common Stock for which the demand is made, (2) be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which such beneficial owner consents to receive notices given by Astria and to be set forth on the verified list required by Section 262.
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
Astria Therapeutics, Inc.
22 Boston Wharf Road
10th Floor
Boston, MA 02210
Attention: Corporate Secretary
Demands for appraisal may not be submitted by electronic transmission. At any time within 60 days after the effective date of the Merger, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such person’s demand for appraisal and to accept the Merger Consideration offered pursuant to the Merger Agreement by delivering to Astria, as the surviving corporation in the Merger, a written withdrawal of the demand for appraisal. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. However, this will not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the Merger Consideration within 60 days after the effective date of the Merger. Except with respect to any person who withdraws such person’s demand as described in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a person, that person will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration being offered pursuant to the Merger Agreement.
Notice by Astria
If the Merger is completed, within 10 days after the effective date of the Merger, Astria will notify each record holder of shares of Astria Common Stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the Merger Proposal, and any beneficial owner who has demanded appraisal in accordance with Section 262, that the Merger has become effective, and the effective date thereof.

Filing a Petition for Appraisal
Within 120 days after the effective date of the Merger, but not thereafter, Astria or any person who has complied with Section 262 and who is otherwise entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on Astria in the case of a petition filed by a person, demanding a determination of the value of the shares held by all persons entitled to appraisal. Astria is under no obligation, and has no present intention, to file such a petition, and Astria’s stockholders should not assume that Astria will file such a petition or initiate any negotiations with respect to the “fair value” of the shares of Astria Common Stock. Accordingly, any persons who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Astria Common Stock within the time and in the manner prescribed in Section 262. The failure to file such a petition within the period specified in Section 262 could nullify a previous written demand for appraisal.
Within 120 days after the effective date of the Merger, any person who has complied with the requirements for an appraisal of such person’s shares pursuant to Section 262 will be entitled, upon written request, to receive from Astria a statement setting forth the aggregate number of shares not voted in favor of the Merger Proposal and with respect to which Astria has received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares. Where a beneficial owner makes a demand pursuant to Section 262, the holder of record of such shares will not be considered a separate stockholder holding such shares for purposes of such aggregate number. Astria must send this statement to the requesting person within 10 days after receipt by Astria of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for an appraisal is duly filed by a person and a copy thereof is served upon Astria, Astria will then be obligated within 20 days after such service to file in the office of the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by Astria. The Delaware Court of Chancery may order that notice of the time and place fixed for the hearing of such petition be given to Astria and all of the persons shown on the verified list at the addresses stated therein. The forms of the notices by mail and by publication will be approved by the Delaware Court of Chancery and the costs of any such notice are borne by Astria.
After providing the foregoing notice, at the hearing on such petition, the Delaware Court of Chancery will determine the persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder.
The Delaware Court of Chancery will dismiss appraisal proceedings as to all holders of Astria Common Stock who are otherwise entitled to appraisal rights unless both ownership thresholds are met.
Determination of “Fair Value”
After the Delaware Court of Chancery determines the persons entitled to appraisal, then the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Astria Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the “fair value.” In determining “fair value,” the Delaware Court of Chancery will take into account all relevant factors.
Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5.0% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. However, Astria has the right, at any time prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each person seeking appraisal. If Astria makes such a voluntary cash payment, interest will accrue thereafter only on the sum of (1) the difference, if any, between the amount paid by Astria in such voluntary cash payment and the “fair value” of the shares as determined by the Delaware Court of Chancery, and (2) interest accrued before such voluntary cash payment, unless paid at that time.

In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining “fair value” in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of “fair value,” the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that “fair value” is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Persons considering seeking appraisal should be aware that the “fair value” of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and may not in any manner address, “fair value” under Section 262. Although Astria believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of “fair value” as determined by the Delaware Court of Chancery, and holders of record and beneficial owners of Astria Common Stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Astria nor BioCryst anticipates offering more than the Merger Consideration to any stockholder or beneficial owner exercising appraisal rights, and each of Astria and BioCryst reserves the right to make a voluntary cash payment as described above and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Astria Common Stock is less than the Merger Consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the list filed by Astria pursuant to Section 262 who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal and not dismissed by the Delaware Court of Chancery or subject to such an award pursuant to a reservation of jurisdiction. In the absence of such determination or assessment, each party bears its own expenses.
If any person who demands appraisal of his, her or its shares of Astria Common Stock under Section 262 fails to perfect, or loses or validly withdraws, such person’s right to appraisal, such person’s shares of Astria Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration as provided in the Merger Agreement. A person will fail to perfect, or effectively lose, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the Merger, or if the person delivers to Astria a written withdrawal of such person’s demand for appraisal and an acceptance of the Merger Consideration as provided in the Merger Agreement in accordance with Section 262.
From and after the effective date of the Merger, no person who has demanded appraisal rights with respect to some or all of such person’s shares in compliance with Section 262 will be entitled to vote such shares of Astria Common Stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger). If no petition for an appraisal is filed within the time provided in Section 262, or if such person delivers to Astria a written withdrawal of such person’s demand for an appraisal and an acceptance of the Merger within 60 days after the effective date of the Merger, the right of such person to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including, without limitation, a reservation of jurisdiction.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a person’s statutory appraisal rights. In that event, you will be entitled to receive the Merger Consideration for your shares in accordance with the Merger Agreement. Consequently, any person wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

THE MERGER AGREEMENT
The following is a summary of the material terms and conditions of the Merger Agreement. This summary may not contain all the information about the Merger Agreement that is important to you. This summary set forth below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement attached as Annex A to, and incorporated by reference into, this proxy statement/prospectus. You are encouraged to read the Merger Agreement in its entirety for a more complete understanding because it is the legal document that governs the Merger.
Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement
The Merger Agreement and the summary of its terms and conditions in this proxy statement/prospectus have been included to provide information about the material terms and conditions of the Merger Agreement. The summary and information in the Merger Agreement are not intended to provide any other public disclosure of factual information about BioCryst, Astria or any of their respective subsidiaries or affiliates. The representations, warranties, covenants and agreements contained in the Merger Agreement are made by Astria, BioCryst and Merger Sub only for the purposes of the Merger Agreement and are qualified and subject to certain limitations and exceptions agreed to by Astria, BioCryst and Merger Sub in connection with negotiating the terms of the Merger Agreement, including being qualified by reference to confidential disclosures made at the time of the entry into the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement and were negotiated with the principal purpose of allocating contractual risk between the parties to the Merger Agreement rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC, including being qualified by reference to confidential disclosures made at the time of the entry into the Merger Agreement. The representations and warranties in the Merger Agreement will not survive the completion of the Merger. Moreover, such representations and warranties were made as of the date of the Merger Agreement or such other date as provided in the Merger Agreement. Accordingly, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the applicable date as of which such representations and warranties were made in the Merger Agreement.
For the foregoing reasons, the representations, warranties, covenants and agreements and any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Astria, BioCryst, Merger Sub or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus.
Structure
At the Effective Time, Merger Sub will be merged with and into Astria, the separate corporate existence of Merger Sub will cease, and Astria will continue as the surviving corporation (the “Surviving Corporation”) and as a wholly owned subsidiary of BioCryst. The Surviving Corporation will continue to exist under the laws of the State of Delaware. At the Effective Time and by virtue of the Merger, the Astria Charter will be amended and restated in its entirety as set forth on Exhibit A of the Merger Agreement, and the bylaws of Merger Sub in effect immediately prior to the Effective Time will become the bylaws of the Surviving Corporation except that all references to Merger Sub therein will be replaced with references to “Astria Therapeutics, Inc.”
Consummation and Effectiveness of the Merger
The Closing is required to take place no later than the third business day after satisfaction or (to the extent permitted by applicable law) waiver of the conditions to the Closing (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of such conditions), unless another date is mutually agreed upon in writing by Astria and BioCryst. The Merger will become effective at the time a certificate of merger for the Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as agreed in writing by BioCryst and Astria and specified in such certificate of merger.

Post-Closing Governance
The Merger Agreement provides that, prior to, and conditioned upon the occurrence of, the Effective Time, BioCryst will take all actions necessary to appoint Jill C. Milne as a member of the BioCryst Board effective as of the Effective Time until her successor is duly appointed and qualified in accordance with applicable law and the organizational documents of BioCryst, subject to all applicable corporate governance policies and guidelines of BioCryst, the BioCryst Board and any committees thereof and applicable law.
From and after the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation until successors are duly elected or appointed and qualified in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation and applicable law.
Merger Consideration
At the Effective Time, by virtue of the Merger:
•
the shares of Astria Common Stock held by Astria as treasury stock and each share of Astria Common Stock held by BioCryst, Merger Sub or any wholly owned subsidiary of BioCryst or of Astria (collectively, the “Excluded Shares”), in each case will be cancelled and retired without consideration;

•
each outstanding share of Astria Common Stock (other than the Excluded Shares or Dissenting Shares (as defined below)) will be cancelled and converted into the right to receive (i) 0.59 of a share of BioCryst Common Stock and, if applicable, cash in lieu of fractional shares and (ii) $8.55 in cash, without interest, subject to adjustment as described below and subject to applicable withholding taxes; and

•
each Series X Preferred Share will be cancelled and converted into the right to receive the Merger Consideration payable with respect to the aggregate number of shares of Astria Common Stock for which such Series X Preferred Share was convertible into immediately prior to the Effective Time under the Certificate of Designation of Preferences, Rights and Limitations of Series X Convertible Preferred Stock of Astria, dated as of January 28, 2021 (the “Certificate of Designation”), without interest.

Prior to the Effective Time, Astria will provide written notice (in form and substance reasonably satisfactory to BioCryst) with respect to the transactions contemplated by the Merger Agreement to the holders of Series X Preferred Shares at least 20 days prior to the expected Closing Date in accordance with the Certificate of Designation.
No fractional shares of BioCryst Common Stock will be issued in connection with the Merger, and holders of any securities of Astria who would have otherwise been entitled to receive a fraction of a share of BioCryst Common Stock pursuant to the Merger Agreement will receive cash in lieu of such fractional shares, which cash payments (rounded up to the nearest whole cent) without interest, will be determined by multiplying such fraction by $7.54.
The aggregate number of shares of BioCryst Common Stock to be issued in connection with the Merger Agreement (including with respect to any Series X Preferred Shares, any Astria Pre-Funded Warrants, any Astria Common Warrants (other than Elected Warrants), and disregarding any demands for appraisal by any of Astria’s stockholders) will not exceed 19.9% of the issued and outstanding shares of BioCryst Common Stock immediately prior to the Effective Time. If the aggregate number of shares of BioCryst Common Stock to be so issued would exceed the Maximum Share Number, (i) the Exchange Ratio will be reduced to the minimum extent necessary (rounded down to four decimal places) such that such aggregate number of shares of BioCryst Common Stock does not exceed the Maximum Share Number (the amount of such reduction in the Exchange Ratio, the “Exchange Ratio Reduction Amount”) and (ii) the Per Share Cash Amount will be increased by an amount equal to the product of (a) $7.54, multiplied by (b) the Exchange Ratio Reduction Amount (rounded down to the nearest one-hundredth of a cent).
At the Effective Time, by virtue of the Merger, each outstanding share of common stock of Merger Sub will be converted into a fully paid and nonassessable share of common stock of the Surviving Corporation, and will constitute the only outstanding shares of capital stock of the Surviving Corporation.

Appraisal Rights
No Dissenting Shares will be converted into or represent a right to receive the Merger Consideration. Instead, holders of Dissenting Shares will only be entitled to payment of the fair value of such Dissenting Shares determined in accordance with Section 262 of the DGCL. If, before or after the Effective Time, a holder of Dissenting Shares fails to perfect, or waives, withdraws or otherwise loses the right to appraisal under Section 262 of the DGCL, such Dissenting Shares will be treated as if they had been converted into and represent only the right to receive the Merger Consideration upon surrender of the share certificate thereof (or an affidavit of loss in lieu of a certificate) or book-entry share. For more information on appraisal rights, please see the section titled “Appraisal Rights.” As used herein, “Dissenting Shares” means any shares of Astria Common Stock outstanding immediately prior to the Effective Time (other than Excluded Shares) and held by a holder who did not vote in favor of the Merger Proposal (or consent thereto in writing) and who is entitled to demand and properly demands appraisal for such shares in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL.
Exchange of Shares
Prior to the Closing Date, BioCryst will appoint its own transfer agent or select another reputable bank or trust company that is reasonably acceptable to Astria, to act as the exchange agent in the Merger (the “Exchange Agent”). On the Closing Date, BioCryst will cause to be deposited with the Exchange Agent, for exchange in accordance with the Merger Agreement, (i) book-entry positions representing the shares of BioCryst Common Stock issuable pursuant to the conversion of the Astria Common Stock, the Series X Preferred Shares and the Astria Pre-Funded Warrants in accordance with the Merger Agreement, and (ii) cash in an amount sufficient to make payments of the Per Share Cash Amount in respect of the conversion of the Astria Common Stock, the Series X Preferred Shares and the Astria Pre-Funded Warrants in accordance with the Merger Agreement, in each case including cash payments to be made in lieu of fractional shares of BioCryst Common Stock. The shares of BioCryst Common Stock and cash amounts so deposited with the Exchange Agent are collectively referred to herein as the “Exchange Fund.” Until disbursed, the cash in the Exchange Fund will be invested by the Exchange Agent as directed by BioCryst, and any interest or other income from such investments will be paid solely to BioCryst.
Promptly following and no later than five business days after the Effective Time, BioCryst will send or cause the Exchange Agent to send, to each holder of record of each certificate representing shares of Astria Common Stock and any book-entry shares of Astria Common Stock not held through DTC, (i) a notice advising the holder of the effectiveness of the Merger, (ii) a letter of transmittal in customary form, and (iii) instructions to surrender such certificate (or an affidavit of loss in lieu of a certificate) to the Exchange Agent in exchange for the Merger Consideration. Upon the surrender to the Exchange Agent of such certificate (or an affidavit of loss in lieu of a certificate) or, in the case of such book-entry shares of Astria Common Stock, the book-receipt of an “agent’s message” by the Exchange Agent, together with a duly executed and completed letter of transmittal and accompanying such other documents as may reasonably be required, as applicable, BioCryst will cause the Exchange Agent to (a) issue the number of whole shares of BioCryst Common Stock in non-certificated book-entry form such holder is entitled to receive, and (b) mail such holder a check in the amount of cash consideration (including cash in lieu of fractional shares of BioCryst Common Stock and any unpaid dividends or distributions, as applicable) such holder is entitled to receive pursuant to the Merger Agreement.
For book-entry shares of Astria Common Stock held through DTC, Astria and BioCryst will cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as practicable after the Effective Time, upon surrender of shares of Astria Common Stock held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures (i) the aggregate number of whole shares of BioCryst Common Stock, if any, that the holder of such book-entry shares of Astria Common Stock is entitled to receive and (ii) a payment of cash in the amount of the cash consideration (including cash in lieu of fractional shares of BioCryst Common Stock and any unpaid dividends or distributions, as applicable) that such holder is entitled to receive pursuant to the Merger Agreement.
Until so surrendered or transferred, each share of Astria Common Stock represented by a certificate and each book-entry share of Astria Common Stock will represent, after the Effective Time, only the right to receive the Merger Consideration payable in respect thereof pursuant to the Merger Agreement. All Merger Consideration paid upon the surrender of such certificate or transfer of such book-entry shares of Astria Common Stock in accordance with the terms of the Merger Agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Astria Common Stock represented by such certificate or such book-entry.
Any portion of the Exchange Fund (and any earnings, interest or other income earned thereon) that remains unclaimed by the holders of shares of Astria Common Stock six months after the Effective Time will be returned to BioCryst upon demand, and any such holder who has not exchanged his, her or its shares of Astria Common Stock for the Merger Consideration prior to that time must thereafter look only to BioCryst (subject to abandoned property, escheat or similar laws) for payment of the Merger Consideration in respect of such shares of Astria Common Stock. If any certificate for a share of Astria Common Stock or any book-entry share of Astria Common Stock is not surrendered by the date on which the Merger Consideration in respect thereof would escheat to or become the property of any governmental body, any such Merger Consideration will, to the extent permitted by applicable law, immediately prior to such time become the property of BioCryst, free and clear of all claims or interest of any person previously entitled thereto.
Each of the Exchange Agent, Merger Sub, the Surviving Corporation, BioCryst, and their respective agents are entitled to deduct or withhold, from the amounts payable under the Merger Agreement, such amounts in respect of taxes as required under applicable law.
Treatment of Astria Stock Options
Prior to the Effective Time, Astria will give holders of Astria Stock Options an opportunity to exercise their Astria Stock Options, with the exercise of such Astria Stock Options not then exercisable or vested to be effective as of and contingent on the occurrence of the Effective Time. However, no Astria Stock Option may be exercised after five business days prior to the Effective Time. At least 20 business days prior to the Effective Time, Astria will provide a written notice to holders of Astria Stock Options with respect to the proposed treatment of Astria Stock Options under the Merger Agreement, including such opportunity to exercise.
At the Effective Time, each Astria Stock Option that is outstanding, whether or not then exercisable or vested, will automatically:
•
in the case of an In-the-Money Option, become fully vested and exercisable, and be canceled in exchange for the payment in cash of an amount equal to the product of (i) the total number of shares of Astria Common Stock subject to such canceled In-the-Money Option immediately prior to the Effective Time and (ii) the excess of (a) $13.00 over (b) the exercise price per share of Astria Common Stock subject to such canceled In-the-Money Option, without interest. From and after the Effective Time, each such In-the-Money Option will no longer be exercisable by the former holder and such holder shall only be entitled to receive such cash payment; and

•	in the case of an Out-of-the-Money Option, be canceled without any payment and have no further force or effect.
Treatment of Astria Warrants
Astria Pre-Funded Warrants
As of the Effective Time, each Astria Pre-Funded Warrant that is outstanding and unexercised will automatically cease to represent a warrant exercisable for shares of Astria Common Stock or any other securities or consideration, and will be converted into the right to receive the Merger Consideration with respect to the aggregate number of shares of Astria Common Stock for which such Astria Pre-Funded Warrant was exercisable immediately prior to the Effective Time pursuant to the relevant terms of the Astria Pre-Funded Warrant, after taking into account the “cashless exercise” provisions thereof, without interest and subject to applicable withholding of taxes, and without regard to any limitations on exercise contained therein.
Astria will provide written notice of the Merger to the holders of the Astria Pre-Funded Warrants at least ten days prior to the Closing Date in accordance with the terms of the Astria Pre-Funded Warrants.
Astria Common Warrants
Each Astria Common Warrant that is outstanding as of immediately prior to the Effective Time will continue to be outstanding following the Effective Time according to its terms, except that (i) such Astria Common Warrant will cease to be exercisable for Astria Common Stock and will become exercisable solely in exchange for the Merger Consideration with respect to the aggregate number of shares of Astria Common Stock for which such Astria Common Warrant was exercisable immediately prior to the Effective Time (including after taking into account any “cashless exercise” terms that govern such Astria Common Warrant if so elected by the holder thereof), without interest and subject to applicable withholding of taxes, and without regard to any limitations on exercise contained therein, or (ii) the holder of such Astria Common Warrant may require the purchase of such Astria Common Warrants for an amount in cash equal to the Black Scholes Value of such Astria Common Warrants pursuant to the terms of such Astria Common Warrant, in lieu of receiving any Merger Consideration.
The shares of BioCryst Common Stock that would have otherwise been subject to issuance as Merger Consideration with respect to the Astria Common Stock underlying the Elected Warrants (but only the Elected Warrants) will not be counted towards the Maximum Share Number discussed above.
Astria will provide written notice of the Merger to the holders of the Astria Common Warrants in accordance with the terms of the Astria Common Warrants.
Representations and Warranties
The Merger Agreement contains customary representations and warranties by Astria and BioCryst. The representations and warranties in the Merger Agreement were made by Astria and BioCryst as of the execution date of the Merger Agreement or such earlier date as provided in the Merger Agreement. The representations and warranties made by Astria and BioCryst are subject to exceptions and qualifications (including exceptions based on materiality or a Material Adverse Effect, as discussed below). In addition, the representations and warranties made by Astria and BioCryst in the Merger Agreement are qualified by certain documents filed with or furnished to the SEC by Astria or BioCryst and the confidential disclosure letters delivered by Astria to BioCryst and by BioCryst to Astria in connection with the execution of the Merger Agreement.
Both Astria and BioCryst made representations and warranties in the Merger Agreement relating to the following matters, among others, as it respectively pertains to themselves:
•	organization, good standing and corporate power;
•	corporate authority to enter into, deliver and perform the Merger Agreement, and the enforceability of the Merger Agreement;
•
actions by or filings with government bodies or consents from government bodies or other persons in connection with the execution and performance of the Merger Agreement or consummation of the transactions contemplated by the Merger Agreement;

•
the absence, as a result of the execution and performance of the Merger Agreement, of any conflict with or violation of their organizational documents, any conflict with or violation of applicable laws or government orders, any conflict with or breach or default under, or creation of any lien on any of their assets, or necessity of any authorization, consent, waiver, notice or similar action, in each case under any contract to which they are a party;

•	their capitalization and ownership of equity interests issued by them;
•	the organization and good standing of their respective subsidiaries;
•	SEC filings, reports, disclosure controls and procedures and financial statements;
•	the information supplied by such party for inclusion or incorporation by reference in this proxy statement/prospectus;
•	the absence of a Material Adverse Effect since December 31, 2024;
•	the absence of certain undisclosed liabilities;
•	compliance with applicable laws;
•	litigation;
•	intellectual property matters;
•	data protection and privacy matters;
•	tax matters;

•	FDA and other regulatory matters; and
•	brokerage commissions or similar fees due in connection with the transactions contemplated by the Merger Agreement.
The Merger Agreement also contains additional representations and warranties made by Astria relating to, among other things, the following:
•	ownership and capital structure of its subsidiaries;
•
the necessary approvals by the Astria Board in connection with the transactions contemplated by the Merger Agreement and the necessary vote of Astria’s stockholders in connection with the Merger Agreement;

•	holding of necessary permits and compliance with government orders;
•	the absence of certain material changes or events since December 31, 2024;
•	compliance with anti-corruption laws and requirements pertaining to trade controls or sanctions laws;
•	title to its properties and real property leases;
•	employee benefit plans and labor matters;
•	compliance with environmental laws;
•	certain material contracts and commitments to which Astria is a party to or bound by;
•	information technology matters;
•	certain transactions with affiliates;
•	insurance policies;
•	the receipt by the Astria Board of an opinion of a financial advisor in connection with the transactions contemplated by the Merger Agreement; and
•	the inapplicability of antitakeover statutes in connection with the transactions contemplated by the Merger Agreement.
The Merger Agreement also contains additional representations and warranties made by BioCryst relating to, among other things, the following:
•	the due authorization and valid issuance of the shares of BioCryst Common Stock to be issued in connection with the Merger;
•	BioCryst and its controlled affiliates not owning or having owned 15% or more of the capital stock of Astria; and
•
the entry into the Commitment Letter and its validity and enforceability, the terms and conditions applicable to the financing contemplated thereby and BioCryst’s financial capability with respect to its payment obligations under the Merger Agreement.

None of the representations, warranties, covenants or agreements contained in the Merger Agreement or in any certificate, document or instrument delivered pursuant to the Merger Agreement will survive the Effective Time, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.
Definition of “Material Adverse Effect”
Many of the representations and warranties in the Merger Agreement are qualified by a “Material Adverse Effect” standard with respect to the party making such representations and warranties.
“Material Adverse Effect” means, with respect to the applicable party, any event, state of facts, circumstance, change, condition, occurrence, development, condition or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (i) such party’s ability to consummate the transactions contemplated by the Merger Agreement on or before the End Date (as defined below), or (ii) the condition (financial or otherwise), business, operations, assets, liabilities or results of operations of such party and its subsidiaries, taken as a whole, other than, solely with respect to clause (ii), if resulting from or arising out of:
•	changes in general economic conditions in the United States or in any other country or region in the world, or conditions in the global economy generally, including changes in tariffs;
•	changes in securities or financial market conditions in the United States or in any other country or region in the world;
•	changes in general conditions in the industry in which such party and its subsidiaries operate;
•
acts of war, sabotage or terrorism, pandemics, natural disasters, malicious cyber-enabled activities or governmental shutdown or slowdown or other force majeure events in the United States or any other country or region in the world (whether the commencement or escalation thereof);

•	changes in general political or social conditions in the United States or any other country or region in the world;
•
changes in laws after the date of the Merger Agreement affecting such party and its subsidiaries (other than with respect to any representation or warranty made by such party regarding compliance with laws);

•
changes in GAAP after the date of the Merger Agreement affecting such party and its subsidiaries (other than with respect to any representation or warranty made by such party regarding SEC filings, reports, disclosure controls and procedures and financial statements);

•
changes in the trading price or trading volume of the Astria Common Stock, in and of itself (but the facts giving rise or contributing to such changes may be taken into account in determining whether there has been or would be a Material Adverse Effect);

•
the failure by such party to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period, in and of itself (but the facts giving rise or contributing to such failure may be taken into account in determining whether there has been or would be a Material Adverse Effect);

•
the announcement of the transactions contemplated by the Merger Agreement or the identity of BioCryst as the acquiror of Astria, including any termination of, reduction in or similar negative impact on relationships with any suppliers, distributors, partners or service providers which, in each case, have material business dealings with such party and its subsidiaries, due to the announcement of the Merger Agreement or the identity of BioCryst as the acquiror of Astria (other than with respect to any representation or warranty made by such party regarding the execution and delivery of the Merger Agreement, the consummation of the transactions contemplated by the Merger Agreement or the performance of obligations under the Merger Agreement);

•
any action expressly required by the terms of the Merger Agreement or any actions taken as expressly required by the other party in writing (other than with respect to (a) any representation or warranty made by such party regarding the execution and delivery of the Merger Agreement, the consummation of the transactions contemplated by the Merger Agreement or the performance of obligations under the Merger Agreement, or (b) the requirement that such party operate its business in the ordinary course); or

•
solely to the extent not resulting from or involving any wrongdoing (other than mere negligence) by such party or any of its affiliates or their respective collaboration partners acting on behalf of such party, any regulatory, clinical or manufacturing events, occurrences, changes or developments (other than, in each case, if related to safety) and resulting from any nonclinical (including internal and external research and discovery) or clinical studies (including compassionate use studies) sponsored by such party or any competitor of such party.

Each of the effects referred to in the first through seventh items described in the above bullet points may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such effect disproportionately adversely affects the relevant party and its subsidiaries, taken as a whole, relative to other participants in the industries in which such party and its subsidiaries operate but, in such event, only the incremental disproportionate impact of any such effect.
Conduct of Business Pending the Merger
Each of Astria and BioCryst has agreed to certain covenants in the Merger Agreement restricting the conduct of its and its respective subsidiaries’ businesses between the date of the Merger Agreement and the Effective Time or, if applicable, the date on which the Merger Agreement is validly terminated (the “Pre-Closing Period”).
In General. In general, except as required by applicable law, as expressly required by the Merger Agreement, pursuant to certain actions described in the confidential disclosure letter delivered by such party to the other party in connection with the Merger Agreement, or with the prior written consent of the other party, during the Pre-Closing Period, each of Astria and BioCryst will, and will cause each of its subsidiaries to, use commercially reasonable efforts to conduct its respective business in the ordinary course of business consistent with past practice. In addition, Astria will and will cause each of its subsidiaries to, use commercially reasonable efforts to preserve intact its current business organizations, maintain in effect all of its permits, and maintain the services of its directors, officers, key employees and key consultants and existing business relationships and goodwill with those persons having significant business relationships with it.
Astria Specific Restrictions. In addition to the general covenants described in the paragraph immediately above, and subject to the same exceptions described in such paragraph and certain other specific exceptions that are described either below or otherwise in more detail in the Merger Agreement, during the Pre-Closing Period, Astria is required not to and is required to not permit any of its subsidiaries to:
•	amend any of its organizational documents;
•
(i) split, combine or reclassify any shares of its capital stock or any other equity securities, (ii) declare, set aside, establish a record date for or pay any dividend or other distribution in respect of its capital stock, or (iii) except in certain limited circumstances, redeem, repurchase or otherwise acquire, any securities of Astria or any of its subsidiaries;

•
(i) issue, sell or otherwise deliver any securities of Astria or any of its subsidiaries, other than the issuance of (a) any shares of Astria Common Stock in respect of Astria Stock Options, purchase rights under Astria’s 2015 Employee Stock Purchase Plan (the “Astria ESPP”), Astria Pre-Funded Warrants or Astria Common Warrants, or upon conversion of any Series X Preferred Shares or (b) securities of any of Astria’s subsidiaries to Astria or any other wholly owned subsidiary of Astria; or (ii) amend any term of any security of Astria or any of its subsidiaries;

•	incur any capital expenditures exceeding, in the aggregate, $50,000, other than pursuant to Astria’s previously existing capital expenditure plan;
•	amend or modify in any material respect a certain research and development plan of Astria that was made available to BioCryst;
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acquire (i) any assets or properties that are material, individually or in the aggregate, to Astria and its subsidiaries, other than supplies, raw materials, equipment or inventory in the ordinary course, or (ii) directly or indirectly, by merger or consolidation, or by acquisition of stock or assets, any business or entity or division thereof (or any equity interest therein);

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
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sell, assign, lease, license or otherwise transfer, abandon, dispose of or permit to lapse, or create or incur any lien (other than certain permitted liens) on, any of Astria’s or its subsidiaries’ assets (including any intellectual property rights owned by or licensed to Astria or any of its subsidiaries), securities, properties, interests or businesses, other than pursuant to existing contracts previously provided to BioCryst or certain ordinary course licenses;

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(i) extend, amend, waive, cancel or modify any rights in or to the material intellectual property rights of Astria in a manner that is adverse to Astria or its subsidiaries, (ii) fail to diligently prosecute any material patent application within the owned intellectual property rights of Astria, or within the licensed intellectual property rights of Astria for which Astria or any of its subsidiaries controls the prosecution or (iii) fail to use commercially reasonable efforts to maintain the confidentiality of any owned intellectual property rights of Astria that constitute trade secrets;

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make any loans, advances or capital contributions to, or investments in, any other person (with certain customary exceptions), or re-invest any funds or monies in any assets or securities with a credit rating lower than those assets or securities into which such funds or monies are invested by such party;

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other than intercompany indebtedness, create, incur, assume, suffer to exist or otherwise become liable with respect to any indebtedness for borrowed money or guarantees thereof, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Astria or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other contract to maintain any financial statement condition of any other person or enter into any arrangement having the economic effect of any of the foregoing;

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renew, enter into, amend or modify in any material respect, or terminate, certain material contracts of Astria (except the expiration or renewal of such contracts in accordance with their terms) or (ii) waive, release or assign any material rights, claims or benefits of Astria or any of its subsidiaries under any such material contracts;

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except as expressly required by certain existing employee benefit plans of Astria: (i) grant or increase any compensation, bonus, severance, retention, change in control or termination pay (or amend any existing severance pay or termination arrangement) or benefits to any current or former employee; (ii) grant or increase compensation or benefits to any service provider who is not an employee; (iii) grant any equity or equity-based awards to, or exercise any discretion to accelerate the vesting or payment of, any such awards held by any current or former employee or contractor; (iv) establish, adopt, enter into, amend in any material respect or become obligated to contribute to any employee benefit plan or collective bargaining agreement; (v) fund or provide for funding of any employee benefit plan other than in the ordinary course; (vi) recognize any new union, works council or similar employee representative; (vii) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to, gross up, indemnify or otherwise reimburse any current or former employee or contractor for any tax incurred by such person; or (viii) hire any individual as an employee, or as an independent contractor with expected annual compensation of more than $200,000 (and each such new hire must be on terms that would permit termination by Astria on not more than 30 days’ advance notice without penalty), or terminate the service of any employee or key contractor, in each case other than for cause;

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fail to keep in full force and effect all material insurance policies maintained by Astria and its subsidiaries, other than such policies that expire by their terms (in which event Astria will use reasonable best efforts to renew, replace or extend such policies) or changes to such policies made in the ordinary course of the business consistent with past practice;

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convene any regular or special meeting (or any adjournment or postponement thereof) of Astria’s stockholders other than (i) the Special Meeting and (ii) to the extent required by an order of a court of competent jurisdiction, an annual meeting of Astria’s stockholders for purposes of election of directors, ratification of Astria’s auditors and other routine matters (in which case Astria must use commercially reasonable efforts to oppose any stockholder proposal presented at any such meeting);

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change any of Astria’s material methods of accounting (including any change to its fiscal year), except as required by concurrent changes in GAAP or in Regulation S-X, as agreed to by its independent public accountants;

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settle, or offer or propose to settle, any action (except with respect to immaterial routine matters in the ordinary course), including any stockholder action or dispute against Astria or any of its officers or directors or any action or dispute that relates to the transactions contemplated by the Merger Agreement, (i) in each such case, that (a) would impose any obligation or restriction on Astria or any of its subsidiaries following the Effective Time or (b) involves payment of monetary damages by Astria or any of its subsidiaries in excess of $150,000 or (ii) in the aggregate of all such cases, that involves payment of monetary damages by Astria or any of its subsidiaries in excess of $250,000;
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change any accounting period, adopt or change any method of tax accounting, enter into any tax sharing agreement, or enter into any closing agreement with respect to taxes, settle any tax claim, audit or assessment or surrender any right to claim a tax refund, offset or other reduction in tax liability, or, unless in accordance with past practice, make or change any tax election, or amend any material tax returns or file claims for material tax refunds; or

•	offer, propose, agree, authorize, resolve or commit to do any of the foregoing.
BioCryst Specific Restrictions. In addition to the general covenants described in the paragraph above with the heading “In General,” and subject to the same exceptions described in such paragraph and certain other specific exceptions that are described either below or otherwise in more detail in the Merger Agreement, during the Pre-Closing Period, BioCryst is required not to and is required to not permit any of its subsidiaries to:
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amend its organizational documents in a manner that would materially and adversely affect Astria’s stockholders, or materially and adversely affect Astria’s stockholders relative to other holders of BioCryst Common Stock;

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acquire any interest in any person or any assets, securities or property, or otherwise purchase, lease, license or otherwise enter into a transaction with respect to any such interests, assets, securities or properties or consummate (or enter into any agreement to consummate) any other business combination transaction, in each case that would prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement;

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(i) split, combine or reclassify any shares of its capital stock or any other equity securities, (ii) declare, set aside, establish a record date for or authorize or pay any dividend or other distribution in respect of its capital stock or (iii) except in certain limited circumstances, redeem, repurchase or otherwise acquire, any shares of BioCryst Common Stock;

•	adopt a plan of complete or partial liquidation or dissolution;
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incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness (other than indebtedness contemplated by the Commitment Letter) except as would not be reasonably expected to prevent, materially delay or materially impair the ability of BioCryst or Merger Sub to consummate the transactions contemplated by the Merger Agreement;

•	take or omit to take any action to cause the BioCryst Common Stock to cease to be eligible for listing on Nasdaq; or
•	offer, propose, agree, authorize, resolve or commit to do any of the foregoing.
Obligation to Call the Special Meeting
Astria is required to, as promptly as practicable, duly call, give notice of, convene and hold a meeting of its stockholders in order to approve the adoption of the Merger Agreement, which is the Special Meeting that is the subject of this proxy statement/prospectus. Once Astria has established the record date for such meeting, Astria will not change such record date without prior written consent of BioCryst, unless (i) required to do so by applicable law or Astria’s organizational documents or (ii) required in connection with any adjournment or postponement of such stockholders’ meeting, which for either case Astria will consult with, and consider in good faith, the views of BioCryst when setting such new record date. Astria will use its reasonable best efforts to cause this proxy statement/prospectus to be mailed to its stockholders entitled to vote at such stockholders’ meeting and to hold such meeting as soon as practicable after this registration statement is declared effective under the Securities Act.
Astria may not postpone or adjourn the Special Meeting, except that:
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Astria or BioCryst will have the right to require an adjournment or postponement of the Special Meeting for the purpose of soliciting additional votes (which right, in the case of BioCryst, will not apply on more than two occasions) if such party reasonably determines in good faith that approval of the Merger Proposal is unlikely to be obtained at the Special Meeting, including due to the absence of a quorum. No such adjournment or postponement may delay the Special Meeting by more than seven days from the prior-scheduled date or to a date on or after the fifth business day preceding the End Date; and
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Astria may postpone or adjourn the Special Meeting if (i) required by applicable law or (ii) after consultation with BioCryst, the Astria Board or its authorized committee determines in good faith that such postponement or adjournment is required in order to give Astria’s stockholders sufficient time to evaluate any amendment or supplement to this proxy statement/prospectus that Astria is legally required to provide. No such postponement or adjournment under the foregoing clause (ii) may occur on more than two occasions or delay the Special Meeting by more than seven days from the prior-scheduled date or to a date on or after the fifth business day preceding the End Date.

Subject to the terms described in the section titled “—No Solicitation of Competing Proposals” below, Astria is required, through the Astria Board, to recommend that its stockholders adopt the Merger Agreement and to use reasonable best efforts to obtain stockholder approval of the Merger Proposal.
Even if there is an Adverse Recommendation Change or if Astria receives an Acquisition Proposal, unless the Merger Agreement is validly terminated pursuant to its terms, Astria must hold the Special Meeting and submit the Merger Agreement to its stockholders for adoption, and cannot include in the agenda for the Special Meeting any matters other than a vote to approve the adoption of the Merger Agreement and routine matters in connection with such vote.
No Solicitation of Competing Proposals
During the Pre-Closing Period, Astria agreed not to, and to cause its subsidiaries and its and its subsidiaries’ respective officers, directors and employees not to, and to direct its and its subsidiaries’ respective investment bankers, attorneys, accountants, consultants, agents and other advisors or representatives not to, directly or indirectly:
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initiate, solicit, propose, knowingly encourage (including by way of furnishing nonpublic information) or knowingly take any action designed to facilitate any inquiry regarding, or the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to, an Acquisition Proposal (other than discussions solely to clarify any ambiguous terms of any such proposal or offer);

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engage in, continue or participate in discussions or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the non-solicitation obligations of Astria prohibit such discussions or negotiations, or discussions solely to clarify any ambiguous terms of any such proposal or offer);

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furnish any nonpublic information or afford access to the business, properties, assets, books or records of Astria or any of its subsidiaries to any third party in connection with any Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

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amend or grant any waiver or release under any standstill, confidentiality or similar agreement with respect to shares of Astria Common Stock or other equity securities of Astria or any of its subsidiaries (but, prior to obtaining stockholder approval of the Merger Proposal, Astria may amend or grant such waiver or release to the extent necessary to permit a third party to make a confidential Acquisition Proposal, and only if the Astria Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Delaware law);

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exempt any person (other than BioCryst, Merger Sub and their respective affiliates) from the restrictions on “business combinations” contained in any restrictive provision of Astria’s organizational documents or in Section 203 of the DGCL (or similar provisions of any other “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation);

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enter into any contract (or any letter of intent, memorandum of understanding, agreement in principle or other similar contract or agreement) with respect to an Acquisition Proposal, other than a customary confidentiality agreement in certain circumstances permitted under the Merger Agreement; or

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otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the non-solicitation obligations of Astria prohibit such discussions or negotiations, or discussions solely to clarify any ambiguous terms of any such proposal or offer).

However, prior to obtaining stockholder approval of the Merger Proposal, Astria may have discussions or negotiations with a third party relating to an Acquisition Proposal, or furnish certain information in response to a request from a third party, if (i) Astria receives a bona fide unsolicited written Acquisition Proposal from such third party after the date of the Merger Agreement that is not withdrawn and did not arise from or in connection with a material breach of the non-solicitation obligations of Astria in the Merger Agreement, and (ii) such proposal constitutes, and the Astria Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such proposal constitutes or would reasonably be expected to result in, a Superior Proposal, and, after consultation with outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Astria Board under Delaware law. In that case, Astria is required to (a) enter into a confidentiality agreement with such third party that, among other things, contains terms that are not less restrictive in the aggregate to such third party than the terms on BioCryst contained in the confidentiality agreement entered into by BioCryst and Astria before furnishing any information to such third party, (b) ensure BioCryst is provided with any information prior to or substantially concurrently with such information made available to the applicable third party and (c) notify BioCryst that the Astria Board has made such determination and that Astria intends to take such action.
Any breach of the restrictions described above by a representative of Astria will be considered a breach of the Merger Agreement by Astria.
The Astria Board and any committees thereof are required not to (i) withhold, withdraw, qualify or modify the Astria Board’s recommendation that Astria’s stockholders vote to approve the adoption of the Merger Agreement (such recommendation, the “Astria Board Recommendation”) in a manner adverse to BioCryst or Merger Sub; (ii) fail to include the Astria Board Recommendation in this proxy statement/prospectus; (iii) fail to reaffirm the Astria Board Recommendation within five business days of being requested to do so in writing by BioCryst following an Acquisition Proposal that has been publicly announced (and not publicly withdrawn); (iv) fail to recommend against acceptance of a tender or exchange offer made to Astria’s stockholders within ten business days after the commencement of such tender offer or exchange offer; or (v) approve or recommend, publicly declare advisable or publicly propose to approve or recommend, or publicly propose to enter into any contract (or any letter of intent, memorandum of understanding, agreement in principle or other similar contract or agreement) with respect to an Acquisition Proposal, whether binding or non-binding (the actions described in this foregoing paragraph being referred to herein as an “Adverse Recommendation Change”).
However, at any time prior to (but not after) obtaining stockholder approval of the Merger Proposal, the Astria Board may (i) make an Adverse Recommendation Change or (ii) solely in response to a Superior Proposal as described below, decide to terminate the Merger Agreement in order to enter into a definitive agreement with respect to such Superior Proposal (together with payment by Astria of the termination fee discussed below under “— Termination Fee and Expenses”), in each case, only if:
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(a) an Intervening Event with respect to Astria has occurred or (b) Astria receives a bona fide written Acquisition Proposal after the date of the Merger Agreement that has not been withdrawn and did not result from a material breach of Astria’s non-solicitation obligations in the Merger Agreement, and which the Astria Board determines in good faith constitutes a Superior Proposal;

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the Astria Board determines in good faith (after consultation with outside legal counsel) that failure to take such action in response to such Superior Proposal or such Intervening Event, as applicable, would reasonably be expected to be inconsistent with the fiduciary duties of the Astria Board under Delaware law;

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Astria provides BioCryst with written notice at least four business days in advance of taking any such action, containing a description of the applicable Intervening Event or including copies of all documents pertaining to such Superior Proposal, as applicable;

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Astria negotiates in good faith with BioCryst (to the extent BioCryst wishes to negotiate) during such four business day period to make such revisions to the terms of the Merger Agreement as would cease to warrant an Adverse Recommendation Change by the Astria Board in response to such Intervening Event or as would cause such Acquisition Proposal to cease to be a Superior Proposal; and

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at the end of such four business day period, the Astria Board determines in good faith (after consultation with its outside legal counsel and financial advisor and taking into account any changes to the terms of the Merger Agreement proposed in writing by BioCryst and any other information offered by BioCryst in response to the notice with respect to the Adverse Recommendation Change) that the failure to take such actions in response to such Intervening Event would reasonably expected to be inconsistent with the fiduciary duties of the Astria Board under Delaware law, or that such Superior Proposal continues to constitute a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal would reasonably be expected to be inconsistent with the fiduciary duties of the Astria Board under Delaware law.

Any amendment to the financial terms and any other material amendment to any Acquisition Proposal received by Astria, as well as any material change to an Intervening Event, will be deemed to be a new Acquisition Proposal or new Intervening Event, as the case may be, and will require a new notice as described above and compliance by Astria with the negotiation period and other procedures described above, except that the notice periods and BioCryst’s opportunity to negotiate new terms as described above will be for an additional two business days, instead of four business days.
For purposes of this proxy statement/prospectus and the Merger Agreement:
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“Acquisition Proposal” means any inquiry, indication of interest, offer or proposal (other than an inquiry, indication of interest, offer or proposal made or submitted by BioCryst, Merger Sub or one or more of their respective affiliates), from any person or group, relating to any transaction or series of related transactions involving: (i) any acquisition or purchase by any person or group, directly or indirectly, of 20% or more (on a non-diluted basis, and whether by voting power or number or shares) of any class of outstanding voting or equity securities of (a) Astria or (b) any of Astria’s subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income or assets of Astria and its subsidiaries, taken as a whole; (ii) any tender offer or exchange offer (including a self-tender offer) that, if consummated, would result in any person or group (or the equityholders or such person) beneficially owning, directly or indirectly, 20% or more (on a non-diluted basis, and whether by voting power or number or shares) of any class of outstanding voting or equity securities of (a) Astria or (b) any of its subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income or assets of Astria and its subsidiaries, taken as a whole; (iii) any merger, consolidation, business combination, spin-off, split-off, joint venture, partnership, liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), share exchange, dual listed company structure, recapitalization or other significant corporate reorganization or similar transaction involving (a) Astria or (b) any of its subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income or assets of Astria and its subsidiaries, taken as a whole; (iv) any sale, lease, exchange, transfer, mortgage, pledge, license or sublicense (other than certain ordinary course license) or other disposition (including through any arrangement having substantially the same economic effect as a sale of assets) to a person or group of (a) 20% or more of the assets of Astria and its subsidiaries, taken as a whole or (b) navenibart or any intellectual property rights relating thereto; or (v) any combination of the foregoing.

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“Intervening Event” means any event, state of facts, circumstance, change, condition, occurrence, development, condition or effect that is material to Astria and its subsidiaries, taken as a whole, that was neither known to nor reasonably foreseeable by the Astria Board after making due inquiry of the executive officers of Astria (or, if such inquiry is not made, that would not have been known or reasonably foreseeable to the Astria Board if it had made such inquiry) as of or prior to the date of the Merger Agreement (or if known, the consequences of which were not known or reasonably foreseeable after making due inquiry of the executive officers of Astria or, if such inquiry is not made, the consequences of which would not have been known or reasonably foreseeable to the Astria Board if it had made such inquiry) and becomes known to the Astria Board after the date of the Merger

Agreement and prior to the date of the Special Meeting (as it may be adjourned or postponed), but no such effect to the extent resulting from or arising out of any of the following will be taken into account in determining whether an Intervening Event has occurred: (i) changes in the trading price or trading volume of Astria Common Stock (but the underlying facts giving rise or contributing to such change that are not otherwise excluded from this definition of “Intervening Event” may be taken into account in determining whether there has been an Intervening Event); (ii) Astria and its subsidiaries’ meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period (but the underlying facts giving rise or contributing to such change that are not otherwise excluded from this definition of “Intervening Event” may be taken into account in determining whether there has been an Intervening Event); (iii) any effect resulting from any breach of the Merger Agreement by Astria; or (iv) the receipt, existence or terms of any Acquisition Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Acquisition Proposal.
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“Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal made by a third party after the date of the Merger Agreement that is not withdrawn and did not arise from or in connection with a material breach of the non-solicitation obligations of Astria in the Merger Agreement, and that: (i) if consummated, would result in any person or group (other than BioCryst or its affiliates) becoming the beneficial owner, directly or indirectly, of more than 50% of the consolidated assets of Astria and its subsidiaries or more than 50% of the total voting power of the equity securities of Astria; and (ii) the Astria Board determines in good faith, after considering the advice of an independent financial advisor of nationally recognized reputation and outside legal counsel, the entry into which would be a transaction more favorable from a financial point of view to Astria’s stockholders than the transactions contemplated by the Merger Agreement (including any revisions to the terms of the Merger Agreement proposed by BioCryst, after taking into account all relevant factors, including (a) the amount, form and timing of payment of consideration, (b) any termination or break-up fees or expense reimbursement provisions, (c) any conditions to, the likelihood of, and the time likely to be required for consummation of such Acquisition Proposal on the terms set forth therein, (d) any legal, financial, regulatory and stockholder approval requirements, (e) the sources, availability and terms of any financing, financing market conditions, and the existence of a financing contingency, (f) the identity of the person or persons making the Acquisition Proposal and (g) any other aspects considered relevant by the Astria Board).

Efforts to Consummate the Merger
BioCryst and Astria must each use reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement, (ii) obtain all actions or non-actions, waivers and approvals from governmental bodies, cause the expiration or termination of any applicable waiting periods and make all filings with any governmental bodies, in each case, that may be necessary or advisable under applicable law, (iii) defend against any actions challenging the consummation of the transactions contemplated by the Merger Agreement, including seeking to have any stay or other injunctive relief that would prevent or impair the consummation of the transactions contemplated by the Merger Agreement by the End Date entered by any court or other governmental body reversed on appeal or vacated, (iv) obtain all necessary approvals from, and give all required notices to, third parties under any contracts to which Astria or any of its subsidiaries is a party in connection with the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement so as to maintain and preserve the benefits under such contracts following the consummation of the transactions contemplated by the Merger Agreement and (v) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement. However, neither BioCryst nor any of its affiliates will be obligated to (a) enter into any settlement or agreement with any governmental body in connection with the transactions contemplated by the Merger Agreement, (b) agree, propose, negotiate, offer, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, or take any other action, or otherwise proffer or agree to do any of the foregoing, with respect to any of the businesses, assets or properties of BioCryst, Astria or any of their respective affiliates, (c) terminate any existing relationships or contractual rights or obligations or (d) otherwise offer to take or offer to commit to take any action that would limit BioCryst’s freedom of action with respect to, or ability to retain, operate or otherwise exercise full rights of ownership with respect to, businesses, assets or properties of BioCryst, Astria or any of their respective affiliates. BioCryst may request that Astria divest, hold separate or take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of its businesses, services or assets so long as such action is contingent upon the occurrence of the Merger.
As it relates to antitrust laws, each of BioCryst and Astria has agreed to, no later than 20 business days of the date of the Merger Agreement, make its respective filing of a Notification and Report Form under the HSR Act in connection with the transactions contemplated by the Merger Agreement. Astria and BioCryst each made such respective filing on November 7, 2025. In addition, each of BioCryst and Astria agreed to (i) make appropriate filings with any other governmental body that may be necessary under other antitrust laws with respect to the transactions contemplated by the Merger Agreement as promptly as practicable, (ii) cooperate and coordinate in the making of such filings, (iii) respond as promptly as reasonably practicable to any information requested by any governmental body related to the HSR Act or other antitrust laws, and (iv) supply the other party with any information that may be required in order to effectuate such filings. Further, in the event that the End Date is extended through October 14, 2026 (as the same may be so extended as discussed under “— Conditions to the Consummation of the Merger” below), BioCryst and Astria must, no later than August 15, 2026, certify substantial compliance with any Second Request issued by any governmental body under the HSR Act.
BioCryst and Astria must also promptly inform the other party of any material communication from any governmental body regarding any of the transactions contemplated by the Merger Agreement, give each other a reasonable opportunity to review and comment on any filing, amendment, supplement, or written correspondence with any governmental body with respect to antitrust laws, consult with each other in advance of any substantive communication, meeting, call or conference with, any such governmental body and, to the extent reasonably practicable, give each other the opportunity to attend and participate in such meetings, calls and conferences. BioCryst will pay all filing fees required in connection with the filing of the Notification and Report Form pursuant to the HSR Act. BioCryst will have the principal responsibility for determining and implementing the strategy for obtaining any necessary clearance, consents or approvals under any antitrust law.
Indemnification of Officers and Directors
BioCryst has agreed that all rights to indemnification in favor of the present and former director or officers of Astria and its subsidiaries with respect to liabilities pertaining to the fact that such person was an officer or director of Astria or any of its subsidiaries at or prior to the Effective Time or the Merger Agreement and the transactions contemplated by the Merger Agreement, as provided in Astria’s organizational documents or any indemnification agreements between such directors or officers and Astria, will survive the Merger and will continue in full force and effect for a period of six years from the Effective Time. During such period, BioCryst has agreed to cause to be maintained in effect provisions in the organizational documents of Astria and its subsidiaries regarding exculpation, indemnification and advancement of expenses that are no less advantageous to their intended beneficiaries than the corresponding provisions as in effect on the date of the Merger Agreement.
BioCryst agreed to, and agreed to cause the Surviving Corporation to, maintain in effect for a period of six years after the Effective Time, if available, the directors’ and officers’ insurance policies and fiduciary liability insurance policies of Astria in place as of the date of the Merger Agreement, but only to the extent related to actions or omissions taken prior to the Effective Time. BioCryst is not required to pay for such policy in excess of 300% of the last annual premium paid by Astria prior to the Effective Time under its existing policies covering such matters (the “Premium Cap”). In lieu of the foregoing, Astria may (and at the request of BioCryst, it will), prior to the Effective Time, purchase a fully-paid and non-cancellable six-year “tail” policy providing equivalent coverage to that policy described in the preceding sentence if and to the extent that the same may be obtained for a premium amount that, in the aggregate, does not exceed the Premium Cap, and the Surviving Corporation and BioCryst must cause such policy to be maintained in full force and effect for its full term.
Employee Matters
During the period commencing at the Effective Time and ending on the first anniversary of the Effective Time (or, if shorter, during the applicable period of employment), BioCryst must, or must cause the Surviving Corporation to, provide the individuals who were employed by Astria or any of its subsidiaries immediately prior to the Effective Time (each, a “Continuing Employee”) with: (i) a base salary or base wages no less than those provided to such Continuing Employee immediately prior to the Effective Time, (ii) an annual target bonus opportunity no less than the annual target bonus opportunity provided to such Continuing Employee as of immediately prior to the Effective Time, (iii) severance payments and benefits no less and on no less favorable terms and conditions than certain specified severance benefits agreed between the parties, and (iv) other benefits that are substantially comparable in the aggregate to those offered to similarly situated employees of BioCryst or its affiliates (other than equity or equity-based and change in control or transaction-based compensation or benefits, severance benefits, defined benefit retirement benefits or post-employment health or welfare benefits).
With respect to any employee benefit plans or other compensation or severance arrangement of BioCryst or any of its subsidiaries (excluding (i) retiree healthcare or life insurance plans or programs, (ii) equity compensation arrangements and (iii) defined benefit plans), in each case, in which any Continuing Employee will participate on or after the Effective Time (collectively, the “BioCryst Benefit Plans”), BioCryst will, and will cause the Surviving Corporation to, recognize all services with Astria or any of its subsidiaries rendered prior to the Effective Time by Continuing Employees for the purpose of vesting, eligibility and level of severance benefits, under the terms of such BioCryst Benefit Plans. BioCryst will, or will cause its subsidiaries, to, use commercially reasonable efforts to (a) waive or cause to be waived any limitations on eligibility, enrollment and benefits relating to any pre-existing conditions of Continuing Employees and their eligible covered dependents under any BioCryst Benefit Plans, (b) recognize, for purposes of annual deductible, co-payment and out-of-pocket limits under any BioCryst Benefit Plans providing health and welfare benefits, deductible, co-payment and out-of-pocket expenses paid by Continuing Employees in the plan year in which the Effective Time occurs, and (c) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and his or her eligible covered dependents on or after the Effective Time, in each case to the extent such Continuing Employee or eligible covered dependent had satisfied any similar limitation or requirement under an analogous employee plan prior to the Effective Time.
Prior to the Closing, but not before January 1, 2026 (unless in connection with mitigation relating to Section 280G of the Code), Astria may pay 2025 annual bonuses to each eligible employee equal to the greater of (i) actual performance or (ii) 125% of such employee’s target annual bonus amount for 2025. If the Effective Time occurs on or prior to March 15, 2026 and Astria has not paid 2025 annual bonuses to employees as of immediately prior to the Effective Time, on the Closing Date, BioCryst will, or will cause its subsidiaries (including, at such time, Astria) to, make such 2025 annual cash bonus payments, net of applicable withholdings, to each Continuing Employee.
Astria was required to deliver to BioCryst by November 19, 2025, a list of each “disqualified individual” (as defined in Section 280G of the Code (as defined in “Material U.S. Federal Income Tax Consequences Relating to the Merger”)) of Astria and (i) Astria’s reasonable, good faith estimate of each payment or benefit of which Astria was aware that could be paid to such disqualified individual as a result of any of the transactions contemplated by the Merger Agreement (alone or in combination with any other event), (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such disqualified individual, and (iii) underlying documentation on which such calculations are based. BioCryst and Astria also agreed to reasonably cooperate to limit potential adverse tax consequences under Section 280G of the Code.
Prior to the Effective Time, Astria will adopt resolutions and make all notices that may be necessary or appropriate to terminate its equity incentive plans.
BioCryst may request, no later than 20 business days prior to the Effective Time, that Astria terminate any of its 401(k) plans (in which case the Astria Board or a committee thereof must adopt resolutions and take all reasonably necessary actions to terminate such 401(k) plans), which termination would be effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time and, prior to the Effective Time, Astria will provide BioCryst with evidence that each such 401(k) plan has been terminated. In that case, effective as of the Closing Date, BioCryst must create or designate a defined contribution pension plan for the benefit of Continuing Employees who participated in such terminated 401(k) plans of Astria, which BioCryst plans must allow in-kind “eligible rollover distributions” (as such term is defined under Section 402 of the Code) from the Astria 401(k) plans, including loan notes reasonably determined to be in compliance with applicable law. BioCryst and Astria will cooperate in order to facilitate and effect such an eligible rollover distribution for employees who timely elect to roll over their account balances, including notes, into a BioCryst defined contribution pension plan.

Astria Employee Stock Purchase Plan
Astria will not authorize any offering or purchase period under the Astria ESPP on or after the date of the Merger Agreement and will or will cause the Astria Board (or an applicable committee thereof) to adopt resolutions terminating the Astria ESPP as of the day immediately prior to the Closing.
Financing Matters
BioCryst agreed to use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain debt financing in connection with the transactions contemplated by the Merger Agreement in the amounts set forth and on the terms and conditions described in the Commitment Letter (the “Debt Financing”), including, promptly relative to the reasonably anticipated Closing Date, (i) satisfying or obtaining a waiver under all conditions applicable to the Debt Financing; (ii) negotiating and entering into definitive agreements with respect to the Debt Financing on the terms and conditions contemplated in the Commitment Letter; (iii) maintaining in effect the Commitment Letter, and complying with its obligations thereunder and enforcing its rights thereunder and under the definitive agreements with respect to the Debt Financing; and (iv) consummating the Debt Financing at or prior to the Closing.
Without the prior written consent of Astria, BioCryst will not permit any amendment, waiver, termination, replacement or assignment of the Commitment Letter, any fee letter or any definitive agreement with respect thereto (or any portion of the Debt Financing) that would, among other things, (i) reduce (or would reasonably be expected to have the effect of reducing) the aggregate cash proceeds available from the Debt Financing below an amount necessary to satisfy BioCryst’s payment obligations under the Merger Agreement, (ii) impose additional conditions to the receipt of any portion of the Debt Financing, (iii) materially delay, prevent or impede the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date or otherwise prevent, delay or impair the ability of BioCryst to timely consummate the transactions contemplated by the Merger Agreement or adversely impact the ability of BioCryst to enforce its rights against any Financing Source or (iv) relieve any Financing Source from its obligations under the Commitment Letter or any definitive agreement with respect to the Debt Financing. BioCryst is permitted to modify the Commitment Letter if such modification (a) is limited to adding or replacing lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letter or (b) increases the commitments or the amount of indebtedness thereunder. As used herein, “Financing Source” means the persons that have committed to provide or otherwise entered into any agreements in connection with providing any Debt Financing or alternative debt financing, including the financial institutions or other lenders named in any debt commitment letter (including any permitted amendments or amendments and restatements thereof) and any joinder agreements, note purchase agreements, indentures or credit agreements entered into pursuant thereto or relating thereto.
Astria will, and will cause its subsidiaries and representatives to, use reasonable best efforts to cooperate with BioCryst in arranging the Debt Financing as may be reasonably requested by BioCryst, at BioCryst’s sole cost and expense, including by using reasonable best efforts to: (i) participate in and assist with the marketing efforts related to the Debt Financing, including by causing appropriate members of Astria’s management team to participate in a reasonable number of lender meetings and certain other sessions with the Financing Sources; (ii) furnish documentation and other information that the Financing Sources reasonably determine are required by government bodies under applicable “know your customer,” beneficial ownership and anti-money laundering rules and regulations; and (iii) execute and deliver any credit agreements, guarantees, pledge and security documents, other definitive financing documents or other certificates or documents contemplated by the Debt Financing. However, such cooperation is subject to a number of customary limitations set forth in detail in the Merger Agreement including that Astria is not required, among other things, to (a) enter into any contract or deliver any document or instrument the effectiveness of which is not conditioned on the occurrence of the Effective Time, (b) waive or amend any terms of the Merger Agreement, (c) pay any fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement or is not otherwise indemnified by BioCryst, (d) incur any other liability or obligation, or provide or agree to provide any indemnity, or cause any director, officer or employee of Astria to incur any personal liability or (e) require Astria to prepare or deliver any financial statements or information other than the financial statements included in any Form 10-K or Form 10-Q required to be filed by Astria.
BioCryst will as promptly as reasonably practicable upon request reimburse Astria for all documented out-of-pocket costs and expenses (including attorneys’ fees and expenses and disbursements) incurred by Astria or any of its subsidiaries in connection with the cooperation described in the paragraph above, and will reimburse, defend, indemnify and hold harmless Astria and its subsidiaries from, against and in respect of any and all liabilities resulting from, or that exist or arise due to or in connection with the Debt Financing, except to the extent such liabilities arise out of or in connection with (i) the gross negligence, willful misconduct or fraud of Astria or (ii) any material inaccuracy of any financial historical information of Astria provided in writing by or behalf of Astria specifically for use in connection with the cooperation described in the paragraph above.
The obligations of BioCryst to perform its obligations under the Merger Agreement, including to consummate the Merger, are not in any way conditioned on obtaining the Debt Financing or any alternative debt financing or on the performance of any party to the Commitment Letter.
Other Agreements
The Merger Agreement contains certain other covenants and agreements of Astria and BioCryst, including covenants and agreements relating to, among other things (and subject to certain exceptions and qualifications set forth in more detail in the Merger Agreement):
•	cooperation between Astria and BioCryst in the preparation of this proxy statement/prospectus;
•	consultation between Astria and BioCryst in connection with public announcements with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement;
•
requirement that Astria and BioCryst notify each other of the occurrence of certain material events related to or which could affect the consummation of the transactions contemplated in the Merger Agreement;

•
requirement for BioCryst to use its reasonable best efforts to cause the BioCryst Common Stock to be issued in connection with the transactions contemplated by the Merger Agreement to be approved for listing on Nasdaq;

•	requirement for Astria to give reasonable access to BioCryst and its representatives (including the Financing Sources) to certain information about Astria during the Pre-Closing Period;
•
the adoption of resolutions by the Astria Board so as to cause any dispositions of shares of Astria Common Stock in connection with the Merger by Astria’s directors and officers, as may be applicable, to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•
requirement for Astria to cooperate with BioCryst and use reasonable best efforts to enable the delisting of Astria Common Stock from Nasdaq and the deregistration of Astria Common Stock under the Exchange Act, in each case as promptly as practicable after the Effective Time;

•	the taking of actions by Astria to eliminate the effects of any antitakeover or similar laws in connection with the transactions contemplated by the Merger Agreement;
•
requirement for Astria to, during the Pre-Closing Period, keep BioCryst reasonably informed of any material communications generally disseminated to the service providers, lenders, material customers, material suppliers or other persons having material business relationships with Astria or its subsidiaries relating to the transactions contemplated by the Merger Agreement;

•	the termination by Astria of any tax sharing agreement among itself and its subsidiaries and settlement of amounts owing thereunder; and
•	cooperation, consultation and consent rights between Astria and BioCryst in connection with certain litigation relating to the Merger and the transactions contemplated by the Merger Agreement.
Conditions to the Consummation of the Merger
Mutual Conditions
The respective obligations of BioCryst and Astria to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver in writing (by BioCryst and Astria) of the following conditions:
•	receipt of stockholder approval of the Merger Proposal in accordance with applicable law and the organizational documents of Astria;

•
the absence of any law or order (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any governmental body and having the effect of restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement (the “No Restraint Condition”);

•
the waiting period (and any extension thereof) applicable to the Merger under the HSR Act having expired or been earlier terminated, and any agreement with a governmental body to delay the completion of the Merger Agreement having expired (the “HSR Condition”);

•
the registration statement on Form S-4 of which this proxy statement/prospectus forms a part having become effective under the Securities Act and not being the subject of any pending action by the SEC to suspend its effectiveness; and

•	the shares of BioCryst Common Stock to be issued in connection with the Merger having been approved for listing (subject to official notice of issuance) on Nasdaq.
Additional Conditions
BioCryst’s and Merger Sub’s obligations to complete the transactions contemplated by the Merger Agreement are subject to the satisfaction (or waiver in writing by BioCryst) of the following conditions:
•
the representations and warranties of Astria set forth in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on the Closing Date (other than in the instances where such representations and warranties address matters as of a particular different date, in which case they must be true and correct as of such date), subject in each case to certain specific materiality qualifiers depending on the subject matter of such representations and warranties;

•
Astria having performed or complied in all material respects with all of the obligations, agreements and covenants in the Merger Agreement that are required to be performed and complied with or performed by it at or prior to the Closing; and

•	since the date of the Merger Agreement, there having occurred no Material Adverse Effect with respect to Astria that is continuing.
In addition, Astria’s obligations to complete the transactions contemplated by the Merger Agreement are subject to the satisfaction (or waiver in writing by Astria) of the following conditions:
•
the representations and warranties of BioCryst set forth in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on the Closing Date (other than in the instances where such representations and warranties address matters as of a particular different date, in which case they must be true and correct as of such date), subject in each case to certain specific materiality qualifiers depending on the subject matter of such representations and warranties;

•
BioCryst and Merger Sub having performed or complied in all material respects with all of the obligations, agreements and covenants under the Merger Agreement that are required to be complied with or performed by them at or prior to the Closing; and

•	since the date of the Merger Agreement, there having occurred no Material Adverse Effect with respect to BioCryst that is continuing.
Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the Effective Time, subject to certain additional exceptions described in more detail in the Merger Agreement:
•	by the mutual written agreement of Astria and BioCryst;
•	by either BioCryst or Astria, if:
○	the Effective Time does not occur on or before 5:00 p.m. (New York City time) on April 14, 2026 (as may be extended as described below, the “End Date”), which date may be extended by either

BioCryst or Astria (i) to be October 14, 2026, if on the original End Date the only conditions that have not been satisfied or waived, or are not capable of being satisfied, are the HSR Condition or the No Restraint Condition (solely as it relates to antitrust laws) or (ii) because the satisfaction of the closing conditions described above under “—Conditions to Consummation of the Merger— Mutual Conditions” prior to the original End Date is substantially prevented due to a shutdown of the U.S. federal government, in which case the End Date will be extended until 90 days following the termination of the applicable government shutdown but in no event beyond May 31, 2026 (which termination event described in this sub-bullet is referred to as an Expiration Termination);
○
any governmental body of competent jurisdiction enacts, issues, promulgates, enforces or enters any law or order that has the effect of permanently restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement, which law or order becomes final and non-appealable; or

○
stockholder approval of the Merger Proposal is not obtained upon a vote taken at the Special Meeting (as it may be adjourned or postponed) (which termination event described in this sub-bullet is referred to as a No Vote Termination);

•	by BioCryst, if:
○
at any time prior to obtaining stockholder approval of the Merger Proposal, an Adverse Recommendation Change has occurred (which termination event described in this sub-bullet is referred to as a Recommendation Change Termination); or

○
if Astria breaches or fails to perform any representation, warranty, covenant or agreement in the Merger Agreement, such that the applicable conditions to the Closing would not be satisfied, and any such breach or failure is incapable of being cured by the End Date or is not cured within the earlier of 30 days of receipt by Astria of written notice from BioCryst of such breach or failure or three business days prior to the End Date (which termination event described in this sub-bullet is referred to as an Astria Breach Termination). An Astria Breach Termination will not be available to BioCryst if BioCryst or Merger Sub is then in breach in any material respect of any of its representations, warranties, covenants or agreements in the Merger Agreement;

•	by Astria:
○
prior to obtaining stockholder approval of the Merger Proposal, in order for Astria to accept a Superior Proposal and enter into a binding definitive agreement with respect to a Superior Proposal (which termination right is not available to Astria if it has not complied in all material respects with its non-solicitation obligations in the Merger Agreement) (which termination event described in this sub-bullet is referred to as a Superior Proposal Termination); or

○
if BioCryst or Merger Sub breaches or fails to perform any representation, warranty, covenant or agreement in the Merger Agreement, such that the applicable conditions to the Closing would not be satisfied, and any such breach or failure is incapable of being cured by the End Date or is not cured within the earlier of 30 days of receipt by BioCryst of written notice from Astria of such breach or failure or three business days prior to the End Date (but this termination right will not be available to Astria if Astria is then in breach in any material respect of any of its representations, warranties, covenants or agreements in the Merger Agreement).

Termination Fee and Expenses
Under the Merger Agreement, Astria is required to pay BioCryst a termination fee of $32,250,000 upon any of the following events:
•	a Superior Proposal Termination;
•	a Recommendation Change Termination;
•	an Astria Breach Termination (in the case of a willful breach by Astria of its non-solicitation obligations in the Merger Agreement);
•	if (i) the Merger Agreement is terminated by BioCryst or Astria by way of an Expiration Termination or a No Vote Termination, or by BioCryst by way of an Astria Breach Termination (in the case of a breach by Astria of its non-solicitation obligations in the Merger Agreement, other than a willful breach), (ii) at or prior to the Special Meeting (in the case of a No Vote Termination) or at or prior to the time of such termination (in the case of an Astria Breach Termination or an Expiration Termination), an Acquisition Proposal with respect to Astria is made to Astria or directly to Astria’s stockholders or is publicly known, and such Acquisition Proposal is not withdrawn at or prior to such applicable time described in this clause (ii), and (iii) at any time within 12 months after any such termination, Astria or any of its subsidiaries enters into a definitive agreement with respect to an Acquisition Proposal (whether or not such Acquisition Proposal is ultimately consummated), or otherwise consummates any Acquisition Proposal (substituting 50% for 20% in the definition of “Acquisition Proposal”); or
•
if the Merger Agreement is terminated by Astria by way of an Expiration Termination, or by either BioCryst or Astria by way of a No Vote Termination and, in each such case, at the time of such termination, BioCryst had the right to terminate the Merger Agreement pursuant to a Recommendation Change Termination or Astria Breach Termination (in the case of a willful breach by Astria of its non-solicitation obligations in the Merger Agreement).

In the event that any termination fee above is payable by Astria, the payment of such termination fee pursuant to the Merger Agreement is the sole and exclusive remedy of BioCryst against Astria or any of its former, current or future stockholders, directors, officers, affiliates or representatives with respect to the Merger Agreement and the transactions contemplated by the Merger Agreement or the failure of the Merger to be consummated. In no event will Astria be required to pay the termination fee pursuant to the Merger Agreement on more than one occasion. Astria is also required to pay BioCryst its reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees, costs and expenses) in connection with any suit brought by BioCryst in order to obtain payment of the termination fee, together with interest on the amount of the fee at the prime rate as published by The Wall Street Journal (in effect on the date such payment was required to be made).
Other than agreed otherwise in the Merger Agreement, BioCryst and Merger Sub, on the one hand, and Astria, on the other hand, are required to pay their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of the Merger Agreement, the performance of their respective obligations under the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement.
Third Party Beneficiaries
The Merger Agreement will not confer upon any person (other than the parties thereto) any right, benefit or remedy, except (i) the right of the directors and officers of Astria to enforce the provisions of the Merger Agreement pertaining to their indemnification and advancement of expenses, (ii) for certain provisions included in the Merger Agreement for the benefit of the Financing Sources, (iii) that if the Merger Agreement is validly terminated, Astria has the right, on its own behalf and on behalf of and as agent for its stockholders, to pursue damages, but solely as a result of fraud or a willful breach by BioCryst or Merger Sub and (iv) for, if the Effective Time occurs, (a) the right of Astria’s stockholders to receive the Merger Consideration, and (b) the right of the holders of Astria Stock Options to receive the applicable consideration pursuant to the Merger Agreement.
Specific Performance
BioCryst, Astria and Merger Sub have agreed in the Merger Agreement that irreparable damage would occur in the event that any of the provisions of the Merger Agreement are not performed in accordance with their specific terms, and that, accordingly, the parties will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the performance of its terms and provisions, without proof of damages, in addition to any other remedy to which they are entitled at law or in equity, without posting any bond or other undertaking.
Governing Law
The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Jurisdiction
Any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Merger Agreement or the transactions contemplated by the Merger Agreement must be brought in the Delaware Chancery Court or, if such court does not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court.
Any action against any Financing Source or other person providing Debt Financing arising out of or relating to the Merger Agreement, the Debt Financing, the other agreements and documents contemplated thereby or the transactions contemplated thereby will be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State Court sitting in the Borough of Manhattan in the City of New York so long as such forum is and remains available, and any appellate court thereof.
Amendments
At any time prior to the Effective Time, any provision of the Merger Agreement may be amended if, and only if, such amendment is in writing and signed by BioCryst, Astria and Merger Sub. After receipt of stockholder approval of the Merger Proposal, no amendment can be made which by applicable laws or the rules of Nasdaq requires further approval of Astria’s stockholders, unless such further approval of such stockholders is obtained. Certain provisions included in the Merger Agreement for the benefit of the Financing Sources may not be modified (including extending the time for performance), waived or terminated in a manner that is adverse in any material respect to the Financing Sources without the prior written consent of such Financing Sources.

VOTING AND SUPPORT AGREEMENTS
The following is a summary of the material terms and conditions of the Voting Agreements entered into in connection with the Merger Agreement. This summary may not contain all the information about the Voting Agreements that is important to you. This summary set forth below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the form of Voting Agreement which is attached to this proxy statement/prospectus as Annex B and incorporated by reference herein. You are encouraged to read the form of Voting Agreement in its entirety for a more complete understanding of the terms of the Voting Agreements.
In connection and concurrently with the execution of the Merger Agreement, BioCryst entered into Voting Agreements with each of Perceptive Life Sciences Master Fund, Ltd., Perceptive Xontogeny Venture Fund, L.P., Xontogeny, LLC, Noah Clauser, Benjamin Harshbarger, Andrew Komjathy, Andrea Matthews, Jill C. Milne, Christopher Morabito, Sunil Agarwal, Kenneth Bate, Joanne Beck, Fred Callori, Hugh Cole, Michael Kishbauch Gregg Lapointe, and Jonathan Violin (each of the foregoing, a “Supporting Stockholder”). Each of Messrs. Agarwal, Bate, Callori, Cole, Kishbauch, Lapointe and Violin and Mses. Milne and Beck is a director of Astria. Each of Messrs. Clauser, Harshbarger, Komjathy and Morabito and Mses. Milne and Matthews is an executive officer of Astria.
Pursuant to the applicable Voting Agreement, each of the Supporting Stockholders party thereto has agreed, among other things and subject to the respective terms thereof, to vote all shares of Astria Common Stock beneficially owned by such Supporting Stockholder:
•
in favor of adoption of the Merger Agreement, the Merger and the approval of the transactions contemplated by the Merger Agreement and any actions related thereto, and in favor of any proposal to adjourn or postpone the meeting of Astria’s stockholders called to vote on the adoption of the Merger Agreement if there are not sufficient votes for adoption of the Merger Agreement on the date on which such meeting is held; and

•
against (i) any Acquisition Proposal or any acquisition agreement related to such Acquisition Proposal, (ii) any election of new directors to the Astria Board, other than nominees to the Astria Board who were serving as directors of Astria on the date of the Voting Agreement or who are nominated for election by a majority of the Astria Board, or as otherwise provided in the Merger Agreement, (iii) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of such Supporting Stockholder under the applicable Voting Agreement or of Astria under the Merger Agreement, and (iv) certain other specified corporate transactions or actions or any corporate action the consummation of which would reasonably be expected to frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement.

In addition, in the applicable Voting Agreement, each Supporting Stockholder that (i) holds Series X Preferred Shares confirmed and consented to the treatment of such Series X Preferred Shares as set forth in the Merger Agreement and (ii) holds Astria Common Warrants (a) irrevocably elected, effective as of immediately prior to and conditioned on the occurrence of the Effective Time, to require Astria to purchase all such Astria Common Warrants in exchange for payment of the Black Scholes Value thereof in cash, and agreed to take all action reasonably necessary to perfect such election and (b) agreed not to exercise any such Astria Common Warrant and that, upon and subject to receipt of such Black Scholes Value in cash, such Astria Common Warrant will cease to exist or otherwise be exercisable. Accordingly, Astria Common Warrants held by such Supporting Stockholders are “Elected Warrants” for purposes of the Merger Agreement. The shares of BioCryst Common Stock that would have otherwise been subject to issuance as Merger Consideration with respect to the Astria Common Stock underlying such Elected Warrants (but only such Elected Warrants) will not be counted towards the Maximum Share Number (as discussed under “The Merger Agreement—Merger Consideration”).
Each of the Voting Agreements also limits the ability of the applicable Supporting Stockholder to (i) grant any proxies, consents, powers of attorney, rights of first offer or refusal or enter into any voting trust or voting agreement or arrangement with respect to the voting of the shares of Astria Common Stock subject to such Voting Agreement, (ii) sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate, place in trust or otherwise dispose of (including by gift) whether voluntarily or by operation of law, or limit its right, title or interest or right to vote in any manner with respect to (except, in each case, by will or under the laws of intestacy) any such shares or other securities of Astria, (iii) enter into any contract with respect to the direct or indirect transfer of any such shares or other securities of Astria, subject to certain exceptions, or (iv) otherwise permit any liens, subject to certain exceptions, to be created on any such shares or other securities of Astria, in each case held or owned by such Supporting Stockholder.
Each of the Voting Agreements will terminate upon the earlier of: (i) the Effective Time; (ii) the termination of such Voting Agreement by written notice from BioCryst to the Supporting Stockholders party thereto; (iii) with respect to each Supporting Stockholder party thereto, the termination of such Voting Agreement by written notice from such Supporting Stockholder to BioCryst following the amendment, modification or waiver by BioCryst of the terms of the Merger Agreement (a) to reduce or change the form of the consideration to be paid to such Supporting Stockholder in connection with the Merger, (b) to create any additional conditions to the consummation of the Merger or (c) that would reasonably be expected to adversely affect such Supporting Stockholder in any but a de minimis respect; and (iv) the termination of the Merger Agreement in accordance with its terms.
The shares of Astria Common Stock owned by the Supporting Stockholders represented approximately 14% of the outstanding shares of Astria Common Stock as of the Record Date. The Series X Preferred Shares owned by the Supporting Stockholders represented 100% of the outstanding Series X Preferred Shares as of the Record Date. The shares underlying Astria Pre-Funded Warrants owned by the Supporting Stockholders represented 100% of the aggregate shares underlying the outstanding Astria Pre-Funded Warrants as of the Record Date. The shares underlying Astria Common Warrants owned by the Supporting Stockholders represented approximately 22% of the aggregate shares underlying the outstanding Astria Common Warrants as of the Record Date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER
This section discusses material U.S. federal income tax consequences of the Merger that may be relevant to holders whose shares of Astria Common Stock are converted into the right to receive cash and BioCryst Common Stock in the Merger. This discussion is based on the Code, Treasury regulations promulgated thereunder, and administrative guidance and judicial interpretations thereof, each in effect as of the date of the Merger, and all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (the “IRS”), or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed herein or that a court will not sustain any challenge by the IRS in the event of litigation.
This discussion applies only to holders that hold their shares of Astria Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). It does not address all aspects of U.S. federal income taxation that may be relevant to a holder of shares of Astria Common Stock in light of its particular circumstances. It also does not address holders subject to special treatment under U.S. federal income tax laws, including, but not limited to:
•	banks, insurance companies and other financial institutions;
•	tax-exempt organizations (including private foundations) and governmental organizations;
•	brokers or dealers in stocks, securities, commodities or currencies;
•	traders in securities that elect to use the mark-to-market method of accounting for their securities;
•	regulated investment companies and real estate investment trusts;
•	corporate holders that accumulate earnings to avoid federal income tax;
•	holders holding their Astria Common Stock as part of a hedging, straddle or other risk reducing transaction or as part of a conversion transaction or other integrated investment;
•	holders deemed to have sold their Astria Common Stock under the constructive sale provisions of the Code;
•	holders that received their Astria Common Stock as compensation;
•	holders that hold their Astria Common Stock through individual retirement or other tax-deferred accounts;
•	U.S. Holders whose “functional currency” is not the U.S. dollar;
•	Non-U.S. Holders who are certain former citizens or long-term residents of the United States;
•	holders that are required to report income no later than when such income is reported in an “applicable financial statement”;
•	holders that own or have owned (directly, indirectly, or constructively by attribution) 5% or more of Astria Common Stock;
•	holders that are subject to the alternative minimum tax; and
•	holders that hold their Astria Common Stock as qualified small business stock for purposes of Sections 1045 or 1202 of the Code.
In addition, this discussion does not address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. Furthermore, this summary does not address the U.S. federal income tax consequences to holders of shares of Astria Common Stock that exercise appraisal rights under the DGCL. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder or both, as the context may require.
If a partnership, or another entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes, is a beneficial owner of shares of Astria Common Stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the partnership or other entity or arrangement. Accordingly, partnerships and other entities or arrangements treated as partnerships for U.S. federal income tax purposes that hold shares of Astria Common Stock, and their partners or members, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Merger.
This discussion of the material U.S. federal tax consequences of the Merger to holders of shares of Astria Common Stock is for general information only and is not, is not intended to be, and may not be construed as, legal or tax advice. Each holder of shares of Astria Common Stock is urged to consult his, her or its own tax advisors as to the applicability and effect of the rules discussed below and the particular tax consequences of the Merger under any U.S. federal, state, local and non-U.S. tax laws as well as the application of any income tax treaties in the case of Non-U.S. Holders.
Tax Consequences to U.S. Holders
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of Astria Common Stock that, for U.S. federal income tax purposes, is or is treated as:
•	an individual who is a citizen or resident of the United States;
•	a domestic corporation (or other entity taxable as a corporation);
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons (as defined in Section 7701(a)(30) of the Code) have authority to control all of the trust’s substantial decisions or (ii) the trust has validly elected under the Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

The exchange of shares of Astria Common Stock for cash and BioCryst Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes.
In general, a U.S. Holder who receives cash and BioCryst Common Stock in exchange for shares of Astria Common Stock pursuant to the Merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash and the fair market value of the shares of BioCryst Common Stock received pursuant to the Merger and (ii) the U.S. Holder’s adjusted tax basis in the shares of Astria Common Stock exchanged therefor. If a U.S. Holder acquired shares of Astria Common Stock by purchasing them, the U.S. Holder’s adjusted tax basis in its shares of Astria Common Stock will generally equal the amount the U.S. Holder paid for the relevant shares, less any returns of capital that the U.S. Holder might have received with regard to the relevant shares. Gain or loss will be determined separately for each block of shares of Astria Common Stock (that is, shares acquired at the same cost in a single transaction) exchanged for cash and BioCryst Common Stock pursuant to the Merger. Such gain or loss will be long-term capital gain or loss only if the U.S. Holder’s holding period for such block of shares of Astria Common Stock exceeds one year at the time of consummation of the Merger. Long-term capital gains of certain non-corporate U.S. Holders, including individuals, generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.
Non-corporate U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a Medicare tax at a rate of 3.8% on all or a portion of their net investment income, which includes net gain realized on the exchange of shares of Astria Common Stock for cash and BioCryst Common Stock pursuant to the Merger. A U.S. Holder that is an individual, estate or trust should consult his, her or its tax advisors regarding the applicability of this Medicare tax to any gain realized on the exchange of shares of Astria Common Stock for cash and BioCryst Common Stock pursuant to the Merger.
A U.S. Holder’s initial tax basis in the shares of BioCryst Common Stock received pursuant to the Merger will be equal to the fair market value of such shares when received, and the holding period for a block of shares of BioCryst Common Stock received pursuant to the Merger will begin on the day after receipt.
Tax Consequences to Non-U.S. Holders
For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Astria Common Stock that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Subject to the discussion below under “FATCA Withholding” and “Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on gain realized upon the exchange of shares of Astria Common Stock for cash and BioCryst Common Stock pursuant to Merger unless:
•
the gain is “effectively connected” with the conduct of a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained in the United States), in which case the Non-U.S. Holder generally will be subject to U.S. federal income tax on a net income basis with respect to such gain in the same manner as if such holder were a resident of the United States and, if the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, may, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% (or at a lower rate under an applicable income tax treaty) on its “effectively connected” gains; or

•
the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the Merger and meets certain other specified conditions, in which case the Non-U.S. Holder generally will be subject to U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S.-source capital losses recognized in the same taxable year (if any) provided the Non-U.S. Holder timely files U.S. federal income tax returns with respect to such losses.

Application of Section 304
Notwithstanding the discussion above, if one or more persons in the aggregate control both Astria and BioCryst before the Merger, then Section 304 of the Code may apply to treat a holder that owns (actually or constructively) BioCryst stock as deriving dividend income if one of the tests under Section 302 of the Code applies to such holder. “Control” for this purpose generally means actual and constructive ownership of more than 50% of the outstanding stock, by vote or by value, aggregating shares of stock held by all holders of shares of Astria Common Stock and of shares of BioCryst Common Stock, regardless of whether such holders are related.
To the knowledge of Astria and BioCryst, it is not the case that one or more persons control Astria and BioCryst for purposes of Section 304 of the Code. Because Astria and BioCryst do not have sufficient information to definitely determine that Section 304 of the Code will not apply to the Merger, however, and, if it applies, the U.S. federal income tax consequences will depend on each holder’s particular circumstances, holders of shares of Astria Common Stock that are also holders of shares of BioCryst Common Stock are urged to consult their tax advisors regarding the application of Section 304 and Section 302 of the Code to them (including whether it may be desirable to sell their shares of Astria Common Stock before the Merger).
FATCA Withholding
Sections 1471 through 1474 of the Code and the Treasury regulations issued thereunder (commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) impose a 30% withholding tax on the gross proceeds derived from the sale or other disposition of Astria Common Stock by a foreign entity if the foreign entity is:
•
a “foreign financial institution” (as defined under FATCA) that does not furnish proper documentation, typically on IRS Form W-8BEN-E, evidencing either (i) an exemption from FATCA withholding or (ii) its compliance (or deemed compliance) with specified due diligence, reporting, withholding and certification obligations under FATCA or (iii) residence in a jurisdiction that has entered into an intergovernmental agreement with the United States relating to FATCA and compliance with the diligence and reporting requirements of the intergovernmental agreement and local implementing rules; or

•
a “non-financial foreign entity” (as defined under FATCA) that does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (i) an exemption from FATCA or (ii) adequate information regarding substantial United States beneficial owners of such entity (if any).

Withholding under FATCA generally applies to payments of gross proceeds from a sale or other disposition of Astria Common Stock. Withholding agents may, however, rely on proposed U.S. Treasury Regulations that would no longer require FATCA withholding on payments of gross proceeds. A withholding agent such as a broker, and not Astria, will determine whether or not to implement gross proceeds FATCA withholding.

Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of withholding taxes imposed under FATCA by filing a U.S. federal income tax return. Astria shareholders should consult their tax advisors regarding the effect of FATCA on their ownership and disposition of shares of Astria Common Stock.
Information Reporting and Backup Withholding
Payments made in exchange for shares of Astria Common Stock pursuant to the Merger, including the receipt of shares of BioCryst Common Stock, may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. Holder that does not otherwise establish an exemption from U.S. federal backup withholding should complete and return to the applicable withholding agent a properly completed and executed IRS Form W-9, certifying under penalties of perjury that such U.S. Holder is a U.S. person for U.S. federal income tax purposes, that the taxpayer identification number provided is correct and that such U.S. Holder is not subject to backup withholding. Certain types of U.S. Holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Non-U.S. Holders generally will be exempt from backup withholding and information reporting requirements with respect to payments made in exchange for shares of Astria Common Stock pursuant to the Merger if such Non-U.S. Holder furnishes to the applicable withholding agent:
•	a valid IRS Form W-8BEN or Form W-8BEN-E on which such Non-U.S. Holder certifies, under penalties of perjury, that it is not a U.S. person;
•	such other documentation upon which the withholding agent may rely to treat the payments as made to a non-U.S. person in accordance with Treasury Regulations; or
•	the Non-U.S. Holder otherwise establishes an exemption,
as long as the withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person.
Copies of information returns that are filed with the IRS may be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, if such holder timely furnishes the required information to the IRS.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined financial statements present the combination of the historical consolidated financial statements of BioCryst and Astria, adjusted to give effect to the acquisition contemplated pursuant to the Merger Agreement. Pursuant to the Merger Agreement, BioCryst will acquire Astria through the Merger of Merger Sub with and into Astria, with Astria continuing as the surviving corporation and a wholly owned subsidiary of BioCryst. Concurrent with its entry into the Merger Agreement, BioCryst entered into the Commitment Letter as further described in “Note 1. Description of the Transactions.”
The Merger will be accounted for as a business combination using the acquisition method with BioCryst assumed to be the accounting acquirer in accordance with FASB ASC 805, Business Combinations. Under this method of accounting, the consideration transferred will be allocated to Astria’s assets acquired and liabilities assumed primarily based upon their estimated fair values at the Closing Date. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. The process of valuing the net assets of Astria at the Closing Date, the allocation of the consideration transferred, as well as evaluating accounting policies for conformity, is preliminary and represents BioCryst’s current best estimate and is subject to revision.
The unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures About Acquired and Disposed Businesses”, as adopted by the SEC on May 20, 2020. Article 11, as amended, provides simplified requirements to depict the accounting for the Merger (“Transaction Accounting Adjustments”) and the option to present the reasonably estimatable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). BioCryst has elected not to present Management’s Adjustments in the unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined balance sheet as of September 30, 2025, and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2025 and the year ended December 31, 2024 are based on the historical consolidated financial statements of BioCryst and Astria, adjusted to give effect to the acquisition contemplated by the Merger Agreement, as described below and in the accompanying notes to the unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined financial statements were derived from and should be read in conjunction with:
•
the separate historical audited consolidated financial statements of BioCryst as of and for the year ended December 31, 2024, included in BioCryst’s Annual Report on Form 10-K filed with the SEC on February 25, 2025, and incorporated by reference in this proxy statement/prospectus;

•
the separate historical unaudited condensed consolidated financial statements of BioCryst as of and for the nine months ended September 30, 2025, included in BioCryst’s Quarterly Report on Form 10-Q filed with the SEC on November 4, 2025, and incorporated by reference in this proxy statement/prospectus;

•
the separate historical audited consolidated financial statements of Astria as of and for the year ended December 31, 2024, included in Astria’s Annual Report on Form 10-K filed with the SEC on March 11, 2025, and incorporated by reference in this proxy statement/prospectus;

•
the separate historical unaudited condensed consolidated financial statements of Astria as of and for the nine months ended September 30, 2025, included in Astria’s Quarterly Report on Form 10-Q filed with the SEC on November 12, 2025, and incorporated by reference in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements should also be read together with the accompanying notes to the unaudited pro forma condensed combined financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations of BioCryst and Astria, respectively, included in the periodic reports incorporated by reference in this proxy statement/prospectus. The pro forma adjustments are preliminary and are based upon available information and certain assumptions, as described in the accompanying notes to the unaudited pro forma condensed combined financial statements, which BioCryst believes are reasonable under the circumstances.
The unaudited pro forma condensed combined financial statements have been adjusted to give effect to the following:
•	the completion of the Merger and the impact of preliminary purchase accounting for the acquired assets and assumed liabilities;
•	proceeds and uses of the Debt Financing expected to be entered into in connection with the Merger;
•	transaction costs incurred in connection with the Merger; and
•	the related income tax effects of the pro forma adjustments.
The unaudited pro forma condensed combined balance sheet as of September 30, 2025 gives effect to the Merger as if it had occurred on September 30, 2025. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2025 and for the year ended December 31, 2024 give effect to the Merger as if it had occurred on January 1, 2024, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial statements were prepared to reflect transaction accounting adjustments that BioCryst believes are necessary to present fairly the combined company’s financial position and results of operations following the Merger. They do not reflect any anticipated synergies, integration costs, cost savings, or other potential impacts of combining the businesses. In addition, they do not reflect complete transaction accounting adjustments with respect to closing of the previously announced sale of the European ORLADEYO Business (as defined below), which occurred on October 1, 2025. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are based on preliminary estimates and assumptions that are subject to change.
Actual results and valuations may differ materially from the assumptions within the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial position or results of operations to be expected in future periods or the results that actually would have been realized had the Merger occurred during the specified periods and do not give effect to, among other things described above, the potential impact of current financial conditions or regulatory matters.  The unaudited pro forma condensed combined financial statements may not be indicative of the results of operations or financial condition of the combined company following the Merger.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2025
(in thousands, except share and per share information)

	BioCryst Pharmaceuticals, Inc. As of September 30, 2025	Astria Therapeutics, Inc. As of September 30, 2025 (as reclassified in Note 3)	Transaction Accounting Adjustments	Note Ref	Other Adjustments	Note Ref	BioCryst Pharmaceuticals, Inc. Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$84,078	$96,280	$(120,358)	A	$39,229	I	$99,229
Restricted cash	579	—	—		—		579
Short-term investments	128,795	131,441	(123,138)	F	—		137,098
Trade receivables	91,325	17,243	—		—		108,568
Inventory, net	5,232	—	—		—		5,232
Prepaid expenses and other current assets	16,502	8,582	—		—		25,084
Current assets held for sale	29,173	—	—		(29,173)	I	—
Total current assets	355,684	253,546	(243,496)		10,056		375,790
Long-term inventory, net	23,390	—	—		—		23,390
Property and equipment, net	8,396	731	—		—		9,127
Long-term investments	39,669	—	—		—		39,669
Right of use assets	10,840	4,254	—		—		15,094
Other assets	4,387	13,335	—		—		17,722
Goodwill	—	—	8,077	D	—		8,077
Intangible assets	—	—	758,600	B	—		758,600
Non-current assets held for sale	4,058	—	—		(4,058)	I	—
Total assets	$446,424	$271,866	$523,181		$5,998		$1,247,469

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$5,567	$1,137	$—		$—		$6,704
Accrued expenses	118,778	16,481	38,943	C	—		174,202
Operating lease liabilities	348	1,404	—		—		1,752
Finance lease liabilities	1,435	—	—		—		1,435
Deferred revenue, current	—	4,495	—		—		4,495
Royalty financing obligations	37,686	—	—		—		37,686
Current liabilities held for sale	26,423	—	—		(26,423)	I	—
Total current liabilities	190,237	23,517	38,943		(26,423)		226,274
Operating lease liabilities, non-current	8,425	3,055	—		—		11,480
Finance lease liabilities, non-current	1,742	—	—		—		1,742
Royalty financing obligations, non-current	439,107	—	—		—		439,107
Long-term debt	—	—	395,000	E	—		395,000
Secured term loan	194,366	—	—		(194,366)	I	—
Non-current liabilities held for sale	436	—	—		(436)	I	—
Deferred tax liability	—	—	95,137	G	—		95,137
Deferred revenue, net of current portion	—	12,041	—		—		12,041
Total liabilities	834,313	38,613	529,080		(221,225)		1,180,781
Stockholders’ equity (deficit):
Preferred stock, $0.01 par value	—	—	—		—		—
Series X redeemable convertible preferred stock, $0.001 par value per share	—	95,324	(95,324)	H	—		—
Common stock, $0.01 par value	2,105	57	316	H	—		2,478
Additional paid-in capital	1,360,890	911,014	(641,838)	H	—		1,630,066
Accumulated other comprehensive income (loss)	1,140	56	(56)	H	—		1,140
Accumulated deficit	(1,752,024)	(773,198)	731,003	H	227,223	I	(1,566,996)
Total stockholders’ equity (deficit)	(387,889)	233,253	(5,899)		227,223		66,688
Total liabilities and stockholders’ equity (deficit)	$446,424	$271,866	$523,181		$5,998		$1,247,469

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2025
(in thousands, except share and per share information)

	BioCryst Pharmaceuticals, Inc. For the Nine Months Ended September 30, 2025	Astria Therapeutics, Inc. For the Nine Months Ended September 30, 2025 (as reclassified in Note 3)	Transaction Accounting Adjustments	Note Ref	BioCryst Pharmaceuticals, Inc. Pro Forma Combined	Note Ref
Revenues	$468,282	$706	$—		$468,988
Expenses:
Cost of product sales	9,553	—	—		9,553
Research and development	125,259	77,880	—		203,139
Selling, general and administrative	252,866	29,745	—		282,611
Total operating expenses	387,678	107,625	—		495,303
Income (loss) from operations	80,604	(106,919)	—		(26,315)

Other income (expense):
Interest income	7,778	8,733	—		16,511
Interest expense	(64,737)	—	(26,243)	CC	(90,980)
Foreign currency losses, net	(27)	—	—		(27)
Loss on extinguishment of debt	(6,911)	—	—		(6,911)
Other income, net	2,667	(218)	—		2,449
Total other income (expense), net	(61,230)	8,515	(26,243)		(78,958)

Income (loss) before income taxes	19,374	(98,404)	(26,243)		(105,273)
Income tax expense	1,358	—	—	DD	1,358
Net income (loss)	$18,016	$(98,404)	$(26,243)		$(106,631)

Net income (loss) per common share: basic	$0.09	$(1.70)			$(0.43)	Note 6
Weighted average shares of common stock outstanding: basic	209,531	58,006			246,813
Net income (loss) per common share: diluted	$0.08	$(1.70)			$(0.43)	Note 6
Weighted average shares of common stock outstanding: diluted	218,349	58,006			246,813

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2024
(in thousands, except share and per share information)

	BioCryst Pharmaceuticals, Inc. For the year ended December 31, 2024	Astria Therapeutics, Inc. For the year ended December 31, 2024 (as reclassified in Note 3)	Transaction Accounting Adjustments	Note Ref	BioCryst Pharmaceuticals, Inc. Pro Forma Combined	Note Ref
Revenues	$450,712	$—	$—		$450,712
Expenses:
Cost of product sales	12,269	—	—		12,269
Acquired in-process research and development	—	—	—		—
Research and development	174,638	77,106	15,260	AA	267,004
Selling, general and administrative	266,132	34,452	26,936	BB	327,520
Royalty	216	—	—		216
Total operating expenses	453,255	111,558	42,196		607,009
Loss from operations	(2,543)	(111,558)	(42,196)		(156,297)

Other income (expense):
Interest income	14,746	17,360	—		32,106
Interest expense	(98,516)	—	(35,021)	CC	(133,537)
Foreign currency losses, net	(641)	—	—		(641)
Other expense, net	—	(62)	—		(62)
Total other income (expense), net	(84,411)	17,298	(35,021)		(102,134)

Loss before income taxes	(86,954)	(94,260)	(77,217)		(258,431)
Income tax expense	1,927	—	—	DD	1,927
Net loss	$(88,881)	$(94,260)	$(77,217)		$(260,358)

Net loss per common share: basic	$(0.43)	$(1.68)			$(1.07)	Note 6
Weighted average shares of common stock outstanding: basic	206,696	56,161			243,978
Net loss per common share: diluted	$(0.43)	$(1.68)			$(1.07)	Note 6
Weighted average shares of common stock outstanding: diluted	206,696	56,161			243,978

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS
Note 1. Description of the Transactions
On October 14, 2025, BioCryst entered into the Merger Agreement, pursuant to which, among other things, Merger Sub will merge with and into Astria, with Astria continuing as the surviving corporation in the Merger and a wholly owned subsidiary of BioCryst. Astria is a biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for allergic and immunological diseases. Under the terms of the Merger Agreement, applying the assumptions set forth in Note 4 below, BioCryst will acquire Astria for approximately $877.5 million, comprised of both cash and shares of BioCryst Common Stock. Pursuant to the Merger Agreement, applying the assumptions set forth in Note 4 below, Astria’s security holders are expected to receive a total of $608.0 million in cash, without interest, and a total of 37.3 million shares of BioCryst Common Stock, with an estimated fair value of approximately $269.5 million, based on the closing stock price of BioCryst Common Stock on Nasdaq on November 11, 2025, which was $7.23 per share. The cash component of the Merger Consideration will be funded with the Debt Financing, and cash and short-term investments on hand.
The Merger is subject to adoption by Astria’s stockholders, receipt of regulatory approvals and other customary closing conditions. The Merger is expected to close in January of 2026. Under certain terms specified in the Merger Agreement, BioCryst and Astria may terminate the Merger Agreement, and under certain circumstances, Astria may be required to pay a termination fee to BioCryst.
Under the terms of the Merger Agreement, each share of Astria Common Stock (excluding shares held by BioCryst, Astria, or their wholly owned subsidiaries or dissenting stockholders) that is issued and outstanding immediately prior to the Effective Time, will be converted into the right to receive: (i) 0.59 of a share of BioCryst Common Stock and, if applicable, cash in lieu of fractional shares and (ii) $8.55 in cash, without interest, subject to adjustment as described below and subject to applicable withholding taxes.
Further, the Merger Agreement provides that, as of the Effective Time:
•
each Series X Preferred Share that is issued and outstanding as of immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration payable in accordance with the Merger Agreement with respect to the aggregate number of shares of Astria Common Stock for which such Series X Preferred Share was convertible immediately prior to the Effective Time pursuant to the Certificate of Designation, without interest and subject to applicable withholding taxes, and without regard to any limitations on conversion contained in the Certificate of Designation.

•
each In-the-Money Option, whether or not then exercisable or vested, will: (i) become fully vested and exercisable; and (ii) be canceled and, in exchange therefor, the holder thereof will be entitled to receive a payment in cash, subject to applicable withholding taxes, of an amount equal to the product of (a) the total number of shares of Astria Common Stock subject to such canceled In-the-Money Option immediately prior to the Effective Time and (b) the excess of (A) $13.00 over (B) the exercise price per share of Astria Common Stock subject to such canceled In-the-Money Option, without interest.

•	each Out-of-the-Money Option, whether or not then exercisable or vested, will be canceled for no consideration.
•
each Astria Pre-Funded Warrant that is outstanding immediately prior to the Effective Time will, in accordance with its own terms, cease to be exercisable for Astria Common Stock, and will be automatically converted into the right to receive the Merger Consideration with respect to the aggregate number of shares of Astria Common Stock for which such Astria Pre-Funded Warrant was exercisable immediately prior to the Effective Time, taking into account the “cashless exercise” terms that govern such Astria Pre-Funded Warrant, without interest and subject to applicable withholding taxes, and without regard to any limitations on exercise contained therein.

•
each Astria Common Warrant that is issued and outstanding as of immediately prior to the Effective Time will continue to be outstanding following the Effective Time according to its terms, except that: (i) such Astria Common Warrant will cease to be exercisable for Astria Common Stock and will become exercisable solely in exchange for the Merger Consideration with respect to the aggregate number of shares of Astria Common Stock for which such Astria Common Warrant was exercisable for immediately prior to the Effective Time (including after taking into account any “cashless exercise” terms that govern such Astria Common Warrant if so elected by the holder thereof), without interest and subject to applicable withholding taxes, and without regard to any limitations on exercise contained therein, or (ii) at any time prior to the 30th day following the Effective Time, the holder of such Astria Common Warrant may require the purchase of such Astria Common Warrant for an amount in cash equal to the Black Scholes Value (as defined in such Astria Common Warrant) of such Astria Common Warrant pursuant to Section 3(d) of the applicable Astria Common Warrant, in lieu of receiving any Merger Consideration.
In addition, the Merger Agreement provides that the aggregate number of shares of BioCryst Common Stock issuable in the Merger (including with respect to Series X Preferred Shares, Astria Pre-Funded Warrants and Astria Common Warrants other than Elected Warrants, and without giving effect to any demands for appraisal of shares of Astria Common Stock) may not exceed 19.9% of the issued and outstanding shares of BioCryst Common Stock immediately prior to the Effective Time. If the aggregate number of shares otherwise issuable would exceed this limit, the Exchange Ratio will be reduced to the minimum extent necessary, and the Per Share Cash Amount (i.e., $8.55) will be increased by an amount equal to $7.54 multiplied by the reduction in the Exchange Ratio so that the number of shares issued does not exceed such 19.9% threshold. The assumed issuance of 37.3 million shares of BioCryst Common Stock would not exceed such 19.9% threshold (calculated using the shares of BioCryst Common Stock outstanding as of October 10, 2025), and thus no adjustment to the Exchange Ratio has been reflected in the unaudited pro forma condensed combined financial statements.
Debt Financing
In connection with the execution of the Merger Agreement, on October 14, 2025, BioCryst entered into the Commitment Letter with Blackstone, pursuant to which Blackstone has agreed to provide BioCryst with a $550.0 million senior secured credit facility consisting of: (i) a committed initial term loan in an aggregate principal amount of $350.0 million, (ii) a committed delayed draw term loan facility in an aggregate principal amount not exceeding $50.0 million, and (iii) an uncommitted delayed draw term loan facility in an aggregate principal amount not exceeding $150.0 million (the “Uncommitted DDTL Facility”).
Based on BioCryst’s available cash on hand as of September 30, 2025, adjusted to give effect to the cash subsequently received from the sale of the European ORLADEYO Business, BioCryst does not anticipate, and the unaudited pro forma condensed combined financial statements do not assume, borrowing under the Uncommitted DDTL Facility upon closing of the Merger.
The unaudited pro forma condensed combined financial statements assume that BioCryst raised debt capital in an amount of $400.0 million with an effective interest rate of 8.7% per annum. Such amount is anticipated to be sufficient to fund the cash component of the Merger Consideration as contemplated by the unaudited pro forma condensed combined financial statements, together with BioCryst’s cash and short-term investments on hand, after giving effect to the other transactions assumed to have occurred on such date.
The total assumed borrowings of $400.0 million pursuant to the Debt Financing will be used: (i) to pay the Merger Consideration required to consummate the Merger, (ii) to pay transaction costs and (iii) for working capital and other general corporate purposes.
Sale of European ORLADEYO Business and Pharmakon Debt Payoff
On June 27, 2025, BioCryst entered into a definitive agreement with BioCryst Ireland Limited (“BioCryst Ireland”), a then wholly owned subsidiary that operated the European ORLADEYO Business, and Neopharmed Gentili S.p.A. (“Neopharmed”), pursuant to which, on October 1, 2025, BioCryst sold to Neopharmed all of its equity interests in BioCryst Ireland, which, together with its subsidiaries, held certain assets, rights, and employees related to BioCryst’s European ORLADEYO business (the “European ORLADEYO Business”). On October 8, 2025, BioCryst used a portion of the proceeds from the sale of the European ORLADEYO Business to pay off in full the outstanding principal balance under and terminate the Loan Agreement, dated as of April 17, 2023, among BioCryst, the other guarantors from time to time party thereto, BioPharma Credit PLC, as collateral agent, and BPCR Limited Partnership and BioPharma Credit Investments V (Master) LP, as lenders (the “Pharmakon Loan Agreement”). BioCryst has presented the impact of this transaction as an adjustment to the unaudited pro forma condensed combined balance sheet, to show BioCryst’s cash and debt position in connection with the Merger. However, BioCryst has not presented the impact of this transaction to the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025 or the year ended December 31, 2024. Accordingly, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial position or results of operations to be expected in future periods.
Note 2. Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X and reflect transaction accounting adjustments necessary to present fairly the combined company’s financial position and results of operations following the Merger. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company after the consummation of the Merger and related transactions. The unaudited pro forma condensed combined financial statements have been prepared in accordance with GAAP.
The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting in accordance with the business combination accounting guidance under FASB ASC 805, with BioCryst determined to be the accounting acquirer in the Merger. Under FASB ASC 805, assets acquired and liabilities assumed in a business combination are primarily recognized and measured at their fair value as of the Closing Date. Transaction costs associated with a business combination are expensed as incurred. The excess of consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Accordingly, the purchase consideration allocation and related adjustments reflected in these unaudited pro forma condensed combined financial statements are preliminary and subject to revision based on a final determination of fair value. There were no existing contractual relationships between BioCryst and Astria during the periods for which the unaudited pro forma condensed combined financial statements are presented.
The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, anticipated synergies, operating efficiencies, tax savings, or other savings or expenses that may be associated with the integration of the two companies and do not claim to represent the actual results of operations that BioCryst and Astria would have achieved had the companies been combined during the periods presented and is not intended to project the future results of operations that the combined company may achieve after the Merger.
Note 3. Reclassification and Accounting Policies
During the preparation of the unaudited pro forma condensed combined financial statements, BioCryst performed a preliminary analysis to identify differences in BioCryst’s and Astria’s historical financial statement presentation and significant accounting policies. Based on its initial analysis, BioCryst did not identify any differences in accounting policies that would have a material impact on the unaudited pro forma condensed combined financial statements. However, certain reclassifications have been made to Astria’s historical financial statement presentation to conform to BioCryst’s presentation. Following the completion of the Merger, as more information becomes available, BioCryst will finalize its comprehensive review of financial statement presentation and accounting policies. Therefore, the unaudited pro forma condensed combined financial statements may not reflect all reclassifications necessary to conform Astria’s presentation to that of BioCryst due to limitations on the availability of current information. Accounting policy differences and additional reclassification adjustments may be identified as more information becomes available.
The following sets forth the reclassification adjustments made to conform Astria’s presentation to BioCryst’s presentation in the unaudited pro forma condensed combined balance sheet as of September 30, 2025 (dollars in thousands):

BioCryst Combined Presentation	Astria Presentation	Historical Astria at September 30, 2025	Reclassification Adjustments	Notes	Historical Astria as reclassified for BioCryst
Cash and cash equivalents	Cash and cash equivalents	$96,280	$ —		$96,280
Restricted cash		—	—		—
Short-term investments	Short-term investments	131,441	—		131,441
Trade receivables	Accounts receivable	17,243	—		17,243
Inventory, net		—	—		—
Prepaid expenses and other current assets	Prepaid expenses and other current assets	8,582	—		8,582

BioCryst Combined Presentation	Astria Presentation	Historical Astria at September 30, 2025	Reclassification Adjustments	Notes	Historical Astria as reclassified for BioCryst
Current assets held for sale		—	—		—
Long-term inventory, net		—	—		—
Property and equipment, net		—	731	(a)	731
Long-term investments		—	—		—
Right of use assets	Right-of-use asset	4,254	—		4,254
Other assets	Other assets	14,066	(731)	(a)	13,335
Non-current assets held for sale		—	—		—
Total assets		$271,866	$—		$271,866
Accounts payable	Accounts payable	1,137	—		1,137
Accrued expenses	Accrued expenses	16,481	—		16,481
Operating lease liabilities	Operating lease liabilities, current	1,404	—		1,404
Finance lease liabilities		—	—		—
Royalty financing obligations		—	—		—
Current liabilities held for sale		—	—		—
	Deferred revenue, current	4,495	—		4,495
Operating lease liabilities, non-current	Operating lease liabilities, net of current portion	3,055	—		3,055
Finance lease liabilities, non-current		—	—		—
Royalty financing obligations, non-current		—	—		—
Secured term loan		—	—		—
Non-current liabilities held for sale		—	—		—
	Deferred revenue, net of current portion	12,041	—		12,041
Total liabilities		$38,613	$—		$38,613
Preferred stock, $0.01 par value	Preferred stock, $0.001 par value per share	—	—		—
	Series X redeemable convertible preferred stock, $0.001 par value per share	95,324	—		95,324
Common stock, $0.01 par value	Common stock, $0.001 par value per share	57	—		57
Additional paid-in capital	Additional paid-in capital	911,014	—		911,014
Accumulated other comprehensive income	Accumulated other comprehensive gain	56	—		56
Accumulated deficit	Accumulated deficit	(773,198)	—		(773,198)
Total stockholders’ equity		233,253	—		233,253
Total liabilities and stockholders’ equity		$271,866	$—		$271,866

(a)	Represents the reclassification of a portion of Astria’s “other assets” amount to “property and equipment, net” to conform to BioCryst’s historical presentation.

The following sets forth the reclassification adjustments made to conform Astria’s presentation to BioCryst’s presentation in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2025 and for the year ended December 31, 2024 (dollars in thousands):

BioCryst Combined Presentation	Astria Presentation	Historical Astria at September 30, 2025	Reclassification Adjustments	Notes	Historical Astria as reclassified for BioCryst
Revenues		$—	$706	(a)	$706
	Collaboration revenue	706	(706)	(a)	—
Expenses:
Cost of product sales		—	—		—
Research and development	Research and development	77,880	—		77,880
Selling, general and administrative	General and administrative	29,745	—		29,745
Total operating expenses		107,625	—		107,625
Income from operations		(106,919)	—		(106,919)
Other income (expense):
Interest income		—	8,733	(b)	8,733
	Interest and investment income	8,733	(8,733)	(b)	—
Interest expense		—	—		—
Foreign currency losses, net		—	—		—
Loss on extinguishment of debt		—	—		—
	Other expense, net	(218)	218	(c)	—
Other income, net		—	(218)	(c)	(218)
Total other expense, net		8,515	—		8,515
Income (loss) before income taxes		(98,404)	—		(98,404)
Income tax (benefit) expense		—	—		—
Net income (loss)		$(98,404)	$—		$(98,404)

(a)	Represents the reclassification of Astria’s “collaboration revenue” amount to “revenues” to conform to BioCryst’s historical presentation.
(b)	Represents the reclassification of Astria’s “interest and investment income” amount to “interest income” to conform to BioCryst’s historical presentation.
(c)	Represents the reclassification of Astria’s “other expense, net” amount to “other income, net” to conform to BioCryst’s historical presentation.

BioCryst Combined Presentation	Astria Presentation	Historical Astria at December 31, 2024	Reclassification Adjustments	Notes	Historical Astria as reclassified for BioCryst
Revenues		$—	$—		$—
Expenses:
Cost of product sales		—	—		—
Research and development	Research and development	77,106	—		77,106
Selling, general and administrative	General and administrative	34,452	—		34,452
Total operating expenses		111,558	—		111,558
Income from operations		(111,558)	—		(111,558)
Other income (expense):
Interest income		—	17,360	(a)	17,360
	Interest and investment income	17,360	(17,360)	(a)	—
Interest expense		—	—		—
Foreign currency losses, net		—	—		—
Loss on extinguishment of debt		—	—		—
Other expense, net		(62)	—		(62)
Total other expense, net		17,298	—		17,298
Income (loss) before income taxes		(94,260)	—		(94,260)
Income tax (benefit) expense		—	—		—
Net income (loss)		$(94,260)	$—		$(94,260)

(a)	Represents the reclassification of Astria’s “interest and investment income” amount to “interest income” to conform to BioCryst’s historical presentation.

Note 4. Preliminary Purchase Consideration and Allocation
Consideration Transferred
The estimated purchase price of approximately $877.5 million is comprised of the following components (in thousands, except per share amounts):

Stock Consideration:
Estimated total BioCryst Common Stock to be issued	37,282
BioCryst Common Stock price per share	$7.23
Total Estimated Stock Consideration	$269,549
Cash Consideration:
Estimated Cash Consideration	$596,035
Fair value of awards attributable to pre-combination service	11,942
Total Estimated Cash Consideration	607,977
Total Estimated Merger Consideration	$877,526

The preliminary fair value of the consideration transferred was calculated based on the following assumptions (share amounts in thousands, securities outstanding numbers as of October 10, 2025, the date used in Astria’s capitalization representation in the Merger Agreement):
•
Stock Consideration: Issuance of 37,282 shares of BioCryst Common Stock to pre-Merger holders of Astria Common Stock, Series X Preferred Shares and Astria Pre-Funded Warrants. The estimated total BioCryst Common Stock to be issued was determined by multiplying the 0.59 Exchange Ratio by the total number of shares of Astria Common Stock assumed to be outstanding as of the Effective Time, determined as follows:

○	56,435 shares of Astria Common Stock outstanding;
○	31 Astria Series X Preferred Shares outstanding, converted at a rate of 166.67 shares of Astria Common Stock per Series X Preferred Share, pursuant to the Certificate of Designation; and
○	1,571 shares issuable upon exercise of Astria Pre-Funded Warrants, after taking into account the cashless exercise provisions thereof.
The fair value per share was determined based on the closing stock price of BioCryst Common Stock on Nasdaq on November 11, 2025, which was $7.23 per share.
•
Cash Consideration: Represents the cash component of the Merger Consideration to be paid by BioCryst on the Closing Date pursuant to the terms of the Merger Agreement. The amount of cash consideration was determined as follows:

○	Multiplying 56,435 shares of Astria Common Stock by the Per Share Cash Amount of $8.55;
○
Multiplying 6,796 shares of Astria Common Stock assumed to be issuable pursuant to Astria Common Warrants outstanding, by an assumed per share Black Scholes Value of $8.20, which was determined using input assumptions (Astria Common Stock price, risk free interest rate, expected term and expected volatility) as of November 11, 2025;

○
Multiplying 1,571 shares of Astria Common Stock assumed to be issuable upon exercise of Astria Pre-Funded Warrants (after taking into account by the cashless exercise provisions thereof) by an amount equal to the difference between $8.55 per share and the exercise price of the Astria Pre-Funded Warrants;

○
31 Astria Series X Preferred Shares outstanding, converted to Astria Common Stock using a conversion ratio of 166.67, pursuant to the Certificate of Designation, multiplied by the Per Share Cash Amount of $8.55; and

○
Multiplying 7,360 shares of Astria Common Stock issuable upon exercise of In-the-Money Options by the amount equal to the difference between $13.00 per share and the exercise price of such In-the-Money Options (subject to the allocation between pre-combination service and post-combination services as described below).

For share based awards subject to vesting that will be accelerated by the Merger, this cash consideration only includes the portion of the fair value of those awards attributable to pre-combination service. BioCryst determined the fair value of these awards and, in accordance with the guidance in FASB ASC 805, allocated the portion attributable to pre-combination service as part of the consideration transferred. The remaining portion or incremental fair value associated with the accelerated vesting is attributable to the post-combination service period and recognized as compensation expense on the acquisition date (“Day 1 expense”). This adjustment is reflected in the unaudited pro forma condensed combined statements of operations (Notes AA and BB) and the unaudited pro forma condensed combined balance sheet (Notes A and H).
The actual value on the Closing Date of the BioCryst Common Stock to be issued as Merger Consideration will depend on the per share price of BioCryst Common Stock on the Closing Date and, therefore, the actual value of the stock component of the Merger Consideration will fluctuate with the market price of BioCryst Common Stock until the Closing Date. The following table shows the effect of changes in the trading price of BioCryst Common Stock and the resulting impact on the consideration transferred:

(In thousands, except per share data)
Share Price Sensitivity	BioCryst Common Stock Price	Consideration Transferred
As presented	$7.23	$877,526
10% increase	$7.95	$904,369
10% decrease	$6.51	$850,683

Purchase Price Allocation
The aggregate consideration transferred has been allocated to the assets acquired and liabilities assumed based on preliminary fair value estimates as per the below:

Amounts ($ in thousands)
Assets acquired:
Cash and cash equivalents	$96,280
Short-term investments	131,441
Trade receivables	17,243
Prepaid expenses and other current assets	8,582
Property and equipment	731
Right of use assets	4,254
Intangible assets:
IPR&D - Navenibart	695,400
IPR&D - STAR-0310	63,200
Other assets	13,335
Total assets acquired	$1,030,466
Liabilities assumed:
Accounts payable	$1,137
Accrued expenses	43,748
Operating lease liabilities	4,459
Deferred tax liability	95,137
Deferred revenue	16,536
Total liabilities assumed	$161,017
Fair value of net assets acquired	$869,449
Goodwill	8,077
Fair value of consideration transferred	$877,526

Goodwill represents the excess of the preliminary estimated consideration transferred over the estimated fair value of the underlying net assets acquired. Goodwill will be reviewed for impairment annually, or more frequently if facts and circumstances warrant a review. Goodwill is attributable to the assembled workforce of Astria and portfolio expansion through the addition of a potentially best-in-class long-acting injectable addressing key unmet needs for HAE. Goodwill recognized in the Merger is not expected to be deductible for tax purposes.
The determination of the fair value of the identifiable assets and liabilities of Astria and the allocation of the estimated consideration transferred to these identifiable assets and liabilities is preliminary and is pending finalization of various estimates, inputs and analyses. The final purchase price allocation will be determined when BioCryst has completed the detailed valuations and necessary calculations. The final allocation may be materially different than that reflected in the preliminary estimated allocation presented herein.
The fair value of the navenibart in-process research and development (“IPR&D”) asset was recognized on the basis of fair value in accordance with FASB ASC 805 and was based on a risk-adjusted net present value method. This method is a form of the income approach that adjusts future cash flows for the likelihood of technical and regulatory success. The significant assumptions include estimates of the commercial revenues from the asset post-approval (e.g., Phase 3 completion and FDA approval) and expected growth rates post the patent period.
The fair value of the STAR-0310 IPR&D asset was valued using the replacement cost method which is a cost-based valuation approach that estimates the value of an asset by determining the current cost to recreate or replace it with one of similar utility or functionality. The significant assumptions include the developer’s profit, opportunity cost and estimated IPR&D replacement period.
IPR&D assets are considered indefinite-lived intangible assets until the completion or abandonment of the associated research and development efforts. IPR&D assets are not amortized until the associated research and development efforts are completed. If the associated research and development efforts are abandoned, the related IPR&D asset would be fully impaired, and BioCryst would record the resulting impairment charge in the consolidated statements of operations and comprehensive income (loss).
These preliminary estimates of fair value may differ from final amounts BioCryst will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the unaudited pro forma condensed combined financial statements.
Given BioCryst’s and Astria’s history of net losses and valuation allowance, BioCryst’s management estimated an annual effective income tax rate of 0%. Therefore, the transaction adjustments to the unaudited pro forma condensed combined statements of operations did not result in additional income tax adjustments.
Note 5. Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements
The following adjustments are reflected in the unaudited pro forma condensed combined balance sheet as of September 30, 2025:
(A)	Reflects adjustments to cash and cash equivalents, for payments made by BioCryst as part of the Merger, calculated as follows (dollars in thousands):

Proceeds from Debt Financing	$400,000
Sale of short-term investments to fund acquisition	123,138
Debt issuance costs related to Debt Financing	(5,000)
Cash consideration component of Merger Consideration	(607,977)
Payment to In-the-Money Option holders	(30,519)
Total pro forma adjustment	$(120,358)

(B)
Represents the adjustment to the estimated fair value of intangible assets acquired in the Merger. Preliminary identifiable intangible assets included in the unaudited pro forma condensed combined balance sheet as of September 30, 2025 are provided in the table below. The fair values of the identifiable intangible assets are preliminary and are based on BioCryst’s management’s estimates after consideration of similar transactions (dollars in thousands):

	Fair Value	Estimated Useful Life (in years)
IPR&D - Navenibart	$695,400	Indefinite
IPR&D - STAR-0310	63,200	Indefinite
Total pro forma adjustment	$758,600

(C)
Represents an adjustment to reflect an accrual of $38.9 million in estimated transaction costs. This amount includes $11.7 million and $27.2 million of costs incurred by BioCryst and Astria, respectively, subsequent to September 30, 2025 that are not reflected in their historical unaudited condensed combined financial statements. Additionally, $2.4 million of transaction costs ($1.4 million for BioCryst and $1.0 million for Astria) were incurred as of September 30, 2025, and are already included in the historical unaudited condensed combined financial statements of BioCryst and Astria for the nine months ended September 30, 2025.

(D)
Reflects an adjustment to goodwill, representing the excess of the purchase consideration over the fair value of Astria’s net assets acquired based on the estimated preliminary purchase price allocation. The goodwill created in the Merger is not expected to be deductible for tax purposes and is subject to material revision as the purchase price allocation is completed.

(E)	Represents debt raised by BioCryst to finance the Merger, net of debt issuance costs (dollars in thousands):

Proceeds from senior secured credit facility	$400,000
Less: Debt issuance costs related to credit facility	(5,000)
Total pro forma adjustment	$395,000

(F)	Reflects the sale by BioCryst of short-term investments to fund some of the cash component of the Merger Consideration and related transaction costs with approximately $123.1 million in proceeds.
(G)
Represents the adjustment for the deferred tax liability balances associated with the incremental differences in the book and tax basis created from the preliminary purchase price allocation, primarily resulting from the estimated closing date value of intangible assets. Deferred taxes are established based on a blended statutory tax rate based on jurisdictions where income is generated. The deferred tax liability amount was determined using an effective rate that is a blended U.S. federal and state statutory tax rate.

(H)
The unaudited pro forma condensed combined balance sheet as of September 30, 2025 reflects the elimination of Astria’s historical equity balances and the issuance of approximately 37.3 million shares of BioCryst Common Stock expected to be issued in connection with the Merger. This estimate is based on the number of shares of Astria Common Stock and the number of Series X Preferred Shares outstanding, as well as the number of shares of Astria Common Stock underlying the Astria Pre-Funded Warrants as of October 10, 2025. In addition, the unaudited pro forma condensed combined balance sheet as of September 30, 2025 reflects the estimated incremental BioCryst transaction costs expected to be incurred as well as the “Day 1” compensation expense portion of the cash payment to holders of Astria Stock Options, which is accounted for separately from the Merger Consideration. This adjustment is calculated as follows (dollars in thousands):

	Series X Preferred Shares	Common stock	Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit
Elimination of Astria historical balance	$(95,324)	$(57)	$(911,014)	$(56)	$773,198
Issuance of BioCryst Common Stock	—	373	269,176	—	—
BioCryst transaction costs	—	—	—	—	(11,676)
Payment to holders of Astria Stock Options	—	—	—	—	(30,519)
Total pro forma adjustment	$(95,324)	$316	$(641,838)	$(56)	$731,003

(I)
Reflects an adjustment to present the net proceeds from BioCryst’s sale of its European ORLADEYO Business and the payment in full of the debt under the Pharmakon Loan Agreement as described in Note 1. In addition, the balances of assets and liabilities related to BioCryst’s European ORLADEYO Business are excluded from the unaudited pro forma condensed combined balance sheet as of September 30, 2025.

The following adjustments are reflected in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2025 and for the year ended December 31, 2024:
(AA)
Reflects adjustment of $15.3 million to research and development expense to record the impact of the incremental fair value associated with the accelerated vesting of stock-based awards attributable to the post-combination period which was recognized as compensation expense in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2024.

(BB)	Reflects adjustment to selling, general and administrative expenses, consisting of the following (dollars in thousands):

	For the nine months ended September 30, 2025	For the year ended December 31, 2024
To record transaction costs incurred by BioCryst	$—	$11,676
To record the impact of the accelerated vesting of stock-based awards attributable to the post-combination period	—	15,260
Total pro forma adjustment	$—	$26,936

(CC)
Represents an adjustment to interest expense of $26.2 million and $35.0 million for the nine months ended September 30, 2025, and for the year ended December 31, 2024, respectively, related to BioCryst’s senior secured credit facility of $400.0 million, including the estimated amortization of debt issuance costs. The adjustment assumes the facility was entered into on January 1, 2024, and remained outstanding for the entire year ended December 31, 2024, and the nine months ended

September 30, 2025. For the purposes of the unaudited pro forma condensed combined statement of operations, the interest expense for borrowings under the senior secured credit facility was estimated using an effective interest rate of 8.7%.

A sensitivity analysis on interest expense for the nine months ended September 30, 2025, and for the year ended December 31, 2024, respectively, has been performed to assess the effect of a hypothetical change of 12.5 basis points increase or decrease in the effective interest rates. The following table shows the impact of the hypothetical change in interest expense for the borrowings under the Debt Financing (dollars in thousands):

	For the nine months ended September 30, 2025	For the year ended December 31, 2024
Increase of 0.125%	$378	$505
Decrease of 0.125%	$(378)	$(505)

(DD)
Given BioCryst’s and Astria’s history of net losses and valuation allowance, BioCryst’s management estimated an annual effective income tax rate of 0%. Therefore, the transaction adjustments to the unaudited pro forma condensed combined statements of operations did not result in additional income tax adjustments.

Note 6. Pro Forma Net Loss Per Share
For the unaudited pro forma condensed combined statements of operations, the Merger and related transactions are being reflected as if such transactions had occurred as of January 1, 2024. The weighted average shares outstanding for the pro forma basic and diluted net loss per share assumes that the shares of BioCryst Common Stock issuable as Merger Consideration have been outstanding for the entire year ended December 31, 2024, and for the nine-month period ended September 30, 2025.
The following table sets forth the calculation of pro forma net loss per share for the nine months ended September 30, 2025, and for the year ended December 31, 2024 (in thousands, except per share amounts):

	For the nine-months ended September 30, 2025	For the year ended December 31, 2024
Pro forma net loss	$(106,631)	$(260,358)
Weighted-average number of shares outstanding used to compute pro forma net loss per share, basic and diluted	246,813	243,978
Pro forma net loss per share, basic and diluted	$(0.43)	$(1.07)

Weighted-average number of shares outstanding used to compute pro forma loss per share, basic and diluted
Historical weighted-average shares outstanding	209,531	206,696
Shares issued in connection with the Merger	37,282	37,282
Total weighted-average shares outstanding used to compute pro forma net loss, basic and diluted	246,813	243,978

COMPARISON OF STOCKHOLDERS’ RIGHTS
If the Merger is completed, holders of Astria Common Stock will have a right to receive the Merger Consideration, including shares of BioCryst Common Stock, for their shares of Astria Common Stock. Astria and BioCryst each are organized under the laws of the State of Delaware. The following is a summary of the material differences between (i) the current rights of Astria’s stockholders under the DGCL, the Astria Charter and the Astria Bylaws, and (ii) the current rights of BioCryst stockholders under the DGCL, the BioCryst Charter and the BioCryst Bylaws.
The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the DGCL and Astria’s and BioCryst’s respective governing documents, which we urge Astria’s stockholders to read. Copies of BioCryst’s and Astria’s respective governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information.”

BioCryst Common Stock	Astria Common Stock

Authorized Capital Stock

The authorized capital stock of BioCryst consists of (i) 450,000,000 shares of BioCryst Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share.

As of the Record Date, there were outstanding (i) 210,739,061 shares of BioCryst Common Stock, and (ii) no shares of BioCryst preferred stock.

The authorized capital stock of Astria consists of (i) 150,000,000 shares of Astria Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share.

As of the Record Date, there were outstanding (i) 57,084,838 shares of Astria Common Stock, and (ii) 31,107 Astria Series X Preferred Shares (Astria’s only outstanding series of preferred stock).

Rights of Preferred Stock

The BioCryst Board is authorized from time to time to issue preferred stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or special rights, and qualifications, limitations or restrictions thereof.

The Astria Board is authorized from time to time to issue preferred stock, in one or more series, and to establish for each such series the number of its shares, the voting powers, full or limited, of its shares, or that its shares will have no voting powers, and the designations, preferences and relative participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions of such series.

Voting Rights

Holders of shares of BioCryst Common Stock are entitled to one vote for each share held.

The holders of a majority of the stock present or represented and voting on a matter will decide any matter to be voted upon by the stockholders, except when a different vote is required by express provision of law or the BioCryst Charter or BioCryst Bylaws. Such exceptions include:

 •
The election of directors by stockholders, which will require a plurality of votes cast by stockholders entitled to vote;

 •
The removal of directors for cause, which will

Holders of shares of Astria Common Stock are entitled to one vote for each share held.

The holders of a majority in voting power of the votes cast by the holders of all shares of stock present or represented at a meeting and voting affirmatively or negatively on a matter will decide any matter to be voted upon by the stockholders (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each such class or series, the holders of a majority in voting power of the shares of stock of that class or series present or represented at the meeting and voting affirmatively or negatively on such matter), except when a different vote is required by law, the Astria Charter or the Astria

BioCryst Common Stock	Astria Common Stock
require the affirmative vote of the holders of at least 75% of the total number of votes entitled to be cast by the holders of all of the shares of capital stock of BioCryst then entitled to vote generally in the election of directors;

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The amendment, alteration, change or repeal, or adoption of any provision as part of the BioCryst Charter inconsistent with Article NINTH (governing the number, election, and term of directorships), which will require the affirmative vote of the holders of at least 75% of the total number of votes entitled to be cast by the holders of all of the shares of capital stock of BioCryst then entitled to vote generally in the election of directors; and

 •
Any amendment, repeal or adoption of any provision as part of the BioCryst Charter inconsistent with Article TENTH (governing action by written consent and annual and special meetings), which will require the affirmative vote of the holders of at least 75% of the total number of votes entitled to be cast by the holders of all of the shares of the capital stock of BioCryst then entitled to vote generally in the election of directors.

Bylaws. Such exceptions include:

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The election of directors by stockholders, which will require a plurality of the votes cast by stockholders entitled to vote on the election;

 •
The removal of directors, which can only occur for cause and will require the affirmative vote of the holders of at least 75% of the votes which all stockholders would be entitled to cast in any annual election of directors or class of directors;

 •
Any amendment, repeal or adoption of the Astria Bylaws, which will require the affirmative vote of the holders of at least 75% of the votes which all stockholders would be entitled to cast in any annual election of directors or class of directors; and

 •
The amendment, repeal or adoption of any provision as part of the Astria Charter inconsistent with Article SIXTH (governing amendments to the Astria Bylaws), Article NINTH (governing the management of the business and the conduct of affairs of Astria), Article TENTH (governing action by written consent of the stockholders) and Article ELEVENTH (restricting the ability to call special meetings to the Astria Board, its Chairman and Astria’s Chief Executive Officer), which will each require the affirmative vote of the holders of at least 75% of the votes which all stockholders would be entitled to cast in any annual election of directors or class of directors.

Quorum

The BioCryst Bylaws provide that the holders of a majority of the shares of the capital stock of BioCryst issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business.

The Astria Bylaws provide that the holders of a majority in voting power of the shares of capital stock of Astria issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Astria Board in its sole discretion, or represented by proxy, will constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Astria Charter, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of Astria issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Astria Board in its sole discretion, or represented by proxy, will constitute a quorum entitled to take action with respect to the vote on such matter.

BioCryst Common Stock	Astria Common Stock
Number and Term of Directors

Except as otherwise specified by law or the BioCryst Charter, the number of directors constituting the BioCryst Board may be determined by resolution of the BioCryst Board, but in no event will be less than six nor more than 12 persons. The number of directors may be decreased within these limits at any time and from time to time by a majority of the directors then in office, but only to eliminate vacancies existing by reason of death, resignation, removal or expiration of the term of one or more directors.

The BioCryst Board is divided into three classes. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election and until their successors are elected and qualified, or until their earlier death, resignation or removal.

The Astria Charter and the Astria Bylaws provide that the number of directors will be established by the Astria Board, subject to the rights of holders of any series of preferred stock to elect directors.

The Astria Board is divided into three classes. Each class is to consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Astria Board. At each annual meeting of stockholders, directors whose terms expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, and will hold office until the election and qualification of their successor, subject to their earlier death, resignation or removal.

Election of Directors

The BioCryst Bylaws provide that election of directors by stockholders will be by a plurality of the votes cast by stockholders entitled to vote on the election.	The Astria Bylaws provide that the election of directors by stockholders will be by a plurality of the votes cast by stockholders entitled to vote on the election.

Vacancies

The BioCryst Charter requires that newly created directorships resulting from any increase in the number of directors or any vacancies in the BioCryst Board resulting from death, resignation, retirement, disqualification, removal from office or other cause, will be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director. A director so chosen will hold office until the annual meeting of stockholders of BioCryst at which the term of the class of directors for which such director has been chosen expires.

The Astria Charter and the Astria Bylaws provide that, subject to the rights of holders of any series of preferred stock, the sole power to fill vacancies and newly created directorships is vested in the Astria Board through action by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Each director so chosen will hold office until the next election of the class for which such director has been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

Removal of Directors

The BioCryst Charter provides that directors may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least 75% of the total number of votes entitled to be cast by the holders of all of the shares of capital stock of BioCryst then entitled to vote generally in the election of directors.

The Astria Charter and the Astria Bylaws provide that, subject to the rights of holders of any series of Preferred Stock, directors may be removed only for cause and by the affirmative vote of the holders of at least 75% of the votes which all stockholders would be entitled to cast in an annual election of directors or class of directors.

BioCryst Common Stock	Astria Common Stock

Director Nominations by Stockholders

The BioCryst Bylaws provide that nominations of persons for election to the BioCryst Board may be made at an annual meeting of BioCryst stockholders, or at a special meeting of BioCryst stockholders at which directors are to be elected, by any BioCryst stockholder who is a stockholder of record at the time of the notice provided, as described below, and is entitled to vote at such meeting and has complied with the notice procedures set forth in the BioCryst Bylaws.

The BioCryst Bylaws provide that a BioCryst stockholder must give timely written notice to BioCryst of a director nomination. For nominations made at an annual meeting of BioCryst stockholders, notice must be in writing and delivered to the corporate secretary at the principal executive offices of BioCryst not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the BioCryst stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by BioCryst.

For nominations made at a special meeting, the notice must be delivered not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the BioCryst Board.

The voting requirements for election of BioCryst directors are discussed above (see the section titled “—Election of Directors”).

 •
As to each person whom the stockholder proposes to nominate, any stockholder notice relating to the nomination of BioCryst directors must contain:

   ○
All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an

The Astria Bylaws provide that nominations of persons for election to the Astria Board may be made at an annual meeting of Astria stockholders, or at a special meeting of Astria stockholders at which the Astria Board has determined that directors will be elected, by any Astria stockholder who is a stockholder of record who is: (i) entitled to vote for the election of such nominee on the date of the notice provided, as described below, (ii) entitled to vote for the election of such nominee on the record date for the determination of stockholders entitled to vote at such meeting and (iii) is entitled to vote at such meeting.

The Astria Bylaws provide that an Astria stockholder must give timely written notice to Astria of a director nomination. For nominations made at an annual meeting of Astria stockholders, notice must be in writing and received by Astria’s Corporate Secretary at its principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, or if no annual meeting was held or deemed to have been held in the preceding year, notice by the Astria stockholder must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the 10th day following the day on which notice of the date of such annual meeting was given or public disclosure of the date of such annual meeting was made, whichever first occurs.

For nominations made for a special meeting of Astria stockholders, notice must be in writing and received by Astria’s Corporate Secretary at its principal executive office not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the 10th day following the day on which notice of the date of such special meeting was given or public disclosure of the date of such special meeting was made, whichever occurs first. The voting requirements for election of Astria directors are discussed above (see the section titled “—Election of Directors”).

 •
As to each person whom the stockholder proposes to nominate, any stockholder notice relating to the nomination of Astria directors must contain:

BioCryst Common Stock	Astria Common Stock
election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act;

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A written representation and agreement signed by such person pursuant to which such person represents that such person:

    ○
Consents to serving as a director if elected and to being named as a nominee in any proxy statement and form of proxy relating to the meeting at which directors are to be elected, and currently intends to serve as a director for the full term for which such person is standing for election;

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Is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the person will vote or act if elected (that has not been disclosed to BioCryst), or that could limit or interfere with that person’s ability to comply with that person’s fiduciary duties under applicable law, if elected;

    ○
Is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than BioCryst with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director or nominee (that has not been disclosed to BioCryst); and

    ○
If elected as a director, will comply with all of BioCryst’s corporate governance policies and guidelines related to conflict of interest, confidentiality, stock ownership and trading policies and guidelines, and any other policies and guidelines applicable to directors; and

   ○
All fully completed and signed questionnaires prepared by BioCryst, including those questionnaires required of BioCryst’s directors and any other questionnaire BioCryst determines is necessary or advisable to assess whether a nominee will satisfy any qualifications or requirements imposed by the BioCryst

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Such person’s name, age, business address and, if known, residence address;

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Such person’s principal occupation or employment;

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The class and series and number of shares of Astria stock that are, directly or indirectly, owned, beneficially or of record, by such person;

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A description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner (each, a “Stockholder Associated Person”), on the one hand, and (y) each proposed nominee, and such person’s respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any Stockholder Associated Person were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant; and

○ Any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Exchange Act.

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As to the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination is being proposed:

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The name and address of such stockholder, as they appear on Astria’s books, and of such beneficial owner;

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The class and series and number of shares of stock of Astria that are, directly or indirectly, owned, beneficially or of record, by such

BioCryst Common Stock	Astria Common Stock
Charter or BioCryst Bylaws, any law, rule, regulation or listing standard that may be applicable to BioCryst, and BioCryst’s corporate governance policies and guidelines.

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As to the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination is being proposed:

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The name and address of such stockholder, as they appear on BioCryst’s books, and the name and address of such beneficial owner;

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The class and number of shares of capital stock of BioCryst which are owned of record by such stockholder and such beneficial owner as of the date of the notice; and

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A representation that the stockholder intends to appear in person or by proxy at the meeting to propose such nomination.

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As to the stockholder giving notice or, if the notice is given on behalf of a beneficial owner on whose behalf the nomination is made, as to such beneficial owner, or if such stockholder or beneficial owner is an entity, as to each “related person” (as defined in the BioCryst Bylaws) of such entity:

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The class and number of shares of capital stock of BioCryst which are beneficially owned by such stockholder, beneficial owner and any related person as of the date of the notice;

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A description of (a) any plans or proposals which such stockholder, beneficial owner, if any, or related person may have with respect to securities of BioCryst that would be required to be disclosed pursuant to Item 4 of Exchange Act Schedule 13D and (b) any agreement, arrangement or understanding with respect to the nomination or other business between or among such stockholder, beneficial owner, if any, or related person and any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D;

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A description of any agreement, arrangement or understanding that has been entered into as of the date of the stockholder’s notice by, or on

stockholder and such beneficial owner;

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A description of any material interest related to the nomination of such stockholder, such beneficial owner and/or any Stockholder Associated Person;

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A description of any agreement, arrangement or understanding between or among such stockholder, such beneficial owner and/or any Stockholder Associated Person and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies or votes in favor of electing such nominee(s);

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description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder, such beneficial owner and/or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner and/or any Stockholder Associated Person with respect to shares of stock of Astria;

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Any other information relating to such stockholder, such beneficial owner and/or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

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A representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice;

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A representation that such stockholder, such beneficial owner and/or any Stockholder Associated Person has complied, and will comply, with all applicable requirements of state law and the Exchange Act with respect to matters set forth in Section 1.10 of the Astria

BioCryst Common Stock	Astria Common Stock
behalf of, such stockholder, beneficial owner, if any, or related person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class of BioCryst’s capital stock, or maintain, increase or decrease the voting power of the stockholder or beneficial owner with respect to shares of stock of BioCryst; and

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Any performance-related fees (other than an asset-based fee) that such stockholder, beneficial owner, if any, or related person is directly or indirectly entitled to based on any increase or decrease in the value of shares of BioCryst or in any agreement, arrangement or understanding under the immediately preceding bullet point.

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A representation as to whether the stockholder, beneficial owner, if any, related person or any other participant (as defined in Item 4 of Schedule 14A under the Exchange Act) will engage in a solicitation with respect to such nomination or proposal and, if so, whether such solicitation will be conducted as an exempt solicitation under Rule 14a-2(b) of the Exchange Act, the name of each participant in such solicitation and in the case of any solicitation that is subject to Rule 14a-19 of the Exchange Act, confirming that such person or group will engage in such solicitation in accordance with Rule 14a-19 under the Exchange Act; and

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A representation that promptly after soliciting the holders of BioCryst’s stock referred to in the representation required under the immediately preceding bullet point, and in any event no later than the 10th day before such meeting of stockholders, such stockholder or beneficial owner will provide BioCryst with documents, which may take the form of a certified statement and documentation from a proxy solicitor, specifically demonstrating that the necessary steps have been taken to deliver a proxy statement and form of proxy to holders of such percentage of BioCryst’s stock.

Bylaws; and

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A representation whether such stockholder, such beneficial owner and/or any Stockholder Associated Person intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Astria’s outstanding capital stock reasonably believed by such stockholder or such beneficial owner to be sufficient to elect the nominee (and such representation will be included in any such proxy statement and form of proxy) and/or (y) otherwise to solicit proxies or votes from stockholders in support of such nomination (and such representation will be included in any such solicitation materials).

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Any such notice must also be accompanied by:

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Written consent of the proposed nominee to being named in Astria’s proxy statement and accompanying proxy card as a nominee and to serve as a director if elected; and

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A representation as to whether or not such stockholder, beneficial owner and/or any Stockholder Associated Person intends to solicit proxies in support of any director nominees other than Astria’s nominees in accordance with Rule 14a-19 under the Exchange Act, and, where such stockholder, beneficial owner and/or Stockholder Associated Person intends to so solicit proxies, the notice and information required by Rule 14a-19(b) under the Exchange Act.

BioCryst Common Stock	Astria Common Stock

Stockholder Proposals

The BioCryst Bylaws provide that a proposal of business to be considered by BioCryst stockholders may be made at an annual meeting of BioCryst stockholders by a stockholder entitled to vote at such meeting and who has complied with the notice procedures set forth in the BioCryst Bylaws.

The BioCryst Bylaws provide that a stockholder must give timely written notice to BioCryst of any proposal of business to be considered by BioCryst stockholders. The notice must be in writing and delivered to the corporate secretary at the principal executive offices of BioCryst not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the BioCryst stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by BioCryst.

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Any stockholder notice must contain, as to the business the stockholder proposes to bring before the meeting:

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A brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the BioCryst Bylaws, the language of the proposed amendment);

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The reasons for conducting such business at the meeting; and

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Any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the business is being proposed.

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As to the stockholder giving notice and the beneficial owner, if any, on whose behalf the business is being proposed:

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The name and address of such stockholder, as
they appear on BioCryst’s books, and the name

The Astria Bylaws provide that a proposal of business to be considered by Astria stockholders may be made at an annual meeting of Astria stockholders by any Astria stockholder who is a stockholder of record who is: (i) entitled to vote on such business on the date of the notice provided, (ii) entitled to vote on such business on the record date for the determination of stockholders entitled to vote at such annual meeting and (iii) entitled to vote at such annual meeting.

The Astria Bylaws provide that an Astria stockholder must give timely written notice to Astria of any proposal of business to be considered by the Astria stockholders at an annual meeting. The notice must be received by the Corporate Secretary of Astria at its principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, or if no annual meeting was held or deemed to have been held in the preceding year, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (x) the 90th day prior to such annual meeting and (y) the 10th day following the day on which notice of the date of such annual meeting was given or public disclosure of the date of such annual meeting was made, whichever first occurs. The adjournment or postponement of an annual meeting (or the public disclosure thereof) will not commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

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Any stockholder notice must contain, as to each matter the stockholder proposes to bring before the annual meeting:

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A brief description of the business desired to be brought before the annual meeting;

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The text of the proposal (including the exact text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Astria Bylaws, the exact text of the proposed amendment); and

BioCryst Common Stock	Astria Common Stock
and address of such beneficial owner;

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The class and number of shares of capital stock of BioCryst which are owned of record by such stockholder and such beneficial owner as of the date of the notice; and

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A representation that the stockholder intends to appear in person or by proxy at the meeting to propose such business.

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As to the stockholder giving notice or, if the notice is given on behalf of a beneficial owner on whose behalf the business is proposed, as to such beneficial owner, or if such stockholder or beneficial owner is an entity, as to each “related person” (as defined in the BioCryst Bylaws) of such entity:

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The class and number of shares of capital stock of BioCryst which are beneficially owned by such stockholder, beneficial owner and any related person as of the date of the notice;

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A description of (a) any plans or proposals which such stockholder, beneficial owner, if any, or related person may have with respect to securities of BioCryst that would be required to be disclosed pursuant to Item 4 of Exchange Act Schedule 13D and (b) any agreement, arrangement or understanding with respect to the business between or among such stockholder, beneficial owner, if any, or related person and any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D;

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A description of any agreement, arrangement or understanding that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder, beneficial owner, if any, or related person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class of BioCryst’s capital stock, or maintain, increase or decrease the voting power of the stockholder or beneficial owner with respect to shares of stock of BioCryst; and

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Any performance-related fees (other than an asset-based fee) that such stockholder, beneficial owner, if any, or related person is directly or indirectly entitled to based on any

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The reasons for conducting such business at the annual meeting.

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As to the stockholder giving notice and the beneficial owner, if any, on whose behalf the business is being proposed:

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The name and address of such stockholder, as they appear on Astria’s books, and of such beneficial owner;

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The class and series and number of shares of stock of Astria that are, directly or indirectly, owned, beneficially or of record, by such stockholder and such beneficial owner;

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A description of any material interest of such stockholder, such beneficial owner and/or any Stockholder Associated Person in the business proposed to be brought before the annual meeting;

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A description of any agreement, arrangement or understanding between or among such stockholder, such beneficial owner, any Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business or who may participate in the solicitation of proxies in favor of such proposal;

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A description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder, such beneficial owner and/or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner and/or any Stockholder Associated Person with respect to shares of stock of Astria;

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Any other information relating to such stockholder, such beneficial owner and/or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the business proposed pursuant to Section 14 of the

BioCryst Common Stock	Astria Common Stock
increase or decrease in the value of shares of BioCryst or in any agreement, arrangement or understanding under the immediately preceding bullet point.

 •
A representation as to whether the stockholder, beneficial owner, if any, related person or any other participant (as defined in Item 4 of Schedule 14A under the Exchange Act) will engage in a solicitation with respect to such proposal and, if so, whether such solicitation will be conducted as an exempt solicitation under Rule 14a-2(b) of the Exchange Act, the name of each participant in such solicitation and (1) in the case of a proposal of business other than nominations, whether such person or group intends to deliver a proxy statement and form of proxy to holders of at least the percentage of BioCryst’s voting shares required under applicable law to carry the proposal, and/or (2) in the case of any solicitation that is subject to Rule 14a-19 of the Exchange Act, confirming that such person or group will engage in such solicitation in accordance with Rule 14a-19 under the Exchange Act; and

 •
A representation that promptly after soliciting the holders of BioCryst’s stock referred to in the representation required under the immediately preceding bullet point, and in any event no later than the 10th day before such meeting of stockholders, such stockholder or beneficial owner will provide BioCryst with documents, which may take the form of a certified statement and documentation from a proxy solicitor, specifically demonstrating that the necessary steps have been taken to deliver a proxy statement and form of proxy to holders of such percentage of BioCryst’s stock.

Exchange Act and the rules and regulations promulgated thereunder;

   ○
A representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting;

   ○
A representation that such stockholder, such beneficial owner and/or any Stockholder Associated Person has complied, and will comply, with all applicable requirements of state law and the Exchange Act with respect to matters set forth in Section 1.11 of the Astria Bylaws; and

   ○
A representation whether such stockholder, such beneficial owner and/or any Stockholder Associated Person intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Astria’s outstanding capital stock required to approve or adopt the proposal (and such representation will be included in any such proxy statement and form of proxy) and/or (y) otherwise to solicit proxies or votes from stockholders in support of such proposal (and such representation will be included in any such solicitation materials).

Stockholder Action by Written Consent

The BioCryst Charter provides that any action required or permitted to be taken by BioCryst stockholders must be effected at a duly called annual or special meeting of BioCryst stockholders and may not be effected by written consent.
The Astria Charter and the Astria Bylaws provide that Astria stockholders may not take any action by written consent in lieu of a meeting.

Cumulative Voting

The BioCryst Charter prohibits cumulative voting.	The Astria Charter prohibits cumulative voting.

Certificate of Incorporation Amendments

The DGCL provides that, by default, and subject to certain exceptions, amendments to a certificate of incorporation require approval by holders of the majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class.

BioCryst Common Stock	Astria Common Stock
The BioCryst Charter provides that amendments to the following sections of the BioCryst Charter require the affirmative vote of the holders of at least 75% of the total number of votes entitled to be cast by the holders of all of the shares of capital stock of BioCryst then entitled to vote generally in the election of directors, notwithstanding any other provisions of the BioCryst Charter or the BioCryst Bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, the BioCryst Charter or the BioCryst Bylaws):

 •
Article NINTH (governing the number, election, and term of directorships); and

 •
Article TENTH (governing action by written consent and annual and special meetings).

The Astria Charter provides that the amendment, repeal or adoption of any provision as part of the Astria Charter inconsistent with Article SIXTH (governing amendments to the Astria Bylaws), Article NINTH (governing the management of the business and the conduct of affairs of Astria), Article TENTH (governing action by written consent of the stockholders) and Article ELEVENTH (restricting the ability to call special meetings to the Astria Board, its Chairman and Astria’s Chief Executive Officer) will each require the affirmative vote of the holders of at least 75% of the votes which all stockholders would be entitled to cast in any annual election of directors or class of directors.

Bylaw Amendments

The BioCryst Bylaws provide that the BioCryst Bylaws may be altered, amended or repealed or new by-laws may be adopted by (i) the affirmative vote of a majority of the directors present at any regular or special meeting of the BioCryst Board at which a quorum is present or (ii) the affirmative vote of the holders of a majority of the shares of the capital stock of BioCryst issued and outstanding and entitled to vote at any regular meeting of stockholders, or at any special meeting of stockholders, provided notice of such alteration, amendment, repeal or adoption of new by-laws will have been stated in the notice of such special meeting.

The Astria Charter provides that Astria may adopt, amend, alter or repeal the Astria Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the Astria Board at which a quorum is present. Stockholders may not adopt, amend, alter or repeal the Astria Bylaws unless such action is approved by the affirmative vote of the holders of at least 75% of the votes that all stockholders would be entitled to cast in any annual election of directors or class of directors.

Special Stockholders’ Meetings

The BioCryst Charter and BioCryst Bylaws provide that special meetings of BioCryst stockholders may be called only by the BioCryst Board pursuant to a resolution approved by a majority of the entire BioCryst Board, upon not less than 10 nor more than 60 days’ written notice.
The Astria Charter provides that special meetings of stockholders may be called from time to time only by the Astria Board, its Chairman or Astria’s Chief Executive Officer.

Notice of Annual or Special Meetings of the Stockholders

The BioCryst Bylaws provide that except as otherwise provided by law, written notice of each meeting of BioCryst stockholders, whether annual or special, will be given not less than 10 nor more than 60 days before the date of the meeting to each BioCryst stockholder entitled to vote at such meeting.

If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of BioCryst. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders

The Astria Bylaws provide that, except as otherwise provided by law, the Astria Charter or the Astria Bylaws, notice of meetings, whether annual or special, will be given not less than 10 nor more than 60 days before the date of the meeting to each Astria stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Without limiting the manner by which notice otherwise may be given to stockholders, any notice will be effective if given in accordance with Section 232 of the DGCL.

BioCryst Common Stock	Astria Common Stock
may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

A written waiver of any notice, signed by the person entitled to such notice, or waiver by electronic transmission by such person or any other form of communication then authorized by Delaware law, whether before, at or after the time stated in such waiver, will be deemed equivalent to the notice required to be given to such person. Attendance at such meeting will be deemed equivalent to such notice, except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

A written waiver of any notice, signed by the person entitled to such notice, or waiver by electronic transmission by such person, whether provided before, at or after the time of the event for which notice is to be given, will be deemed equivalent to notice required to be given to such person.

Indemnification of Directors, Officers and Employees

The BioCryst Charter and BioCryst Bylaws provide that each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, a director or an officer of BioCryst or is or was serving, or has agreed to serve, at the request of BioCryst as a director or officer of BioCryst, or is or was serving, or has agreed to serve, at the request of BioCryst, as director, officer, trustee, employee or agent of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, will be indemnified by BioCryst to the fullest extent permitted by Section 145 of the DGCL, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on such person’s behalf in connection with such action, suit or proceeding and any appeal therefrom.

If a claim for indemnification or advancement of expenses is not paid in full by BioCryst or on its behalf within 90 days after a written request for indemnification has been received by BioCryst, except in the case of a claim for an advancement of expenses, in which case the applicable period will be 30 days, the director or officer may at any time thereafter bring suit against BioCryst, in a court of competent jurisdiction in the state of Delaware, to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by BioCryst to recover an advancement of expenses pursuant to the terms of an undertaking, the director or officer will also be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by a director or officer to enforce a right to

The Astria Charter provides that each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Astria) by reason of the fact that such person is or was, or has agreed to become, a director or officer of Astria or is or was serving, or has agreed to serve, at the request of Astria, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of the Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if the Indemnitee acted in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of Astria, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Astria will indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Astria to procure a judgment in its favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of Astria, or is or was serving, or has agreed to serve, at the request of Astria, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation,

BioCryst Common Stock	Astria Common Stock
indemnification (but not in a suit brought by the director or officer to enforce a right to an advancement of expenses) it will be a defense that, and (ii) in any suit brought by BioCryst to recover an advancement of expenses pursuant to the terms of an undertaking, BioCryst will be entitled to recover such expenses upon a final adjudication that, the director or officer has not met any applicable standard of conduct for indemnification set forth in the DGCL. Neither the failure of BioCryst (including its directors who are not parties to such suit, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the director or officer is proper in the circumstances because the director or officer has met any applicable standard of conduct set forth in the DGCL, nor an actual determination by BioCryst (including its directors who are not parties to such suit, a committee of such directors, independent legal counsel or BioCryst stockholders) prior to the commencement of such suit that the director or officer has not met such applicable standard of conduct, will create a presumption that the director or officer has not met the applicable standard of conduct or is not entitled to indemnification or, in the case of such a suit brought by the director or officer, be a defense to such suit. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses, or brought by BioCryst to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, will be on BioCryst.

The rights to indemnification and to the advancement of expenses will not be exclusive of any other rights which such person may have or later acquire under any statute, the BioCryst Charter or BioCryst Bylaws, agreement, vote of BioCryst stockholders or disinterested directors or otherwise.

BioCryst has the power to enter into indemnity agreements with any director, officer, employee or agent to provide for the payment of such amounts as may be appropriate, in the discretion of the BioCryst Board, to effect indemnification and advancement of expenses as provided in the BioCryst Bylaws.

BioCryst may, to the fullest extent permitted by Section 145 of the DGCL, and to the extent authorized from time to time by the BioCryst Board, grant rights to indemnification and advancement of expenses to other employees or agents of BioCryst or to other persons serving BioCryst (other than directors and officers).

partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of the Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if the Indemnitee acted in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of Astria, except that no indemnification will be made in respect of any claim, issue or matter as to which the Indemnitee will have been adjudged to be liable to Astria, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

In order to obtain indemnification or advancement of expenses, an Indemnitee will submit to Astria a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by Astria of the written request of the Indemnitee, unless (i) Astria has assumed the defense pursuant to the Astria Charter, and none of the circumstances described in Section 4 of Article EIGHTH of the Astria Charter that would entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred or (ii) Astria determines within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of Article EIGHTH of the Astria Charter. Any indemnification, unless ordered by a court, will be made only as authorized in the specific case upon a determination by Astria that the indemnification of the Indemnitee is proper because the Indemnitee has met the applicable standards of conduct set forth in the Astria Charter. Such determinations will be made in each instance by (a) a majority vote of the directors of Astria consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to Astria) in a written opinion, or (d) by the stockholders of Astria.

BioCryst Common Stock	Astria Common Stock
The rights conferred under Article 5 (governing indemnification) of the BioCryst Bylaws are contract rights and such rights continue as to a person who has ceased to be a director or officer and will inure to the benefit of such person’s heirs, executors and administrators. Any repeal or modification of the provisions of Article 5 of the BioCryst Bylaws must not adversely affect any right or protection thereunder of any director or officer in respect of any act or omission occurring prior to the time of such repeal or modification.

Astria has the power to enter into indemnification agreements with officers and directors providing indemnification rights different to the procedures set forth in Article EIGHTH of the Astria Charter. Astria may, to the extent authorized from time to time by the Astria Board, grant indemnification rights to other employees or agents of Astria or other persons serving Astria and such rights may be equivalent to, greater or less than, those set forth in Article EIGHTH of the Astria Charter.

The rights to indemnification and advancement of expenses will not be exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in the Indemnitee’s official capacity and as to action in any other capacity while holding office for Astria, and shall continue as to an Indemnitee who has ceased to be a director or officer.

Limitation of Personal Liability of Directors

Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, the BioCryst Charter provides that no director will be personally liable to BioCryst or BioCryst stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of Article SEVENTH of the BioCryst Charter (governing limitation of personal liability of directors) will apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment.

In accordance with the DGCL, the Astria Charter provides that no director or officer will be personally liable to Astria (in the case of directors) or any of its stockholders (in the case of directors and officers) for monetary damages for breach of fiduciary duty as a director or officer to the fullest extent permitted by the DGCL. No amendment to, or repeal or elimination of, Article SEVENTH of the Astria Charter (governing limitation of personal liability of directors and officers) will apply to or have any effect on its application with respect to any act or omission of a director or officer occurring before such amendment, repeal or elimination.

Advancement	Advancement

The BioCryst Bylaws also provide that, to the fullest extent permitted by Section 145 of the DGCL, BioCryst will pay the expenses (including attorney’s fees) incurred by a director or officer in defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the director or officer to repay all amounts advanced if it is ultimately determined, after a final adjudication (including all appeals), that the director or officer is not entitled to indemnification under the BioCryst Bylaws.

The Astria Charter provides that Astria will pay the expenses (including attorneys’ fees) incurred by or on behalf of an Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of the Indemnitee in advance of the final disposition of such matter will be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it will ultimately be determined that the Indemnitee is not entitled to be indemnified by Astria; and provided further that no such advancement will be made if it is determined (in the manner described in the Astria Charter) that (i) the Indemnitee did not act in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of Astria, or (ii)

BioCryst Common Stock	Astria Common Stock

with respect to any criminal action or proceeding, the Indemnitee had reasonable cause to believe such person’s conduct was unlawful. Such undertaking will be accepted without reference to the financial ability of the Indemnitee to make such payment.

Insurance	Insurance

The BioCryst Bylaws provide that BioCryst may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of BioCryst, or is or was serving at the request of BioCryst as a director, officer, employee or agent of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not BioCryst would have the power to indemnify such person against such liability under the provisions of the DGCL.

The Astria Charter provides that Astria may purchase and maintain, at its expense, insurance to protect itself and any director, officer, employee or agent of Astria or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not Astria would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Change of Control Laws

In general, Section 203 of the DGCL, subject to certain exceptions set forth therein, prohibits a business combination between a corporation and an interested stockholder (a holder of more than 15% of the corporation’s outstanding shares) within three years of the time such stockholder became an interested stockholder, unless (i) prior to such time, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans, or (iii) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote at a stockholders’ meeting of at least 66 and 2∕3% of the outstanding voting stock which is not owned by the interested stockholder. The DGCL allows a corporation’s certificate of incorporation to contain a provision expressly electing not to be governed by Section 203.

Because the BioCryst Charter and BioCryst Bylaws do not contain a provision expressly electing not to be governed by Section 203 of the DGCL, BioCryst is subject to Section 203 of the DGCL.	Because the Astria Charter and the Astria Bylaws do not contain a provision expressly electing not to be governed by Section 203 of the DGCL, Astria is subject to Section 203 of the DGCL.

Forum Selection

The BioCryst Bylaws provide that, unless BioCryst consents in writing to the selection of an alternative forum and subject to certain exceptions for lack of jurisdiction, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of BioCryst, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of BioCryst to BioCryst or its stockholders, (iii) any action asserting a claim against BioCryst, or any director, officer, stockholder, employee or agent of BioCryst, arising out of or relating to any provision of the DGCL, the BioCryst Charter or the

The Astria Charter provides that, unless Astria consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Astria, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Astria to Astria or Astria’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Astria Charter or the Astria Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware).

BioCryst Common Stock	Astria Common Stock
BioCryst Bylaws, or (iv) any action asserting a claim against BioCryst, or any director, officer, stockholder, employee or agent of BioCryst, governed by the internal affairs doctrine of the State of Delaware.

Waiver of Corporate Opportunities

The BioCryst Charter and BioCryst Bylaws do not contain any provisions with regard to the waiver of corporate opportunities.	The Astria Charter and the Astria Bylaws do not contain any provisions with regard to the waiver of corporate opportunities.

Preemptive Rights

Neither the BioCryst Charter nor the BioCryst Bylaws provide for any preemptive rights for BioCryst stockholders.	Neither the Astria Charter nor the Astria Bylaws provide for any preemptive rights for Astria stockholders.

Dividends

The BioCryst Charter provides that dividends may be declared and paid on BioCryst Common Stock from funds lawfully available therefor, as and when determined by the BioCryst Board, subject to any preferential dividend rights of any then outstanding preferred stock.

The Astria Charter provides that dividends may be declared and paid on the Astria Common Stock from funds lawfully available therefor as and when determined by the Astria Board and subject to any preferential dividend or other rights of any then outstanding preferred stock.

LEGAL MATTERS
The validity of the BioCryst Common Stock to be issued in connection with the Merger will be passed upon for BioCryst by Covington & Burling LLP, New York, New York.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited BioCryst's consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2024, and the effectiveness of its internal control over financial reporting as of December 31, 2024, as set forth in their reports, which are incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement. BioCryst's financial statements are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.
Ernst & Young LLP, independent registered public accounting firm, has audited Astria’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2024, as set forth in their report, which is incorporated by reference in this proxy statement/prospectus and elsewhere in this registration statement. Astria’s financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.
OTHER MATTERS
As of the date of this proxy statement/prospectus, the Astria Board does not know of any matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement/prospectus. If, however, the Astria Board properly brings any other matters before the Special Meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the recommendation of the Astria Board on any such matter (unless the Astria stockholder checks the box on the proxy card to withhold discretionary voting authority).
BIOCRYST ANNUAL MEETING STOCKHOLDER PROPOSALS
In order for a stockholder proposal to be considered for possible inclusion in BioCryst’s proxy statement for its 2026 annual meeting of stockholders (the “2026 BioCryst Annual Meeting”), it must comply with applicable requirements and conditions established by the SEC, including Rule 14a-8 under the Exchange Act, and must be received by BioCryst’s Corporate Secretary at the address below on or before December 25, 2025.
If a stockholder would like to submit a matter for consideration at the 2026 BioCryst Annual Meeting (including any stockholder proposal not submitted under Rule 14a-8 or any director nomination) that will not be included in the proxy statement for such annual meeting, notice of the proposal must be received by BioCryst’s Corporate Secretary at the address below no earlier than February 12, 2026 and no later than March 14, 2026, assuming BioCryst does not change the date of the 2026 BioCryst Annual Meeting by more than 30 days before or after the anniversary date of BioCryst’s 2025 annual meeting of stockholders. In order for the proposal to be eligible for consideration at the 2026 BioCryst Annual Meeting, the notice must include the information required by the BioCryst Bylaws (which includes the information required by Exchange Act Rule 14a-19(b)), including, with respect to director nominations, specific information regarding both the stockholder making the nomination and the director nominee. These dates and notice requirements also apply to any stockholder nominations for directors to be included on a universal proxy card for election at the 2026 BioCryst Annual Meeting.
All stockholder proposals must be received by BioCryst’s Corporate Secretary at BioCryst Pharmaceuticals, Inc., 4505 Emperor Blvd., Suite 200, Durham, North Carolina 27703, by the applicable dates specified above.
ASTRIA ANNUAL MEETING STOCKHOLDER PROPOSALS
Astria held its 2025 annual meeting of stockholders on June 11, 2025. Astria will hold its 2026 annual meeting of stockholders (the “2026 Astria Annual Meeting”), only if the Merger has not been completed because, if the Merger is completed, Astria will cease to be an independent public company and will become a wholly owned subsidiary of BioCryst.
Stockholder proposals pursuant to Exchange Act Rule 14a-8 and intended to be presented at the 2026 Astria Annual Meeting must be received by Astria no later than December 29, 2025, which is 120 calendar days before the date of Astria’s proxy statement released to stockholders in connection with its 2025 annual meeting of stockholders (the “2025 Astria Annual Meeting”). However, if the date of the 2026 Astria Annual Meeting were to be changed by more than 30 days from the date of the 2025 Astria Annual Meeting, then the deadline would be a reasonable time before Astria begins to print and send its proxy materials for the 2026 Astria Annual Meeting. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement.
If a stockholder wishes to propose a nomination of persons for election to the Astria Board or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in Astria’s proxy statement and proxy card, the Astria Bylaws establish an advance notice procedure for such nominations and proposals. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Astria Board or by a stockholder of record on the record date for the meeting and on the date of giving such notice, who is entitled to vote at the meeting and who has delivered timely notice in proper form to Astria’s Corporate Secretary of the stockholder’s intention to bring such business before the meeting.
The required notice must be in writing and received by Astria’s Corporate Secretary at its principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the 10th day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. For stockholder proposals to be brought before the 2026 Astria Annual Meeting, the required notice must be received by Astria’s Corporate Secretary at its principal executive offices no earlier than February 11, 2026, and no later than March 13, 2026.
In order to comply with the universal proxy rules, if any stockholder timely satisfies the foregoing requirements of the Astria Bylaws by providing notice of a nomination in accordance with the Astria Bylaws no later than March 13, 2026, and such stockholder intends to solicit proxies in support of director nominees other than Astria’s nominees for the 2026 Astria Annual Meeting in compliance with Rule 14a-19 under the Exchange Act, the stockholder will also be required (no later than April 12, 2026) to provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. If the date of the 2026 Astria Annual Meeting changes by more than 30 calendar days from the date of the 2025 Astria Annual Meeting, such notice must instead be provided by the later of 60 calendar days prior to the date of the 2026 Astria Annual Meeting or the 10th calendar day following public announcement by Astria of the date of the 2026 Astria Annual Meeting.
Stockholder proposals should be addressed to Astria Therapeutics, Inc., Attention: Corporate Secretary, 22 Boston Wharf Road, 10th Floor, Boston MA 02210.
WHERE YOU CAN FIND MORE INFORMATION
BioCryst has filed with the SEC a registration statement under the Securities Act that registers the offer and sale to Astria’s stockholders of the shares of BioCryst Common Stock to be issued in connection with the Merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of BioCryst in addition to being a proxy statement for Astria’s stockholders. The registration statement, including this proxy statement/prospectus and the attached annexes, contains additional relevant information about BioCryst and BioCryst Common Stock.
BioCryst and Astria also file reports, proxy statements and other information with the SEC under the Exchange Act.
The SEC maintains a website that contains reports, proxy statements and other information about issuers, such as BioCryst and Astria, that file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by BioCryst with the SEC are also available at BioCryst’s website at www.biocryst.com. The reports and other information filed by Astria with the SEC are also available at Astria’s website at www.astriatx.com.

The website addresses of the SEC, BioCryst and Astria are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.
The SEC allows BioCryst and Astria to incorporate by reference information in this proxy statement/prospectus. This means that BioCryst and Astria can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.
This proxy statement/prospectus incorporates by reference the documents listed below that BioCryst and Astria previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed according to SEC rules). They contain important information about the companies and their financial condition.

BioCryst SEC Filings (SEC File No. 000-23186)	Period or Date Filed
Annual Report on Form 10-K
Year ended December 31, 2024, filed with the SEC on February 25, 2025, including the Part III information contained in BioCryst’s definitive proxy statement on Schedule 14A for BioCryst’s 2025 annual meeting of stockholders, filed with the SEC on April 24, 2025.

Quarterly Reports on Form 10-Q
Quarter ended September 30, 2025, filed with the SEC November 4, 2025; quarter ended June 30, 2025, filed with the SEC on August 5, 2025; quarter ended March 31, 2025, filed with the SEC on May 6, 2025.

Current Reports on Form 8-K
Filed with the SEC on February 24, 2025 (only with respect to information filed under item 8.01); March 4, 2025; March 11, 2025; April 10, 2025; May 1, 2025; May 14, 2025; June 4, 2025; June 16, 2025; June 25, 2025; June 27, 2025; June 30, 2025; July 7, 2025 (only with respect to information filed under item 5.02); July 31, 2025 (only with respect to information filed under item 5.02); August 11, 2025; October 1, 2025; October 14, 2025 (only with respect to information under items 1.01, 5.02 and 8.01); December 3, 2025; December 11, 2025; and December 12, 2025.

Description of BioCryst Common Stock
The description of BioCryst Common Stock contained in BioCryst’s registration statement on Form 8-A, as filed with the SEC on January 7, 1994, together with the amendment thereto filed with the SEC on March 14, 1994, as updated by the description of the BioCryst Common Stock filed as Exhibit 4.1 to BioCryst’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 1, 2021, and any other amendments or reports filed for the purpose of updating such description.

Astria SEC Filings (SEC File No. 001-37467)	Period or Date Filed
Annual Report on Form 10-K
Year ended December 31, 2024, filed with the SEC on March 11, 2025, including the Part III information contained in Astria’s definitive proxy statement on Schedule 14A for Astria’s 2025 annual meeting of stockholders, filed with the SEC on April 28, 2025.

Quarterly Reports on Form 10-Q
Quarter ended September 30, 2025, filed with the SEC November 12, 2025; quarter ended June 30, 2025, filed with the SEC on August 12, 2025; quarter ended March 31, 2025, filed with the SEC on May 13, 2025.

Astria SEC Filings (SEC File No. 001-37467)	Period or Date Filed

Current Reports on Form 8-K	Filed with the SEC on June 12, 2025; August 6, 2025 (only with respect to information under items 1.01 and 8.01); and October 14, 2025 (only with respect to information under items 1.01 and 8.01).

Description of Astria Common Stock
The description of Astria Common Stock contained in Astria’s registration statement on Form 8-A, as filed with the SEC on June 23, 2015, including any amendments and reports filed for the purpose of updating such description.

In addition, BioCryst and Astria also incorporate by reference additional documents that each files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date the offering is terminated, provided that BioCryst and Astria are not incorporating by reference any information furnished to, but not filed with, the SEC.
Documents incorporated by reference into this proxy statement/prospectus are available from BioCryst or Astria, as applicable, without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an annex to this proxy statement/prospectus. You can obtain documents incorporated by reference into this proxy statement/prospectus or other relevant corporate documents referenced in this proxy statement/prospectus related to BioCryst or Astria, as applicable, by requesting them to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below:

BioCryst Pharmaceuticals, Inc. 4505 Emperor Blvd., Suite 200 Durham, North Carolina 27703 Attention: Investor Relations Telephone: (919) 859-1302	Astria Therapeutics, Inc. 22 Boston Wharf Road 10th Floor Boston, Massachusetts 02210 Attention: Investor Relations Telephone: (617) 349-1971

If you are an Astria stockholder and have any questions concerning the Special Meeting, the Merger, the Merger Agreement or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus without charge or need help voting your shares of Astria Common Stock, please contact Astria at the address above.
You will not be charged for any of these documents that you request. You must make your request no later than January 13, 2026 in order to receive them before the Special Meeting. If you request any documents from BioCryst or Astria, BioCryst or Astria will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make any such offer or solicitation in that jurisdiction. BioCryst and Astria have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated December 18, 2025. You should assume that the information contained in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of the date of such document. Neither the mailing of this proxy statement/prospectus nor the issuance by BioCryst of shares of BioCryst Common Stock in connection with the Merger will create any implication to the contrary.
Except where the context otherwise indicates, information contained in this proxy statement/prospectus regarding BioCryst has been provided by BioCryst and information contained in this proxy statement/prospectus regarding Astria has been provided by Astria.

Annex A
AGREEMENT AND PLAN OF MERGER

among

BIOCRYST PHARMACEUTICALS, INC.,

AXEL MERGER SUB, INC.

and

ASTRIA THERAPEUTICS, INC.

Dated as of October 14, 2025

A-i

A-ii

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation	A-86

A-iii

AGREEMENT AND PLAN OF MERGER dated as of October 14, 2025 (this “Agreement”), among BioCryst Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Axel Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Astria Therapeutics, Inc., a Delaware corporation (the “Company”).
INTRODUCTION
WHEREAS, the respective boards of directors of the Company, Parent and Merger Sub have approved and declared advisable the acquisition of the Company by Parent, through the merger of Merger Sub with and into the Company pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) and on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the board of directors of the Company (the “Board of Directors”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and the holders of the outstanding shares of common stock, par value $0.001 per share, of the Company (collectively, the “Shares”) and the holders of the outstanding shares of Series X Convertible Preferred Stock, par value $0.001 per share, of the Company (collectively, the “Series X Preferred Shares”), (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the Company’s stockholders vote to approve the adoption of this Agreement; and
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain of the Company’s stockholders are entering into Voting and Support Agreements with Parent and Merger Sub (the “Voting Agreements”), pursuant to which such stockholders will, among other things, vote their Shares in favor of adoption of this Agreement and take certain other actions in furtherance of the transactions contemplated hereby, in each case, subject to the terms and conditions thereof.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01. Definitions.
(a) As used in this Agreement, the following terms have the following meanings:
“Acquisition Proposal” means any inquiry, indication of interest, offer or proposal (other than an inquiry, indication of interest, offer or proposal made or submitted by Parent, Merger Sub or one or more of their respective Affiliates), from any Person or group, relating to any transaction or series of related transactions involving: (i) any acquisition or purchase by any Person or group, directly or indirectly, of 20% or more (on a non-diluted basis, and whether by voting power or number or shares) of any class of outstanding voting or equity securities of (A) the Company or (B) any of the Company’s Subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole; (ii) any tender offer or exchange offer (including a self-tender offer) that, if consummated, would result in any Person or group (or the equityholders or such Person) beneficially owning, directly or indirectly, 20% or more (on a non-diluted basis, and whether by voting power or number or shares) of any class of outstanding voting or equity securities of (A) the Company or (B) any of its Subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole; (iii) any merger, consolidation, business combination, spin-off, split-off, joint venture, partnership, liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), share exchange, dual listed company structure, recapitalization or other significant corporate reorganization or similar transaction involving (A) the Company or (B) any of its Subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole; (iv) any sale, lease, exchange, transfer, mortgage, pledge, license or sublicense (other than an Ordinary Course License), or other disposition (including through any arrangement having substantially the same economic effect as a sale of assets) to a Person or group of (A) 20% or more of the assets of the Company and its Subsidiaries, taken as a whole; or (B) Navenibart (formerly known as STAR-0215) or any Intellectual Property Rights relating thereto; or (v) any combination of the foregoing.
“Action” means any action, complaint, charge, cause of action, claim, demand, litigation, suit, grievance, citation, summons, subpoena, inquiry, investigation, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding commenced, brought, conducted or heard by or before any Governmental Authority or arbitral tribunal, in each case, of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities or partnership or other ownership interests, by Contract or otherwise.
“Antitrust Law” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act and any other applicable Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2025 and the footnotes thereto set forth in the Company’s Form 10-Q for the quarter ended June 30, 2025.
“Balance Sheet Date” means June 30, 2025.
“Business Data” means all data, information and works of authorship in any medium collected, generated or used by or on behalf of the Company or Parent or any of their respective Subsidiaries, as applicable, in the conduct of the business of the Company or Parent and any of their respective Subsidiaries, as applicable, including all proprietary information of or relating to the business, and all Personal Information in the possession, custody or control, of the Company or Parent and any of their respective Subsidiaries, as applicable, or otherwise held or processed on their behalf.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Durham, North Carolina are authorized or required by applicable Law to close.
“Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Series X Convertible Preferred Stock of the Company, dated as of January 28, 2021.
“Code” means the Internal Revenue Code of 1986.
“Collective Bargaining Agreement” means any written agreement or other contractual obligation between the Company or any of its Subsidiaries, on the one hand, and any labor organization or other authorized employee representative representing Service Providers, on the other hand.
“Company Collaboration Partners” means the Company’s or any of its Subsidiaries’ licensees or licensors or any third party with which the Company or any of its Subsidiaries has entered into a Contract that relates to the research, development, supply, manufacturing, testing, distribution, import, export, or commercialization of any Company Product.
“Company Common Warrant” means each of the Common Stock Purchase Warrants to purchase Shares for an initial exercise price of $8.025 per Share and issued by the Company pursuant to the Underwriting Agreement by and among the Company and the other parties thereto, dated as of October 11, 2023.
“Company Disclosure Letter” means the Company Disclosure Letter, dated as of the date hereof and which has been provided by the Company to Parent and Merger Sub.

“Company Equity Incentive Plans” means, collectively, the Company’s Amended and Restated 2008 Equity Incentive Plan, the Company’s Second Amended and Restated 2015 Stock Incentive Plan and the Company’s 2022 Inducement Stock Incentive Plan.
“Company Intellectual Property Rights” means, collectively, the Company Owned Intellectual Property Rights and the Company Licensed Intellectual Property Rights.
“Company Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a Third Party and licensed or sublicensed to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.
“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on: (i) the condition (financial or otherwise), business, operations, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided that, for purposes of the foregoing clause (i), no such Effect to the extent resulting from or arising out of any of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (A) changes in general economic conditions in the United States or in any other country or region in the world, or conditions in the global economy generally, including changes in tariffs (B) changes in securities or financial market conditions in the United States or in any other country or region in the world, (C) changes in general conditions in the industry in which the Company and its Subsidiaries operate, (D) acts of war, sabotage or terrorism, pandemics, natural disasters, malicious cyber-enabled activities, or governmental shutdown or slowdown or other force majeure events in the United States or any other country or region in the world (whether the commencement or escalation thereof), (E) changes in general political or social conditions in the United States or any other country or region in the world, (F) changes in Laws after the date of this Agreement affecting the Company and its Subsidiaries (it being understood and agreed that this clause (F) shall not apply with respect to any representation or warranty the purpose of which is to address compliance with applicable Laws), (G) changes in GAAP after the date of this Agreement affecting the Company and its Subsidiaries (it being understood and agreed that this clause (G) shall not apply with respect to any representation or warranty contained in Section 3.07 or Section 3.08), (H) changes in the trading price or trading volume of the Shares, in and of itself (it being understood and agreed that this clause (H) shall not apply with respect to the underlying facts giving rise or contributing to such change that are not otherwise excluded from this definition of “Company Material Adverse Effect”), (I) the failure by the Company to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period, in and of itself (it being understood and agreed that this clause (I) shall not apply with respect to the underlying facts giving rise or contributing to such change that are not otherwise excluded from this definition of “Company Material Adverse Effect”), (J) the announcement of the transactions contemplated by this Agreement or the identity of Parent as the acquiror of the Company, including any termination of, reduction in or similar negative impact on relationships with any suppliers, distributors, partners, service providers which, in each case, have material business dealings with the Company and its Subsidiaries, due to the announcement of this Agreement or the identity of Parent as the acquiror of the Company (it being understood and agreed that this clause (J) shall not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the performance of obligations hereunder), (K) any action expressly required by the terms of this Agreement or any actions taken as expressly required by Parent in writing (it being understood and agreed that this clause (K) shall not apply (1) with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the performance of obligations hereunder or (2) actions required to be taken pursuant to Section 5.01(a)) or (L) solely to the extent not resulting from or involving any wrongdoing (other than mere negligence) by the Company or any of its Affiliates or their respective Company Collaboration Partners acting on behalf of the Company, any regulatory, clinical or manufacturing events, occurrences, changes or developments (other than, in each case, if related to safety) and resulting from any nonclinical (including internal and external research and discovery) or clinical studies (including compassionate use studies) sponsored by the Company or any competitor of the Company; provided, further, that with respect to the foregoing clauses (A) through (G), any such Effect will be taken into account in determining whether a Company Material Adverse Effect has occurred if it disproportionately adversely affects the Company and its Subsidiaries, taken as a whole, compared to other companies and their respective Subsidiaries, taken as a whole, operating in the industries in which the Company and its Subsidiaries operate, but, in such event, only the incremental disproportionate impact of any such Effect will be taken into account in determining whether a Company Material Adverse Effect has occurred; or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement on or before the End Date. Each of clauses (A), (B) and (L) above shall, for purposes of the references to the term “Company Material Adverse Effect” in the representations and warranties contained in Article 3 (other than Section 3.10(a)(ii)) and determining the accuracy of such representations and warranties for purposes of Section 8.02(a), only apply to changes described in such clauses occurring after the date of this Agreement or the escalation or worsening after the date of this Agreement of changes in existence on the date of this Agreement.
“Company Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned, whether wholly or jointly with others, by the Company or any of its Subsidiaries.
“Company Pre-Funded Warrant” means each of the Warrants to Purchase Common Stock to purchase Shares for an exercise price of $0.001 per Share and issued by the Company pursuant to the Underwriting Agreement by and among the Company and the other parties thereto, dated as of October 11, 2023.
“Company Product” means any product, biological product (as that term is defined in the PHSA), drug, device, or combination product (as those terms are defined under the FDCA) or product candidate researched, developed, tested, made, manufactured, sold, offered for sale, shipped, distributed, commercialized, imported, exported, marketed, promoted, or otherwise Exploited by or on behalf of the Company or any of its Subsidiaries, including Navenibart (formerly known as STAR-0215) and STAR-0310.
“Company Related Parties” means the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, equityholders, managers, members, Affiliates or other Representatives.
“Company Stock Option” means each option (or portion thereof) to acquire Shares granted pursuant to a Company Equity Incentive Plan.
“Company Tax Group” means the Company, each Subsidiary of the Company and each group that includes the Company or one or more of the Subsidiaries of the Company as determined for Tax purposes, both separately and in the aggregate, as the case may be.
“Confidentiality Agreement” means the Confidentiality Agreement dated as of August 8, 2025, between the Company and Parent.
“Continuing Employee” means each Employee employed by the Company or any of its Subsidiaries immediately prior to the Effective Time.
“Contract” means, with respect to any Person, any legally binding contract, subcontract, agreement, lease, sublease, license, sublicense, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, insurance policy, instrument or other arrangement, commitment or undertaking, whether written or oral, to which such Person is a party or by which such Person or such Person’s properties or assets are bound.
“Copyrights” means any writings and other works (including literary, pictorial and graphic works), whether copyrightable or not, in any jurisdiction (domestic and foreign), and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction (domestic and foreign), and any renewals or extensions thereof.
“DTC” means The Depository Trust Company.

“Effect” means any event, state of facts, circumstance, change, condition, occurrence, development, condition or effect.
“Elected Warrants” means Company Common Warrants held by a holder who shall have delivered to the Company on or prior to the third trading day prior to the Effective Time a written notice pursuant to which such holder irrevocably elects to cause the Company to purchase such Company Common Warrants at the Closing for an amount in cash equal to the Black Scholes Value (as defined in such Company Common Warrant) of such Company Common Warrants pursuant to Section 3(d) of the applicable Company Common Warrant, in lieu of receiving any Merger Consideration.
“Employee” means any employee of the Company or any of its Subsidiaries.
“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, paid time off, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits, and any plan maintained under Section 401(k) of the Code), in each case (A) whether or not written and (B) that is sponsored, maintained, administered, contributed to, required to be contributed to or entered into by the Company or any of its Affiliates for the current or future benefit of any current or former Service Provider or their dependents, or for which the Company or any of its Subsidiaries has or would be reasonably expected to have any current or future liability (in each case, other than any statutory plan, program or arrangement that is required under applicable Law and maintained by any Governmental Authority).
“Environmental Laws” means any applicable Laws or any agreement with any Governmental Authority or other Person, concerning public health and safety, worker health and safety, exposure to Hazardous Substances or materials, odors, pollution, natural resources or protection of the environment (including surface and ground water, drinking water supply, soil, surface or subsurface strata and indoor and ambient air), including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Substance.
“Environmental Permits” means all Permits relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as currently conducted.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” of any Person means any other Person that, together with such first Person, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exploit” (and correlate terms such as “Exploitation” or “Exploited”) means to research, develop (including seeking, obtaining or maintaining Regulatory Approval), test, manufacture, have manufactured, produce, fill, finish, package, label, import, export, use, have used, sell, offer for sale, have sold, prescribe, administer, commercialize, register, store, hold or keep (whether for disposal or otherwise), transport, ship, distribute, promote, market, price, supply or otherwise dispose of, or to license or otherwise permit any Person to conduct any of the foregoing.
“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.
“FDCA” means the U.S. Federal Food, Drug, and Cosmetic Act, codified at 21 U.S.C. section 301 et seq.

“Financing Sources” means the Persons that have committed to provide or otherwise entered into any agreements in connection with providing any Debt Financing or alternative debt financing, including the financial institutions or other lenders named in any debt commitment letter (including any permitted amendments or amendments and restatements thereof) and any joinder agreements, note purchase agreements, indentures or credit agreements entered into pursuant thereto or relating thereto.
“Fraud” means actual fraud by a party hereto, which involves a knowing and intentional misrepresentation or omission of a material fact with the specific intention that the other party hereto rely thereon to such Person’s detriment, and does not include any claim based on negligent misrepresentation, recklessness or any equitable fraud or promissory fraud.
“GAAP” means generally accepted accounting principles in the United States.
“Good Clinical Practice” means all then-current applicable requirements and standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials for drugs, biological products, devices, and combination products (including all applicable requirements relating to protection of human subjects) including (i) 21 C.F.R. Parts 50, 54, 56, 312, and 812, (ii) the applicable revision of International Conference on Harmonization Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) Guideline for good clinical practice E6, (iii) Directive 2005/28/EC and Regulation (EU) No 536/2014, and (iv) any other comparable foreign applicable Laws.
“Good Laboratory Practice” means all then-current applicable requirements and standards for conducting nonclinical studies of drugs, biological products, devices, and combination products, including those set forth in (i) 21 C.F.R. Part 58, (ii) Directive 2004/10/EC and (iii) any other comparable foreign applicable Laws.
“Good Manufacturing Practice” means all then-current applicable requirements and standards for the manufacturing, processing, packaging, testing, transportation, handling and holding of drugs, biological products, devices, and combination products and their components, including, as applicable, (i) laws which have been promulgated by the FDA under the FDCA or PHSA, including as set forth in 21 C.F.R. Parts 4, 210, 211, 600, 610, and 820, (ii) 21 U.S.C. § 351, (iii) the EU Guidelines to Good Manufacturing Practice Medicinal Products for Human and Veterinary Use, as set out in Volume 4 of the European Commission’s Rules governing Medicinal Products in the European Union, (iv) the ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients Q7, and (v) any other comparable foreign applicable Laws.
“Government Shutdown” means any sequester, stoppage, shutdown, default or similar event of the United States federal government generally resulting from the lack of Congressional budget appropriations (related or similar to the shutdown beginning on October 1, 2025) occurring prior to the Closing Date.
“Governmental Authority” means any (i) any transnational, domestic or foreign federal, state, provincial, local or other governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any other governmental or quasi-governmental (including self-regulatory) authority or instrumentality and (ii) any entity to whom a Governmental Authority has assigned or delegated any authority or oversight responsibilities, including any notified body licensed, authorized or approved to assess and certify the conformity of a medical device with the requirements of the EU Medical Devices Directive 93/42/EEC, the EU Medical Devices Regulation (EU) 2017/745, and applicable harmonized standards.
“Hazardous Substance” means (i) substances that are defined or listed, in, or otherwise regulated pursuant to applicable Law as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” “contaminants” or any other similar term intended to define, list or classify a substance by reason of such substance’s ignitability, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity, “EP toxicity” or adverse effect on human health or the environment, (ii) oil, petroleum, natural gas, natural gas liquids, synthetic gas, drilling fluids and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (iii) any explosives or any radioactive materials, (iv) asbestos in any form and asbestos-containing material, (v) polychlorinated biphenyls (or PCBs), (vi) toxic mold, mycotoxins or microbial matter (naturally occurring or otherwise), (vii) infectious waste, (viii) per- and polyfluoroalkyl substances (or PFAS), and (ix) any other substance regulated under or which could give rise to liability under Environmental Laws.
“Health Laws” means any applicable Laws relating to the research, development, manufacturing, safety, efficacy, quality, sale, marketing, advertising, promotion, or distribution of medical products, including, as applicable, (i) the FDCA, (ii) the PHSA, (iii) federal and state fraud and abuse Laws, including the Federal Anti-Kickback Statute, the civil False Claims Act, the administrative False Claims Law, the Beneficiary Anti-Inducement Law, (iv) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health and comparable state Laws, (v) the federal Physician Payment Sunshine Act and state equivalents, (vi) Laws governing government drug pricing and price reporting for pharmaceutical products, including with respect to the Medicaid Drug Rebate Program, Medicare Part B Average Sales Price, the 340B Drug Pricing Program, the U.S. Department of Veterans Affairs (“VA”) Federal Supply Schedule, TRICARE, any state pharmaceutical assistance program of VA agreement, and any state drug price transparency Laws, (vii) pharmacy Laws, including state board of pharmacy regulations and (viii) the exclusion Laws (42 U.S.C.§§ 1320a-7 and 1320a-7a) under which individuals or entities may be excluded from participation in a federal health care program, and any other similar applicable U.S. or non-U.S. Law, including, for clarity, Laws governing federal healthcare programs (including Medicare, Medicaid, VA, and the U.S. Department of Defense healthcare programs) and Laws governing third-party payor coverage and reimbursement, and government procurement, of pharmaceutical products.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Independent Contractor” means any independent contractor or consultant of the Company or any of its Subsidiaries who is an individual or an entity (such as a single member limited liability company) through which an individual provides the services.
“Intellectual Property Rights” means any and all (i) Trademarks, (ii) Patents, (iii) Trade Secrets and other rights in information, knowledge, experience, skills, drawings, blue prints, utility models, technology, inventions, discoveries and improvements, (iv) Copyrights, (v) moral rights, data and database rights, design rights, industrial property rights, publicity rights and privacy rights, (vi) all rights in any form and type of Software (including source code, object code, firmware, development tools, files, records and data and all documentation related to any of the foregoing), (vii) any other intellectual property or proprietary rights and (viii) all rights under or relating to any of the foregoing granted under any Contract.
“Intervening Event” means any Effect that is material to the Company and its Subsidiaries, taken as a whole, that was neither known to nor reasonably foreseeable by the Board of Directors after making due inquiry of the executive officers of the Company (or, if such inquiry is not made, that would not have been known or reasonably foreseeable to the Board of Directors if it had made such inquiry) as of or prior to the date hereof (or if known, the consequences of which were not known or reasonably foreseeable after making due inquiry of the executive officers of the Company or, if such inquiry is not made, the consequences of which would not have been known or reasonably foreseeable to the Board of Directors if it had made such inquiry) and becomes known to the Board of Directors after the date hereof and prior to the date of the Company Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement); provided that in no event shall any such Effect to the extent resulting from or arising out of any of the following be taken into account in determining whether an Intervening Event has occurred: (i) changes in the trading price or trading volume of the Shares (it being understood that the underlying facts giving rise or contributing to such change that are not otherwise excluded from this definition of “Intervening Event” may be taken into account in determining whether there has been an Intervening Event); (ii) the Company and its Subsidiaries’ meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the underlying facts giving rise or contributing to such change that are not otherwise excluded from this definition of “Intervening Event” may be taken into account in determining whether there has been an Intervening Event );

(iii) any Effect resulting from any breach of this Agreement by the Company; or (iv) the receipt, existence or terms of any Acquisition Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Acquisition Proposal.
“In-the-Money Option” means each Company Stock Option for which the applicable exercise price is less than $13.00.
“IRS” means the U.S. Internal Revenue Service.
“IT Assets” means computer systems, hardware, proprietary Software, servers, equipment, networks, telecommunications systems and related infrastructure and facilities, devices, mobile devices and all other information technology equipment, and all associated documentation owned, used or held by for use by the Company or Parent or their respective Subsidiaries, as applicable, or licensed or leased by the Company or its Subsidiaries.
“Knowledge” means, (i) with respect to the Company, the actual knowledge of the individuals listed in Schedule 1.01(a) of the Company Disclosure Letter, and (ii) with respect to Parent, the actual knowledge of the individuals listed in Schedule 1.01(a) of the Parent Disclosure Letter, in each case of clauses (i) and (ii), after making due inquiry of their direct reports (or, if no such due inquiry is made, together with the knowledge such individuals would reasonably be expected to have had if they had made such due inquiry).
“Law” means any federal, state, local or foreign law, statute, code, constitution, principle of common law, ordinance, rule, regulation, guidance, guideline, judgment, decree, injunction, ruling, order, procedure, decision or other requirement of any Governmental Authority.
“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, hypothecation, encroachment, occupancy right, preemptive right, charge, security interest, community property interest, encumbrance or other adverse claim of any kind in respect of such property or asset, including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
“Malicious Code” means any (i) “back door,” “trap door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “ransomware,” “spyware” or “keylogger software” (as such terms are commonly understood in the software industry) or (ii) other code, software routine or hardware component, in each case designed or intended to have any of the following functions: (A) disrupting, disabling, harming, interfering with or otherwise impeding the operation of, or providing unauthorized access to, any IT Asset or any data thereon (including by unauthorized use or modification, or other misuse); or (B) damaging or destroying any data or file without the user’s consent.
“Merger Consideration” means, in exchange for the Shares held by a holder who does not perfect his, her or its appraisal rights under the DGCL: (a) the shares of Parent Common Stock and the cash consideration such holder is entitled to receive pursuant to Section 2.04(a), and (b) any cash in lieu of fractional shares of Parent Common Stock such holder is entitled to receive pursuant to Section 2.04(e).
“Nasdaq” means, (i) when referring to the Company and the Shares, the Nasdaq Global Market and (ii) when referring to Parent and the shares of Parent Common Stock, the Nasdaq Global Select Market.
“Object Code” means one or more computer instructions in machine readable form (whether or not packaged in directly executable form), including any such instructions that are readable in a virtual machine, whether or not derived from Source Code, together with any partially compiled or intermediate code that may result from the compilation, assembly or interpretation of any Source Code. The term “Object Code” includes firmware, compiled or interpreted programmable logic, libraries, objects, bytecode, machine code, middleware, object code and executable code.
“Ordinary Course License” means a non-exclusive license of Intellectual Property Rights contained in a Contract the commercial purpose of which is primarily for something other than such license (including nondisclosure agreements, material transfer agreements, service agreements, contract research organization agreements, and clinical trial agreements), entered into in the ordinary course between the Company or any of its Subsidiaries, on the one hand, and a Third Party, on the other hand.
“Out-of-the-Money Option” means each Company Stock Option that is not an In-the-Money Option.
“Parent Collaboration Partners” means Parent’s or any of its Subsidiaries’ licensees or licensors or any third party with which Parent or any of its Subsidiaries has entered into a Contract that relates to the research, development, supply, manufacturing, testing, distribution, import, export, or commercialization of any Parent Product.
“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.
“Parent Disclosure Letter” means the Parent Disclosure Letter, dated as of the date hereof and which has been provided by Parent to the Company.
“Parent Equity Incentive Plans” means, collectively, the BioCryst Pharmaceuticals, Inc. Stock Incentive Plan (as amended and restated as of April 21, 2025), and the BioCryst Pharmaceuticals, Inc. Inducement Equity Incentive Plan (as amended and restated as of October 26, 2023).
“Parent Intellectual Property Rights” means, collectively, the Parent Owned Intellectual Property Rights and the Parent Licensed Intellectual Property Rights.
“Parent Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a Third Party and licensed or sublicensed to Parent or any of its Subsidiaries or for which Parent or any of its Subsidiaries has obtained a covenant not to be sued.
“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on: (i) the condition (financial or otherwise), business, operations, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided that, for purposes of the foregoing clause (i), no such Effect to the extent resulting from or arising out of any of the following shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur: (A) changes in general economic conditions in the United States or in any other country or region in the world, or conditions in the global economy generally, including changes in tariffs, (B) changes in securities or financial market conditions in the United States or in any other country or region in the world, (C) changes in general conditions in the industry in which Parent and its Subsidiaries operate, (D) acts of war, sabotage or terrorism, pandemics, natural disasters, malicious cyber-enabled activities, or governmental shutdown or slowdown or other force majeure events in the United States or any other country or region in the world (whether the commencement or escalation thereof), (E) changes in general political or social conditions in the United States or any other country or region in the world, (F) changes in Laws after the date of this Agreement affecting Parent and its Subsidiaries (it being understood and agreed that this clause (F) shall not apply with respect to any representation or warranty the purpose of which is to address compliance with applicable Laws), (G) changes in GAAP after the date of this Agreement affecting Parent and its Subsidiaries (it being understood and agreed that this clause (G) shall not apply with respect to any representation or warranty contained in Section 4.07 or Section 4.15), (H) changes in the trading price or trading volume of the Shares, in and of itself (it being understood and agreed that this clause (H) shall not apply with respect to the underlying facts giving rise or contributing to such change that are not otherwise excluded from this definition of “Parent Material Adverse Effect”), (I) the failure by Parent to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period, in and of itself (it being understood and agreed that this clause (I) shall not apply with respect to the underlying facts giving rise or contributing to such change that are not otherwise excluded from this definition of “Parent Material Adverse Effect”), (J) the announcement of the transactions contemplated by this Agreement or the fact that Parent is acquiring the Company, including any termination of, reduction in or similar negative impact on relationships with any suppliers, distributors, partners, service providers which, in each case, have material business dealings with Parent and its Subsidiaries, due to the announcement of this Agreement or the fact that Parent is acquiring the

Company (it being understood and agreed that this clause (J) shall not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the performance of obligations hereunder), (K) any action expressly required by the terms of this Agreement or any actions taken as expressly required by the Company in writing (it being understood and agreed that this clause (K) shall not apply (1) with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the performance of obligations hereunder or (2) actions required to be taken pursuant to Section 6.01(a)), or (L) solely to the extent not resulting from or involving any wrongdoing (other than mere negligence) by Parent or any of its Affiliates or their respective Parent Collaboration Partners acting on behalf of Parent, any regulatory, clinical or manufacturing events, occurrences, changes or developments (other than, in each case, if related to safety) and resulting from any nonclinical (including internal and external research and discovery) or clinical studies (including compassionate use studies) sponsored by Parent or any competitor of Parent; provided, further, that with respect to the foregoing clauses (A) through (G), any such Effect will be taken into account in determining whether a Parent Material Adverse Effect has occurred if it disproportionately adversely affects Parent and its Subsidiaries, taken as a whole, compared to other companies and their respective Subsidiaries, taken as a whole, operating in the industries in which Parent and its Subsidiaries operate, but, in such event, only the incremental disproportionate impact of any such Effect will be taken into account in determining whether a Parent Material Adverse Effect has occurred; or (ii) Parent’s ability to consummate the transactions contemplated by this Agreement on or before the End Date. Each of clauses (A), (B) and (L) above shall, for purposes of the references to the term “Parent Material Adverse Effect” in the representations and warranties contained in Article 4 (other than Section 4.10) and determining the accuracy of such representations and warranties for purposes of Section 8.03(a), only apply to changes described in such clauses occurring after the date of this Agreement or the escalation or worsening after the date of this Agreement of changes in existence on the date of this Agreement.
“Parent Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned, whether wholly or jointly with others, by Parent or any of its Subsidiaries.
“Parent Product” means any product, biological product (as that term is defined in the PHSA), drug, device, or combination product (as those terms are defined under the FDCA) or product candidate researched, developed, tested, made, manufactured, sold, offered for sale, shipped, distributed, commercialized, imported, exported, marketed, promoted, or otherwise Exploited by or on behalf of Parent or any of its Subsidiaries, including Orladeyo and Rapivab.
“Parent Related Parties” means Parent and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, equityholders, managers, members, Affiliates or other Representatives.
“Parent Tax Group” means Parent, each Subsidiary of Parent and each group that includes Parent or one or more of the Subsidiaries of Parent as determined for Tax purposes, both separately and in the aggregate, as the case may be.
“Patent” means any national or multinational statutory invention registrations, patents and patent applications issued or applied for in any jurisdiction, including all certificates of invention, provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, reexaminations, patents of addition, utility models, inventors’ certificates and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such registration, patent or patent application.
“Permit” means each grant, license, franchise, permit, easement, variance, exception, exemption, waiver, consent, certificate, registration, accreditation, approval, authorization, concession, decree, confirmation, qualification or other similar authorization of any Governmental Authority.
“Permitted Liens” means (i) Liens for Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, in each case as long as no notice of any such Lien has been filed or recorded under the Code and the Treasury Regulations thereunder, (ii) materialmen’s, mechanics’, carriers’, workers’, warehousemen’s, repairers’ and similar Liens arising in the ordinary course of business, securing obligations as to which there is no default and which are not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings which have the effect of preventing the forfeiture or sale of the property subject thereto and for which adequate reserves have been established in accordance with GAAP, (iii) Liens to secure payment of workers’ compensation, unemployment insurance, social security or other social security legislation (other than Liens imposed by ERISA), (iv) with respect to real property, any nonmonetary Lien or other requirement or restriction arising under any zoning, entitlement, building, conservation restriction and other land use and environmental applicable Law, but only if the same are not being violated by the current use of such real property or the operation of the business of the Company and its Subsidiaries, (v) Liens that would be disclosed by a search of Uniform Commercial Code filings in Delaware as of the date hereof and (vi) Ordinary Course Licenses.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or a Governmental Authority.
“Personal Information” means data or information in any medium that relates to an identified or identifiable individual or household or that otherwise is regulated under applicable Law as “personal data,” “personal information,” “protected health information” or any similar term.
“PHSA” means the Public Health Service Act, codified at 42 U.S.C. section 201 et seq.
“Privacy and Information Security Requirements” means all (i) applicable Laws relating to privacy, information security, the Processing of Personal Information, the security of Company Products or Parent Products, as applicable, and IT Assets; (ii) all Contracts to which the Company or Parent or their respective Subsidiaries, as applicable, are a party or are otherwise bound that relate to Personal Information or protecting the security or privacy of information or IT Assets; and (iii) the Company’s or Parent’s, as applicable, internal and posted policies and notices relating to Personal Information or the privacy and the security of the Company Products or the Parent Products, as applicable, IT Assets and Business Data.
“Processing” (and correlate terms such as “Processed”) means any operation or set of operations that is performed upon Personal Information, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, blocking, erasure or destruction.
“Reference Date” means January 1, 2023.
“Regulation S-K” means Regulation S-K promulgated under the Securities Act.
“Regulation S-X” means Regulation S-X promulgated under the Exchange Act.
“Regulatory Approval” means any approval, permit, consent, clearance, exemption, notification, license, registration or authorization of any Governmental Authority necessary to commercially distribute, sell, or market a drug, biological product, device, or combination product in any jurisdiction.
“Review Board” means any institutional review board, privacy board, data safety monitoring board or ethics committee responsible for review, oversight, or approval of any clinical trial involving a Company Product in any jurisdiction.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Security Incident” means (i) any unauthorized access, acquisition, interruption, alteration or modification, loss, theft, corruption or other unauthorized Processing of Personal Information or other Business Data or (ii) any breach of the security of or other unauthorized access to or use of or other compromise to the integrity or availability of the IT Assets.

“Service Provider” means any director or officer of the Company or any of its Subsidiaries, or any Employee or individual Independent Contractor.
“Software” means all computer programs (including any software implementation of algorithms, models and methodologies), assemblers, applets, compilers, interfaces, applications, utilities, diagnostics and embedded systems, tools, firmware and computations (including any data and collections of data), each of the foregoing in any form or format, and documentation (including user manuals and training materials) relating to the foregoing.
“Source Code” means (i) one or more statements in human readable form, including comments, definitions and annotations, which are generally formed and organized to the syntax of a computer or programmable logic programming language (including (A) such statements in batch or scripting languages, (B) hardware definition languages such as VHDL and (C) firmware code), together with any and all text, data and data structures, diagrams, graphs, charts, presentations, manuals, instructions, commands, schematics, flow-charts, procedures and other work product and information that describe the foregoing, and (ii) any other source code.
“Subsidiary” means, with respect to any Person, any other Person (i) of which such Person or any of its Subsidiaries is a general partner or holds a majority of the voting interests of a partnership or (ii) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other corporate bodies performing similar functions (or, if there are no such ownership interests having ordinary voting power, 50% or more of the equity interests) of which are at any time directly or indirectly owned or controlled by such Person.
“Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal made by a Third Party after the date of this Agreement that is not withdrawn and did not arise from or in connection with a material breach of the obligations set forth in Section 5.03 that: (i) if consummated, would result in any Person or group (other than Parent or its Affiliates) becoming the beneficial owner, directly or indirectly, of more than 50% of the consolidated assets of the Company and its Subsidiaries or more than 50% of the total voting power of the equity securities of the Company; and (ii) the Board of Directors determines in good faith, after considering the advice of an independent financial advisor of nationally recognized reputation and outside legal counsel, the entry into which would be a transaction more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated by this Agreement (including any revisions to the terms of this Agreement proposed by Parent pursuant to Section 5.03(e), after taking into account all relevant factors, including (A) the amount, form and timing of payment of consideration, (B) any termination or break-up fees or expense reimbursement provisions, (C) any conditions to, the likelihood of, and the time likely to be required for consummation of such Acquisition Proposal on the terms set forth therein, (D) any legal, financial, regulatory and stockholder approval requirements, (E) the sources, availability and terms of any financing, financing market conditions, and the existence of a financing contingency, (F) the identity of the Person or Persons making the Acquisition Proposal and (G) any other aspects considered relevant by the Board of Directors).
“Tax” means (i) any federal, state, local, foreign or supranational income, gains, alternative or add-on minimum, base erosion and anti-abuse, digital services, diverted profits, gross income, withholding, estimated, gross receipts, sales, use, VAT, transfer, franchise, fringe benefit, capital stock, profits, license, registration, payroll, social security (or equivalent) or any other applicable social contribution, employment, unemployment, workers’ compensation, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), commercial rent, financial transaction, stamp, stamp duty, environmental, windfall profit, unclaimed property and other tax of any kind, repayments of any grants, subsidies, state aid or similar amounts received or deemed received from any Governmental Authority, any customs duties, escheat obligations and any other fees, contributions, governmental charges, levies, excises, duties or assessments of any kind whatsoever, together with any interest, penalty or addition thereto under applicable Law and (ii) any penalty (and interest with respect thereto) imposed for the failure to timely file, properly to file or timely to file any Tax Return.
“Tax Law” means all former or currently applicable Laws relating to or regulating the assessment, determination, reporting, collection or imposition of Taxes.

“Tax Return” means any report, return, declaration, statement, information return, claim for refund, declaration of estimated payments, voucher or other document, together with any schedule and attachment thereto and any amendment thereof, filed or required to be filed with any Taxing Authority in connection with Taxes, including the determination, assessment, reporting, withholding, collection or payment of any Taxes.
“Tax Sharing Agreement” means any Tax allocation, apportionment, sharing, indemnification or assignment agreement, provision or arrangement (whether or not written) of the Company Tax Group or Parent Tax Group, as applicable, unless such agreement, provision or arrangement is (i) pursuant to an ordinary-course commercial Contract, the primary purpose of which does not relate to Taxes and the Tax allocation, apportionment, sharing, indemnification or assignment is germane to the subject matter of such Contract or (ii) solely among members of the Company Tax Group or Parent Tax Group, as applicable.
“Taxing Authority” means any Governmental Authority having jurisdiction over or responsible for the assessment, determination, reporting, collection or administration of Taxes.
“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates.
“Third Party Service Provider” means a third party that provides outsourcing or other data or IT-related services for the Company or Parent and their respective Subsidiaries, as applicable, including any third party that the Company or Parent and their respective Subsidiaries, as applicable, engages to Process Personal Information on behalf of the Company or Parent and their respective Subsidiaries, as applicable, or to develop Software on their behalf.
“Trade Secrets” means trade secrets and all other confidential know-how and proprietary information, in each case, that derive independent economic value, actual or potential, from not being generally known or readily ascertainable by others.
“Trademarks” means trademarks, service marks, trade names, service names, business marks, brand names, certification marks, trade dress, logos, corporate names, trade styles, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications (including intent-to-use applications) in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application.
“Unscheduled Contracts” means any material transfer agreements, service agreements and confidential disclosure agreements to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries have any obligations, and in each case that are not set forth in Schedule 3.21(a) of the Company Disclosure Letter.
“VAT” means any ad valorem, value added, goods and services and similar gross margin or turn-over tax.
“Willful Breach” means a party’s material breach, or material failure to perform, any representation, warranty, covenant or agreement set forth in this Agreement, in each case, that is a consequence of an intentional act or failure to act undertaken by the breaching or non-performing party with the actual knowledge that such act or failure to act would result in, cause or constitute a material breach of, or material failure to perform under, this Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
401(k) Plan	6.03(g)
Adverse Recommendation Change	5.03(d)(iv)
Adverse Recommendation Change Notice	5.03(e)(ii)
Agreement	Preamble
Alternative Acquisition Agreement	5.03(d)(iv)
Board of Directors	Recitals
Board Recommendation	3.02(b)
Book-Entry Share	2.04(a)
Capitalization Date	3.05(a)
Certificate	2.04(a)
Closing	2.01(b)
Closing Date	2.01(b)
Company	Preamble
Company ESPP	3.05(a)
Company Registered Intellectual Property Rights	3.16(a)
Company SEC Documents	3.07(a)
Company Securities	3.05(e)
Company Stockholders’ Meeting	7.01(c)
Company Subsidiary Securities	3.06(b)
CTA	3.22(c)
DC Employees	6.03(g)
Debt Commitment Letters	4.22(a)
Debt Financing	4.22(a)
DGCL	Recitals
D&O Insurance	6.02(c)
Effective Time	2.01(c)
e-mail	10.01
End Date	9.01(b)(i)
Enforceability Exceptions	3.02(a)
Exchange Agent	2.05(a)
Exchange Fund	2.05(a)
Exchange Ratio	2.04(a)
Exchange Ratio Reduction Amount	2.04(f)
Financial Advisor	3.25
Form S-4	7.01(a)
Government Official	3.13(a)
IND	3.22(c)
Indemnified Person	6.02(a)
Initial End Date	9.01(b)(i)
Lease	3.15(b)
Leased Real Property	3.15(c)
Legal Restraint	8.01(b)
Letter of Transmittal	2.05(b)
Material Contract	3.21(a)
Maximum Share Number	2.04(f)
Merger	2.01(a)
Merger Sub	Preamble
Non-DTC Book-Entry Share	2.05(d)
Option Payments	2.07(b)

Term	Section
Parent	Preamble
Parent Benefit Plans	6.03(b)
Parent DC Plan	6.03(g)
Parent Preferred Shares	4.05(a)
Parent Proposal	5.03(e)(iv)
Parent SEC Documents	4.07(a)
Parent Securities	4.05(b)
Per Share Cash Amount	2.04(a)
Preferred Shares	3.05(a)
Premium Cap	6.02(c)
Prime Lease	3.15(b)
Proxy Statement/Prospectus	7.01(a)
Qualified Plan	3.19(f)
R&D Plan	3.22(v)
Representatives	5.03(a)
Required Stockholder Approval	3.02(a)
Restricted Modifications	7.05(b)
Series X Preferred Shares	Recitals
Shares	Recitals
Surviving Corporation	2.01(a)
Termination Fee	9.02(b)
Trade Controls	3.13(b)
Transaction Litigation	5.09
Voting Agreements	Recitals

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions and headings included herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” References to any applicable Law shall be deemed to refer to such applicable Law as amended from time to time and to any rules, regulations or interpretations promulgated thereunder. References to any Contract are to that Contract as amended, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on the Company Disclosure Letter or Parent Disclosure Letter, all such amendments, modifications, supplements, extensions and renewals must also be listed in the appropriate Schedule or Section thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any applicable Law. References to “foreign” or words of similar import shall be deemed to refer to any jurisdictions outside the United States. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Unless otherwise specified, the words “made available to Parent” or “provided to Parent” (or words of similar import) mean the documents that were: (a) as of 11:59 p.m. (New York City time) on October 11, 2025, (i) posted to either the ShareFile data room or the Astria Regulatory Documents SharePoint maintained by the

Company or its Representatives in connection with the transactions contemplated by this Agreement (provided that Parent or its Representatives had access to such documents in such platform and such documents were not removed from such platform prior to the date hereof), (ii) otherwise provided to Parent or its Representatives in response to a diligence request from Parent or its Representatives or (iii) included as an exhibit to Company SEC Documents that were filed with the SEC by the Company on or after December 31, 2024; or (b) posted to the ShareFile data room maintained by the Company or its Representatives in connection with the transactions contemplated by this Agreement and listed on Schedule 1.02 of the Company Disclosure Letter.
ARTICLE 2
THE MERGER
Section 2.01. The Merger.
(a) At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL (the “Merger”), whereupon the separate existence of Merger Sub shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”). The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.
(b) Subject to Article 8, the closing of the Merger (the “Closing”) shall take place (i) in New York City at the offices of Covington & Burling LLP, 30 Hudson Yards, New York, NY 10001, or remotely by electronic exchange of documents and signatures (or their electronic counterparts) as soon as possible, but in any event no later than three Business Days after the date the conditions set forth in Article 8 (other than conditions that by their nature are to be satisfied at the Closing (so long as such conditions are reasonably capable of being satisfied), but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions; or (ii) at such other place or time or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
(c) At the Closing, the Company and Merger Sub shall file a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as such certificate of merger has been duly filed with the Secretary of State of the State of Delaware (or at such later time as may be agreed by the parties in writing and specified in such certificate of merger).
(d) From and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges, immunities, licenses, franchises and authority and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under this Agreement and the DGCL.
Section 2.02. Certificate of Incorporation and Bylaws.
(a) The parties hereto shall take all actions necessary so that, from and after the Effective Time, the certificate of incorporation of the Surviving Corporation shall be as set forth on Exhibit A hereto, until thereafter further amended in accordance with the terms thereof, applicable Law and Section 6.02.
(b) The parties hereto shall take all actions necessary so that, from and after the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except that (i) references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name and (ii) the bylaws of the Surviving Corporation will include the provisions in the bylaws of the Company as of the date hereof related to indemnification and exculpation from liability, which shall remain effective and shall control with respect to acts or omissions by the Indemnified Persons in their capacities as such at any time prior to the Effective Time), until thereafter further amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, applicable Law and Section 6.02.
Section 2.03. Directors and Officers. The parties hereto shall take all actions necessary so that, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with certificate of incorporation and bylaws of the Surviving Corporation and applicable Law, (a) the directors of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Merger Sub as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation.
Section 2.04. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company:
(a) Except as otherwise provided in Section 2.04(b) or Section 2.06, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) 0.590 (the “Exchange Ratio”) of a share of Parent Common Stock, subject to Section 2.04(e) with respect to fractional shares, and (ii) $8.55 in cash, without interest (the “Per Share Cash Amount”). As of the Effective Time, each certificate, if any, formerly representing any Shares (each, a “Certificate”) and each Share formerly represented in book-entry form (each, a “Book-Entry Share”) shall automatically be canceled and retired and all Shares represented thereby shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.05.
(b) Each Share held by the Company as treasury stock and each Share held by Parent, Merger Sub or any wholly owned Subsidiary of Parent or of the Company, in each case immediately prior to the Effective Time, shall be canceled and retired, and no payment shall be made with respect thereto.
(c) Each Series X Preferred Share that is issued and outstanding as of immediately prior to the Effective Time shall, without any required action on the part of the holder thereof or any other Person, be converted into the right to receive the Merger Consideration payable in accordance with Section 2.04(a) (including Section 2.04(e) with respect to fractional shares) with respect to the aggregate number of Shares for which such Series X Preferred Share was convertible into immediately prior to the Effective Time pursuant to the Certificate of Designation, without interest and reduced by the amount of any withholding that is required under applicable Law relating to Tax as provided in Section 2.11, without regard to any limitations on exercise contained therein. As of the Effective Time, each certificate formerly representing any Series X Preferred Share and each Series X Preferred Share formerly represented in book-entry form, if any, shall automatically be canceled and retired and all Series X Preferred Share represented thereby shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration pursuant to this Section 2.04(c).
(d) Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
(e) No fraction of a share of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional share shall be issued. Any holder of Shares who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares of Parent Common Stock issuable to such holder hereunder) in accordance with Section 2.04(a) shall, in lieu of such fraction of a share, upon surrender of such holder’s Certificate(s) or the transfer of Book-Entry Shares in accordance with Section 2.05, be paid in cash the dollar amount (rounded up to the nearest whole cent), without interest, determined by multiplying such fraction by $7.54. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock that would otherwise have been issuable as part of the Merger Consideration.
(f) If, as of immediately prior to the Effective Time, the aggregate number of shares of Parent Common Stock to be issued in connection with the Merger (including all shares of Parent Common Stock which may be issued or are subject to issue at or after the Effective Time with respect to any Series X Preferred Shares, any Company Pre-Funded Warrants, any Company Common Warrants (other than Elected Warrants), and for purposes of this Section 2.04(f), disregarding any demands for appraisal by any Company stockholder) would exceed 19.9% of the issued and outstanding shares of Parent Common Stock immediately prior to the Effective Time (the “Maximum Share Number”), (i) the Exchange Ratio shall be reduced to the minimum extent necessary (rounded down to four decimal places) such that such aggregate number of shares of Parent Common Stock to be so issued in connection with the Merger does not exceed the Maximum Share Number (the amount of such reduction in the Exchange Ratio, the “Exchange Ratio Reduction Amount”) and (ii) the Per Share Cash Amount shall be increased by an amount equal to the product of (A) $7.54, multiplied by (B) the Exchange Ratio Reduction Amount (rounded down to the nearest one-hundredth of a cent).
(g) Except as otherwise provided herein, all calculations performed pursuant to the terms of this Agreement shall be calculated to four decimal places (0.0001).
Section 2.05. Surrender and Payment.
(a) Prior to the Effective Time, Parent shall appoint Parent’s transfer agent or another reputable bank or trust company reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) the Certificates, (ii) the Book-Entry Shares, (iii) the Series X Preferred Shares, and (iv) the Company Pre-Funded Warrants. On the Closing Date, Parent shall cause to be deposited with the Exchange Agent, (A) book-entry positions representing the shares of Parent Common Stock issuable pursuant to the Shares converted in accordance with Section 2.04(a), the Series X Preferred Shares converted in accordance with Section 2.04(c), and the Company Pre-Funded Warrants converted in accordance with Section 2.08 and (B) cash in an amount sufficient to make payments of the Per Share Cash Amount in respect of the Shares converted in accordance with Section 2.04(a), the Series X Preferred Shares converted in accordance with Section 2.04(c), and the Company Pre-Funded Warrants converted in accordance with Section 2.08, in each case including cash payments to be made in lieu of fractional shares in accordance with Section 2.04(e). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to the deposited shares of Parent Common Stock, if any, are referred to herein collectively as the “Exchange Fund.” Until disbursed in accordance with this Agreement, the cash in the Exchange Fund will be invested by the Exchange Agent as directed by Parent. Any interest and other income resulting from such investments shall be paid solely to Parent. No investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates, Book-Entry Shares, Series X Preferred Shares or Company Pre-Funded Warrants to receive the Merger Consideration as provided herein. In the event the Exchange Fund shall be insufficient to pay the Merger Consideration (including on account of any Merger Consideration returned to Parent pursuant to Section 2.05(i) or Section 2.05(j)), Parent shall promptly deliver, or cause to be delivered, additional funds to the Exchange Agent in an amount equal to the deficiency required to make such payments. The Exchange Fund shall not be used for any other purpose.
(b) With respect to Certificates, promptly (and in any event not later than the fifth Business Day) after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of each such Certificate (i) a notice advising such holder of the effectiveness of the Merger, (ii) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon delivery of the Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.05(c)) to the Exchange Agent (a “Letter of Transmittal”) and (iii) instructions for surrendering a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.05(c)) to the Exchange Agent in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.05(c)) together with a duly executed and completed Letter of Transmittal and such other documents as may reasonably be required pursuant to such instructions, Parent shall cause the Exchange Agent to (A) issue the number of whole shares of Parent Common Stock, if any, that the holder of such Certificate is entitled to receive pursuant to Section 2.04(a) in exchange therefor, in non-certificated book-entry form in the name of such holder, and (B) mail to such holder a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.11) of the cash consideration that the holder of such Certificate is entitled to receive pursuant to Section 2.04(a) (including cash in lieu of fractional shares in accordance with Section 2.04(e) and any unpaid dividends or distributions that such holder has the right to receive pursuant to Section 2.05(k), as applicable). Any Certificate that has been so surrendered shall be canceled by the Exchange Agent.
(c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the

Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 2.
(d) With respect to Book-Entry Shares not held through DTC (each, a “Non-DTC Book-Entry Share”), promptly (and in any event not later than the fifth Business Day) after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of a Non-DTC Book-Entry Share (i) a notice advising such holders of the effectiveness of the Merger, (ii) a Letter of Transmittal and (iii) instructions for surrendering such Non-DTC Book-Entry Shares to the Exchange Agent in exchange for Merger Consideration. Upon surrender to the Exchange Agent of Non-DTC Book-Entry Shares by book-receipt of an “agent’s message” by the Exchange Agent in accordance with the terms of the Letter of Transmittal and accompanying instructions, Parent shall cause the Exchange Agent to (A) issue the number of whole shares of Parent Common Stock, if any, that the holder of such Non-DTC Book-Entry Share is entitled to receive pursuant to Section 2.04(a) in exchange therefor, in non-certificated book-entry form in the name of such holder, and (B) mail to such holder a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.11) of the cash consideration that the holder of such Non-DTC Book-Entry Share is entitled to receive pursuant to Section 2.04(a) (including cash in lieu of fractional shares in accordance with Section 2.04(e) and any unpaid dividends or distributions that such holder has the right to receive pursuant to Section 2.05(k), as applicable).
(e) With respect to Book-Entry Shares held through DTC, the Company and Parent shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as practicable after the Effective Time, upon surrender of Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, (A) the aggregate number of whole shares of Parent Common Stock, if any, that the holder of such Book-Entry Shares is entitled to receive pursuant to Section 2.04(a) in exchange therefor, in non-certificated book-entry form, and (B) a payment of cash in the amount (after giving effect to any required Tax withholdings as provided in Section 2.11) of the cash consideration that the holder of such DTC Book-Entry Shares is entitled to receive pursuant to Section 2.04(a) (including cash in lieu of fractional shares in accordance with Section 2.04(e) and any unpaid dividends or distributions that such holder has the right to receive pursuant to Section 2.05(k), as applicable).
(f) With respect to any Certificate or Non-DTC Book-Entry Share, if any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Non-DTC Book-Entry Share is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Non-DTC Book-Entry Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Non-DTC Book-Entry Share or establish to the satisfaction of the Exchange Agent and Parent that such Tax has been paid or is not payable.
(g) Until so surrendered or transferred, as the case may be, in accordance with the provisions of this Section 2.05 and subject to the terms of Section 2.06, each such Certificate or Book-Entry Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or shall accrue on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Shares. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate or applicable book entry.
(h) From and after the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.
(i) Any portion of the Exchange Fund (and any earnings, interest or other income earned thereon) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent or one of its Affiliates, upon demand, and any such holder who has not exchanged its Shares for the Merger Consideration in accordance with this Section 2.05 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat or similar Laws), as a general creditor thereof, for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, neither Parent nor any of its Affiliates shall be liable to any holder of Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. If any Certificate or Book-Entry Share has not been surrendered immediately prior to the date on which the Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
(j) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.05(a) to pay for any shares of Company capital stock for which appraisal rights have been perfected shall be returned to Parent or one of its Affiliates upon demand.
(k) No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.05(c)) or Book-Entry Share in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.05(c)) or Book-Entry Share, there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.
(l) The payment of any transfer, documentary, sales, use, stamp, registration, value added and other Taxes and fees (including any penalties and interest) incurred by a holder of Shares, Series X Preferred Shares, Company Common Warrants or Company Pre-Funded Warrants in connection with this Agreement and the transactions contemplated hereby, and the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, shall be the responsibility solely of such holder.
Section 2.06. Dissenting Shares. Notwithstanding Section 2.04 or any other provision of this Agreement to the contrary, any shares of Company capital stock outstanding immediately prior to the Effective Time (other than Shares canceled in accordance with Section 2.04(a)) and held by a holder who did not vote in favor of the adoption of this Agreement or the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal for such shares in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL shall not be converted into the right to receive the Merger Consideration, but shall be entitled only to such rights as are granted by Section 262 of the DGCL, unless such holder fails to perfect, waives, withdraws or otherwise loses the right to appraisal under Section 262 of the DGCL. If, either before or after the Effective Time, such holder fails to perfect, waives, withdraws or loses the right to appraisal under Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares shall be treated as if they had been converted pursuant to Section 2.04(a) or Section 2.04(c), as the case may be, as of the Effective Time into, and shall represent only, the right to receive the Merger Consideration in accordance with Section 2.05 upon surrender of such Certificate formerly representing such share or transfer of book-entry relating thereto, as the case may be. The Company shall give Parent prompt written notice of any demands received by the Company for appraisal of any shares of its capital stock, any waiver or withdrawal of any such demand, and any other demand, notice or instrument delivered to the Company prior to the Effective Time that relates to such demand, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, offer to settle or settle, any such demands, or agree to do any of the foregoing.

Section 2.07. Company Stock Options.
(a) Prior to the Effective Time, the Company will give holders of Company Stock Options an opportunity to exercise their Company Stock Options, subject to the applicable terms and conditions of such Company Stock Options, with the exercise of any Company Stock Options not then exercisable or vested to be effective as of and contingent on the occurrence of the Effective Time. At least 20 Business Days before the Effective Time, the Company shall provide written notice to holders of Company Stock Options of the treatment under this Section 2.07, including the opportunity to exercise, with such notice subject to advance review and approval of Parent (not to be unreasonably withheld, conditioned or delayed).
(b) At the Effective Time, each In-the-Money Option that is outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, shall, by virtue of the Merger and without any action on the part of the holder thereof, (i) become fully vested and exercisable and (ii) be canceled and, in exchange therefor, the holder thereof shall be entitled to receive a payment in cash of an amount equal to the product of (A) the total number of Shares subject to such canceled In-the-Money Option immediately prior to the Effective Time and (B) the excess of (I) $13.00 over (II) the exercise price per Share subject to such canceled option, without interest (such amounts payable hereunder, the “Option Payments”). From and after the Effective Time, each In-the-Money Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the delivery of the corresponding consideration determined in accordance with this Section 2.07(b).
(c) At the Effective Time, each Out-of-the-Money Option that is outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled without any payment therefor, and shall not have any further force or effect.
(d) As soon as reasonably practicable following the Closing, but in any event no later than the next regularly scheduled payroll date following the Closing occurring at least five Business Days following the Closing, the Surviving Corporation shall deliver (or cause to be delivered) the applicable Option Payment (less applicable withholding Taxes, if any, as provided in Section 2.11) to each holder of an In-the-Money Option, that is due in accordance with Section 2.07(b), which cash payments shall be made through the Surviving Corporation’s payroll system. If any such cash payment cannot be made through the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder (less applicable withholding Taxes, if any, as provided in Section 2.11), which check will be sent by overnight courier to such holder as soon as reasonably practicable following the Closing, but in any event the next regularly scheduled payroll date following the Closing occurring at least five Business Days following the Closing.
(e) Prior to the Effective Time, the Company, the Board of Directors or the compensation committee of the Board of Directors, as applicable, shall take all actions reasonably necessary to effectuate the treatment of Company Stock Options as contemplated in this Section 2.07 and to provide that no Company Stock Option may be exercised after five Business Days prior to the Effective Time.
Section 2.08. Treatment of Company Pre-Funded Warrants. As of the Effective Time, each Company Pre-Funded Warrant that is outstanding and unexercised as of immediately prior to the Effective Time shall, in accordance with its terms, automatically and without any required action on the part of the holder thereof or any other Person, cease to represent a warrant exercisable for Shares or any other securities or consideration, and shall be converted into the right to receive the Merger Consideration payable in accordance with Section 2.04(a) (including Section 2.04(e) with respect to fractional shares) with respect to the aggregate number of Shares for which such Company Pre-Funded Warrant was exercisable for immediately prior to the Effective Time pursuant to Section 9(c) and Section 10 of each Company Pre-Funded Warrant, after taking into account the “cashless exercise” provisions of such Section 10, without interest and reduced by the amount of any withholding that is required under applicable Law relating to Tax, if any, as provided in Section 2.11, without regard to any limitations on exercise contained therein.
Section 2.09. Treatment of Company Common Warrants. Each Company Common Warrant that is issued and outstanding as of immediately prior to the Effective Time shall, immediately following the Effective Time, continue to be outstanding according to its terms; provided that, following the Effective Time, each Company Common Warrant shall, automatically and without any required action on the part of the holder thereof or any other Person (and without prejudice to the right of the holder thereof to require the purchase of such Company Common Warrants for an amount in cash equal to the Black Scholes Value of such Company Common Warrants pursuant to Section 3(d) of the applicable Company Common Warrant, in lieu of receiving any Merger Consideration), cease to become exercisable for Shares and become exercisable solely in exchange for the receipt of the Merger Consideration payable in accordance with Section 2.04(a) (including Section 2.04(e) with respect to fractional shares) with respect to the aggregate number of Shares for which such Company Common Warrant was exercisable for immediately prior to the Effective Time (including, if applicable, after taking into account any “cashless exercise” that shall have been elected by the holder thereof pursuant to Section 2(c) of such Company Common Warrant), and in each case without interest and reduced by the amount of any withholding that is required under applicable Law relating to Tax, if any, as provided in Section 2.11, without regard to any limitations on exercise contained therein.
Section 2.10. Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, the outstanding Shares (or securities convertible into, or exchangeable or exercisable for, Shares) shall have been changed into a different number of shares or into a different class (including by reason of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares or similar transaction, or stock dividend or distribution thereon with a record date during such period), the Exchange Ratio and the Per Share Cash Amount and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change to provide the same economic effect as contemplated by this Agreement prior to such action. Nothing in this Section 2.10 shall be construed to permit the Company to take any action with respect to any Company Securities that is prohibited by the terms of this Agreement. If at any time during the period between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or into a different class (including by reason of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares or similar transaction, or stock dividend or distribution thereon with a record date during such period), the Exchange Ratio (but not the Per Share Cash Amount) shall be appropriately adjusted to reflect such change to provide the same economic effect as contemplated by this Agreement prior to such action.
Section 2.11. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, Merger Sub, the Surviving Corporation, Parent and their respective agents shall be entitled to deduct and withhold from the payment of the Merger Consideration and any other amount payable to any Person pursuant to this Agreement any amount of Taxes that it determines is required to be deducted and withheld under applicable Tax Law with respect to such payment, and shall promptly remit the amount withheld to the applicable Taxing Authority. Any amount so deducted and withheld by the Exchange Agent, Merger Sub, the Surviving Corporation, Parent or such agent, as the case may be, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.12. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any agreements, instruments, deeds, bills of sale, assignments, assurances or other documents and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Parent and Merger Sub as set forth in this Article 3, except as expressly disclosed in: (a) the Company SEC Documents filed with the SEC and publicly available after December 31, 2024 and prior to two Business Days before the date of this Agreement (other than any information that is contained in the “Risk Factors” or “Note Regarding Forward-Looking Statements” or any forward-looking or similar statements (other than any historical factual information contained within such sections in such Company SEC Documents)); provided that this clause (a) shall not apply to any of the representations and warranties set forth in Section 3.01 (Corporate Existence and Power), Section 3.02

(Corporate Authorization), Section 3.05 (Capitalization), Section 3.06 (Subsidiaries), Section 3.10(a)(ii) (Absence of Certain Changes), Section 3.25 (Finders’ Fees), Section 3.26 (Opinion of Financial Advisor) or Section 3.27 (Antitakeover Statutes); or (b) the Company Disclosure Letter.
Section 3.01. Corporate Existence and Power.
(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has, in all material respects, the corporate power and authority to carry on its business as now conducted. The Company is duly qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent a true and correct copy of the certificate of incorporation (including any certificate of designation) and bylaws, each as in effect, of the Company.
(b) The Company has made available to Parent a true and correct copy of the certificate of incorporation (including any certificate of designation) and bylaws and other organizational documents, each as in effect, of each of the Subsidiaries of the Company.
Section 3.02. Corporate Authorization.
(a) The Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations under this Agreement, and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution or delivery by the Company of this Agreement, the performance by the Company of its obligations under this Agreement or the consummation by the Company of the transactions contemplated by this Agreement, except, with respect to the Merger, for (i) the adoption of this Agreement by the affirmative vote of the holders of not less than a majority of the outstanding Shares (the “Required Stockholder Approval”) and (ii) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware. Other than the Required Stockholder Approval, no vote of the holders of any class or series of capital stock or other securities of the Company (including the Series X Preferred Shares, the Company Pre-Funded Warrants, or the Company Common Warrants) is necessary in connection with the execution or delivery by the Company of this Agreement, the performance by the Company of its obligations under this Agreement or the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (the “Enforceability Exceptions”).
(b) At a meeting duly called and held, the Board of Directors has unanimously (i) determined that this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger, are fair to, and in the best interests of, the Company and the holders of the Shares, (ii) approved, adopted and declared advisable this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger, in accordance with the requirements of the DGCL and (iii) resolved to recommend that the Company’s stockholders vote to approve the adoption of this Agreement (such recommendation, the “Board Recommendation”). As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn in any way.
Section 3.03. Governmental Authorization. None of the execution or delivery by the Company of this Agreement, the performance by the Company of its obligations under this Agreement or the consummation by the Company of the transactions contemplated by this Agreement requires any action by or in respect of, Permit from or declaration or filing with, any Governmental Authority other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of any Antitrust Law, (c) the filing of the Form S-4 and the Proxy Statement/Prospectus with the SEC in connection with seeking the Required Stockholder Approval, (d) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws and the rules, regulations and requirements of Nasdaq, and (e) any actions, Permits, declarations or filings the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.04. Non-contravention. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations under this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or the comparable organizational documents of any Subsidiary of the Company, (b) assuming compliance with the matters referred to in clauses (a) through (d) of Section 3.03, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (c) assuming compliance with the matters referred to in clauses (a) through (d) of Section 3.03, require any consent or other action by any Person under, constitute a breach or default, or an event that, with or without notice, lapse of time or both, would constitute a breach or default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract binding on the Company or any of its Subsidiaries or any Permit affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (c) and (d), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.05. Capitalization.
(a) The authorized capital stock of the Company consists solely of (i) 150,000,000 Shares and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Shares”), 91,380 of which are designated as Series X Preferred Shares and the remainder of which are not designated. As of October 10, 2025 (the “Capitalization Date”), (A) 56,434,894 Shares were outstanding, (B) 31,107 Series X Preferred Shares were outstanding (which all have a “Conversion Ratio” (as defined in the Certificate of Designation) of 166.67 Shares for each Series X Preferred Share) and no other Preferred Shares were outstanding, (C) Company Stock Options under which 11,704,468 Shares are subject to issuance upon exercise thereof were outstanding (which have a weighted average exercise price of $10.47, and 4,008,779 of which are currently exercisable), (D) 1,571,093 Company Pre-Funded Warrants, under which 1,571,093 Shares are subject to issuance upon exercise thereof were outstanding (which all have an exercise price of $0.001, and 1,571,093 of which are currently exercisable), (E) 6,796,280 Company Common Warrants, under which 6,796,280 Shares are subject to issuance upon exercise thereof were outstanding (which have a weighted average exercise price of $8.03, and 6,796,280 of which are currently exercisable), (F) 9,491,421 Shares were reserved for issuance under the Company Equity Incentive Plans and (G) 55,216 Shares were reserved for issuance under the Company ESPP. There is no offering or purchase period in effect under the Company’s 2015 Employee Stock Purchase Plan (the “Company ESPP”) and no Employees have any rights outstanding thereunder. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Employee Plan or Company Security will be, when issued, duly authorized and validly issued, fully paid and non-assessable and free of preemptive rights.
(b) Schedule 3.05(b) of the Company Disclosure Letter contains a true and complete list, as of the Capitalization Date, of each outstanding Company Stock Option, including (i) the name of the holder of such Company Stock Option, (ii) the date of grant, (iii) the number of Shares subject to such Company Stock Option, (iv) the exercise price, and (v) whether such Company Stock Option is intended to be an “incentive stock option” as defined in Section 422 of the Code. Each Company Stock Option has been granted in compliance in all material respects with all applicable securities laws or exemptions therefrom and all requirements set forth in the applicable Company Equity Incentive Plan and applicable award agreements. The exercise price of each Company Stock Option was less than the fair market value (within the meaning of Section 409A of the Code) of a Share on the date of grant of such Company Stock Option and all such Company Stock Options are exempt from Section 409A of the Code. The Company ESPP qualifies as an “employee stock purchase plan” under Section 423 of the Code, and all options to purchase shares under the Company ESPP (now outstanding or previously exercised or forfeited) have satisfied applicable Law, including the requirements of Section 423 of the Code. From the close of business on the

Capitalization Date to the date of this Agreement, the Company has not issued any Shares, or any other capital stock or Company Securities, except upon the exercise of the Company Stock Options outstanding as of the close of business on the Capitalization Date and as disclosed in Schedule 3.05(b) of the Company Disclosure Letter.
(c) Schedule 3.05(c) of the Company Disclosure Letter contains a true and complete list, as of the Capitalization Date, of each outstanding Company Pre-Funded Warrant and Company Common Warrant, including (i) the name of the record and beneficial holder of such Company Pre-Funded Warrant and Company Common Warrant, (ii) the date of issuance, (iii) the number of Shares subject to such Company Pre-Funded Warrant and Company Common Warrant upon exercise, and (iv) the exercise price of such Company Pre-Funded Warrant and Company Common Warrant.
(d) Schedule 3.05(d) of the Company Disclosure Letter contains a true and complete list, as of the Capitalization Date, of each outstanding Series X Preferred Share and the name of the record and beneficial holder of such Series X Preferred Share.
(e) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 3.05, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or ownership interests in, the Company, (ii) securities of the Company convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, the Company, (iii) warrants, puts, calls, subscriptions, options or other rights to acquire from the Company any capital stock or other voting securities of, or ownership interests in, the Company or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, the Company, (iv) other obligations, agreements or commitments of the Company to issue, transfer or sell, or make any payment with respect to, any capital stock or other voting securities of, or ownership interests in, the Company, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, the Company, or any warrants, puts, calls, subscriptions, options or other rights to acquire from the Company any capital stock or other voting securities of, or ownership interests in, the Company, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, the Company or (v) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or ownership interests in, the Company (the items in clauses (i) through (v), including, for the avoidance of doubt, the Shares, the Series X Preferred Shares, the Company Stock Options, the Company Common Warrants, and the Company Pre-Funded Warrants, being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract with respect to the voting of any Company Securities.
(f) Except as set forth in this Section 3.05, none of the Shares or any Company Securities are owned by any Subsidiary of the Company.
(g) Schedule 3.05(b) of the Company Disclosure Letter sets forth, as of the Capitalization Date, with respect to each Company Stock Option: (i) the state or country in which the holder of such Company Stock Option resides; and (ii) an indication of whether such holder is (A) a current or former Service Provider or (B) Independent Contractor or Employee.
(h) Each outstanding Company Stock Option was granted pursuant to the form of award agreement that has been provided to Parent, subject only to the variations described in the immediately preceding sentence. Each Company Stock Option (now outstanding or previously exercised or forfeited) intended to qualify as an “incentive stock option” under Section 422 of the Code so qualified at all times prior to the exercise thereof, if applicable.
(i) The treatment of the Company Stock Options under this Agreement does not violate the terms of the applicable Company Equity Incentive Plans or any Contract governing the terms of such Company Stock Options. The treatment of the Series X Preferred Shares under this Agreement and the applicable

Voting Agreement, together, does not violate any terms of such Series X Preferred Shares, the Certificate of Designation or any Contracts governing the terms of such Series X Preferred Shares to which the Company is a party. The treatment of the Company Pre-Funded Warrant and Company Common Warrant under this Agreement does not violate, in any material respect, any terms of such Company Pre-Funded Warrant or Company Common Warrant or any Contracts governing the terms of such Company Pre-Funded Warrant and Company Common Warrant.
Section 3.06. Subsidiaries.
(a) Each Subsidiary of the Company has been duly organized or incorporated, as applicable, is validly existing and (where applicable) in good standing (where such concept is recognized under applicable Law) under the laws of its jurisdiction of organization or incorporation, and has all organizational powers to carry on its business in the places and in the manner as now conducted. Each Subsidiary of the Company is duly qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Schedule 3.06(a) of the Company Disclosure Letter sets forth a true and complete list of the Subsidiaries of the Company, indicating for each such Subsidiary its respective jurisdiction of organization or incorporation, as the case may be, the name of its directors and officers, the Company Subsidiary Securities issued and outstanding and the Company Subsidiary Securities held by the Company.
(b) All of the outstanding shares, capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and free of preemptive rights and are owned beneficially and legally, and solely, by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction, including any restriction on the right to vote, sell or otherwise dispose of such share, capital stock or other voting securities or ownership interests (other than transfer restrictions arising under any applicable securities Laws or as set forth in the organizational documents of such Subsidiaries). There are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (iii) warrants, puts, calls, subscriptions, options or other rights to acquire from the Company or any of its Subsidiaries any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (iv) other obligations, agreements or commitments of the Company or any of its Subsidiaries to issue, transfer or sell, or make any payment with respect to, any shares, capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, or any securities convertible into, or exchangeable or exercisable for, any shares, capital stock or other voting securities of, or ownership or economic interests in, any Subsidiary of the Company, or any warrants, puts, calls, subscriptions, options or other rights to acquire from the Company or any of its Subsidiaries any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (v) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share, capital stock or other voting security of, or ownership interest in, any Subsidiary of the Company (the items in clauses (i) through (v) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.
(c) Except for the shares of capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any shares of capital stock or other voting securities of, or membership, partnership, joint venture or other ownership or investment interests (whether equity or debt, including any agreement or commitment convertible or exercisable into, or exchangeable for, any equity interests) in, any Person. No dividends or distributions have been declared, made or paid by any Subsidiary of the Company other than to the Company or to another Subsidiary of the Company. No

Company Subsidiary Securities have been issued and no transfer of any such shares has been registered (where applicable), except in accordance with all applicable Laws and the organizational documents of the relevant Subsidiary of the Company in all material respects, and all transfers have been duly stamped (where applicable) in all material respects.
Section 3.07. SEC Filings and the Sarbanes-Oxley Act.
(a) The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, certifications, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since the Reference Date (collectively, together with any exhibits and schedules thereto and other information incorporated or otherwise hyperlinked therein, the “Company SEC Documents”). To the Knowledge of the Company, as of the date hereof, no Company SEC Document is the subject of ongoing review, comment or investigation by the SEC. No Subsidiary of the Company is, or at any time has been, required to file any reports, schedules, forms, statements or other documents with the SEC or similar foreign Governmental Authority.
(b) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of Nasdaq, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.
(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act on or prior to the date hereof since the Reference Date did not, and each Company SEC Document filed pursuant to the Exchange Act subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(e) The Company and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act in all material respects. Such disclosure controls and procedures are designed to ensure that all material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the Knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
(f) The Company and its Subsidiaries have established and maintain a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since the Reference Date.

(g) Since the Reference Date, the Company has not effected, entered into or otherwise been a party to any securitization transactions or other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K).
(h) The Company has since the Reference Date complied with and is in compliance with, in all material respects, all applicable listing and corporate governance rules, regulations and requirements of Nasdaq, and is in compliance in all material respects with all rules, regulations and requirements of the SEC and with the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.
(i) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, and the statements contained in any such certifications, to the Knowledge of the Company, are complete and correct as of their respective dates.
(j) There are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any other Person (other than the Company and its Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K that are not appropriately disclosed in the Company SEC Documents.
Section 3.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (a) as of their respective dates of filing with the SEC complied as to form in all material respects with the rules, regulations and requirements of the SEC with respect thereto and (b) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements which are not material in the aggregate). The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP.
Section 3.09. Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is first mailed to the stockholders of the Company, at the time the Proxy Statement/Prospectus is filed with the SEC or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus.
Section 3.10. Absence of Certain Changes.
(a) Since December 31, 2024 until the date hereof, (i) except for the transactions contemplated hereby, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and (ii) there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate with all other Effects, a Company Material Adverse Effect.

(b) From December 31, 2024 until the date hereof, neither the Company nor any of its Subsidiaries has taken any action that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of clauses (i), (ii), (iv), (vi) through (xi), (xvi), (xvii), (xviii) and (xix) (solely to the extent related to the foregoing), in each case of Section 5.01(b).
Section 3.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, known, unknown, determined, determinable or otherwise, other than (a) liabilities or obligations disclosed and reserved for in the Balance Sheet, (b) liabilities or obligations arising out of or in connection with this Agreement and the transactions contemplated hereby, (c) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and (d) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.12. Compliance with Laws, Permits and Court Orders.
(a) The Company and each of its Subsidiaries is, and since the Reference Date has been, in compliance in all material respects with all applicable Laws, including all Health Laws. Since the Reference Date, none of the Company or any of its Subsidiaries has received written or, to the Knowledge of the Company, oral notice from a Governmental Authority or, to the Knowledge of the Company, has been or is under investigation by a Governmental Authority with respect to, any violation of any applicable Law, including any Health Law. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) The Company and its Subsidiaries hold all material Permits necessary or advisable to conduct their respective businesses in the places and in such manner in which such businesses are currently being conducted, and: (i) such Permits are valid and in full force and effect and are not subject to any pending or, to the Knowledge of the Company, threatened Action by any Governmental Authority to suspend, cancel, modify, terminate or revoke any such Permit; (ii) the Company and each of its Subsidiaries are in compliance in all respects with the terms and requirements of such Permits; and (iii) the Company and each of its Subsidiaries is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under or would reasonably be expected to result in any suspension, cancellation, modification, termination or revocation of, any such Permit, except, in each cause of clauses (i) through (iii), inclusive, as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.13. Anti-Corruption and Trade Controls.
(a) In the past five years, none of the Company or any of its Subsidiaries, or, to the Knowledge of the Company any of their respective directors or officers or any consultants, agents or other Persons acting for or on their behalf (i) has made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment or kickback, (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, travel or other unlawful expenses, (iv) has violated or is violating in any respect the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff), the UK Bribery Act 2010, the UK Proceeds of Crime Act 2002, the Penal Code (Act No. 45 of 1907), the Unfair Competition Prevention Act (Act No. 47 of 1993) or any other applicable anti-corruption or anti-bribery Law, (v) has, directly or indirectly, made, offered, authorized, facilitated or promised any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage or, to the Knowledge of the Company, anything else of value, to any Government Official in order to obtain an improper competitive advantage, to receive favorable treatment in obtaining or retaining business or to induce the recipient to violate a lawful duty, or for any other improper purpose, (vi) is, or has been, under administrative, civil or criminal investigation, indictment, information, suspension, debarment or audit (other than a routine contract audit) by any Person, in connection with alleged or possible violations of any Law that prohibits bribery, corruption, fraud or other improper payments or (vii) has received notice from, or made a voluntary disclosure to, the U.S. Department of Justice, the SEC or any other Governmental Authority regarding alleged or possible violations of any Law that prohibits bribery, corruption, fraud or other improper payments. For purposes of this Section 3.13(a), “Government Official” means any official or employee of any government or any department, agency or instrumentality thereof, any employee of a foreign or domestic government-owned or -controlled enterprise or of any political party or official thereof, any candidate for political office, any official or employee of any public international organization or any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, party or organization.
(b) The Company and its Subsidiaries, and to the Knowledge of the Company, their respective directors and officers and any consultants, agents and other Persons acting for or on their behalf, are and have in the past five years been in compliance in all material respects with U.S. and any applicable non-U.S. Laws pertaining to economic and trade sanctions, export and import controls, customs and antiboycott, including U.S. economic and trade sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the International Traffic in Arms Regulations administered and enforced by the U.S. Department of State’s Directorate of Defense Trade Controls, the Export Administration Regulations administered and enforced by the U.S. Department of Commerce’s Bureau of Industry and Security, Section 999 of the Internal Revenue Code, the U.S. customs regulations and the Foreign Trade Regulations, the European Union and United Kingdom dual-use regulations, the European Union Member State or United Kingdom military export controls, and any economic or financial sanctions implemented by the European Union or any Member State thereof, or the United Kingdom (collectively, “Trade Controls”).
(c) None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers or employees or any consultants, agents or other Persons acting for or on their behalf, is a Person that is, or is owned or controlled by Persons that are (i) subject to sanctions or other restrictions under Trade Controls; or (ii) located in, organized under the laws of, ordinarily resident in or a blocked national of a country or territory that is the subject of comprehensive sanctions under Trade Controls.
(d) To the Knowledge of the Company (i) in the past five years, there have been no Actions or voluntary or directed disclosures under Trade Controls involving the Company or its Subsidiaries, and (ii) there are no pending or threatened Actions involving suspected or confirmed violations thereof.
Section 3.14. Litigation. Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there is no Action before (or, in the case of threatened Actions, that would be before) or by any Governmental Authority or arbitrator pending or, to the Knowledge of the Company, threatened, against (a) the Company or any of its Subsidiaries or any of their respective properties or (b) to the Knowledge of the Company, any present or former officer, director or employee of the Company or any of its Subsidiaries (in their capacities as such or as a result of the fact that they hold or held such positions) or any Person for whom the Company or any of its Subsidiaries may be liable.
Section 3.15. Properties.
(a) Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have good title to, or good and valid leasehold interests in, all property and assets reflected on the Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice and in compliance with this Agreement, in each case free and clear of all Liens (other than Permitted Liens).
(b) Neither the Company nor any of its Subsidiaries owns, nor has ever owned, fee title to any real property. Neither the Company nor any of its Subsidiaries is party to an option or other agreement for the purchase or sale of fee title to real property. Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each lease, sublease (and, together with any consent) or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property (whether as landlord or tenant), and to the Knowledge of the Company, the prime lease for any Lease that is a sublease (“Prime Lease”), is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company or its applicable Subsidiary party thereto subject to the Enforceability Exceptions. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Lease or Prime Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time or both, would constitute a breach or default under the provisions of such Lease or any Prime Lease, except for those breaches or defaults that have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received or given written notice that it, or any other party to any Lease or the Prime Lease, has breached, violated or defaulted under, any Lease or Prime Lease. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease or any interest therein. Schedule 3.15(b) of the Company Disclosure Letter sets forth a true and complete list of all Leases to which the Company or any of its Subsidiaries is a party, in each case identifying the tenant or subtenant and the landlord or sublandlord under each such Lease (and, if applicable, the prime landlord under the applicable Prime Lease) and the address of the real property associated with such Lease. The Company or one of its Subsidiaries holds a good and valid leasehold or sublease interest under each of the Leases, in each case, free and clear of Liens (other than Permitted Liens). Neither the Company nor any of its Subsidiaries has received any written notice from or given any written notice to any third party to any Lease or Prime Lease that a termination event or condition exists with respect thereto or that such party or another party thereto has terminated or intends to terminate such Lease or Prime Lease.
(c) As used in this Agreement, “Leased Real Property” means all real property leased by the Company or any of its Subsidiaries under any Lease, together with all rights, title and interest of the Company or any of its Subsidiaries in and to leasehold improvements relating thereto, including security deposits, reserves or prepaid rents paid in connection therewith. The Leased Real Property constitutes all of the real property used by the Company or any of its Subsidiaries in the operation of their respective businesses. To the Knowledge of the Company, the Company or its applicable Subsidiary obtained all necessary consents for each Lease. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all personal property owned or leased by the Company or any of its Subsidiaries and all buildings, structures, fixtures and other improvements included in the Leased Real Property are usable for their intended purposes in the ordinary course of, and are sufficient for the operation of, the business of the Company and its Subsidiaries, (ii) the Leased Real Property is in good condition and repair (subject to normal wear and tear), (iii) none of the Leased Real Property has been damaged or destroyed by fire or other casualty that has not been restored and (iv) the Leased Real Property has full and free legally enforceable access to and from public roads and are currently supplied with such utilities, which access and utilities are sufficient for the operation of the business of the Company and its Subsidiaries. No Person leases, subleases, licenses or otherwise has the right to use or occupy, and no Person is in possession of, any of the Leased Real Property other than the Company or any Subsidiary of the Company. To the Knowledge of the Company, the Leased Real Property constitutes all the real property necessary for the conduct of the Company’s business as currently conducted.
(d) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company (i) no zoning or similar land use restrictions are currently in effect or, to the knowledge of the Company, proposed by any Governmental Authority that would impair the operation of the business of the Company or any of its Subsidiaries as currently conducted or which would impair the use, occupancy and enjoyment of any of the Leased Real Property; (ii) all of the Leased Real Property is in compliance with all applicable zoning or similar land use restrictions of all Governmental Authorities having jurisdiction thereof and with all recorded restrictions, covenants and conditions affecting any of the Leased Real Property; (iii) neither the Company nor any of its Subsidiaries has received any written notice from any person with regard to encroachments on or off the Leased Real Property or violations of building codes, zoning regulations, subdivision covenants or defects in title of the Leased Real Property; (iv) no claim or right of adverse possession by any third party has been claimed or threatened in writing with respect to the Leased Real Property; and (v) no portion of the Leased Real Property is subject to any order for its sale, condemnation, expropriation or taking (by eminent domain or otherwise) by any Governmental Authority, and no such sale, condemnation, expropriation or taking been proposed or threatened.
Section 3.16. Intellectual Property.
(a) Schedule 3.16(a) of the Company Disclosure Letter sets forth a true and complete list of all registrations and applications for registration included in the Company Owned Intellectual Property Rights and exclusively in-licensed Company Licensed Intellectual Property Rights, specifying as to each such item, as applicable (i) the owner (or the co-owners) thereof, (ii) the jurisdiction (foreign and domestic) in which such item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration or application number of such item, (iv) the date of application and issuance or registration of such item, and (v) in the case of each of such item that is an exclusively in-licensed Company Licensed Intellectual Property Right, the applicable Contract pursuant to which the Company or any of its Subsidiaries receives its rights to such Company Licensed Intellectual Property Right (collectively, “Company Registered Intellectual Property Rights”).
(b) The Company and its Subsidiaries are the sole, exclusive and record owners of all Company Owned Intellectual Property Rights and hold all right, title and interest in and to all Company Owned Intellectual Property Rights, free and clear of any Lien except for Permitted Liens. The Company Intellectual Property Rights constitute all of the material Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed by the Company or any of its Subsidiaries to be conducted. The Company or one of its Subsidiaries, as applicable, has a valid license or sublicense to use the Company Licensed Intellectual Property Rights in connection with the operation of its business as currently conducted and as proposed by the Company or any of its Subsidiaries to be conducted. Neither the execution or consummation of the transactions contemplated by this Agreement will (i) alter, encumber, impair or extinguish any rights of the Company or its Subsidiaries under any Company Intellectual Property Rights, or (ii) result in any material limitation on the right of Parent to develop, use, sell, license or dispose of, or to bring any Action for the infringement of, any Company Product, any Company Owned Intellectual Property Rights or, to the extent such rights thereunder are currently held by the Company or any of its Subsidiaries, any Company Licensed Intellectual Property Rights. Without limiting the foregoing, the consummation of the transactions contemplated hereby will not (A) result in the grant by any of the Company or its Affiliates to any Person of, or require the Company or any of its Affiliates to grant to any Person, any rights with respect to any Intellectual Property Right, (B) subject the Company or its Affiliates to any increase in royalties or other payments in respect of any Company Intellectual Property Rights or (C) diminish any royalties or other payments any of the Company or its Affiliates would otherwise be entitled to in respect of any Company Intellectual Property Rights.
(c) Schedule 3.16(c) of the Company Disclosure Letter sets forth a true and complete list of all Contracts pursuant to which (i) the Company or any of its Subsidiaries has granted to any Third Party any licenses, sublicenses, rights, interests or options with respect to any Company Intellectual Property Right (including coexistence agreements, prior rights agreement, rights of first refusal, rights of last refusal, covenants not to sue, immunities from suit and rights to indemnification, but not including non-disclosure agreements and Ordinary Course Licenses), and (ii) any Third Party has granted to the Company or any of its Subsidiaries any licenses, sublicenses, rights, interests or options with respect to any Intellectual Property Rights that are material to the conduct of the business as currently conducted and as proposed by the Company or any of its Subsidiaries to be conducted (including coexistence agreements, prior rights agreement, rights of first refusal, rights of last refusal, covenants not to sue, immunities from suit and rights to indemnification, but not including nondisclosure agreements, generally commercially available software licensed pursuant to a standard “off-the-shelf” or “shrink wrap” or “click wrap” agreement and Ordinary Course Licenses).
(d) No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any Company Owned Intellectual Property Rights, or to the Knowledge of the Company, any Company Licensed Intellectual Property Rights exclusively licensed to the Company or any of its Subsidiaries, except for use of funding, facilities or personnel that does not result in such Governmental Authority or educational institution obtaining ownership of such Company Owned Intellectual Property Rights (or to the Knowledge of the Company, any Company Licensed Intellectual Property Rights exclusively licensed to the Company or any of its Subsidiaries) and does not require or otherwise obligate the Company or any of its Subsidiaries to grant or offer to any such Governmental Authority or educational institution any license or other right to such Company Owned Intellectual Property Rights or to the Knowledge of the Company, any Company Licensed Intellectual Property Rights exclusively licensed to the Company or any of its Subsidiaries.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all necessary registration, maintenance and renewal fees due in connection with the prosecution and maintenance of the Company Registered Intellectual Property Rights have been timely paid. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all necessary documents, recordations and certificates in connection with the Company Registered Intellectual Property Rights have been filed with the relevant Patent, Copyright, Trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Company Owned Intellectual Property Rights registered in such jurisdictions.
(f) There is no, and since the Reference Date there has been no, Action pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries, or affecting the conduct of the respective businesses of the Company or any of its Subsidiaries as presently conducted (i) based upon, or challenging or seeking to deny or restrict, any right of the Company or any of its Subsidiaries in any of the Company Intellectual Property Rights, or (ii) alleging that any of the Company Owned Intellectual Property Rights, or any Company Licensed Intellectual Property Rights exclusively licensed to the Company or any of its Subsidiaries, is invalid or unenforceable. To the Knowledge of the Company, there is no information, materials, facts or circumstances that would render any of the Company Owned Intellectual Property Rights unenforceable, or would adversely affect any pending application for any of the Company Owned Intellectual Property Rights.
(g) To the Knowledge of the Company, the operation and conduct of the business of the Company and its Subsidiaries, as the business of each has been conducted and as each currently is being conducted, and as proposed by the Company or any of its Subsidiaries to be conducted, including with respect to any Company Product, has not, does not and will not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any Person, even when considered in the absence of 35 U.S.C. 271(e)(1) in the United States or a similar research use exception elsewhere. There is no, and there has been no, Action pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries (i) alleging that the activities of the Company or any of its Subsidiaries, including the use of any of the Company Owned Intellectual Property Rights, or any Company Licensed Intellectual Property Rights exclusively licensed to the Company or any of its Subsidiaries, or any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries misappropriate, infringe, contribute to the infringement of or otherwise violate any Intellectual Property Right of any Person or (ii) alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person. Neither the Company nor any of its Subsidiaries has received from any Person any written offer to license any Intellectual Property Rights of such Person in connection with any actual or written threatened claim of infringement, misappropriation or other violation of any such Intellectual Property Rights.
(h) None of the Company Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, or in the case of pending Patent applications included in the Company Intellectual Property Rights, have been the subject of a final and non-appealable finding of unpatentability. All issued Patents, registered Trademarks and registered Copyrights included in the Company Owned Intellectual Property Rights are, to the Knowledge of the Company, valid, enforceable, in full force and effect and subsisting in all material respects.
(i) To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Company Owned Intellectual Property Right or any Company Licensed Intellectual Property Right exclusively licensed to the Company or any of its Subsidiaries.
(j) To the extent that any material Intellectual Property Right has been developed or created by a Third Party (but excluding any Employee or Independent Contractor) for the Company or any of its Subsidiaries, the Company or one of its Subsidiaries, as the case may be, has a written agreement with such Third Party with respect thereto pursuant to which such Person has agreed to hold all Intellectual Property Rights in confidence, and the Company or one of its Subsidiaries thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a valid and unrestricted right to Exploit, sufficient for the conduct of its business as currently conducted and as proposed by the Company or any of its Subsidiaries to be conducted, such Intellectual Property Right. In each case where the Company or any of its Subsidiaries has acquired, or purports to have acquired, any ownership of Intellectual Property Rights from any Person, the Company or such Subsidiary obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property Rights to the Company or such Subsidiary, and the Company or such Subsidiary has recorded each such assignment with the U.S. Patent and Trademark Office or its respective equivalents in any relevant foreign jurisdiction. Each current and former Employee and Independent Contractor contributing to the development of Company Owned Intellectual Property has executed an agreement restricting the disclosure of any confidential information and vesting in the Company all rights in work product created by such Employee or Independent Contractor during such Person’s affiliation with the Company. No current or former Employee or Independent Contractor owns any right, title, or interest in or to any material Intellectual Property Rights created or developed by such Employee or Independent Contractor during his or her employment by or other engagement with the Company or its Subsidiaries, and none of the Company or its Subsidiaries has received any written notice or claim to the contrary. To the Knowledge of the Company, there has been no unauthorized disclosure of any non-public Company Intellectual Property Right, and there has been no disclosure of any non-public Company Intellectual Property Right to any Employee or other Person who has not executed a binding confidentiality agreement that includes customary confidentiality terms and restrictions on use sufficient to protect the proprietary interests of the Company and its Subsidiaries with respect to such Company Intellectual Property Right.
(k) Except for any fees payable to a Governmental Authority to obtain grant of, obtain registration of or maintain any of the Patents included in the Company Owned Intellectual Property Rights and for any payments required pursuant to a Contract listed in Schedule 3.16(c) of the Company Disclosure Letter, no payment by the Company or any of its Subsidiaries of any kind is required to be made to any Person with respect to making, using, selling, offering to sell, importing or exporting any Company Product.
(l) The Company and its Subsidiaries have taken commercially reasonable actions to maintain the confidentiality of all material Trade Secrets of the Company or any of its Subsidiaries, and, to the Knowledge of the Company, no such Intellectual Property Rights have been disclosed, and access to such Trade Secrets has not been provided to any Person, other than to Service Providers or agents of the Company or any of its Subsidiaries, all of whom are bound by written confidentiality agreements that protect such Trade Secrets. To the Knowledge of the Company, no Service Provider or agent of the Company or any of its Subsidiaries is in material default or material breach of any confidentiality or non-disclosure agreement, or any confidentiality provisions of any employment agreement, consulting agreement or other such agreement, with the Company or such Subsidiary relating to the protection, ownership, development, use or transfer of any Trade Secrets or any other confidential information of the Company or any of its Subsidiaries. To the Knowledge of the Company, there has been no unauthorized disclosure of any material Company Owned Intellectual Property Rights.
(m) The Company and its Subsidiaries (as applicable) are in possession of the Source Code and Object Code for all Software owned or purported to be owned by the Company that is reasonably necessary for the business of the Company and its Subsidiaries. To the Knowledge of the Company, no Source Code embodying any Company Owned Intellectual Property Rights has been disclosed, licensed, released, distributed, escrowed or made available to or for any Person, and no Person has been granted any rights thereto or agreed to disclose, license, release, deliver or otherwise grant any right thereto. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice, lapse of time or both) will, or would reasonably be expected to, result in a requirement that any such Source Code be disclosed, licensed, released, distributed, escrowed or made available to or for, or that any other grant of any right be made with respect thereto to, any Third Party by the Company or any of its Subsidiaries.
(n) Following the Closing, the Surviving Corporation and its Subsidiaries will have all of the rights of the Company and its Subsidiaries under the Company Intellectual Property Rights, to the same extent that the Company and its Subsidiaries would have had in all material respects if the Merger had not occurred, and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company and its Subsidiaries would otherwise be required to pay.
(o) The IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted in all material respects. The Company and each of its Subsidiaries have taken commercially reasonable actions to (i) protect the confidentiality, integrity and security of the material IT Assets against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable (A) data backup, (B) disaster avoidance and recovery procedures and (C) business continuity procedures and (ii) ensure that all material IT Assets are (A) fully functional and operate and run in a reasonable and efficient business manner in all material respects and (B) free from any Malicious Code or material bugs.
Section 3.17. Privacy and Information Security.
(a) Since the Reference Date, the Company, its Subsidiaries and, to the Knowledge of the Company, its Third Party Service Providers have been at all times and remain in material compliance with all Privacy and Information Security Requirements. Since the Reference Date, the Company and its Subsidiaries have implemented and maintain documented policies and procedures designed to ensure material compliance with the Privacy and Information Security Requirements. To the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will materially comply with all Privacy and Information Security Requirements.
(b) The Company and its Subsidiaries have implemented and maintained, since the Reference Date, and continue to maintain commercially reasonable and appropriate administrative, technical, and physical measures to protect Personal Information and other Business Data against loss, damage, and unauthorized access, use, modification or other misuse. The Company and its Subsidiaries remediate and address audit or security assessment findings in a timely manner, based on the nature of the risk and potential impact.
(c) To the Knowledge of the Company, since the Reference Date, the Company and its Subsidiaries have not experienced and are not experiencing any material Security Incident, and no claims, actual or alleged, relating to any material Security Incidents have been asserted against the Company and its Subsidiaries. To the Knowledge of the Company, there are no material data security, information security or other technological vulnerabilities with respect to the Company Products or with respect to the IT Assets that would reasonably be expected to adversely impact the Company and its Subsidiaries’ operations or cause a Security Incident.
(d) The Company and its Subsidiaries have contractually obligated all Third Party Service Providers to commercially reasonable and appropriate contractual terms relating to the protection and use of Personal Information and IT Assets relative to the data and risk involved for each relationship, including, where appropriate, obligations to (i) comply with applicable Privacy and Information Security Requirements, (ii) implement an appropriate information security program that includes commercially reasonable administrative, technical and physical safeguards, and (iii) restrict processing of Personal Information that violates applicable Privacy and Information Security Requirements and ensure the return, disposal, or destruction of Personal Information.
Section 3.18. Taxes.
(a) All income and other material Tax Returns required by Tax Law to be filed with any Taxing Authority by or on behalf of the Company Tax Group have been timely filed in accordance with applicable Tax Laws (after giving effect to any extensions of time in which to make such filings). All Tax Returns of or with respect to the Company Tax Group were, at the time of filing, true and complete in all material respects.
(b) The Company Tax Group has timely paid in full all material amounts of Taxes due and payable by or with respect to the Company Tax Group, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.
(c) The Company Tax Group has properly withheld, and paid over to the appropriate Taxing Authority, all Taxes required to be withheld from any payment (including any dividend or interest payment), benefits or compensation to any Service Provider, creditor, stockholder, vendor or other Person and has complied in all material respects with all record keeping and information reporting obligations under applicable Tax Law in connection therewith.
(d) There are no Liens of material Taxes with respect to any assets or properties of the Company Tax Group, except for Liens for Taxes net yet due and payable that arose by operation of Law in the ordinary course of business.

(e) As of the date of this Agreement, there is no Action (including any refund litigation, audit or other matter in controversy) now pending or, threatened in writing against or with respect to the Company Tax Group in respect of any material amount of Taxes or any Tax Return. The Company Tax Group has not received in writing any notice indicating intent to open an audit or other review, any notice of deficiency, any notice of proposed adjustment or any request for information, in each case in respect of Taxes or any Tax Return, from any Taxing Authority.
(f) All deficiencies of Taxes in respect of the Company Tax Group that have been asserted as a result of any audit or examination by any Taxing Authority against the Company Tax Group or any of its officers, employees or agents in their capacity as such that have been paid or are being contested in good faith and have been reserved for on the books of the Company.
(g) No extension for or waiver of the statute of limitations with respect to the time to assess Taxes of the Company Tax Group (i) has been granted, which grant remains in effect or (ii) has been requested, which request is currently pending.
(h) The Company Tax Group has not received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign applicable Law. The Company Tax Group has not applied for and not yet received a ruling or determination from a Taxing Authority regarding a past or prospective transaction.
(i) Schedule 3.18(i) of the Company Disclosure Letter contains a true and complete list of all jurisdictions (foreign and domestic) in which the Company Tax Group currently files net income Tax Returns. No claim has been made in writing by any Taxing Authority in a jurisdiction in which a member of the Company Tax Group does not file a particular Tax Return to the effect that such member is or may be subject to taxation by, or required to file such Tax Return in, such jurisdiction.
(j) Each member of the Company Tax Group has at all times since its inception been a “C corporation” within the meaning of Section 1361(a)(2) of the Code.
(k) Neither the Company nor any of its Subsidiaries (i) is or has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent, (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign applicable Law) or as transferee or successor or (iii) has any liability or potential liability to another Person under any Tax Sharing Agreement.
(l) The Company Tax Group is not a party to, bound by or otherwise subject to any Tax Sharing Agreement.
(m) The Company Tax Group is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal, state, local or foreign income Tax purposes.
(n) Neither the Company nor any of its Subsidiaries is or has ever been a surrogate foreign corporation described in Section 7874(b) of the Code.
(o) The Company Tax Group (i) does not and did not maintain a permanent establishment (within the meaning of any applicable Tax treaty or convention) or an office or fixed place of business in a country other than the country in which the relevant member of the Company Tax Group is organized, (ii) is not and has not been engaged in the active conduct of a trade or business in any country, other than the country in which the relevant member of the Company Tax Group is organized and resident, that subjected it to Tax in such country, (iii) is not and has never been otherwise subject to net income Tax in a jurisdiction outside the country in which it is organized or resident and (iv) is not required to register in any jurisdiction for VAT purposes pursuant to applicable Law. The Company Tax Group does not own stock in a corporation with respect to which the Company Tax Group maintains (A) a positive balance in its extraordinary disposition account within the meaning of Section 1.245A-5T(c)(3) of the Treasury Regulations or (B) a positive balance in its hybrid deduction account within the meaning of Section 1.245A(e)-1(d) of the proposed Treasury Regulations.

(p) During the three-years period preceding the date of this Agreement, no member of the Company Tax Group was either a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any transaction intended to qualify under Section 355 of the Code or any corresponding or similar provision of state, local or foreign applicable Law.
(q) The Company Tax Group has not entered into, or participated in, any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or any corresponding or similar provision of state, local or foreign applicable Law.
(r) The Company Tax Group is not currently the beneficiary of any Tax exemption or Tax holiday that would not be available or would no longer be in effect after the Merger.
(s) The Company Tax Group is not currently participating, and never participated, in an international boycott within the meaning of Section 999 of the Code.
(t) The Company Tax Group will not be required to include any material item of income in, or to exclude any item of deductions from, taxable income from any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending prior to the Closing, (ii) closing agreement as described in Section 7121 of the Code executed prior to the Closing, or (iii) gain recognition agreement entered into before the Closing or a transaction under which previously utilized Tax losses or credits may be recaptured (including a dual consolidated loss or an excess loss account). The Company Tax Group has not made an election under Section 965(h) of the Code to pay the net Tax liability under Section 965 of the Code in installments.
Section 3.19. Employee Benefit Plans; Labor Matters.
(a) Schedule 3.19(a) of the Company Disclosure Letter sets forth a true and complete list of each material Employee Plan (or form of award agreement); provided that, the following shall not be required to be set forth on Schedule 3.19(a) of the Company Disclosure Letter, (i) any at-will offer letters with no severance or change in control benefits or guaranteed term and (ii) any agreement with an Independent Contractor whose annual fee is (or is reasonable expected to be) less than $500,000. The Company has made available to Parent, with respect to each Employee Plan required to be listed on Schedule 3.19(a) of the Company Disclosure Letter, as applicable, (A) a copy thereof (or a description, if such plan is not written) and all amendments thereto, (B) each trust, insurance or other funding arrangement, (C) each summary plan description and summary of material modifications, (D) the most recently filed IRS Form 5500 and accompanying schedules and attachments thereto for each such Employee Plan required to file IRS Form 5500, (E) the most recently prepared actuarial reports and financial statements, (F) annual discrimination and qualification tests for the most recent plan year, (G) all material, non-routine correspondence relating thereto received from or provided to the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Authority during the past three years, and (H) the most recent IRS determination or opinion letter, if any, received with respect to any applicable Employee Plan. All Employee Plans (other than any agreement with any Independent Contractor located outside of the United States) cover only Service Providers whose principal place of employment or engagement is within the United States.
(b) To the knowledge of the Company, no current Employee or Independent Contractor is a party to, or is otherwise bound by, any Contract that adversely affects the performance of such Employee or Independent Contractor’s duties to the Company or its Subsidiaries. Except as set forth on Schedule 3.19(b)(i) of the Company Disclosure Letter, the Company and its Subsidiaries do not, and would not reasonably be expected to, have any material liability with regard to the classification of Independent Contractors used by the Company, including with respect to withholding and reporting of Taxes. Except as set forth on Schedule 3.19(b)(ii) of the Company Disclosure Letter, the Company and its Subsidiaries have no “leased employees” within the meaning of Section 414(n) of the Code and do not use the services of a professional employer organization.
(c) The Company has made available to Parent a true and complete list of all former Employees whose employment has been terminated within 90 days preceding the date hereof, or whose work hours have been reduced within six months preceding the date hereof, including for each such Person: name, site of employment, job title, date of hire, date of employment loss, termination or layoff, if applicable, and amount of reduction in hours for each calendar month during the six-month period preceding the anticipated Closing Date, if applicable. To the Knowledge of the Company, no key or critical Employee or Independent Contractor intends to terminate his or her employment or services with the Company or its Subsidiaries.
(d) The Company has made available to Parent a true and complete list that sets forth, as of the date hereof: (i) each current Employee, including each such Person’s name, employer, job title, hire date, work location, current base salary, wage or commission rate, most recent annual bonus received and current target annual bonus or target incentive opportunity, fringe benefits (other than those generally available to Employees or set forth on Schedule 3.19(d)(i) of the Company Disclosure Letter), whether part-time or full-time, status as exempt or non-exempt under the Fair Labor Standards Act, immigration status, and whether such individual is in active employment or on leave, and if on leave, the nature of such leave and the date of expected return; and (ii) except as set forth on Schedule 3.19(d)(ii) of the Company Disclosure Letter, each current Independent Contractor, including each such Person’s name, location (including country if outside the United States), description of services, consulting or contracting term, consulting or contracting fee, if applicable, the staffing agency/entity through which the Independent Contractor was placed/engaged, and an indication of whether such Person (or the applicable staffing agency/entity) has entered into a Contract with the Company or any of its Subsidiaries. Except as required by Law or as set forth on Schedule 3.19(d)(iii) of the Company Disclosure Letter, the employment of each Employee is terminable at will without penalty or severance payments or benefits (other than coverage through the end of the month of employment termination in accordance with the terms of the Employee Plan, health care continuation coverage as required by Section 4980B of the Code or similar applicable Law, accrued vacation and wages through termination and similar amounts due to terminating employees generally). Each Employee’s principal place of employment and, to the Knowledge of the Company and except as otherwise provided in Schedule 3.19(d)(ii) of the Company Disclosure Letter or on the list contemplated by Section 3.19(d)(ii), each Independent Contractor’s principal place of service relationship is the United States. The Company and its Subsidiaries have completed a Form I-9 (Employment Eligibility Verification) for each Employee, and each such Form I-9 has since been updated as required by applicable Law and is correct and complete in all material respects as of the date hereof.
(e) Neither the Company nor any of its ERISA Affiliates sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has any direct or indirect liability with respect to (or has in the past six years sponsored, maintained, administered, contributed to (or had any obligation to contribute to), or had any direct or indirect liability with respect to): (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA); (ii) a “multiemployer plan” (as defined in Sections 4001(a)(3) and 3(37)(A) of ERISA); (iii) a pension plan subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code; (iv) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA or applicable state Law); (v) a “multiple employer plan” (as defined in Section 413(c) of the Code); or (vi) a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Employee Plan is, and neither the Company nor any of its Subsidiaries has liability with respect to, a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA or applicable state Law).
(f) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code (“Qualified Plan”) is so qualified, and, to the Knowledge of the Company, no event has occurred that would reasonably be expected to adversely affect such qualification. Each Qualified Plan is subject to a currently effective determination letter, or opinion letter on which the Company or applicable Subsidiary that is the plan sponsor is entitled to rely, from the IRS.
(g) Each Employee Plan has been established, maintained, funded and administered in all material respects in compliance with its terms and with all applicable Law, including ERISA and the Code. No Action (other than routine claims for benefits) is pending against or involves or, to the Knowledge of the Company, is threatened against or threatens to involve, any Employee Plan. The Company and its Subsidiaries have complied in all material respects with applicable Law with respect to each employee benefit plan or arrangement maintained by a Governmental Authority requiring the payment of social insurance Taxes or similar contributions to a fund of a Governmental Authority with respect to wages of an employee.
(h) Except as set forth on Schedule 3.19(h) of the Company Disclosure Letter, all assets of any Qualified Plan consist of cash or actively traded securities and no asset of any Qualified Plan consists of employer securities (within the meaning of Section 407(d)(1) of ERISA). Each Employee Plan that provides group health, life insurance or disability benefits, other than any Employee Plan providing health savings account or flexible spending account benefits, is fully insured by a third-party insurance company.
(i) All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Employee Plans have been timely filed or delivered. Neither the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any of its directors, officers, employees or agents nor any fiduciary of any Employee Plan has engaged in or been a party to any non-exempt “prohibited transaction” as defined in Section 4975 of the Code and Section 406 of ERISA with respect to an Employee Plan and, to the Knowledge of the Company, no such non-exempt “prohibited transaction” has occurred with respect to an Employee Plan. Neither the Company, nor, to the knowledge of the Company, any fiduciary (within the meaning of Section 3(21) of ERISA) has breached its, his or her fiduciary duty with respect to an Employee Plan or otherwise has any liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Employee Plan, in each case, except as could not reasonably be expected to result in material liability to the Company or its Subsidiaries.
(j) Except as set forth on Schedule 3.19(j) of the Company Disclosure Letter, neither the Company nor any of its ERISA Affiliates has any liability for, and no Employee Plan provides or promises, any post-employment or post-retirement health, medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than (i) health care continuation coverage as required by Section 4980B of the Code or similar applicable Law and for which the participant or beneficiary pays the full cost of coverage, or (ii) coverage through the end of the month of employment termination in accordance with the terms of the Employee Plan).
(k) To the Knowledge of the Company, there has been no written, formal amendment to or announcement by the Company of any Employee Plan that would materially increase the expense of maintaining such Employee Plan above the level of expense incurred in respect thereof for the fiscal year ended on December 31, 2024.
(l) All contributions, premiums and payments that are due have been made in all material respects for each Employee Plan within the time periods prescribed by the terms of such plan and applicable Law, and all contributions, premiums and payments for any period that are not yet due are properly accrued to the extent required to be accrued under applicable accounting principles. The Company and its Subsidiaries have paid all salaries, bonuses, commissions, wages, severance and accrued vacation pay due to Employees required to be paid by applicable Law prior to the date hereof.
(m) Neither the Company nor any of its Subsidiaries has or would reasonably be expected to have any liability for Taxes under Sections 4975 through 4980 or Sections 4980A through 4980G of the Code. The Company maintains a health plan that satisfies the requirements for “minimum essential coverage” under Section 4980H(a) of the Code (as applicable to “applicable large employers” within the meaning of Section 4980H(a) of the Code, without regard to whether the Company or any Subsidiary is an “applicable large employer”), which minimum essential coverage satisfies an affordability safe harbor under Treasury Regulation Section 54.4980H-5 and provides “minimum value” as defined in Treasury Regulation Section 54.4980H-1(a)(28), and in the past three years, the Company and its Subsidiaries have offered such minimum essential coverage to all “full-time employees” (within the meaning of Section 4980H of the Code) and their eligible (per the terms of the applicable Employee Plan) dependents.
(n) Except as expressly required under this Agreement or as set forth on Schedule 3.19(n) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former Service Provider to any payment or benefit, including any bonus, retention, tax gross-up, severance, retirement or job security payment or benefit, or any increased or accelerated payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan or to a current or former Service Provider, (iii) limit or restrict the right of the

Company or any of its Subsidiaries or, after the Closing, Parent or any of its Subsidiaries, to merge, amend or terminate any Employee Plan or (iv) result in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in 280G(b)(1) of the Code.
(o) Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A or Section 4999 of the Code.
(p) Each Employee Plan or other arrangement of the Company or any of its Subsidiaries that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is currently and has at all relevant times been established, operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder, other than non-compliance that has not and would not reasonably be expected to result in early inclusion of income or other adverse consequences under Section 409A of the Code.
(q) Neither the Company nor any of its Subsidiaries is a party or subject to, has ever been party or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement. There is no, and there has not been in the past any, organizational campaign, petition or other unionization activity pending, or to the Knowledge of the Company, threatened, seeking recognition of a collective bargaining unit relating to any Employee. There are no material controversies pending or, to the Knowledge of the Company, threatened between the Company and its Subsidiaries, on the one hand, and any of their current or former Employees, on the other. No investigation, review, complaint or proceeding by any Governmental Authority or current or former Employee with respect to the Company or any of its Subsidiaries in relation to the employment of any individual is pending or, to the Knowledge of the Company, threatened, nor has the Company or any of its Subsidiaries received any notice from any Governmental Authority indicating an intention to conduct the same.
(r) There are no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority. There is no, and there has not been in the past any, labor strike, slowdown, stoppage, picketing, material interruption of work or lockout pending against or affecting the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, is any such action threatened or at risk to be commenced.
(s) The Company and its Subsidiaries are, and since the Reference Date have been, in compliance in all material respects with all applicable Laws relating to labor and employment, including (i) those relating to labor management relations, wages, hours, overtime, employee classification, equal opportunity, discrimination, sexual harassment, disability accommodation, protected leave, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, wage payment, the payment and withholding of Taxes and workers compensation and (ii) the Worker Adjustment and Retraining Notification Act and any comparable state, local or foreign law. Neither the Company nor any of its Subsidiaries is, or since the Reference Date has been, a government contractor.
(t) Since the Reference Date, (i) to the Knowledge of the Company, no allegations of sexual harassment or other sexual misconduct have been made against any current or former officer of the Company or any of its Subsidiaries or any Employee in a managerial or executive position and (ii) the Company and its Subsidiaries have not entered into any settlement agreements related to allegations of sexual harassment or misconduct by a Service Provider. Since the Reference Date, neither the Company nor any of its Subsidiaries has incurred any material liability with respect to any such allegations and to the Knowledge of the Company, no circumstances exist under which any of the Company or any of its Subsidiaries would reasonably be expected to incur any material liability arising from such allegations. To the Knowledge of the Company, there are no such facts regarding sexual harassment or misconduct by a former or current Service Provider which, if they came to light in the public, would be likely to result in a material impact on the finances, reputation or standing of the Company or its Subsidiaries.
Section 3.20. Environmental Matters.
(a) Except as would not be material to the Company and its Subsidiaries taken as a whole, no written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Action or review (or, to the Knowledge of the Company, any basis therefor) is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law. The Company and its Subsidiaries are and have for the past five years been in compliance in all material respects with all Environmental Laws and all Environmental Permits, no action or proceeding is pending or, to the Knowledge of the Company, threatened to revoke, modify in any material respect or terminate any such Environmental Permit, and the Company is not aware of any basis for any Environmental Permit to be terminated or modified in any material respect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there has been no release of any Hazardous Substance at, from, in, on, under, to or about any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, at any other location which would reasonably be expected to give rise to liability of the Company or any of its Subsidiaries under Environmental Laws. There are no material liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that would reasonably be expected to result in or be the basis for any such liability or obligation. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has assumed or provided an indemnity for, by contract or by operation of law, expressly for any liabilities under Environmental Laws of any other Person.
(b) For purposes of this Section 3.20, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.
Section 3.21. Material Contracts.
(a) Schedule 3.21(a) of the Company Disclosure Letter contains a true and complete list of each Material Contract (other than any Employee Plan) in effect or with any outstanding obligations or liabilities thereunder (other than customary surviving confidentiality and indemnity provisions under which no claims have been made or would be reasonably expected to be made) as of the date hereof. As used in this Agreement, a “Material Contract” means any of the following Contracts to which the Company or any of its Subsidiaries is a party or by which such Person is, or any of its properties or assets are, bound, including all amendments, modifications, supplements, waivers, extensions and renewals thereof:
(i) any Contract (A) the terms of which obligate or may in the future obligate the Company or any of its Subsidiaries to make any severance, termination or similar payment to any current or former Service Provider, or (B) pursuant to which the Company or any of its Subsidiaries may be obligated to make any bonus or similar payment to any current or former Service Provider in connection with the consummation of the transactions contemplated by this Agreement;
(ii) any Contract providing for any partnership, joint venture, strategic alliance or other similar arrangement;
(iii) any Contract relating to (A) the research, development, distribution, marketing, supply, license (other than Ordinary Course Licenses), collaboration, co-promotion or manufacturing of any Company Product, or (B) the Exploitation of any Company Product (other than, in each case, Unscheduled Contracts that do not have licenses other than Ordinary Course Licenses, clinical trial agreements (but not contract research organization agreements) and Contracts on the Company’s or its Subsidiaries’ form agreements made available to Parent with current or former employees, vendors, service providers or independent contractors);
(iv) any Contract (excluding (1) nondisclosure agreements, proprietary information assignment agreements with Employees of the Company or any of its Subsidiaries, agreements with consultants and Service Providers, in each case on the Company’s or its Subsidiaries’ form agreements made available to Parent, (2) Ordinary Course Licenses and (3) licenses for commercial off-the-shelf computer Software that are generally available on nondiscriminatory pricing terms) pursuant to which the Company or any of its Subsidiaries (A) obtains any right to Exploit, or a covenant not to be sued under, any Intellectual Property Right or (B) grants any right to Exploit, or a covenant not to be sued under, any Company Intellectual Property Right;

(v) any Contract with any Governmental Authority;
(vi) any Contract (A) with sole-source or single-source suppliers of material tangible products or services or pursuant to which the Company or any of its Subsidiaries has agreed to purchase a minimum quantity or percentage of any Company Product or of goods relating to any Company Product (including inputs or components thereof) or has agreed to purchase goods relating to any Company Product exclusively or semi-exclusively from a certain party, or (B) that is with any Person which is a supplier to the Company, or any of its Affiliates, or any of its or their contract manufacturers (regardless of tier) of (x) material tangible products or services relating to any Company Product, or (y) products or services relating to any Company Product that are not otherwise readily commercially available from another source for a substantially similar cost with substantially similar quality;
(vii) any stockholders’, investor rights, registration rights, or similar Contract, or any Contract relating to the exercise of any voting rights in respect of any Company Securities;
(viii) any Contract containing “most favored nation” or similar preferential pricing provisions, any exclusive dealing arrangement or any arrangement that grants any right of first refusal, first offer, first negotiation or similar preferential right;
(ix) any Contract that obligates the Company (together with its Subsidiaries) to make aggregate payments in excess of (A) $350,000 in the current or any future calendar year or (B) $1,000,000 in the aggregate;
(x) any Contract with any supplier of material inputs used in the manufacture of the Company Products and any contract manufacturer involved in the manufacture of the Company Products;
(xi) any Contract (A) for the disposition of all, or any significant portion of, the assets (including any Intellectual Property Rights or business of the Company or any of its Subsidiaries, other than Ordinary Course Licenses), (B) for the acquisition of, directly or indirectly, a material portion of the assets (including any Intellectual Property Rights) or business of any other Person (whether by merger, sale of stock or assets or otherwise) or (C) related to any acquisition or divestiture and that contains continuing representations, covenants, indemnities or other obligations (including “earn out” or other contingent payment obligations);
(xii) any Contract pursuant to which the Company or any of its Subsidiaries has continuing obligations or interests involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or any other material contingent payment obligations or interests, in each case that is not terminable by the Company or its Subsidiaries without penalty without more than 60 days’ notice;
(xiii) any Lease;
(xiv) any Contract that provides for indemnification of any current or former Service Provider;
(xv) any Contract relating to indebtedness for borrowed money any guarantees thereof or the granting of Liens over the property or assets of the Company or any of its Subsidiaries, other than Permitted Liens;
(xvi) any Contract relating to any loan or other extension of credit made by the Company or any of its Subsidiaries (other than to the Company or any of its Subsidiaries, and other than investments in marketable securities or advances to Service Providers in the ordinary course of business);
(xvii) any Contract containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (A) Exploit any products or services of or to any other Person or in any geographic region, (B) engage in any line of business or (C) compete with or to obtain products or services from any Person, or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries);

(xviii) any Contract requiring the Company, or any successor thereto or acquirer thereof, to make any payment, whether on the account of severance or otherwise, to another Person as a result of a change of control of the Company, or that gives a Third Party a right to receive or elect to receive any such payment; and
(xix) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K).
(b) The Company has made available to Parent a true and complete copy of each Material Contract. Except as has not had, and would not reasonably be expected to have a Company Material Adverse Effect, each of the Material Contracts and Unscheduled Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company or its applicable Subsidiary party thereto, subject to the Enforceability Exceptions. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to a Material Contract or an Unscheduled Contract has breached or violated in any material respect any provision of, or taken or failed to take any act which, with or without notice, lapse of time or both, would constitute a material breach or default under the provisions of such Material Contract or Unscheduled Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted in any material respect under any such Material Contract or Unscheduled Contract.
Section 3.22. Regulatory Matters.
(a) To the Knowledge of the Company, all Company Products have been since the Reference Date and are being researched, developed, tested, manufactured, labeled, distributed, shipped, imported, exported or otherwise Exploited in compliance, in all material respects, with all applicable requirements under the FDCA, FDA regulations promulgated thereunder, PHSA, Health Laws, and all comparable foreign Laws with respect to each Company Product including those Laws relating to biological product, drug, and device research, development, device design, testing, manufacture, distribution, import/export, advertising and promotion, recordkeeping and filing of reports, Good Manufacturing Practice, Good Laboratory Practice and Good Clinical Practice.
(b) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any of the Company Collaboration Partners or other Third Parties acting on behalf of the Company or any of its Subsidiaries, has received any notice or communication from the FDA or any other Governmental Authority, or any Review Board, alleging any violation of any applicable Law, including any failure to maintain systems and programs adequate to ensure compliance with any applicable Law related to product quality, including Good Manufacturing Practice, Good Laboratory Practice and Good Clinical Practice, by the Company, any of its Subsidiaries, or any Company Collaboration Partners or other Third Party acting on behalf of the Company or any of its Subsidiaries, relating to any Exploitation activity of a Company Product that would have a material effect on the product. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of the Company Collaboration Partners or other Third Parties acting on behalf of the Company or any of its Subsidiaries (but solely to the extent related to any Exploitation activity of a Company Product), has received any (i) notices of inspectional observations (including those recorded on Form FDA 483), establishment inspection reports, warning letters, untitled letters, (ii) written notice of any intention to conduct an investigation or review, or (iii) other documents issued by the FDA or any other Governmental Authority, or any Review Board, that indicate a material lack of compliance with applicable Law by the Company or any of its Subsidiaries, or by Persons who are otherwise performing services for the benefit of the Company or any of its Subsidiaries.
(c) Except for studies enumerated in Schedule 3.22(c) of the Company Disclosure Letter, all animal studies or other preclinical tests performed in connection with or as the basis for any submission to the FDA or other comparable Governmental Authority, filed under an Investigational New Drug Application (“IND”), Clinical Trial Application (“CTA”) or other foreign equivalent or that the Company or any of its Subsidiaries anticipates will be submitted to the FDA or other comparable Governmental Authority either (i) have been or are being conducted in accordance, in all material respects, with applicable Good Laboratory Practice requirements, or (ii) involved experimental research techniques that were not required to be performed by a registered Good Laboratory Practice testing laboratory (with appropriate notice being given to the FDA or the applicable Governmental Authority), but (in the case of this clause (ii)) have employed or are employing, in all material respects, procedures and controls generally used by qualified experts in the conduct of animal or preclinical studies of products comparable to the Company Products.
(d) All human clinical trials conducted by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by a Company Collaboration Partner or other Third Party on behalf of the Company or any of its Subsidiaries, wherever conducted in any jurisdiction inside or outside the United States, have been and are being conducted in compliance in all material respects with all applicable requirements of Good Clinical Practice, “Informed Consent” and “Institutional Review Boards,” as those terms are defined by the FDA and in all applicable Laws relating to clinical trials or the protection of human subjects, including those contained in the International Conference on 68 Harmonization E6: Good Clinical Practices Consolidated Guideline, and in 21 C.F.R. Parts 50, 54, 56 and 312 and comparable foreign Laws.
(e) No human clinical trial conducted or sponsored by or on behalf of the Company or any of its Subsidiaries or by a Company Collaboration Partner or a Third Party on behalf of the Company or any of its Subsidiaries has been terminated or suspended by the FDA or any other applicable Governmental Authority or any Review Board, and neither the FDA or any other applicable Governmental Authority nor any Review Board has commenced or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, suspend, materially modify, or materially restrict, any previous, proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries, nor any Company Collaboration Partner or other Third Party acting on behalf of the Company or any of its Subsidiaries, has received any written notice (nor, to the Knowledge of the Company, are there are any facts that would be reasonably be expected to give rise to such an action) that the FDA or any other Governmental Authority or any Review Board has initiated, or threatened to initiate, any clinical hold (whether full or partial) or other action to suspend any clinical trial sponsored by the Company or any of its Subsidiaries, or otherwise restrict, terminate, delay, or materially modify any preclinical research on, or any previous, proposed or ongoing clinical study of, any Company Product.
(f) There is not and there has not been, and to the Knowledge of the Company there is no threat of, any return or defect of any Company Product proposed to be used during a clinical investigation, nor has the Company issued any replacements, safety alerts or any other written notice to an investigator or Governmental Authority asserting potential lack of safety or regulatory compliance with respect to any Company Product, and to the Knowledge of the Company, there are no facts that would be reasonably likely to result in the foregoing or a termination or suspension of developing and testing of any such Company Product.
(g) To the Knowledge of the Company, none of the clinical investigators involved in the clinical investigations of any Company Product by or on behalf of the Company or its Subsidiaries has been or is disqualified, restricted or otherwise sanctioned by FDA, the U.S. Department of Health and Human Services, or any other applicable Governmental Authority.
(h) All clinical trials conducted by or on behalf of the Company or any of its Subsidiaries and the results of all such clinical trials have been registered and disclosed in accordance with all applicable Laws.
(i) All Personal Information Processed by or on behalf of the Company or any of its Subsidiaries, including any Personal Information collected during any clinical trials conducted with respect to a Company Product or otherwise in connection with the development, pre-clinical and clinical testing, manufacture, storage, testing, distribution, supply and administration of a Company Product, have been since the Reference Date, and are being Processed in material compliance with applicable Laws and industry standards, including the U.S. Health Insurance Portability and Accountability Act of 1996 and the implementing regulations of the U.S. Department of Health and Human Services, the General Data Protection Regulation (EU) 2016/679 or any other foreign equivalent, and other applicable Privacy and Information Security Requirements, including by ensuring that, where applicable, all material consents or authorizations have been obtained, or the appropriate legal basis was used, in accordance in all material respects with applicable Laws. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any Third Party acting on behalf of the Company or any of its Subsidiaries, has received any:

(i) written or, to the Knowledge of the Company, oral notice or complaint alleging non-compliance with Law relating to the Processing of information or data; (ii) written or, to the Knowledge of the Company, oral claim for compensation for loss or unauthorized Processing of data; or (iii) written or, to the Knowledge of the Company, oral notification of an application for rectification, erasure or destruction of information or data that is still outstanding.
(j) All manufacturing operations conducted by or for the benefit of, the Company or any of its Subsidiaries with respect to the Company’s or any of its Subsidiaries’ product candidates, including those conducted by Company Collaboration Partners, have been and are being conducted in accordance, in all material respects, with applicable current Good Manufacturing Practice. None of the manufacturing operations conducted by or for the benefit of the Company or any of its Subsidiaries with respect to any Company Product has received since the Reference Date any (i) notices of inspectional observations (including those recorded on Form FDA 483), establishment inspection reports, warning letters, untitled letters, (ii) notice of any intention to conduct an investigation or review or (iii) other documents issued by or communications with the FDA or any other Governmental Authority that indicate a material lack of compliance with any applicable Laws.
(k) No Company Product has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise). No Actions (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Company Product or pre-market approvals are pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, nor have any such Actions been pending since the Reference Date at any time.
(l) The Company (and each of its Subsidiaries, as applicable) has filed all annual and periodic reports, amendments and IND safety reports required for any Company Products required to be made to the FDA or any other Governmental Authority, and has made available to Parent, prior to the execution of this Agreement, true and complete copies of all such reports.
(m) There are no Actions pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries with respect to (i) a material violation by the Company or any of its Subsidiaries of any applicable Health Law, or (ii) any alleged injuries to a participant in any clinical trial conducted by or on behalf of the Company or any of its Subsidiaries.
(n) To the Knowledge of the Company, no Person has filed against the Company or any of its Subsidiaries any action relating to a material violation of any Health Law under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. §3729 et seq.).
(o) Neither the Company or any of its Subsidiaries, nor any other Person on behalf of or for the benefit of the Company or any of its Subsidiaries, is currently marketing, distributing, selling or otherwise commercializing, or has marketed, distributed, sold or otherwise commercialized, any Company Product or any other product, whether in or outside the United States, since the Reference Date.
(p) All applications, notifications, submissions, information, claims, reports and statistics and other data, utilized as the basis for, or submitted in connection with, any clinical trial or other investigation or application for Regulatory Approval of Navenibart (formerly known as STAR-0215) and any other Company Product, when submitted to the FDA or such other comparable Governmental Authority, were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or such other comparable Governmental Authority. None of the filings made by or on behalf of the Company or any of its Subsidiaries with the FDA or an equivalent Governmental Authority relating to any of the Company Product contained any untrue statement of a material fact or fraudulent statement or omitted to state any material fact necessary to make the statements therein not misleading.
(q) To the Knowledge of the Company, neither the Company or any of its Subsidiaries, nor any officer, employee or agent acting for the Company or any of its Subsidiaries, (i) has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed any act, made any statement, or failed to make any statement, in each case, relating to a Company Product or the development or manufacturing thereof, that would reasonably be expected to provide a basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or (ii) has, to the Knowledge of Company, been convicted of any crime or engaged in any conduct that would reasonably be expected to result in or that has resulted in (A) debarment under 21 U.S.C. Section 335a or any similar U.S. state or federal applicable Law or (B) exclusion from participating in the U.S. federal health care programs under Section 1128 of the U.S. Social Security Act or any similar state or federal applicable Law. No Actions that would reasonably be expected to result in such a debarment or exclusion are pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, or any of the directors, officers, employees or agents of the Company or any of its Subsidiaries.
(r) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Company Collaboration Partner is aware of any quality, safety, efficacy, or any other regulatory issues or circumstances with respect to any Company Product currently being researched or developed that would prevent the manufacture or supply of such Company Product for use in a clinical trial and subsequently for use in commercialization thereof. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any Company Collaboration Partner is aware of any quality, safety, efficacy, or any other regulatory issues or circumstances that might cause FDA or comparable foreign Governmental Authorities to require (i) changes to the applicable drug substance or drug product formulation of a Company Product or (ii) a clinical hold in respect of a clinical trial of a Company Product. To the Knowledge of the Company, there is no Effect that would reasonably be expected to adversely affect, in any material respect, the acceptance, obtaining or maintaining of any Regulatory Approval for any Company Product.
(s) None of the Company or any of its Subsidiaries, any of their respective officers or employees or, to the Knowledge of the Company, any Company Collaboration Partner or other Person acting on the Company’s behalf, has engaged in any conduct that is not compliant in any material respect with applicable Laws relating to the integrity of data generated or used in any clinical trials or otherwise related to the research, testing, development, use, handling, packaging, storage, safety, efficacy, quality, reliability or manufacturing of any Company Product. All data with respect to the Company Products have been generated, analyzed, reviewed, appropriately disclosed and stored in material compliance with applicable Health Laws. Since the Reference Date, the Company, each of its Subsidiaries and, to the Knowledge of the Company, each Company Collaboration Partner or other Person acting on the Company’s behalf have instituted, maintained, and complied in all material respects with policies and procedures reasonably designed to ensure the integrity of data generated in developing and manufacturing any Company Product and reasonably designed to encourage employees to report any compliance issues related thereto (and the Company has made available copies or written summaries of any such reports). The Company, each of its Subsidiaries and, to the Knowledge of the Company and to the extent related to any Company Product, any Company Collaboration Partner or other Person acting on the Company’s behalf, have ensured that the integrity of such data is preserved in all material respects in connection with any transfer of such data from one Person to another. To the Knowledge of the Company, there is no fact or circumstance that reasonably would be expected to cause FDA or any other applicable Governmental Authority to either refuse to accept or limit the ability of an applicant to rely upon such data in support of an application for a Permit due to a lack of data integrity. For purposes of this Section 3.22(s), “integrity of data” or “data integrity” includes the attributes of lineage, traceability, and reliability that FDA or any other applicable Governmental Authority reasonably can be expected to require for data submitted in support of an application for a Permit.
(t) Neither the Company nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any Governmental Authority.
(u) To the Knowledge of the Company, from and after the Effective Time, Parent or the Surviving Corporation shall be the sole and exclusive owner of the INDs, CTAs, or other foreign equivalents for any Company Product and of the Regulatory Approvals required by the FDA or any comparable Governmental Authority for marketing, sale and commercialization of any Company Product in any jurisdictions and shall hold all right, title and interest in and to all filings and applications with the FDA or any comparable Governmental Authority associated with such INDs, CTAs, or other foreign equivalents and Regulatory Approvals.
(v) Schedule 3.22(v) of the Company Disclosure Letter sets forth a copy of the Company’s research and development plan with respect to the Company Products as of the date hereof (the “R&D Plan”).

Section 3.23. Transactions with Affiliates. None of the following Persons is or since the Reference Date has been a party to any Contract, commitment, arrangement or understanding with the Company or any of its Subsidiaries that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in the Company SEC Documents prior to the date hereof: (a) any officer or director of the Company; (b) any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of any class of securities of the Company or any of its Subsidiaries; or (c) any Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any Person described in the foregoing clauses (a) or (b).
Section 3.24. Insurance. The Company has made available to Parent a true and complete copy of all material (a) insurance policies and (b) self-insurance programs, in each case, relating to the business, assets and operations of the Company and its Subsidiaries. All such insurance policies are in full force and effect, and all premiums thereon have been timely paid or, if not yet due, accrued. As of the date of this Agreement, there is no material claim pending under the Company’s or any of its Subsidiaries’ insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters thereof. The Company and its Subsidiaries are in compliance in all material respects with the terms of such policies and bonds. The Company has no Knowledge as of the date of this Agreement of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.
Section 3.25. Finders’ Fees. Except for Evercore Group L.L.C. (the “Financial Advisor”), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any brokerage, finder’s or other similar fee or commission from the Company or any of its Subsidiaries in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent prior to the date hereof a true and complete copy of all agreements pursuant to which the Financial Advisor is entitled to any fees, expenses or indemnification in connection with any of the transactions contemplated by this Agreement.
Section 3.26. Opinion of Financial Advisor. The Board of Directors has received the opinion of the Financial Advisor, as financial advisor to the Board of Directors, to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and conditions described therein, the Merger Consideration to be received pursuant to this Agreement by holders of the Shares is fair to such holders from a financial point of view, and as of the date hereof such opinion has not been withdrawn, rescinded or modified. After the execution of this Agreement, the Company will promptly deliver a correct and complete copy of such written opinion of the Financial Advisor to Parent solely for informational purposes.
Section 3.27. Antitakeover Statutes. Assuming the accuracy of the representations and warranties of Parent in Section 4.21, the Company has taken all action necessary to exempt the Merger, the execution, delivery and performance of this Agreement and the Voting Agreements, and the consummation of the transactions contemplated hereby or thereby from Section 203 of the DGCL and accordingly, Section 203 does not apply to such transactions. Except as would not be reasonably expected to be, individually or in the aggregate, material to the Company or to the transactions contemplated hereby, no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar laws enacted under U.S. state or federal laws apply to this Agreement, the Voting Agreements or any of the transactions contemplated hereby or thereby. There is no stockholder rights plan, “poison pill” or similar device in effect to which the Company or any of its Subsidiaries is subject, party or otherwise bound.
Section 3.28. No Other Representations and Warranties. The Company acknowledges and agrees that, except for the representations and warranties contained in Article 4, none of Parent, Merger Sub, any other Affiliates of Parent or any other Person acting on behalf of Parent, Merger Sub, or any such Affiliates makes any representation or warranty, express or implied, with respect to Parent, Merger Sub, or any other Affiliates of Parent or with respect to any other information provided to the Company or any of its Representatives or any other Person in connection with the transactions contemplated by this Agreement, including the accuracy or completeness thereof, nor is the Company or any of its Representatives relying thereon.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT
Parent hereby represents and warrants to the Company as set forth in this Article 4, except as expressly disclosed in: (a) the Parent SEC Documents filed with the SEC and publicly available after December 31, 2024 and prior to two Business Days before the date of this Agreement (other than any information that is contained in the “Risk Factors” or “Note Regarding Forward-Looking Statements” or any forward-looking or similar statements (other than any historical factual information contained within such sections in such Parent SEC Documents)); provided that this clause (a) shall not apply to any of the representations and warranties set forth in Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.05 (Capitalization), Section 4.06 (Subsidiaries), Section 4.10 (Absence of Certain Changes) or Section 4.20 (Finders’ Fees); or (b) the Parent Disclosure Letter.
Section 4.01. Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the laws of its jurisdiction of organization, and has the corporate power and authority to carry on its business as now conducted. Parent is duly qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.
Section 4.02. Corporate Authorization. Each of Parent and Merger Sub has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance by each of Parent and Merger Sub of its obligations under this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by Parent and Merger Sub, as applicable, and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize the execution or delivery by each of Parent and Merger Sub of this Agreement, the performance by each of Parent and Merger Sub of its obligations under this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except, with respect to the Merger, for (a) the adoption of this Agreement by the sole stockholder of Merger Sub immediately following the execution and delivery of this Agreement, and (b) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.
Section 4.03. Governmental Authorization. None of the execution or delivery by each of Parent and Merger Sub of this Agreement, the performance by each of Parent and Merger Sub of its obligations under this Agreement or the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement requires any action by or in respect of, Permit from or declaration or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of any Antitrust Law, (c) the filing of the Form S-4 and the Proxy Statement/Prospectus with the SEC, (d) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal or any foreign securities laws and the rules and requirements of Nasdaq and (e) any actions, Permits, declarations or filings the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.04. Non-contravention. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance by each of Parent and Merger Sub of its obligations under this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the organizational documents of Parent or Merger Sub, (b) assuming compliance with the matters referred to in clauses (a) through (d) of Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (c) assuming compliance with the matters referred to in clauses (a) through (d) of Section 4.03, require any consent or other action by any Person under, constitute a breach or default, or an event that, with or without notice, lapse of time or both, would constitute a breach or default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Contract binding on Parent or any of its Subsidiaries or any Permit affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (c) and (d), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.05. Capitalization.
(a) The authorized capital stock of Parent consists solely of (i) 450,000,000 shares of Parent Common Stock and (ii) 5,000,000 shares of preferred stock, par value $$0.01 per share (“Parent Preferred Shares”). As of the Capitalization Date, (A) 210,529,583 shares of Parent Common Stock were outstanding, (B) no Parent Preferred Shares were outstanding, (C) options granted by Parent to acquire shares of Parent Common Stock under which 41,553,772 shares of Parent Common Stock are subject to issuance upon exercise thereof were outstanding (which have a weighted average exercise price of $7.99, and 26,803,917 of which are currently exercisable), (D) restricted stock units of Parent under which 9,798,703 shares of Parent Common Stock are subject to issuance upon settlement thereof were outstanding, (E) 15,134,731 shares of Parent Common Stock were reserved for issuance under the Parent Equity Incentive Plans, and (F) 4,674,237 shares of Parent Common Stock were reserved for issuance under the Amended and Restated Employee Stock Purchase Plan of Parent. The shares of Parent Common Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof will be free of preemptive rights. Parent owns all of the issued and outstanding capital stock of Merger Sub.
(b) Except as set forth in this Section 4.05, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or ownership interests in, Parent, (ii) securities of Parent convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, Parent, (iii) warrants, puts, calls, subscriptions, options or other rights to acquire from Parent any capital stock or other voting securities of, or ownership interests in, Parent or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, Parent, (iv) other obligations, agreements or commitments of Parent to issue, transfer or sell, or make any payment with respect to, any capital stock or other voting securities of, or ownership interests in, Parent, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, Parent, or any warrants, puts, calls, subscriptions, options or other rights to acquire from Parent any capital stock or other voting securities of, or ownership interests in, Parent, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, Parent or (v) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or ownership interests in, Parent (the items in clauses (i) through (v), including, for the avoidance of doubt, the Parent Common Stock, being referred to collectively as the “Parent Securities”). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities.
Section 4.06. Subsidiaries. Each Subsidiary of Parent has been duly organized or incorporated, as applicable, is validly existing and (where applicable) in good standing (where such concept is recognized under applicable Law) under the laws of its jurisdiction of organization or incorporation, and has all organizational powers to carry on its business in the places and in the manner as now conducted. Each Subsidiary of Parent is duly qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act.
(a) Parent has timely filed with or furnished to the SEC all reports, schedules, forms, statements, certifications, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by Parent since the Reference Date (collectively, together with any exhibits and schedules thereto and other information incorporated or otherwise hyperlinked therein, the “Parent SEC Documents”).
(b) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing) each Parent SEC Document complied, and each Parent SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of Nasdaq, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.
(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document filed pursuant to the Exchange Act on or prior to the date hereof since the Reference Date did not, and each Parent SEC Document filed pursuant to the Exchange Act subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(d) Parent and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act in all material respects. Such disclosure controls and procedures are designed to ensure that all material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the Knowledge of Parent, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the Exchange Act.
(e) Parent and its Subsidiaries have established and maintain a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data and any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.
Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents (a) as of their respective dates of filing with the SEC complied as to form in all material respects with the rules, regulations and requirements of the SEC with respect thereto and (b) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements which are not material in the aggregate). The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP.
Section 4.09. Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent specifically for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is first mailed to the stockholders of the Company, at the time the Proxy Statement/Prospectus is filed with the SEC or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus.
Section 4.10. Absence of Certain Changes. Since December 31, 2024 until the date hereof, there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate with all other Effects, a Parent Material Adverse Effect.
Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, known, unknown, determined, determinable or otherwise, other than (a) liabilities or obligations disclosed and reserved for in the consolidated balance sheet of Parent and its Subsidiaries as of June 30, 2025 and the footnotes thereto set forth in Parent’s Form 10-Q for the quarter ended June 30, 2025, (b) liabilities or obligations arising out of or in connection with this Agreement and the transactions contemplated hereby, (c) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and (d) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.12. Intellectual Property.
(a) Except as would not, individually or in the aggregate, be reasonably expected to be material to Parent and its Subsidiaries, taken as a whole, (i) Parent and its Subsidiaries are the sole, exclusive and record owners of all Parent Owned Intellectual Property Rights and hold all right, title and interest in and to all Parent Owned Intellectual Property Rights, free and clear of any Liens and (ii) to the Knowledge of Parent, Parent Company or one of its Subsidiaries, as applicable, has a valid license or sublicense to use the Parent Licensed Intellectual Property Rights in connection with the operation of its business as currently conducted.
(b) Except as would not, individually or in the aggregate, be reasonably expected to be material to Parent and its Subsidiaries, taken as a whole, there is no, and since the Reference Date there has been no, Action pending or, to the Knowledge of Parent, threatened in writing against or affecting Parent or any of its Subsidiaries, or affecting the conduct of the respective businesses of Parent or any of its Subsidiaries as presently conducted (i) based upon, or challenging or seeking to deny or restrict, any right of Parent or any of its Subsidiaries in any of the Parent Intellectual Property Rights, or (ii) alleging that any of the Parent Owned Intellectual Property Rights, or any Parent Licensed Intellectual Property Rights exclusively licensed to Parent or any of its Subsidiaries, is invalid or unenforceable. To the Knowledge of Parent, there is no information, materials, facts or circumstances that would render any of the Parent Owned Intellectual Property Rights unenforceable, or would adversely affect any pending application for any of the Parent Owned Intellectual Property Rights.
(c) To the Knowledge of Parent, the operation and conduct of the business of Parent and its Subsidiaries, as the business of each has been conducted and as each currently is being conducted, including with respect to any Parent Product, has not and does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any Person.
(d) To the Knowledge of Parent, no Person has infringed, misappropriated or otherwise violated any Parent Owned Intellectual Property Right or any Parent Licensed Intellectual Property Right exclusively licensed to Parent or any of its Subsidiaries.
(e) Following the Closing, Parent and its Subsidiaries will have all of the rights of Parent and its Subsidiaries under the Parent Intellectual Property Rights, to the same extent that Parent and its Subsidiaries would have had in all material respects if the Merger had not occurred, and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that Parent and its Subsidiaries would otherwise be required to pay.

Section 4.13. Privacy and Information Security.
(a) Since the Reference Date, to the Knowledge of Parent, Parent, its Subsidiaries and its Third Party Service Providers have been at all times and remain in material compliance with all Privacy and Information Security Requirements.
(b) Parent and its Subsidiaries have implemented and maintain commercially reasonable and appropriate administrative, technical, and physical measures to protect Personal Information and other Business Data against loss, damage and unauthorized access, use, modification or other misuse.
(c) Since the Reference Date, to the Knowledge of Parent, Parent and its Subsidiaries have not experienced and are not experiencing any Security Incident, and no claims, actual or alleged, relating to Security Incidents have been asserted against Parent and its Subsidiaries, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.
Section 4.14. Taxes.
(a) All material Tax Returns required by Tax Law to be filed with any Taxing Authority by Parent Tax Group have been timely filed in accordance with applicable Tax Law (after giving effect to any extensions of time in which to make such filings). All Tax Returns of or with respect to Parent Tax Group were, at the time of filing, true and complete in all material respects.
(b) Parent Tax Group has timely paid in full all material amounts of Taxes due and payable by or with respect to Parent Tax Group, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which Parent and its Subsidiaries ordinarily record items on their respective books.
(c) There are no Liens of material Taxes with respect to any assets or properties of Parent Tax Group, except for Permitted Liens.
(d) As of the date of this Agreement, there is no Action (including any refund litigation, audit or other matter in controversy) now pending or, to the Knowledge of Parent, threatened in writing against or with respect to Parent Tax Group in respect of any material amount of Taxes or any Tax Return.
(e) Parent Tax Group has not entered into, or participated in, any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or any corresponding or similar provision of state, local or foreign applicable Law.
Section 4.15. Compliance with Laws. Parent and each of its Subsidiaries is, and since the Reference Date has been, in compliance in all material respects with all applicable Laws, including all Health Laws. Since the Reference Date, none of Parent or any of its Subsidiaries has received written or, to the Knowledge of Parent, oral notice from a Governmental Authority or, to the Knowledge of Parent, has been or is under investigation by a Governmental Authority with respect to, any violation of any applicable Law, including any Health Law. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.16. Litigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no Action before (or, in the case of threatened Actions, that would be before) or by any Governmental Authority or arbitrator pending or, to the Knowledge of Parent, threatened against (a) Parent, any of its Subsidiaries or any of their respective properties, or (b) to the Knowledge of Parent, any present or former officer, director or employee of Parent or any of its Subsidiaries (in their capacities as such or as a result of the fact that they hold or held such positions), or any Person for whom Parent or any of its Subsidiaries may be liable.
Section 4.17. Integrity and Monitoring Agreements. Neither Parent nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with, or imposed by, any Governmental Authority and relating to Health Laws.

Section 4.18. Compliance with the FDCA and PHSA.
(a) To the Knowledge of Parent, all Parent Products have been since the Reference Date and are being researched, developed, tested, manufactured, labeled, distributed, shipped, imported, exported, sold, marketed, promoted, or otherwise Exploited in compliance, in all material respects, with all applicable requirements under the FDCA, FDA regulations promulgated thereunder, PHSA, Health Laws, and all comparable foreign Laws with respect to each product including those Laws relating to biological products, drug, and device research, development, device design, testing, manufacture, distribution, import/export, advertising and promotion, recordkeeping and filing of reports, Good Manufacturing Practice, Good Laboratory Practice and Good Clinical Practice.
(b) To the Knowledge of Parent, neither Parent nor any of its Subsidiaries, nor any other entity acting on behalf of Parent or any of its Subsidiaries, has received any notice or communication from the FDA or any other Governmental Authority, or any Review Board, alleging any violation of any applicable Law (including any Health Laws), including any failure to maintain systems and programs adequate to ensure compliance with any applicable Law related to product quality, including Good Manufacturing Practice, Good Laboratory Practice and Good Clinical Practice, by Parent, any of its Subsidiaries, or any other entity acting on behalf of Parent or any of its Subsidiaries, relating to any Exploitation activity of a Parent Product that would have a material effect on the product. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries, nor any of the other entities acting on behalf of Parent or any of its Subsidiaries (but solely to the extent related to any Exploitation activity of a product), has received any (i) notices of inspectional observations (including those recorded on Form FDA 483), establishment inspection reports, warning letters, untitled letters, (ii) written or oral notice of any intention to conduct an investigation or review, or (iii) other documents issued by the FDA or any other Governmental Authority, or any Review Board, that indicate a material lack of compliance with applicable Law by Parent or any of its Subsidiaries, or by entities who are otherwise performing services for the benefit of Parent or any of its Subsidiaries.
Section 4.19. No False Statements, Exclusion or Debarment. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries, nor any officer, employee or agent acting for Parent or any of its Subsidiaries, (a) has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed any act, made any statement, or failed to make any statement, in each case, relating to a Parent Product or the development or manufacturing thereof, that would reasonably be expected to provide a basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or (b) has, to the Knowledge of Parent, been convicted of any crime or engaged in any conduct that would reasonably be expected to result in or that has resulted in (i) debarment under 21 U.S.C. Section 335a or any similar U.S. state or federal applicable Law or (ii) exclusion from participating in the U.S. federal health care programs under Section 1128 of the U.S. Social Security Act or any similar state or federal applicable Law. No Actions that would reasonably be expected to result in such a debarment or exclusion are pending or, to the Knowledge of Parent, threatened against Parent, any of its Subsidiaries, or any of the directors, officers, employees or agents of Parent or any of its Subsidiaries.
Section 4.20. Finders’ Fees. Except for BofA Securities, Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who is entitled to any brokerage, finder’s or other similar fee or commission from Parent or Merger Sub in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
Section 4.21. Stock Ownership. None of Parent, Merger Sub or any of their respective controlled Affiliates “owns” or has “owned” within the three years prior to the date hereof (as such terms are defined in Section 203 of the DGCL) 15% or more of the capital stock of the Company.
Section 4.22. Financial Capability.
(a) Parent has entered into commitment letters (the “Debt Commitment Letters”) with the Financing Sources, confirming their respective commitments to provide Parent with debt financing in connection with the transactions contemplated by this Agreement in the amounts set forth therein (the “Debt Financing”). Parent has provided to the Company substantially final drafts of the Debt Commitment Letters prior to the date hereof and true and complete copies of the Debt Commitment Letters concurrently with the execution and delivery of this Agreement.
(b) As of the date of this Agreement, the Debt Commitment Letters are legal, valid and binding obligations of Parent, and to the Knowledge of Parent, the other parties thereto, are in full force and effect, and are enforceable against Parent and, to the Knowledge of Parent, each other party thereto in accordance with their terms (except as such enforceability may be limited by (i) the Enforceability Exceptions and (ii) the availability of injunctive relief and other equitable remedies).
(c) There are no side letters or other Contracts to which Parent or any of its Affiliates is a party relating to the Debt Financing (other than (i) as expressly set forth in the Debt Commitment Letters (including the fee letter referenced therein) and (ii) customary engagement letters or non-disclosure agreements, in each case, which do not adversely impact the conditionality or aggregate amount of the Debt Financing) that would reasonably be expected to (A) adversely affect the ability of Parent to satisfy any of the conditions to the Debt Financing within its control, (B) prevent or delay the availability or amount of the Debt Financing or (C) adversely affect the enforceability of the Debt Commitment Letters, other than as expressly set forth in the applicable Debt Commitment Letters and the fee letters related thereto.
(d) Except as specifically set forth in the applicable Debt Commitment Letters, (i) there are no conditions precedent to the obligations of the Financing Sources to fund the Debt Financing (including pursuant to any flex provisions) and (ii) there are no contingencies pursuant to any Contract relating to the transactions contemplated by this Agreement to which Parent or any of its Affiliates is a party that would permit any of the Financing Sources to reduce the total amount of the Debt Financing or impose any additional condition to the availability of any component of the Debt Financing.
(e) As of the date of this Agreement, (i) none of the Debt Commitment Letters has been amended or modified (and no such amendment or modification is contemplated except as expressly contemplated in the Debt Commitment Letters with respect to additional Financing Sources joining), and (ii) the respective commitments set forth in the Debt Commitment Letters have not been withdrawn or rescinded in any respect (and no such withdrawal or rescission is contemplated). As of the date of this Agreement, no event has occurred which would result in any breach by Parent of, or constitute a default by Parent under (or an event which with notice or lapse of time or both would constitute a default), the Debt Commitment Letters, or otherwise result in any portion of the Debt Financing contemplated thereby to be unavailable or delayed (assuming satisfaction of the conditions set forth in Section 8.02). As of the date of this Agreement, and assuming satisfaction of the conditions set forth in Section 8.01 and Section 8.02, Parent (A) is not aware of any fact or occurrence that makes any of the representations or warranties of Parent in any of the Debt Commitment Letters inaccurate in any material respect, (B) has no reason to believe that it will be unable to satisfy, on a timely basis, any term or condition of closing to be satisfied by it or its Affiliates contained in the Debt Commitment Letters and (C) has no reason to believe that any portion of the Debt Financing required to consummate the transactions contemplated by this Agreement will not be made available to Parent on the Closing Date. Parent has fully paid any and all commitment fees and other fees required by the Debt Commitment Letters to be paid as of the date of this Agreement.
(f) Parent will have at the Closing when funded in accordance with the Debt Commitment Letters immediately available funds in connection with the Debt Financing in an aggregate amount (without duplication and after netting out applicable fees, expenses, original issue discount and similar premiums and charges provided under the Debt Commitment Letters, and assuming that all rights to flex the terms of the Debt Financing are exercised to their maximum extent) that will enable Parent to (i) satisfy all of Parent’s payment obligations owing on the Closing Date under this Agreement, including under Section 2.04(a) and Section 2.08, and (ii) pay all related fees and expenses of Parent.
Section 4.23. No Other Representations and Warranties. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article 3, none of the Company, any Affiliates of the Company, or any other Person acting on behalf of the Company or such Affiliates makes any representation or warranty, express or implied, with respect to the Company or any Affiliates of the Company or with respect to any other information provided to Parent or Merger Sub or any of their respective Representatives or any other Person in connection with the transactions contemplated by this Agreement, including the accuracy or completeness thereof, nor is Parent, Merger Sub or any of their respective Representatives relying thereon.
ARTICLE 5
COVENANTS OF THE COMPANY
Section 5.01. Conduct of the Company.
(a) Except as expressly required by this Agreement or as required by applicable Law, as set forth in Schedule 5.01(a) of the Company Disclosure Letter, or with Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course in a manner that is consistent with past practice. Without limiting the generality of the foregoing, during the period from the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local Permits, (iii) keep available the services of its directors, officers, key employees and key consultants and (iv) maintain its existing business relationships and goodwill with those Persons having significant business relationships with it.
(b) Without limiting the generality of the foregoing, except as expressly required by this Agreement, as required by applicable Law or as set forth in Schedule 5.01(b) of the Company Disclosure Letter, during the period from the date hereof until the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to, without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed):
(i) amend its certificate of incorporation, bylaws or other similar organizational documents (including by merger, consolidation or otherwise);
(ii) (A) split, combine or reclassify any shares of its capital stock or any other equity securities (including the Shares), (B) declare, set aside, establish a record date for or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends payable by any wholly owned Subsidiary of the Company, or (C) other than (I) to satisfy the exercise price or any Tax withholding obligations upon the exercise of Company Stock Options or (II) for the cashless exercise of any Company Common Warrants or Company Pre-Funded Warrants, in each case that are outstanding on the date hereof (or permitted to be granted hereunder after the date of this Agreement) in accordance with, or as permitted by, their respective terms on the date hereof, redeem, repurchase or otherwise acquire, any Company Securities or any Company Subsidiary Securities;
(iii) (A) issue, sell or otherwise deliver any Company Securities or Company Subsidiary Securities, other than the issuance of (I) any Shares upon the exercise of Company Stock Options or purchase rights under the Company ESPP, in each case that are outstanding on the date hereof in accordance with their respective terms on the date hereof and in compliance with the terms of this Agreement, (II) any Company Subsidiary Securities to the Company or any other wholly owned Subsidiary of the Company, (III) any Shares upon the exercise of any Company Pre-Funded Warrants or Company Common Warrants that are outstanding on the date hereof in accordance with their respective terms on the date hereof, and (IV) any Shares upon the conversion of any Series X Preferred Shares that are outstanding on the date hereof in accordance with their terms on the date hereof; or (B) amend any term of any Company Security or any Company Subsidiary Security (in each case, including by merger, consolidation or otherwise);
(iv) incur any capital expenditures (or any obligations or liabilities in respect thereof), other than (A) those set forth in the capital expenditure plan set forth on Schedule 5.01(b)(iv) of the Company Disclosure Letter or (B) unbudgeted capital expenditures in an amount not to exceed, in the aggregate, $50,000;
(v) amend or modify the R&D Plan in any material respect;

(vi) acquire (A) any assets or properties that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than supplies, raw materials, equipment or inventory in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice, or (B) directly or indirectly, by merger or consolidation, or by acquisition of stock or assets, any corporation, partnership, joint venture, association, organization or other business or entity or division thereof (or any equity interest in any of the foregoing);
(vii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(viii) sell, assign, lease, license or otherwise transfer, abandon, dispose of or permit to lapse, or create or incur any Lien (other than Permitted Liens) on, any of the Company’s or its Subsidiaries’ assets (including any Intellectual Property Rights owned by or licensed to the Company or any of its Subsidiaries), securities, properties, interests or businesses, other than pursuant to existing Contracts made available to Parent or Ordinary Course Licenses;
(ix) (A) extend, amend, waive, cancel or modify any rights in or to material Company Intellectual Property Rights in a manner that is adverse to the Company or its Subsidiaries, (B) fail to diligently prosecute any material Patent application within the Company Owned Intellectual Property Rights, or within the Company Licensed Intellectual Property Rights for which the Company or any of its Subsidiaries controls the prosecution as of the date of this Agreement or (C) fail to use commercially reasonable efforts to maintain the confidentiality of any Company Owned Intellectual Property Rights that constitute Trade Secrets;
(x) make any loans, advances or capital contributions to, or investments in, any other Person (other than (A) to or in the Company or any wholly owned Subsidiary of the Company or (B) routine advances for business expenses to current Employees in a manner consistent with past practice and in accordance with the Company’s expense reimbursement policies), or re-invest any funds or monies in any assets or securities with a credit rating lower than those assets or securities into which such funds or monies are invested as of the date hereof;
(xi) other than in respect of intercompany indebtedness between the Company and any wholly owned Subsidiaries of the Company or among any wholly owned Subsidiaries of the Company, create, incur, assume, suffer to exist or otherwise become liable with respect to any indebtedness for borrowed money or guarantees thereof, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing;
(xii) (A) renew, enter into, amend or modify in any material respect, or terminate, any Material Contract (except the expiration or renewal of any Material Contract in accordance with its terms) or (B) waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries under any Material Contract;
(xiii) except as expressly required by any Employee Plan as in effect on the date hereof and set forth in Schedule 3.19(a) of the Company Disclosure Letter: (A) with respect to any current or former Employee, grant or increase any compensation, bonus, severance, retention, change in control or termination pay (or amend any existing severance pay or termination arrangement) or benefits; (B) with respect to any Service Provider who is not an Employee, grant or increase compensation or benefits; (C) with respect to any Service Provider, grant any equity or equity-based awards to, or exercise any discretion to accelerate the vesting or payment of, any such awards held by any current or former Service Provider; (D) establish, adopt, enter into, amend in any material respect or become obligated to contribute to any Employee Plan or Collective Bargaining Agreement; (E) fund or provide for funding of any Employee Plan, in each case, other than in the ordinary course of business of the Company and its Subsidiaries consistent with past practice; (F) recognize any new union, works council or similar employee representative with respect to any current or former Service Provider; (G) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to, gross up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service

Provider, including under Section 409A or Section 4999 of the Code; or (H) hire any individual as an Employee, or as an Independent Contractor with expected annual compensation of more than $200,000 (provided that such Persons shall be hired on terms that would permit their termination by the Company on not more than 30 days’ advance notice without penalty or any payment obligations), or terminate the service of any Employee, or key or critical Independent Contractors, other than for “Cause” (as defined in Schedule 5.01(b)(xiii) of the Company Disclosure Letter);
(xiv) fail to keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than such policies that expire by their terms (in which event the Company or its applicable Subsidiary shall use reasonable best efforts to renew, replace or extend such policies) or changes to such policies made in the ordinary course of the business of the Company and its Subsidiaries in a manner that is consistent with past practice;
(xv) convene any regular or special meeting (or any adjournment or postponement thereof) of the Company’s stockholders other than (A) the Company Stockholders’ Meeting and (B) to the extent required by an order of a court of competent jurisdiction, an annual meeting of the Company’s stockholders for purposes of election of directors, ratification of the Company’s auditors and other routine matters; provided that the Company shall use its commercially reasonable efforts to oppose any stockholder proposal presented at any such meeting;
(xvi) change any of the Company’s material methods of accounting (including any change to the Company’s fiscal year), except as required by concurrent changes in GAAP or in Regulation S-X, as agreed to by its independent public accountants;
(xvii) settle, or offer or propose to settle, any Action (except with respect to immaterial routine matters in the ordinary course of the business of the Company and its Subsidiaries), any stockholder Action or dispute against the Company or any of its officers or directors or any Action or dispute that relates to the transactions contemplated hereby, (A) in each such case, that (I) following the Effective Time, would impose (including as a result of any conduct remedy, injunctive or similar relief or any exclusive or nonexclusive license or cross license or similar agreement with respect to Intellectual Property Rights) any obligation to be performed by, or any restriction against, the Company or any of its Subsidiaries or (II) involves a payment of monetary damages by the Company or any of its Subsidiaries in an amount in excess of $150,000 or (B) in the aggregate of all such cases, that involves a payment of monetary damages by the Company or any of its Subsidiaries in an amount in excess of $250,000; provided that, notwithstanding the foregoing, the Company may not settle or propose to settle or compromise any Transaction Litigation except as expressly permitted by Section 5.09;
(xviii) change any accounting period, adopt or change any method of Tax accounting, enter into any Tax Sharing Agreement, or enter into any closing agreement with respect to Taxes, settle any Tax claim, audit or assessment or surrender any right to claim a Tax refund, offset or other reduction in Tax liability, or, unless in accordance with past practice, make or change any Tax election, or amend any material Tax Returns or file claims for material Tax refunds; or
(xix) offer, propose, agree, authorize, resolve or commit to do any of the foregoing;
provided that nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and properties.
Section 5.02. Access to Information.
(a) During the period from the date hereof until the Effective Time, and subject to applicable Law and the Confidentiality Agreement, the Company shall (i) give to Parent, its counsel, lenders (including the Financing Sources), financial advisors, accountants, consultants, agents and other authorized representatives reasonable access during normal business hours, upon reasonable request, to the offices, properties, facilities, assets, books, records, Service Providers and agents of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, lenders (including the Financing Sources), financial advisors, accountants, consultants, agents and other authorized representatives such financial and operating data and other information (including the work papers of the Company’s independent accountants upon receipt of any required consents from such accountants and subject to the execution of customary access letters) as such Persons may reasonably request and (iii) instruct the Service Providers, counsel, financial advisors, accountants, consultants, agents and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries; provided that any such access shall be afforded and any such information shall be furnished at Parent’s expense. Information disclosed by the Company pursuant to this Section 5.02 shall be deemed to be disclosed pursuant to the Confidentiality Agreement. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section 5.02 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.
(b) The provisions of Section 5.02(a) shall not require and shall not be construed to require the Company to permit any access to or any inspection or review of, or to disclose or otherwise make available, any information that in the reasonable judgment of the Company would reasonably be expected to (i) waive the protection of any attorney-client privilege, (ii) result in the disclosure of any personal information that would expose the Company to the risk of liability, (iii) violate any obligations of the Company or any of its Subsidiaries with respect to confidentiality to any Third Party or otherwise breach, contravene or violate, constitute a default under, or give a Third Party the right to terminate or accelerate an obligation under, any then effective Contract to which the Company or any of its Subsidiaries is a party (and the Company shall use commercially reasonable efforts to cause any Contract entered into after the date of this Agreement to not contain any obligations of the nature referred to in this clause (iii)), or (iv) violate any applicable Law. In the event that the Company objects to any request submitted pursuant to and in accordance with Section 5.02(a) and withholds information on the basis of any of the foregoing clauses (i), (ii), (iii) or (iv), the Company shall inform Parent as to the general nature of what is being withheld and shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of reasonable best efforts to implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection.
Section 5.03. Acquisition Proposals; Change of Recommendation.
(a) No Solicitation. During the period from the date hereof until the earlier to occur of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ respective officers, directors and employees not to, and shall direct its and its Subsidiaries’ respective investment bankers, attorneys, accountants, consultants, agents and other advisors or representatives (collectively (and including such Person’s respective officers, directors and employees), with respect to any Person, such Person’s “Representatives”) not to (and shall not permit its Representatives to), directly or indirectly:
(i) initiate, solicit, propose, knowingly encourage (including by way of furnishing nonpublic information relating to the Company or its Subsidiaries) or knowingly take any action designed to facilitate any inquiry regarding, or the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to, an Acquisition Proposal (other than discussions solely to clarify any ambiguous terms of any such proposal or offer);
(ii) engage in, continue or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this Section 5.03 prohibit such discussions or negotiations, or discussions solely to clarify any ambiguous terms of any such proposal or offer);
(iii) furnish any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Third Party in connection with any Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal;
(iv) amend or grant any waiver or release under any standstill, confidentiality or similar agreement with respect to any Shares or other equity securities of the Company or any of its Subsidiaries; provided, however, that if, and only if, prior to obtaining the Required Stockholder Approval, the Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to amend or grant any waiver or release under any such standstill, confidentiality or similar agreement would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Delaware Law, the Company may then amend or grant a waiver or release under such standstill, confidentiality or similar agreement, solely to the extent necessary to permit a Third Party to make, on a confidential basis to the Board of Directors, an Acquisition Proposal, conditioned upon such Third Party agreeing to disclosure of such Acquisition Proposal to Parent as contemplated by this Section 5.03;
(v) exempt any person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in any restrictive provision of the Company’s organizational documents or in Section 203 of the DGCL (or similar provisions of any other “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation), including approving any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL;
(vi) enter into any Alternative Acquisition Agreement (other than an agreement described in the second proviso in Section 5.03(b)(i)); or
(vii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this Section 5.03 prohibit such discussions or negotiations, or discussions solely to clarify any ambiguous terms of any such proposal or offer).
For the avoidance of doubt, any breach of this Section 5.03 by a Representative of the Company or any of its Subsidiaries (whether or not such Person is purporting to act on behalf of the Company or such Subsidiary) shall be deemed a breach of this Section 5.03 by the Company as if such Representative were “the Company” hereunder.
(b) Exceptions. Notwithstanding anything to the contrary set forth in Section 5.03(a) or any other provision of this Agreement, at any time prior to obtaining the Required Stockholder Approval, in response to an unsolicited, bona fide written Acquisition Proposal received after the date of this Agreement that is not withdrawn and did not arise from or in connection with a material breach of the obligations set forth in this Section 5.03, the Company may:
(i) furnish information in response to a request therefor (including nonpublic information regarding the Company or any of its Subsidiaries) to the Person who made such Acquisition Proposal or its Representatives; provided that such information has previously been made available to, or is made available to, Parent prior to or substantially concurrently with the time such information is made available to such Person; and provided, further, that, prior to furnishing any such information, Parent receives from the Company an executed confidentiality agreement between the Company and the Person making such Acquisition Proposal containing terms that are not less restrictive in the aggregate to the Person making such Acquisition Proposal than the terms in the Confidentiality Agreement are on Parent and additional terms that expressly permit the Company to comply with the terms of this Section 5.03; and
(ii) participate in any discussions or negotiations with any such Person regarding such Acquisition Proposal;
in each case, if, and only if, prior to taking any action described in clauses (i) or (ii) above, (A) the Board of Directors determines in good faith (I) after consultation with its outside legal counsel and its independent financial advisor of nationally recognized reputation, that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and (II) after consultation with its outside legal counsel, that failure to take such action described in clauses (i) or (ii) above, as applicable, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Delaware Law; and (B) the Company has delivered to Parent written notice advising Parent of the Board of Directors’ determination pursuant to the foregoing clause (A) and the Company’s intention to take the action described in clauses (i) and (ii) above; provided that only one such notice need be given with respect to any specific Acquisition Proposal or amended or modified Acquisition Proposal.

(c) Notice of Acquisition Proposals. During the period from the date hereof until the earlier to occur of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall promptly (and, in any event, within 24 hours) give written notice to Parent if (i) any Acquisition Proposals are received by, (ii) any information is requested by a Third Party in connection with any Acquisition Proposal from or (iii) any discussions or negotiations with respect to an Acquisition Proposal are sought to be initiated or continued with, in each case of clauses (i) through (iii), the Company or any of its Representatives, setting forth in such notice the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, complete unredacted copies of any proposed agreements). After the giving of such notice, the Company shall keep Parent informed, on a current basis (and, in any event, within 24 hours), of the status and material terms of any such proposals or offers (including any material amendments thereto) and the status of any such discussions or negotiations, and shall provide Parent with complete unredacted copies of any written material amendment or written proposed amendment of any such Acquisition Proposal promptly (and, in any event, within 24 hours) after receipt thereof. In addition to the foregoing, the Company shall provide Parent with written notice at least 48 hours (or such shorter period as may be provided to the Board of Directors) in advance of a meeting of the Board of Directors at which the Board of Directors is reasonably expected to consider an Acquisition Proposal, an inquiry relating to a potential Acquisition Proposal or a request to provide information to any Person (provided that once such notice with respect to a meeting has been provided to Parent pursuant to this Section 5.03(c), the Company shall not be required to provide Parent with a new notice with respect to any rescheduling of such meeting, so long as the time interval resulting from such rescheduling is immaterial).
(d) No Adverse Recommendation Change. Except as permitted by Section 5.03(e) or Section 5.03(f), the Company agrees that neither the Board of Directors or any committee thereof shall:
(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Board Recommendation, in each case in a manner adverse to Parent or Merger Sub;
(ii) fail to include the Board Recommendation in the Proxy Statement/Prospectus;
(iii) fail to (A) reaffirm the Board Recommendation or (B) recommend against acceptance of a tender or exchange offer made to the Company’s stockholders pursuant to Rule 14d-2 under the Exchange Act for outstanding Shares, in either case of clauses (A) or (B), prior to the Company Stockholders’ Meeting and, in the case of clause (A), within five Business Days after receipt of a written request of Parent following an Acquisition Proposal that has been publicly announced (and not publicly withdrawn) or, in the case of clause (B), no later than 5:30 p.m. (New York City Time) on the tenth Business Day after the commencement of such tender offer or exchange offer; provided that except as permitted under Section 5.03(f), the taking of no position or a neutral position by the Board of Directors in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to recommend against acceptance of any such offer; or
(iv) approve or recommend, publicly declare advisable, publicly propose to approve or recommend or publicly propose to enter into, any Acquisition Proposal or any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, license agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 5.03(b)(i) entered into in compliance with Section 5.03(b)(i)) relating to any Acquisition Proposal, whether such agreement is binding or non-binding (an “Alternative Acquisition Agreement”, and any of the actions set forth in the foregoing clauses (i), (ii), (iii) and (iv), an “Adverse Recommendation Change”).
(e) Certain Permitted Adverse Recommended Changes. Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Required Stockholder Approval, the Board of Directors (x) may effect an Adverse Recommendation Change in response to the Company’s receipt of an unsolicited, bona fide written Acquisition Proposal after the date of this Agreement that is not withdrawn, did not arise from or in connection with a material breach of the obligations set forth in this Section 5.03 and the Board of Directors determines in good faith constitutes a Superior Proposal, or in response to the occurrence of an Intervening Event, and (y) solely in response to such Superior Proposal, may cause the Company to terminate this Agreement pursuant to and in accordance with Section 9.01(d)(i) if (and only if) the Company pays the Termination Fee to Parent in accordance with Section 9.02(b)(iv) and immediately following (and, for the avoidance of doubt, in no event prior to) such termination, the Company enters into a binding and definitive written Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that, prior to, and as a condition to, taking any such action:
(i) the Board of Directors determines in good faith, after consultation with its outside legal counsel, that failure to take such action described in this Section 5.03(e) in response to such Superior Proposal or Intervening Event, as applicable, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Delaware Law;
(ii) the Company has given Parent written notice (the “Adverse Recommendation Change Notice”) of such action and the basis therefor at least four Business Days in advance (it being understood and agreed that the delivery of such notice shall not be deemed to be an Adverse Recommendation Change), which Adverse Recommendation Change Notice shall set forth in writing that the Board of Directors intends to take such action and (A) in the case of a Superior Proposal, comply in form, substance and delivery with the provisions of Section 5.03(c) (including by providing complete unredacted copies of any documents or agreements providing for such Superior Proposal) and (B) in the case of an Intervening Event, include a reasonably detailed description of such Intervening Event;
(iii) after giving such Adverse Recommendation Change Notice, the Company shall have, and shall have caused its Representatives to, negotiate in good faith with Parent (to the extent Parent wishes to negotiate), to make such revisions to the terms of this Agreement as would cause such Acquisition Proposal to cease to be a Superior Proposal or cause such Intervening Event to cease to warrant an Adverse Recommendation Change; and
(iv) at the end of such four Business Day period, the Board of Directors shall have taken into account any changes to the terms of this Agreement proposed in writing by Parent (such changes, the “Parent Proposal”) and any other information offered by Parent in response to the Adverse Recommendation Change Notice, and shall have determined in good faith (A) after consultation with its outside legal counsel and its independent financial advisor of nationally recognized reputation, that in the case of a Superior Proposal, such Superior Proposal continues to constitute a Superior Proposal and, in the case of an Intervening Event, that such Intervening Event remains in effect and continues to warrant an Adverse Recommendation Change and (B) after consultation with its outside legal counsel, that failure to take such action described in this Section 5.03(e) in response to such Superior Proposal or Intervening Event, as applicable, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Delaware Law, in each case, if such Parent Proposal were to be given effect.
A new Adverse Recommendation Change Notice that complies with clause (ii), and new compliance with clauses (iii) and (iv), of this Section 5.03(e) shall be required in the event of any amendment to the financial terms, and any other material amendment, to any Acquisition Proposal (which will be deemed to be a new Acquisition Proposal for purposes of Section 5.03(c) and this Section 5.03(e)) or any material change to the Intervening Event (which shall be deemed to constitute a new Intervening Event); provided, however, that references to four Business Days in this Section 5.03(e) shall be deemed to be references to two Business Days.
(f) Certain Permitted Disclosures. Nothing contained in this Section 5.03 shall prevent the Company from (i) complying with its disclosure obligations under Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 5.03 and expressly reaffirms the Board Recommendation in such statement or in connection with such action, (ii) making any required disclosure on Forms 8-K, 10-Q or 10-K pursuant to the Exchange Act to the Company’s stockholders of factual information regarding the business, financial condition or results of operations of the Company and that is unrelated to an Acquisition Proposal, or (iii) disclosing to the stockholders of the Company any “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act; provided that this Section 5.03(f) shall not be deemed to permit the Board of Directors to make an Adverse Recommendation Change except to the extent permitted by Section 5.03(e).

(g) Obligation of the Company to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and its and its Subsidiaries’ respective officers, directors and employees to, and shall direct its and its Subsidiaries’ respective investment bankers, attorneys, accountants, consultants, agents and other advisors or representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party, its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, and shall use its reasonable best efforts to cause any such Third Party, its Representatives and its financing sources in possession of confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze that information) to return or destroy all such information as promptly as practicable (including by distributing a request to each such Third Party to return or destroy all such information within five Business Days after the date hereof). The Company will promptly (and in any event within one Business Day) terminate all physical and electronic “data room” or similar access previously granted to any such Persons.
Section 5.04. Section 16 Matters. Prior to the Effective Time, the Company and the Board of Directors (or a duly formed committee thereof satisfying the applicable requirements of the Exchange Act) shall take all such steps as may be reasonably required or appropriate to cause any dispositions of Shares (including derivative securities with respect to such Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.05. Stock Exchange Delisting; Exchange Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than 10 days after the Closing Date.
Section 5.06. Takeover Statutes. During the period from the date hereof until the Effective Time, the Company shall, to the extent permitted by applicable Law, use its reasonable best efforts (a) to take all actions necessary so that no “business combination,” “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation becomes applicable to any of the transactions contemplated by this Agreement or the Voting Agreements and (b) if any such antitakeover or similar statute or regulation becomes applicable to the transactions contemplated by this Agreement or the Voting Agreements, to grant such approvals and take all actions necessary so that the transactions contemplated by this Agreement or the Voting Agreements may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby or thereby.
Section 5.07. Interim Communications by the Company. During the period from the date hereof until the Effective Time, in connection with making any material communications generally disseminated to the Service Providers, lenders, material customers, material suppliers or other Persons having material business relationships with the Company or its Subsidiaries relating to the transactions contemplated by this Agreement, the Company shall keep Parent reasonably informed of such communication, which communications shall not, without the prior consent of Parent, be inconsistent in substance with any public statements made jointly by the parties hereto or made by one party hereto in accordance with Section 7.03.
Section 5.08. Tax Sharing Agreements. Any Tax Sharing Agreement to which the Company Tax Group is party shall be terminated with respect to the Company Tax Group as of the Effective Time and have no further effect thereafter. Any payment to be made by the Company Tax Group under any Tax Sharing Agreement shall be made prior to the Closing Date, and no such payment shall be required to be made after the Effective Time.
Section 5.09. Transaction Litigation. The Company shall promptly advise Parent in writing of any Action (including any putative class action or derivative litigation) asserted, threatened in writing or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Board of Directors, any committee thereof or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Merger or any of the transactions contemplated hereby, including any such claim or Action based on allegations that the Company’s entry into this Agreement, the terms and conditions of this Agreement or any of the transactions contemplated hereby constituted a breach of the fiduciary duties of any member of the Board of Directors or any officer of the Company (any such Action, a “Transaction Litigation”) and shall keep Parent informed on a reasonably prompt basis regarding any such Transaction Litigation. The Company shall give Parent the opportunity to (a) participate in the defense, prosecution, settlement or compromise of any Transaction Litigation, and (b) consult with counsel to the Company regarding the defense, prosecution, settlement or compromise with respect to any such Transaction Litigation. For purposes of this Section 5.09, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise adversely affected, and the parties shall enter into a customary joint defense agreement, if applicable, to protect such privilege), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith; provided that the Company shall not settle or compromise or agree to settle or compromise any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 5.10. Notification to Holders of Certain Securities.
(a) Prior to the Effective Time, the Company shall provide written notice (in form and substance reasonably satisfactory to Parent) with respect to the transactions contemplated hereby to the holders of Series X Preferred Shares at least 20 days prior to the expected Closing Date in accordance with the Certificate of Designation.
(b) Prior to the Effective Time, the Company shall provide written notice (in form and substance reasonably satisfactory to Parent) with respect to the transactions contemplated hereby to the holders of the Company Pre-Funded Warrants at least 10 days prior to the Closing Date in accordance with the Company Pre-Funded Warrants.
(c) Prior to the Effective Time, the Company shall promptly provide notice (in form and substance reasonably satisfactory to Parent) with respect to the transactions contemplated hereby to the holders of the Company Common Warrants in accordance with the Company Common Warrants.
Section 5.11. Resignation of Directors and Officers. Upon written request by Parent, the Company shall obtain and deliver to Parent prior to the Effective Time the resignation of each individual who is a director or an officer of the Company and its Subsidiaries, effective as of the Effective Time.
ARTICLE 6
COVENANTS OF PARENT
Section 6.01. Conduct of Parent and Merger Sub.
(a) Except as expressly required by this Agreement or as required by applicable Law, as set forth in Schedule 6.01(a) of the Parent Disclosure Letter, or with the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course in a manner that is consistent with past practice.
(b) During the period from the date hereof until the Effective Time, except as expressly required by this Agreement, as required by applicable Law or as set forth in Schedule 6.01(b) of the Parent Disclosure Letter, Parent shall not, nor shall it permit Merger Sub or any of its Subsidiaries to, without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed):
(i) amend its certificate of incorporation, bylaws or other similar organizational documents (including by merger, consolidation or otherwise), in each case in a manner that would materially and adversely affect the Company’s stockholders, or materially and adversely affect the Company’s stockholders relative to other holders of Parent Common Stock;
(ii) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, or otherwise purchase, lease, license or otherwise enter into a transaction with respect to any such interests, assets, securities or properties or consummate (or enter into any agreement to consummate) any other business combination transaction, in each case that would prevent or materially delay the consummation of the transactions contemplated by this Agreement (including the Merger);
(iii) (A) split, combine or reclassify any shares of its capital stock or any other equity securities, (B) declare, set aside, establish a record date for or authorize or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for the declaration and payment of dividends by a direct or indirect wholly owned Subsidiary of Parent solely to its parent or (C) other than to satisfy the exercise price or any Tax withholding obligations upon the exercise of options or warrants exercisable for or other securities convertible into, shares of Parent Common Stock, in each case that are outstanding on the date hereof (or permitted to be granted hereunder after the date of this Agreement) in accordance with, or as permitted by, their respective terms on the date hereof, redeem, repurchase or otherwise acquire, any shares of Parent Common Stock;
(iv) adopt a plan of complete or partial liquidation or dissolution;
(v) incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness (other than the indebtedness (permanent or interim) contemplated by the Debt Commitment Letters) except any such incurrence, assumption, guarantee or other liability which would not be reasonably expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement, including the Merger and the Debt Financing;
(vi) take or omit to take any action to cause the Parent Common Stock to cease to be eligible for listing on Nasdaq; or
(vii) offer, propose, agree, authorize, resolve or commit to do any of the foregoing;
provided that nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, Parent and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and properties.
(c) Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
Section 6.02. Director and Officer Liability. Parent shall, and as applicable, shall cause the Surviving Corporation and its Subsidiaries to do the following:
(a) For six years after the Effective Time, to the fullest extent permitted by the DGCL or any other applicable Law or provided under the Company’s certificate of incorporation and bylaws, the certificate of incorporation and bylaws (or other similar organizational documents) of the Subsidiaries of the Company and any Contract set forth in Schedule 6.02(a) of the Company Disclosure Letter, in each case, in effect on the date hereof, the Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, indemnify and hold harmless each present or former officer or director of the Company or any Subsidiary (in each case, in his or her capacity as an officer or director of the Company or any of its Subsidiaries) (an “Indemnified Person”) against losses, claims, damages, liabilities, fees, expenses, judgments or fines, including attorneys’ fees and disbursements, incurred by such Indemnified Person as an officer or director of the Company or any Subsidiary of the Company in connection with any pending or threatened Action arising out of or pertaining to (i) the fact that the Indemnified Person was an officer or director of the Company or a Subsidiary of the Company at or prior to the Effective Time or (ii) this Agreement and the transactions contemplated hereby, in each case, whether asserted or claimed prior to, at or after the Effective Time; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law.
(b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the certificate of incorporation and bylaws of the Surviving Corporation and its Subsidiaries (and other similar organizational documents or in such documents of any successor to the business of the Surviving

Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.
(c) Parent shall, or shall cause the Surviving Corporation and the Subsidiaries of the Company to maintain in effect for a period of six years after the Effective Time, if available, the directors’ and officers’ insurance policies and fiduciary liability insurance policies of the Company and the Company’s Subsidiaries (collectively, “D&O Insurance”) in place as of the date hereof, but only to the extent related to actions or omissions taken prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers so long as such substitution does not result in gaps or lapses of coverage with respect to matters occurring at or prior to the Effective Time); provided that in no event shall Parent or the Surviving Corporation be required to expend, on an annual basis, a premium amount for such policies in excess of 300% of the annual premium amount paid by the Company for such D&O Insurance in its last full fiscal year prior to the date hereof, which amount is set forth in Schedule 6.02(c) of the Company Disclosure Letter (such percentage of such annual premium amount, the “Premium Cap”), and if such premium amounts for such insurance coverage would at any time exceed the Premium Cap, the Surviving Corporation shall cause to be maintained policies that, in Parent’s or the Surviving Corporation’s good faith determination, provide the greatest coverage available, with respect to matters occurring prior to the Effective Time, for premium amounts not exceeding such Premium Cap. In lieu of the foregoing, the Company may (and at the request of Parent, the Company shall) obtain at or prior to the Effective Time a fully paid and non-cancellable six-year “tail” policy under the Company’s existing D&O Insurance providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for a premium amount that, in the aggregate, does not exceed the Premium Cap (and if such premium amounts for such “tail” policy would exceed the Premium Cap, the Company shall obtain a “tail” policy that, in the Company’s good faith determination, provides the greatest coverage available, with respect to matters occurring prior to the Effective Time, for premium amounts not exceeding such Premium Cap), it being understood that, in the case that such “tail” policy is so obtained at or prior to the Effective Time: (A) the provisions of the preceding sentence of this Section 6.02(c) shall be deemed to have been satisfied; and (B) the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.
(d) Notwithstanding anything herein to the contrary, any bona fide claim made by an Indemnified Person pursuant to the rights provided under this Section 6.02 within such six-year period shall continue to be subject to this Section 6.02 until the final disposition of such claim.
(e) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case in clauses (i) or (ii), to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.02.
(f) The rights of each Indemnified Person under this Section 6.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under the DGCL or any other applicable Law, or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person and their respective heirs and legal representatives.
Section 6.03. Employee Matters.
(a) For the period commencing on the Effective Time and ending on the first anniversary of the Effective Time (or, if shorter, during the applicable period of employment of a Continuing Employee), Parent shall, or shall cause the Surviving Corporation to, provide Continuing Employees with (i) a base salary or base wages no less than the base salary or base wages provided to such Continuing Employee immediately prior to the Effective Time, (ii) an annual target bonus opportunity that is no less than the annual target bonus opportunity provided to such Continuing Employee as of immediately prior to the Effective Time, (iii) severance payments and benefits that are no less and on no less favorable terms and conditions than the severance payments and benefits set forth in Schedule 6.03(a) of the Company Disclosure Letter, and (iv) other benefits that are substantially comparable in the aggregate to those offered to similarly situated employees of Parent or Parent’s Affiliates (other than equity or equity-based and change in control or transaction-based compensation or benefits, severance benefits, defined benefit retirement benefits or post-employment health or welfare benefits).
(b) With respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained by Parent or any of its Subsidiaries or any other employee benefit plan or other compensation or severance arrangement of Parent or any of its Subsidiaries, but excluding (i) any retiree healthcare or life insurance plans or programs maintained by Parent or any of its Subsidiaries, (ii) any equity compensation arrangement and (iii) any defined benefit plan maintained by Parent or any of its Subsidiaries, in each case, in which any Continuing Employee will participate on or after the Effective Time (collectively, the “Parent Benefit Plans”), Parent shall, or shall cause the Surviving Corporation to, recognize all service with the Company or any Subsidiary rendered prior to the Effective Time by Continuing Employees for purposes of vesting, eligibility, and level of severance benefits, under the terms of such Parent Benefit Plans. In no event shall anything contained in this Section 6.03(b) result in any duplication of benefits for the same period of service. In addition, Parent shall, or shall cause any of its Subsidiaries to, use commercially reasonable efforts to (A) waive, or cause to be waived, any limitations on eligibility, enrollment and benefits relating to any pre-existing conditions of Continuing Employees and their eligible covered dependents under any Parent Benefit Plans, (B) recognize, for purposes of annual deductible, co-payment and out-of-pocket limits under any Parent Benefit Plans providing health and welfare benefits, deductible, co-payment and out-of-pocket expenses paid by Continuing Employees in the plan year in which the Effective Time occurs, and (C) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and his or her eligible covered dependents on or after the Effective Time, in each case to the extent such Continuing Employee or eligible covered dependent had satisfied any similar limitation or requirement under an analogous Employee Plan prior to the Effective Time.
(c) Parent shall take the actions set forth on Section 6.03(c) of the Company Disclosure Letter.
(d) No later than 25 Business Days following the date of this Agreement, the Company shall deliver to Parent a list of each “disqualified individual” (as defined in Section 280G of the Code) of the Company and (i) the Company’s reasonable, good faith estimate of each payment or benefit of which the Company is aware as of such date that could be paid to such disqualified individual as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event), (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such disqualified individual and (iii) to the extent not previously made available to Parent, underlying documentation on which such calculations are based. Such information shall be updated and delivered to Parent not later than three Business Days prior to the Closing Date. From and after the date hereof, the Company and Parent shall reasonably cooperate to limit potential adverse Tax consequences under Section 280G of the Code.
(e) Prior to the Effective Time, the Company shall update the information required by Section 3.19(c) to include terminations within the 90 days preceding the Closing Date and hours reductions within six months preceding the Closing Date, and deliver a schedule with such updated information to Parent.
(f) Prior to the Effective Time, the Company shall adopt resolutions and make all notices that may be necessary or appropriate to terminate the Employee Plans required to be terminated pursuant to Section 2.07. All resolutions and notices issued, adopted or executed in connection with the implementation of this Section 6.03(f) shall be subject to Parent’s prior review and approval, such approval not to be unreasonably withheld, conditioned or delayed.
(g) If requested by Parent at least 20 Business Days prior to the Effective Time, (i) the Board of Directors (or the appropriate committee thereof) shall adopt resolutions and take such action as is reasonably necessary to terminate each Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (a “401(k) Plan”), effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time, and (ii) prior to the Effective Time, the Company shall provide Parent with evidence that each such 401(k) Plan has been terminated. Parent shall have the right to review and approve all documents to effect the termination of a 401(k) Plan, such approval not to be unreasonably withheld, conditioned or delayed. Effective as of the Closing Date, in the event that a 401(k) Plan is terminated pursuant to the first sentence of this Section 6.03(g), Parent shall create or designate a defined contribution pension plan intended to be qualified under Section 401(a) of the Code (the “Parent DC Plan”) for the benefit of the Continuing Employees who participated in such terminated 401(k) Plans. Such Continuing Employees are referred to hereinafter as the “DC Employees”. The Parent DC Plan will allow in-kind “eligible rollover distributions” (as such term is defined under Section 402 of the Code) from the 401(k) Plan, including documented loan notes that the administrator of the Parent DC Plan reasonably determines to be in compliance with applicable Law. Parent and the Company shall cooperate in order to facilitate and effect an eligible rollover distribution for those DC Employees who timely elect to rollover their account balances, including notes, directly into the Parent DC Plan.
(h) The Company (i) shall not authorize any offering or purchase period under the Company ESPP on or after the date hereof and (ii) shall, or shall cause the Board of Directors (or applicable committee thereof) to adopt resolutions terminating the Company ESPP as of the day immediately prior to the Closing.
(i) This Section 6.03 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.03, express or implied, shall confer upon any Service Provider, former Service Provider (including any beneficiary or dependent of such Service Provider or former Service Provider) or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.03. Nothing contained herein, express or implied: (i) shall be construed to establish, amend or modify any Employee Plan; (ii) shall alter or limit the ability of the Surviving Corporation, Parent or any of their respective Affiliates to amend, modify or terminate any Employee Plan at any time assumed, established, sponsored or maintained by any of them; or (iii) shall prevent the Surviving Corporation, Parent or any of their respective Affiliates from terminating the employment of any Service Provider (including any Continuing Employee) following the Effective Time. This Section 6.03 shall not create any right in any Service Provider (including any Continuing Employee) or any other Person to any continued employment with the Surviving Corporation, Parent or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alter any existing at-will employment relationship between any Service Provider and the Surviving Corporation.
Section 6.04. Parent Stock Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing (subject to official notice of issuance) on Nasdaq, as promptly as practicable following the effectiveness of the Form S-4 under the Securities Act, and in any event at or prior to the Effective Time.
ARTICLE 7
COVENANTS OF PARENT AND THE COMPANY
Section 7.01. Proxy Statement/Prospectus; Registration Statement; Company Stockholders’ Meeting.
(a) As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare a proxy statement relating to the Company Stockholders’ Meeting, which will be used as a prospectus of Parent with respect to the Parent Common Stock issuable in the Merger (together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”), in preliminary form, and (ii) Parent shall prepare and cause to be filed with the SEC a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Merger will be registered pursuant to the Securities Act and in which the Proxy Statement/Prospectus will be included as a prospectus of Parent (together with any amendments or supplements thereto, the “Form S-4”). Subject to Section 5.03(e), the Company shall include the Board Recommendation in the Proxy Statement/Prospectus. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and as promptly as practicable (and in any event within two Business Days) after the Form S-4 is declared effective under the Securities Act, the Company shall file with the SEC the definitive Proxy Statement/Prospectus, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act and (C) keep the Form S-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its capital stock or other securities as may be reasonably requested by the other and provide such other assistance as may be reasonably requested by the other in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement/Prospectus. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement/Prospectus and shall, as promptly as practicable after receipt thereof, provide the other with copies of all written comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus or the Form S-4 or any other proxy or consent solicitation statement with respect to any meeting of the Company’s stockholders received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement/Prospectus, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or any other proxy or consent solicitation statement with respect to any meeting of the Company’s stockholders or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response) and consider in good faith any comments provided by the Company or Parent or any of their respective Representatives with respect thereto. In addition, each party shall use commercially reasonable efforts to and shall use commercially reasonable efforts to cause its respective Representatives to, consult the other party in advance of and, to the extent permitted by the SEC, allow the other party to participate in any substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, related to the Form S-4. No amendment or supplement to the Proxy Statement/Prospectus or the Form S-4 will be made by Parent or the Company without the approval of the other party hereto, which approval shall not be unreasonably withheld, delayed or conditioned. Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also use its reasonable best efforts to take any other action required to be taken under any applicable state securities Laws in connection with the issuance of the Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company, the Company Subsidiaries and the holders of Shares as may be reasonably requested in connection with any such actions.
(b) If, at any time prior to the receipt of the Required Stockholder Approval, any information relating to the Company or Parent, respectively, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, respectively, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement/Prospectus or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to the stockholders of the Company.
(c) The Company shall, as promptly as practicable, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Required Stockholder Approval (the “Company Stockholders’ Meeting”) with a record date and meeting date to be selected after reasonable consultation with Parent. Once the Company has established a record date for the Company Stockholders’ Meeting, the Company shall not change such record date or establish a different record date without the prior written consent of Parent, unless, (i) required to do so by applicable Law or the Company’s organizational documents, or (ii) it is required in connection with any adjournment or postponement of the Company Stockholders’ Meeting permitted under this Section 7.01(c); provided that in any of the foregoing clauses (i), or (ii), the Company shall consult with and consider in good faith the views of Parent in connection with setting such new record date. The Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the stockholders of the Company entitled to vote at the Company Stockholders’ Meeting and to hold the Company Stockholders’ Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Unless the Company has made an Adverse

Recommendation Change in accordance with Section 5.03(e), the Company shall use its reasonable best efforts to obtain the Required Stockholder Approval. Within five Business Days after the date of this Agreement (and thereafter, upon the reasonable request of Parent), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act. The Company shall (A) provide Parent reasonably detailed periodic updates concerning proxy solicitation results on a timely basis and (B) give written notice to Parent one day prior to the Company Stockholders’ Meeting, and on the day of, but prior to the Company Stockholders’ Meeting, indicating whether as of such date sufficient proxies representing the Required Stockholder Approval have been obtained.
(d) Notwithstanding anything to the contrary contained herein, but subject to the immediately following sentence, the Company shall not postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of Parent; provided that if at any time following the dissemination of the Proxy Statement/Prospectus, either the Company or Parent reasonably determines in good faith that the Required Stockholder Approval is unlikely to be obtained at the Company Stockholders’ Meeting, including due to an absence of quorum, then each of the Company and Parent shall have the right to require an adjournment or postponement of the Company Stockholders’ Meeting for the purpose of soliciting additional votes in favor of this Agreement (which right, in the case of Parent, shall apply on no more than two occasions); provided, further, that no such single adjournment or postponement shall delay the Company Stockholders’ Meeting by more than seven calendar days from the prior-scheduled date or to a date on or after the fifth Business Day preceding the End Date. Notwithstanding the foregoing, the Company may postpone or adjourn the Company Stockholders’ Meeting if (i) the Company is required to postpone or adjourn the Company Stockholders’ Meeting by applicable Law, or (ii) after consultation with Parent, the Board of Directors or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that such postponement or adjournment of the Company Stockholders’ Meeting is required in order to give the Company’s stockholders sufficient time to evaluate any amendment or supplement to the Proxy Statement/Prospectus that the Company is required to provide to such holders under applicable Law (so long as any such supplement or amendment was provided in compliance with this Agreement); provided that the Company shall be permitted to postpone or adjourn the Company Stockholders’ Meeting pursuant to this clause (ii) on no more than two occasions and no such adjournment or postponement shall delay the Company Stockholders’ Meeting by more than seven calendar days from the prior-scheduled date or to a date on or after the fifth Business Day preceding the End Date. Notwithstanding any Adverse Recommendation Change or the receipt of any Acquisition Proposal, unless this Agreement has been validly terminated pursuant to Section 9.01, (A) the Company shall submit this Agreement to the stockholders of the Company for approval at the Company Stockholders’ Meeting and (B) the only matters to be voted upon at the Company Stockholders’ Meeting shall be the Required Stockholder Approval and routine proposals required in connection with such vote (and not any other matters, including any Acquisition Proposal).
Section 7.02. Reasonable Best Efforts.
(a) To the extent permitted by applicable Law, and subject to the terms and conditions of this Agreement (including Section 7.02(c)), the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement, including the taking of all acts necessary to cause the conditions to the other party’s (viewing Parent and Merger Sub together) obligation to close set forth in Article 8 to be satisfied as promptly as practicable (but, for the avoidance of doubt, nothing in this Section 7.02(a) will require any party to waive any such condition to such party’s obligation to close set forth in Article 8), (ii) to obtain all actions or non-actions, waivers, consents, approvals, orders, authorizations and Permits from Governmental Authorities, cause the expiration or termination of any applicable waiting periods and make all registrations, declarations and filings with any Governmental Authorities, in each case, that may be necessary or advisable under applicable Laws, (iii) to defend against any Actions challenging the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or other injunctive relief which would prevent or impair the consummation of the transactions contemplated by this Agreement by the End Date entered by any court or other Governmental Authority reversed on appeal or vacated, (iv) to obtain all necessary actions, consents, approvals or waivers from, and the giving of all required notices to, Third Parties under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby (including the Merger) so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated hereby (including the Merger) and (v) to execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within 20 Business Days after the date hereof (unless otherwise agreed by Parent and the Company), (ii) make appropriate filings with any other Governmental Authority that may be necessary under any other Antitrust Law with respect to the transactions contemplated hereby as promptly as practicable after the date hereof, (iii) cooperate and coordinate with the other party in the making of such filings, (iv) respond as promptly as reasonably practicable to any information requested by any Governmental Authority related to the HSR Act or under any other Antitrust Law, (v) as promptly as reasonably practicable, and in no event later than 60 days prior to the End Date (but only if the same shall have been extended pursuant to clause (A) in the proviso of Section 9.01(b)(i)), certify substantial compliance with any request for additional information and documentary material issued by any Governmental Authority under the HSR Act, and (vi) supply the other party with any information that may be required in order to effectuate such filings. Parent shall pay the filing fees in connection with the filing of the Notification and Report Form pursuant to the HSR Act, but each party shall otherwise be responsible for paying all fees and expenses payable to any attorneys, accountants, consultants or other advisors incurred by such party in connection with this Section 7.02(b). Each of Parent and the Company shall promptly inform the other party of any material communication from any Governmental Authority regarding any of the transactions contemplated hereby (including the Merger). Subject to applicable Law, no filing of, or amendment or supplement to, or written correspondence with any Governmental Authority or its staff with respect to such Antitrust Laws shall be made by the Company or Parent without providing the other party a reasonable opportunity to review and comment thereon, and each of Parent and the Company shall consult with each other in advance of any substantive communication, meeting, call, or conference with, any such Governmental Authority and to the extent reasonably practicable, give the other party the opportunity to attend and participate in such meetings, calls, and conferences. Notwithstanding anything to the contrary in this Section 7.02, Parent shall have the principal responsibility for determining and implementing the strategy for obtaining any necessary clearance, consents or approvals under any Antitrust Law (including with respect to timing and potential ways to address any concerns that may be raised); provided that the foregoing shall not limit in any respect any party’s obligations under this Agreement. Parent shall not, without the prior written consent of the Company, withdraw any HSR notification form or enter into any agreement with any Governmental Authority to delay consummation of the transactions contemplated hereby (including the Merger).
(c) Notwithstanding anything to the contrary in this Agreement, in no event shall Parent or any of its Affiliates be required to, and “reasonable best efforts” will in no event require, or be construed to require, Parent or any of its Affiliates to (i) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated by this Agreement, (ii) agree, propose, negotiate, offer, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate (including by establishing a trust, licensing any Intellectual Property Rights (whether pursuant to an exclusive or nonexclusive license) or otherwise), or take any other action (including by providing its consent to permit the Company or any of its Subsidiaries to take any of the foregoing actions), or otherwise proffer or agree to do any of the foregoing, with respect to any of the businesses, assets or properties of Parent, the Company, the Surviving Corporation or any of their respective Affiliates or Subsidiaries, (iii) terminate any existing relationships or contractual rights or obligations or (iv) otherwise offer to take or offer to commit to take any action that would limit Parent’s or any of its Affiliates’ freedom of action with respect to, or ability to retain, operate or otherwise exercise full rights of ownership with respect to, businesses, assets or properties of Parent, the Company, the Surviving Corporation or any of their respective Affiliates or Subsidiaries (or equity interests held by Parent or any of its Affiliates in entities with businesses, assets or properties). At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Company or any of its Subsidiaries (but, absent such request, the Company shall not take any such action) so long as such action is contingent upon the occurrence of the Merger.
(d) The Company and Parent shall cooperate with one another in determining whether any actions, consents, approvals or waivers are required to be obtained from, or notices required to be given to, any Third Parties under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby (including the Merger). Notwithstanding anything to the contrary in this Agreement, in no event shall Parent, any Subsidiary of Parent (including Merger Sub), the Company or any Subsidiary of the Company be required to (and without the prior written consent of Parent, neither the Company nor any of its Subsidiaries shall) pay or make or commit to pay or make any fee, penalty or other consideration or any other accommodation to any party to any such Contract to obtain any consent, approval or waiver in connection with the transactions contemplated hereby.
Section 7.03. Public Announcements. During the period from the date hereof until the Effective Time, Parent and the Company shall consult with each other before issuing, and give each other reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules, regulations and requirements of Nasdaq, as the case may be; provided, however, that the restrictions set forth in this Section 7.03 shall not apply to any release or public statement (a) made or proposed to be made by the Company in compliance with Section 5.03 with respect to the matters contemplated thereby (or by Parent in response thereto) or (b) in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby. The parties agree that the initial press release to be issued with respect to the Merger and the other transactions contemplated by this Agreement shall be a joint press release to be reasonably agreed upon by the Company and Parent. Notwithstanding the foregoing, (i) to the extent the content of any press release or other public statement is substantially the same as a statement previously issued in accordance with this Section 7.03, no separate approval shall be required in respect of such content to the extent replicated in whole or in part in any subsequent press release or other public statement, (ii) the parties may make public statements in response to questions by the press, analysts, investors or those attending industry conferences or financial analysts conference calls, so long as any such statements are consistent with the initial press release and other press releases and public statements made jointly by the parties or made by one party in accordance with this Section 7.03 and do not reveal material non-public information regarding this Agreement or the transactions contemplated hereby and (iii) Parent, its Affiliates and their respective Representatives may make customary disclosures as expressly contemplated by any Debt Commitment Letter (including in connection with the syndication of the Debt Financing), subject to the confidentiality undertakings set forth in each Debt Commitment Letter upon prior written notice to the Company regarding the nature of such disclosures and the reasons therefor.
Section 7.04. Notices of Certain Events.
(a) During the period from the date hereof until the Effective Time, each of the Company and Parent shall promptly notify the other of:
(i) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;
(iii) any Actions commenced or, to such party’s Knowledge, threatened in writing against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, (A) that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or (B) that relate to this Agreement or the consummation of the transactions contemplated hereby;

(iv) any material written communication given or received in connection with any such Action described in the foregoing clause (iii); and
(v) any Effect that (A) individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, respectively, (B) causes, or would reasonably be expected to cause, any representation or warranty of such party set forth in this Agreement to be untrue or inaccurate or (C) causes, or would reasonably be expected to cause, such party to fail to perform, comply with or satisfy in any material respect any covenant, condition or agreement of such party set forth in this Agreement, in each case of clause (B) and (C), which would be reasonably expected to cause a condition to consummation of the Merger set forth in Section 8.02 or Section 8.03, respectively, to fail to be satisfied.
(b) In no event shall the delivery of any notice by a party pursuant to this Section 7.04 limit or otherwise affect the respective rights, remedies, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The failure to give notice under this Section 7.04 shall not constitute a failure of any condition in Article 8 or give rise to a basis to terminate this Agreement pursuant to Section 9.01 (provided that the underlying facts or occurrences that would have been required to be disclosed in such notice may be taken into account in determining whether there has been a failure of any condition in Article 8 or whether such facts or occurrences give rise to a basis to terminate this Agreement pursuant to Section 9.01).
Section 7.05. Financing.
(a) Parent will use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in each Debt Commitment Letter, including promptly relative to the reasonably anticipated Closing Date and in any event at or prior to the Closing: (i) satisfying, or causing to be satisfied (or obtaining a waiver), on a timely basis, all conditions applicable to Parent for Parent to obtain the Debt Financing set forth therein (including the payment of any fees required as a condition to the Debt Financing); (ii) negotiating and entering into definitive agreements with respect to the Debt Financing on the terms and conditions contemplated by each Debt Commitment Letter that are not less favorable, taken as a whole, to Parent, so that the agreements are in effect no later than the Closing Date; provided, however, that this Section 7.05(a) will not prohibit Parent from agreeing to terms that are less favorable to Parent if such terms would be permitted in an amendment to a Debt Commitment Letter entered in accordance with Section 7.05(b); (iii) maintaining in effect the Debt Commitment Letters through the consummation of the Closing; (iv) complying with its obligations under each Debt Commitment Letter and the express conditions thereof until the Closing occurs; (v) enforcing its rights under each Debt Commitment Letter and the definitive agreements with respect to the Debt Financing; and (vi) consummating the Debt Financing or causing the Debt Financing to be consummated at or prior to the Closing.
(b) Without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall not permit any amendment, restatement, modification, waiver of any provision or remedy under, termination, replacement or assignment of any Debt Commitment Letter, any fee letter or any definitive agreement with respect thereto (or any portion of the Debt Financing thereunder) that, when taken together with all such amendments, restatements, modifications, and waivers, (i) reduces (or would reasonably be expected to have the effect of reducing) the amount of aggregate cash proceeds available from the Debt Financing (including by increasing the amount of fees to be paid or original issue discount) below an amount necessary to comply with Section 4.22(f), (ii) imposes new or additional conditions or contingencies to the receipt of all or any portion of the Debt Financing or expands or adversely amends or modifies any conditions or contingencies to the receipt of all or any portion of the Debt Financing, (iii) would or could reasonably be expected to (A) materially delay, prevent or impede the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date or otherwise prevent, delay or impair the ability of Parent to timely consummate the transactions contemplated by this Agreement or (B) adversely impact the ability of Parent to enforce its rights against the Financing Sources or any other parties to any Debt Commitment Letter, any fee letter or the definitive agreements with respect thereto or (iv) relieves or releases any Financing Source from its obligations under the Debt Commitment Letter or any definitive agreement with respect thereto (such amendments, restatements, modifications and waivers described in clauses (i) through (iv), the “Restricted Modifications”); provided, however, that, notwithstanding the foregoing, Parent may modify, supplement or amend any Debt Commitment Letter to the extent such modification, supplement or amendment (I) is limited to adding or replacing lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof or (II) increases the commitments or the amount of indebtedness thereunder. Parent shall as promptly as reasonably practicable deliver copies of any amendment, modification, supplement or waiver to any Debt Commitment Letter or the fee letter contemplated in the Debt Commitment Letter to the Company (which may, in the case of the fee letter contemplated in the Debt Commitment Letter, be redacted). Parent will pay, or cause to be paid, in full all commitment fees or other fees required to be paid under each Debt Commitment Letter or otherwise in connection with the Debt Financing as and when they become payable.
(c) The Company will, and will cause its Subsidiaries to, use their respective reasonable best efforts to, and will cause their respective Representatives to use their reasonable best efforts to, provide all cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent and at Parent’s sole cost and expense. Such cooperation shall include using reasonable best efforts to do the following (in each case, to the extent so requested as set forth above):
(i) participation in, and assistance with, the marketing efforts related to the Debt Financing, including causing the Company’s management team, with appropriate seniority and expertise, and other Representatives and advisors to communicate directly and participate in a reasonable number of lender meetings, presentations, due diligence sessions, drafting sessions and sessions with the Financing Sources and other prospective financing sources, in each case, upon reasonable advance notice and at mutually agreeable dates and times; provided that (A) any such communication may be conducted telephonically, virtually by videoconference or other media and (B) there will not be more than two general “bank meetings”;
(ii) furnishing Parent and the Financing Sources, no later than five Business Days prior to the Closing Date, with all documentation and other information that the Financing Sources reasonably determine are required by Governmental Authorities under applicable “know your customer,” beneficial ownership and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, that has been reasonably requested by Parent in writing, at least eight Business Days prior to the Closing Date; and
(iii) subject to the limitations set forth in the proviso to this Section 7.05(c), executing and delivering any credit agreements, guarantees, pledge and security documents, other definitive financing documents or other certificates or documents contemplated by the Debt Financing;
provided, however, that such cooperation does not: (i) require (A) the entry by the Company or any of its Subsidiaries into any Contract the effectiveness of which is, or under which any of their obligations are, not conditioned on the Closing or (B) the Company or any of its Subsidiaries, or any of their respective directors, officers, managers, general partners or employees as of prior to the Effective Time to execute, deliver or enter into, or perform any Contract, document or instrument with respect to the Debt Financing except those that only take effect upon the Effective Time; (ii) unreasonably interfere with the normal operations of the Company and its Subsidiaries in their reasonable business judgment exercised in good faith; (iii) include any actions that the Company reasonably believes would (A) result in a violation of any Contract or any Law, or the loss of any attorney-client privilege or other similar legal privilege or (B) cause any representation, warranty, covenant or other obligation in this Agreement to be breached or any condition set forth in Article 8 to fail to be satisfied; (iv) involve consenting to the pre-filing of UCC-1s or any other grant of Liens that result in the Company or any of its Subsidiaries being responsible to any third parties for any representations or warranties prior to the Effective Time; (v) require delivery of any solvency certificate or similar certification or representation; (vi) require the waiver or amendment of any terms of this Agreement or the payment of any fees or reimbursement of any expenses prior to the Closing for which the Company or any of its Subsidiaries has not received prior reimbursement or is not otherwise indemnified by Parent, or incur any other liability or obligation, or provide or agree to provide any indemnity; (vii) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability (including that the Board of Directors will not be required to enter into any resolutions or take any similar action approving the Debt Financing that are not contingent on the occurrence of the Effective Time); or (viii) require the Company or any of its Subsidiaries to prepare or deliver any financial statements or information other than the financial statements included in any Form 10-K or Form 10-Q required to be filed by the Company, with it being further understood that Parent (and not the Company or any of its Subsidiaries) will be responsible for the preparation of any pro forma financial statements for the Debt Financing, including the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings synergies, capitalization, ownership or other pro forma adjustments that may be included therein. Parent agrees that the effectiveness of any documents executed by or on behalf of the Company or any of its Subsidiaries in connection with the Debt Financing will be subject to, and will not be effective until, the Effective Time. All non-public or otherwise confidential information regarding the Company or any of its Subsidiaries obtained by Parent pursuant to this Section 7.05(c) will be kept confidential in accordance with the Confidentiality Agreement. Any such confidential information may be shared with prospective lenders solely to the extent they are subject to customary confidentiality arrangements, including “click through” confidentiality agreements and provisions contained in customary bank information memoranda and other offering materials. As a condition to the obligations of the Company pursuant to this Section 7.05(c), Parent will as promptly as reasonably practicable upon request by the Company reimburse the Company for all documented out-of-pocket costs and expenses (including attorneys’ fees and expenses and disbursements) incurred by the Company or any of its Subsidiaries in connection with the cooperation contemplated by this Section 7.05(c) and will reimburse, defend, indemnify and hold harmless the Company and its Subsidiaries from, against and in respect of any and all liabilities resulting from, or that exist or arise due to or in connection with the Debt Financing, including providing the cooperation contemplated by this Section 7.05(c), and any information used in connection therewith, except to the extent such liabilities arise out of or in connection with (x) the gross negligence, willful misconduct or fraud of the Company or any of its Subsidiaries or (y) any material inaccuracy of any financial historical information of the Company or any of its Subsidiaries provided in writing by or behalf of the Company specifically for use in connection with the assistance obligations set forth in this Section 7.05(c).
(d) The Company and its Subsidiaries shall have no responsibility in connection with the Debt Financing, with the sole exception of the cooperation obligations set forth in Section 7.05(c) (and subject to the limitations contained therein). The Company will be given the opportunity to review any document prepared or utilized in connection with such Debt Financing activities that includes any information provided by the Company, including any offering memorandum, banker’s book or similar document, any slide presentations or any other offering materials and such materials will include customary disclaimers with respect to information regarding the Company and its Subsidiaries. The Company will have no responsibility for the manner in which information provided about itself or any of its Subsidiaries is presented, used or interpreted in any document or material (including any offering memorandum, banker’s book or similar document, any slide presentations or any other offering materials) provided to any actual or potential provider of Debt Financing.
(e) Subject to Section 10.14, Parent’s obligations to perform its agreements under this Agreement, including to consummate the Merger subject to the terms and conditions of this Agreement, are not in any way conditioned on obtaining the Debt Financing or any alternative Debt Financing or on the performance of any party to any Debt Commitment Letter.
(f) Parent will as promptly as reasonably practicable provide the Company with copies of all executed amendments, modifications or replacements of any Debt Commitment Letter or definitive agreements related to the Debt Financing. Parent will notify the Company as promptly as reasonably practicable (i) of any breach or default (or any circumstance that could reasonably be expected to give rise to any breach or default) by any party to any Debt Commitment Letter or definitive agreements related to the Debt Financing of which Parent becomes aware, and (ii) of the receipt by Parent of any written notice or communication from any Financing Source with respect to any actual breach or default, or any termination or repudiation, in each case by any party to a Debt Commitment Letter or any definitive agreements related to the Debt Financing of any provisions of any Debt Commitment Letter or such definitive agreements.
(g) The Company hereby consents to the use of its logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Affiliates or the reputation or goodwill of the Company or its Affiliates.
Section 7.06. Parent Board of Directors. Prior to, and conditioned upon the occurrence of, the Effective Time, and subject to the conditions set forth in this Section 7.06, Parent shall take all actions necessary in order to appoint Jill C. Milne as a member of the board of directors of Parent, with such individual to serve in such position effective as of the Effective Time until her successor is duly appointed and qualified in accordance with applicable Law and the certificate of incorporation and bylaws of Parent; provided that such appointment shall be subject to all applicable corporate governance policies and guidelines of Parent, its board of directors and any committees thereof, and applicable legal, regulatory and stock market requirements.
ARTICLE 8
CONDITIONS TO THE MERGER
Section 8.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by law, the waiver in writing by each such party) of the following conditions:
(a) Required Stockholder Approval. The Required Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.
(b) Laws and Governmental Orders. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or any injunction, order or decree (whether temporary, preliminary or permanent) (any of the foregoing, a “Legal Restraint”) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger or the other transactions contemplated by this Agreement.
(c) HSR Approval. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and any agreement with any Governmental Authority to delay consummation of the Merger shall have expired.
(d) Registration Statement. The Form S-4 shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Form S-4 shall have been issued, and no action, suit or proceeding by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.
(e) Exchange Listing. The shares of Parent Common Stock issuable pursuant to the Merger shall have been approved for listing (subject to official notice of issuance) on Nasdaq.
Section 8.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by law, the waiver in writing by Parent) of the following conditions:
(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) Section 3.01(a) (Corporate Existence and Power), Section 3.02 (Corporate Authorization), Section 3.03 (Governmental Authorization), Section 3.10(a)(ii) (Absence of Certain Changes), Section 3.25 (Finders’ Fees), Section 3.26 (Opinion of Financial Advisor) and Section 3.27 (Antitakeover Statutes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made as of the Closing (except that representations and warranties that expressly speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date), (ii) Section 3.01(b) (Corporate Existence and Power), Section 3.05(a) through 3.05(f) (Capitalization) and Section 3.06(b) (Subsidiaries) shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing (except that representations and warranties that expressly speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except for de minimis inaccuracies, and (iii) the other provisions of Article 3 (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing (except that representations and warranties that expressly speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct have not had or would not reasonably be expected to have, individually or in the aggregate with all other Effects, a Company Material Adverse Effect.
(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with the obligations, agreements and covenants contained in this Agreement to be performed and complied with by the Company at or prior to the Closing pursuant to the terms of this Agreement.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate with all other Effects, a Company Material Adverse Effect that is continuing.
(d) Closing Certificate. Parent shall have received a certificate signed by the Chief Executive Officer or the Chief Financial Officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 8.02(a), Section 8.02(b) and Section 8.02(c) have been satisfied.
Section 8.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permitted by law, the waiver in writing by the Company) of the following conditions:
(a) Representations and Warranties. The representations and warranties of Parent set forth in (i) Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.03 (Governmental Authorization) and Section 4.10 (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made as of the Closing (except that representations and warranties that expressly speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date), (ii) Section 4.05 (Capitalization) shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing (except that representations and warranties that expressly speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except for de minimis inaccuracies, and (iii) the other provisions of Article 4 (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing (except that representations and warranties that expressly speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate with all other Effects, a Parent Material Adverse Effect.
(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with the obligations, agreements and covenants contained in this Agreement to be performed and complied with by them at or prior to the Closing pursuant to the terms of this Agreement.
(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effect that has had, individually or in the aggregate with all other Effects, a Parent Material Adverse Effect that is continuing.
(d) Closing Certificate. The Company shall have received a certificate signed by a duly authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Section 8.03(a), Section 8.03(b) and Section 8.03(c) have been satisfied.
ARTICLE 9
TERMINATION
Section 9.01. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Required Stockholder Approval has been obtained (except as otherwise stated below), as follows:
(a) by mutual written agreement of the Company and Parent;
(b) by either the Company or Parent, if:
(i) the Effective Time shall not have occurred on or before 5:00 p.m. (New York City time) on April 14, 2026 (the “Initial End Date” and, including as it may be extended below, the “End Date”); provided that (A) if any of the conditions to the Closing set forth in Section 8.01(b) (solely as it relates to any Antitrust Laws) or Section 8.01(c) has not been satisfied or, to the extent permissible, waived on or prior to the Initial End Date but all other conditions to Closing set forth in Article 8 have been satisfied (other than those conditions (x) that by their nature are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the End Date or (y) the satisfaction of which has been substantially prevented due to any Government

Shutdown) or, to the extent permissible, waived, then the End Date may be extended to (and including) 5:00 p.m. (New York Time) on October 14, 2026 by either the Company or by Parent, by delivery of written notice to the other party at or prior to 5:00 p.m. (New York Time) on the Initial End Date, without further action of the other party, and, if so extended, such date shall be the “End Date” and (B) to the extent one or more Government Shutdowns affect the ability of the parties hereto to satisfy any of the conditions set forth in Section 8.01 prior to the Initial End Date, including due to a delay in the ability to make any applicable filings or in the review thereof by any Governmental Authority, then the Initial End Date shall be extended until 90 days following the date of the termination of the applicable Government Shutdown (provided that the Initial End Date shall not be so extended beyond May 31, 2026); and provided, further, that no party shall be permitted to terminate this Agreement pursuant to this Section 9.01(b)(i) if such party’s breach of any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner shall have materially contributed to or resulted in the failure of the Effective Time to occur on or before the End Date;
(ii) a Legal Restraint permanently restraining, enjoining, making illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated hereby shall become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall have used reasonable best efforts to prevent the entry of and to remove such Legal Restraint in accordance with Section 7.02; provided, further, that no party shall be permitted to terminate this Agreement pursuant to this Section 9.01(b)(ii) if such party’s breach of any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner shall have materially contributed to or resulted in the failure of the condition set forth Section 8.01(b) to the consummation of the Merger to be satisfied; or
(iii) the Company Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement), in each case, at which a vote on the approval of this Agreement was taken, shall have concluded and the Required Stockholder Approval shall not have been obtained;
(c) by Parent, if:
(i) at any time prior to obtaining the Required Stockholder Approval, an Adverse Recommendation Change shall have occurred; or
(ii) the Company shall have breached or failed to perform any representation, warranty, covenant or agreement set forth in this Agreement, which breach or failure to perform would cause any of the conditions set forth in Section 8.01 or Section 8.02, as applicable, not to be satisfied, and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, is not cured by the Company within the earlier of (A) 30 days of receipt by the Company of written notice from Parent of such breach or failure or (B) three Business Days prior to the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(ii) if Parent or Merger Sub is then in breach in any material respect of any of its representations, warranties, covenants or agreements set forth in this Agreement;
(d) by the Company:
(i) prior to obtaining the Required Stockholder Approval, in order to accept a Superior Proposal and enter into a binding and definitive written Alternative Acquisition Agreement with respect to such Superior Proposal, pursuant to Section 5.03(e); provided that (A) the Company has complied with its covenants and agreements under Section 5.03 in all material respects, (B) the Company pays the Termination Fee to Parent in accordance with Section 9.02(b)(iv) and (C) immediately following (and, for the avoidance of doubt, in no event prior to) such termination, the Company enters into such binding and definitive written Alternative Acquisition Agreement with respect to such Superior Proposal; or
(ii) if Parent or Merger Sub shall have breached or failed to perform any representation, warranty, covenant or agreement set forth in this Agreement, which breach or failure to perform would cause any of the conditions set forth in Section 8.01 or Section 8.03, as applicable, not to be satisfied, and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, is not cured by Parent or Merger Sub within the earlier of (A) 30 days of receipt by Parent of written notice from the Company of such breach or failure or (B) three Business Days prior to the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d)(ii) if the Company is then in breach in any material respect of any of its representations, warranties, covenants or agreements set forth in this Agreement.
The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give written notice of such termination to the other parties.
Section 9.02. Effect of Termination.
(a) Except to the extent provided in Section 9.02(b) and Section 9.02(c), in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or any of its Representatives or Affiliates); provided that, notwithstanding anything in this Agreement to the contrary (other than Section 9.02(c)), (i) no such termination shall relieve any party hereto of any liability or damages to any other party resulting from any Fraud in connection with the transactions contemplated by this Agreement or Willful Breach of this Agreement, in which case such liabilities or damages, to the fullest extent permitted under Section 261(a)(1) of the DGCL, will not be limited to reimbursement of expenses or out of pocket costs and may include the benefit of the bargain lost (including any lost premium in case of liabilities or damages payable by Parent or Merger Sub) by the other party and its stockholders, taking into consideration all relevant matters, including other opportunities and the time value of money (and which amounts shall, in the case of liabilities or damages payable by Parent or Merger Sub, be recovered and retained by the Company) and (ii) the provisions set forth in this Section 9.02 and in Article 10 (and any related definitions contained in any such Section or Article) and the Confidentiality Agreement shall survive the termination of this Agreement.
(b) The Company shall pay in cash to Parent or its designee, by wire transfer of immediately available funds, a termination fee of $32,250,000 (the “Termination Fee”), if this Agreement is terminated:
(i) by either the Company or Parent, in each case, pursuant to Section 9.01(b)(i) or Section 9.01(b)(iii), or by Parent pursuant to Section 9.01(c)(ii) (in the case of a breach of Section 5.03 other than a Willful Breach); and, in each case, (A) an Acquisition Proposal shall have been made to the Company or made directly to the Company’s stockholders or shall otherwise have become publicly known, (B) such Acquisition Proposal shall not have been withdrawn without qualification, in each case, (I) prior to the date of such termination, with respect to any termination pursuant to Section 9.01(b)(i) or Section 9.01(c)(ii) (in the case of a breach of Section 5.03 other than a Willful Breach) or (II) prior to the date of the Company Stockholders’ Meeting, with respect to any termination pursuant to Section 9.01(b)(iii), and (C) at any time within 12 months after such termination, (I) the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to any Acquisition Proposal (whether or not such Acquisition Proposal is consummated) or (II) a transaction contemplated by any Acquisition Proposal shall have been consummated (provided that for purposes of this clause (C), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”); in which case the Termination Fee shall be paid immediately prior to or concurrently with the occurrence of either of the applicable events described in the foregoing clause (C);
(ii) by Parent pursuant to Section 9.01(c)(i) or Section 9.01(c)(ii) (in the case of a Willful Breach of Section 5.03); in which case the Termination Fee shall be paid no later than three Business Days after the date of such termination;
(iii) by the Company pursuant to Section 9.01(b)(i) or by either Parent or the Company pursuant to Section 9.01(b)(iii), and, in each such case, at the time of such termination, Parent had the right to terminate this Agreement pursuant to Section 9.01(c)(i) or Section 9.01(c)(ii) (in the case of a Willful Breach of Section 5.03); in which case the Termination Fee shall be paid no later than, in the case of such termination by Parent, three Business Days or, in the case of such termination by the Company, one Business Day, in each case, after the date of such termination; or
(iv) by the Company pursuant to Section 9.01(d)(i); in which case the Termination Fee shall be paid concurrently with, and as a condition to, the effectiveness of such termination.

(c) The Company hereby acknowledges and agrees that the agreements contained in this Section 9.02 are an integral part of the transactions contemplated hereby, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amounts due pursuant to this Section 9.02 and, in order to obtain such payment, Parent or Merger Sub, as applicable, commences a suit that results in a judgment against the Company for the fees set forth in this Section 9.02 or any portion of such fees, the Company shall pay Parent or its designee its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees, costs and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate as published by The Wall Street Journal (in effect on the date such payment was required to be made) from the date such payment was required to be made through the date of payment. The parties acknowledge and agree that the Company shall not be obligated to pay the Termination Fee on more than one occasion. Notwithstanding anything in this Agreement to the contrary, in the event that this Agreement is validly terminated in accordance with Section 9.01 and the Termination Fee becomes payable by, and is paid by, the Company pursuant to this Section 9.02, the Termination Fee shall be Parent’s sole and exclusive remedy for damages against the Company and its former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement set forth in this Agreement or the failure of the Merger to be consummated.
ARTICLE 10
MISCELLANEOUS
Section 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Sub or, after the Effective Time, the Company or the Surviving Corporation, to:

BioCryst Pharmaceuticals, Inc.
4505 Emperor Blvd., Suite 200
Durham, NC 27703
Attention:	Alane Barnes, Chief Legal Officer
E-mail:	[***]

with a copy (which shall not constitute notice) to:

Covington & Burling LLP
30 Hudson Yards
New York, New York 10001
Attention:	Jack Bodner; Andrew Ment
E-mail:	[***]; [***]

if to the Company prior to the Effective Time, to:

Astria Therapeutics, Inc.
22 Boston Wharf Road, 10th Floor
Boston, MA 02210
Attention:	Jill C. Milne, Chief Executive Officer
Email:	[***]
with a copy to: Legal Department, [***]

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
60 State Street, 36th Floor
Boston, MA 02109
Attention:	Rosemary G. Reilly; John H. Butler; Sally Wagner Partin
E-mail:	[***]; [***]; [***]

or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto pursuant to this Section 10.01. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
Section 10.02. Survival. The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided that this Section 10.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance, in whole or in part, after the Effective Time, which shall each survive.
Section 10.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
Section 10.04. Entire Agreement. This Agreement, the Voting Agreements and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, the Company Disclosure Letter and the Parent Disclosure Letter are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.
Section 10.05. Binding Effect; Benefit; Assignment.
(a) The provisions of this Agreement shall be binding on and, except as provided in Section 6.02, shall inure to the benefit of the parties hereto and their respective successors and assigns.
(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that each of Parent or Merger Sub may transfer or assign its respective rights and obligations under this Agreement, in whole or from time to time in part, (i) to one or more of its Affiliates at any time, (ii) as collateral to any Financing Sources at any time and (iii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its respective obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub.
Section 10.06. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (a) as provided in Section 6.02 with respect to the Persons referred to therein, (b) for Section 10.05(b), this Section 10.06, Section 10.07, Section 10.08(a), Section 10.11, Section 10.12 and Section 10.13 with respect to the Financing Sources, which shall be express third-party beneficiaries thereof, (c) that if this Agreement is validly terminated pursuant to Section 9.01, subject to Section 9.02, the Company shall have the right, on its own behalf and on behalf of and as agent for its stockholders, to pursue damages, but solely as a result of Fraud or a Willful Breach by Parent or Merger Sub (it being agreed that in no event shall any such stockholder be entitled to enforce any such rights, or any of Parent’s or Merger Sub’s obligations, under this Agreement, but rather the Company shall have the sole and exclusive right, to the fullest extent permitted by applicable Law, to do so as agent for such stockholders, and that any and all interests in the recovery of such losses or any such claim shall attach to the Shares and subsequently be transferred therewith), and (d) for, if the Effective Time occurs, (i) the right of the Company’s stockholders to receive the Merger Consideration in accordance with and subject to Section 2.04(a) and (ii) the right of the holders of Company Stock Options to receive the consideration contemplated by the applicable provisions of Section 2.07, in each case, on the terms and subject to the conditions of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.03 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.07. Non-Recourse.
(a) Without limiting or otherwise modifying the rights of Parent or its Affiliates under any Debt Commitment Letter or any definitive agreements providing for the Debt Financing, the Company (on behalf of itself and the other Company Related Parties) hereby waives any claims or rights against any Financing Source relating to or arising out of the Debt Financing, any Debt Commitment Letter, the transactions contemplated thereby, or this Agreement and the transactions contemplated hereby, whether at law or in equity and whether in tort, contract or otherwise, in each case, solely prior to the Effective Time. In furtherance and not in limitation of the foregoing waiver and agreement, it is acknowledged and agreed that no Financing Source will have any liability to the Company Related Parties for any claims or for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business, or anticipated savings), or damages of a tortious nature in connection with the Debt Financing, any Debt Commitment Letter, the transactions contemplated thereby, or this Agreement and the transactions contemplated hereby, in each case, solely prior to the Effective Time.
(b) Each of the Company (on behalf of itself and the other Company Related Parties) and Parent (on behalf of itself and the other Parent Related Parties) agree (i) that this Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as parties hereto (or their permitted assigns pursuant to this Agreement), as applicable, and (ii) except to the extent named a party to this Agreement, no Company Related Party, Parent Related Party or Financing Source will have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of or by reason of the transactions contemplated hereby, except for claims that the Company, Parent or Merger Sub, as applicable, may assert against any Person that is party to, and solely pursuant to the terms of, any other agreements or documents entered in connection with this Agreement or the transactions contemplated hereby.
(c) The rights of the Company Related Parties, the Parent Related Parties and the Financing Sources as set forth in this Section 10.07 are intended to benefit, and shall be enforceable by, each such Person.
(d) This Section 10.07 will, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary. The provisions of this Section 10.07 will survive any termination of this Agreement. Notwithstanding anything to the contrary set forth herein, nothing in this Section 10.07 shall in any way limit or modify the rights and obligations of Parent Related Parties and the Company Related Parties under this Agreement or any Financing Source’s obligations to the Parent Related Parties under any Debt Financing and related debt financing commitment letter or the definitive debt financing agreements.
Section 10.08. Amendments and Waivers.
(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that (i) after the Required Stockholder Approval is obtained, if any such amendment shall by applicable Law require further approval of the Company’s stockholders, the effectiveness of such amendment shall be subject to the approval of the Company’s stockholders and (ii) solely if there is any Debt Financing, Section 10.05(b), Section 10.06, Section 10.07, this Section 10.08(a), Section 10.11, Section 10.12, Section 10.13 and the definition of “Financing Sources” may not be modified (including extending the time for performance), waived or terminated in a manner that is adverse in any material respect to the Financing Sources without the prior written consent of such Financing Sources (which consent shall not be unreasonably withheld, conditioned or delayed).
(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.
Section 10.09. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 10.10. Disclosure Letters and SEC Document References.
(a) The parties hereto agree that any reference in a particular Section or Schedule of the Company Disclosure Letter or the Parent Disclosure Letter, as the case may be, shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company or Parent, as the case may be, that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of the Company or Parent, as the case may be, that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent on its face.
(b) The parties hereto agree that any information contained in any part of the Company SEC Documents or Parent SEC Documents, as the case may be, shall only be deemed to be an exception to (or a disclosure for purposes of) the representations and warranties of the Company or Parent, as the case may be, if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent on its face.
Section 10.11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.
Section 10.12. Jurisdiction.
(a) The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.
(b) Notwithstanding anything herein to the contrary, each of the parties hereto, on behalf of itself and its respective Affiliates, hereby (i) agrees that any Action of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Source or other Person providing Debt Financing in any way arising out of or relating to this Agreement, the Debt Financing, the other agreements and documents contemplated hereby, or the transactions contemplated hereby or thereby, or the performance thereof or services related thereto shall be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State Court sitting in the Borough of Manhattan in the City of New York so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such suit, action, audits, investigations, examinations, inquiries or proceeding to the exclusive jurisdiction of such court, (ii) agrees that any such Action shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), and (iii) irrevocably waives, to the fullest extent that they may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court.

Section 10.13. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE DEBT FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING ANY ACTION BROUGHT AGAINST ANY FINANCING SOURCE OR OTHER PERSON PROVIDING ANY DEBT FINANCING.
Section 10.14. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, that money damages or other legal remedies would not be an adequate remedy for any such damage, and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (without proof of damages) in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that no other party or Person shall be required to obtain, furnish, post or provide any bond or other security or instrument in connection with any remedy referred to in this Section 10.14, and each party irrevocably waives any right that it may have to require the obtaining, furnishing, posting or provision of any such bond or other security or instrument. If, prior to the End Date, any party brings any Action in accordance with this Section 10.14 to specifically enforce the performance of the terms and provisions of this Agreement by any other party, the End Date shall automatically be extended by (a) the amount of time during which such Action is pending, plus 20 Business Days or (b) such other time period established by the court presiding over such Action, as the case may be.
Section 10.15. Counterparts; Effectiveness. This Agreement may be signed manually or by facsimile or other electronic transmission by the parties (including in .pdf, .tiff, .jpg or similar format), in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (including by virtue of any other oral or written agreement or other communication).
[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

BIOCRYST PHARMACEUTICALS, INC.

By:	/s/ Jon Stonehouse
Name: Jon Stonehouse
Title: Chief Executive Officer

AXEL MERGER SUB, INC.

By:	/s/ Babar Ghias
Name: Babar Ghias
Title: President

[Signature page to Agreement and Plan of Merger]

ASTRIA THERAPEUTICS, INC.

By:	/s/ Jill C. Milne
Name: Jill C. Milne
Title: Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

EXHIBIT A
FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

Annex B
VOTING AND SUPPORT AGREEMENT

among

BIOCRYST PHARMACEUTICALS, INC.

and

certain stockholders of ASTRIA THERAPEUTICS, INC.

Dated as of October 14, 2025

VOTING AND SUPPORT AGREEMENT dated as of October 14, 2025 (this “Agreement”), among BioCryst Pharmaceuticals, Inc., a Delaware corporation (“Parent”) and each of the signatories named on the signature pages hereto (each, a “Stockholder” and, collectively, the “Stockholders”).
Introduction
WHEREAS, each Stockholder is, as of the date hereof, the record and beneficial owner (for purposes of this Agreement, “beneficial owner” (including “beneficially own” and other correlative terms) shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of the number of the Shares, as set forth opposite the name of such Stockholder on Schedule I hereto;
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Axel Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Astria Therapeutics, Inc., a Delaware corporation (the “Company”) are entering into that certain Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent upon the terms and subject to the conditions set forth therein; and
WHEREAS, as a condition and inducement to Parent and Merger Sub to enter into the Merger Agreement, each of Parent and Merger Sub has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE 1
VOTING AGREEMENT
SECTION 1.01 Voting Agreement. (a) During the Agreement Period (as defined below), each Stockholder hereby agrees that, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of the Shares [or of Series X Preferred Shares]1, however called (each, a “Company Stockholders’ Meeting”), and in connection with any written consent of the holders of the Shares [or Series X Preferred Shares], such Stockholder shall appear at such meeting or otherwise cause all of such Stockholder’s Subject Shares to be counted as present thereat for purposes of calculating a quorum and vote (or cause to be voted) or, if applicable, deliver (or caused to be delivered) a written consent with respect to all of such Stockholder’s Subject Shares, in each case, to the fullest extent that such Subject Shares are entitled to be voted at the time of any vote or action by written consent:
(i) in favor of (A) the adoption of the Merger Agreement, the Merger and the approval of the transactions contemplated in the Merger Agreement and any actions related thereto; and (B) without limitation of the preceding clause (A), the approval of any proposal to adjourn or postpone the Company Stockholders’ Meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which the Company Stockholders’ Meeting is held; and
(ii) against (A) any Acquisition Proposal or any acquisition agreement related to such Acquisition Proposal; (B) any election of new directors to the Board of Directors, other than nominees to the Board of Directors who are serving as directors of the Company on the date hereof or who are nominated for election by a majority of the Board of Directors, or as otherwise provided in the Merger Agreement; (C) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of such Stockholder under this Agreement or of the Company under the Merger Agreement; (D) each of the following actions (other than the transactions contemplated in the Merger Agreement): (I) any extraordinary corporate transaction, such as a
[1]	NTD: Bracketed text to be included in form of warrant for Stockholders holding Series X Preferred Shares or Company Common Warrants only.

merger, consolidation or other business combination involving the Company or any of its Subsidiaries, (II) any sale, lease, license or other transfer of a material amount of the assets of the Company or any of its Subsidiaries, taken as a whole and (III) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its Subsidiaries; and (E) any corporate action the consummation of which would reasonably be expected to frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated in the Merger Agreement.
(b) Each Stockholder shall retain at all times the right to vote or exercise such Stockholder’s right to consent with respect to such Stockholder’s Subject Shares in such Stockholder’s sole discretion and without any other limitation on those matters other than those set forth in Section 1.01(a) that are at any time or from time to time presented for consideration to the holders of the Shares generally.
SECTION 1.02 [Series X Preferred Shares. Each Stockholder that is a record or beneficial owner of any Series X Preferred Shares hereby agrees and consents to the terms and provisions of the Merger Agreement as they pertain or otherwise apply to the Series X Preferred Shares (including Section 2.04(c) of the Merger Agreement), for all purposes of the Merger Agreement, the Certificate of Designation, the Company’s certificate of incorporation, any Contract between such Stockholder and the Company, the DGCL or any other applicable Law].
SECTION 1.03 [Company Common Warrants. Each Stockholder that is a record or beneficial owner of any Company Common Warrants hereby: (a) irrevocably elects, effective as of immediately prior to and conditioned on the occurrence of the Effective Time, to require the Company to purchase all such Company Common Warrants in exchange for payment of the Black Scholes Value thereof (and as defined thereof) (the “Black Scholes Payment Amount”) in cash pursuant to the second paragraph of Section 3(d) of such Company Common Warrant (the “Black Scholes Exercise Right”), and hereby agrees to take all action reasonably necessary in order to perfect such election; (b) agrees not to exercise any such Company Common Warrant and that, upon and subject to payment by Parent and receipt by such Stockholder of the Black Scholes Payment Amount in cash, such Company Common Warrant shall, without any further action on the part of such Stockholder or any other Person, cease to exist or otherwise be exercisable, notwithstanding anything to the contrary in Section 2.04(a) of the Merger Agreement; and (c) waives to the maximum extent permissible under applicable Law any notice or consent requirement that may be applicable under the DGCL, any other applicable Law, the Merger Agreement, the Company Common Warrants, or any other Contracts, agreements or instruments to the extent related to the Company Common Warrants, in each case in connection with the entry into the Merger Agreement or the occurrence of the Merger or any other transaction contemplated under the Merger Agreement. Parent hereby acknowledges and agrees that the obligation to pay the Black Scholes Payment Amount in cash shall survive the consummation of the Merger and that the Company Common Warrants shall not be deemed automatically canceled or converted until the Company or Parent pays the Black Scholes Payment Amount in cash to the Stockholder pursuant to this Agreement, which payment shall be made by Parent no later than two (2) Business Days following the later of (i) the Effective Time and (ii) delivery by the Stockholder of instructions designating a bank account for the making of such payment.]
ARTICLE 2
REPRESENTATIONS AND WARRANTIES
SECTION 2.01 Representations and Warranties of Stockholder. Each Stockholder severally but not jointly as to any other Stockholder represents and warrants to Parent as follows as of the date hereof:
(a) Organization. If such Stockholder is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
(b) Authorization. If such Stockholder is not an individual, it has the requisite corporate, limited liability company, partnership or trust power and authority, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. If such Stockholder is an individual, such Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery hereof by Parent, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions. If such Stockholder is a married individual, and any of the Subject Shares of such Stockholder constitute community property or otherwise need spousal or other approval for this

Agreement to be legal, valid and binding, this Agreement has been duly executed and delivered by such Stockholder’s spouse (including pursuant to Section 3.07) and, assuming the due authorization, execution and delivery hereof by Parent, is enforceable against such Stockholder’s spouse in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.
(c) No Conflict. (i) Neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby, nor compliance by such Stockholder with any of the terms or provisions hereof, will (A) if such Stockholder is not an individual, conflict with or violate any provision of its certificate of incorporation, bylaws or similar organizational documents, (B) assuming that each of the filings referred to in Section 2.01(c)(ii) are made and any applicable waiting periods referred to therein have expired, contravene, conflict with or result in a violation or breach of any provision of any Laws applicable to such Stockholder, (C) require any consent or other action by any Person under, constitute a breach or default, or an event that, with or without notice or lapse of time or both, would constitute a breach or default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which such Stockholder is entitled under any provision of any Contract binding on such Stockholder or (D) result in the creation or imposition of any Lien upon such Stockholder’s Subject Shares (except for any applicable restrictions on transfer under the Securities Act or as created by this Agreement (the “Permitted Exceptions”)), other than in the case of clauses (B), (C) and (D) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to perform its obligations under this Agreement.
(ii) Except for (A) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal or any foreign securities Laws and the rules and requirements of Nasdaq, and (B) actions or filings the failure of which to be made or obtained has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to perform its obligations under this Agreement, no consents or approvals of, or filings, declarations or registrations with, any Governmental Body or any other Person are necessary for the execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby.
(d) Ownership of Subject Shares. As of the date hereof, such Stockholder (together with such Stockholder’s spouse if such Stockholder is married and the Subject Shares constitute community property under applicable Laws) is, and (except with respect to any Subject Shares Transferred (as defined below) in accordance with Section 3.02) at all times during the Agreement Period will be, the record or beneficial owner of such Shares [and Series X Preferred Shares] as set forth opposite the name of such Stockholder on Schedule I hereto (together with any Shares, [Series X Preferred Shares] or other securities that may become subject to this Agreement as provided in Section 3.04, including pursuant to any exercise of Company Stock Options, [Company Pre-Funded Warrants or Company Common Warrants, or conversion of any Series X Preferred Shares, ] the “Subject Shares”) free and clear of any Liens (except for the Permitted Exceptions) and with no restrictions on such Stockholder’s rights of voting or disposition pertaining thereto, except for any applicable restrictions on Transfer (as defined below) under the Securities Act. Except to the extent of any Subject Shares acquired after the date hereof (which shall become Subject Shares upon that acquisition), the Subject Shares set forth on Schedule I opposite the name of such Stockholder are the only Company Securities beneficially owned by such Stockholder on the date hereof, and such Stockholder does not beneficially own any other Company Securities.
(e) Proxy. Except for this Agreement, none of such Stockholder’s Subject Shares are subject to any voting agreement, voting trust or other agreement or arrangement, including any proxy, consent or power of attorney, with respect to the voting of the Subject Shares on the date hereof, except pursuant to this Agreement. Such Stockholder further represents that any proxies heretofore given in respect of the Subject Shares, if any, are revocable.

(f) Absence of Litigation. With respect to such Stockholder, as of the date hereof, there is no Action pending or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder or any of such Stockholder’s Subject Shares that could reasonably be expected to impair the ability of such Stockholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
(g) Reliance. Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.
(h) Finder’s Fees. No agent, broker, investment banker, finder or other intermediary is or will be entitled to any fee or commission or reimbursement of expenses from Parent, Merger Sub or the Company or any of their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.
SECTION 2.02 Representations and Warranties of Parent. Parent hereby represents and warrants, as of the date hereof, to each Stockholder as follows:
(a) Organization. Parent has been duly organized, is validly existing and in good standing (where such concept is recognized under applicable law) under the Laws of its jurisdiction of organization.
(b) Authorization. Parent has the requisite authority, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery hereof by the Stockholders, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its respective terms, except as enforceability may be limited by the Enforceability Exceptions.
(c) No Conflict. (i) Neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (A) conflict with or violate any provision of the certificate of incorporation and bylaws of Parent, (B) violate any Law or Judgment applicable to Parent, or (C) result in any violation or breach of any Contract to which Parent is a party, other than in the case of clauses (A), (B) and (C) has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such the ability of Parent to perform its obligations under this Agreement.
(ii) Except for (A) compliance with any applicable requirements of the Securities Act, the Exchange Act or any other United States state or federal securities Laws, (B) compliance with any rules or regulations of Nasdaq, and (C) actions or filings the failure of which to be made or obtained has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent to perform its obligations under this Agreement, no consents or approvals of, or filings, declarations or registrations with, any Governmental Body or any other Person are necessary for the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby.
ARTICLE 3
CERTAIN COVENANTS
SECTION 3.01 No Solicitation. Without limiting and subject to the provisions of Section 4.18, during the Agreement Period, each Stockholder (solely in his, her or its capacity as a stockholder of the Company) agrees that it, he or she will not, directly or indirectly, take any action or omit to take any action that the Company is not permitted to take or omit to take pursuant to Sections 5.03 of the Merger Agreement.
SECTION 3.02 No Proxies for or Liens on Company Securities. (a) Except pursuant to the terms of this Agreement, including Section 3.02(b), no Stockholder shall (nor permit any Person under such Stockholder’s control to), without the prior written consent of Parent, directly or indirectly, (i) grant any proxies, consents, powers of attorney, rights of first offer or refusal or enter into any voting trust or voting agreement or arrangement with respect to the voting of any Subject Shares, (ii) sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate, place in trust or otherwise dispose of (including by gift), whether voluntarily or by operation of law, or limit its right, title or interest or right to vote in any manner with respect to (except, in each case, by will or under the laws of intestacy) any Subject Shares or any other Company Securities (any transaction described in this clause (ii), a “Transfer”), (iii) enter into any Contract with respect to the direct or indirect Transfer of any Subject Shares or any other Company Securities, or (iv) otherwise permit any Liens (other than the Permitted Exceptions) to be created on any Subject Shares or other Company Securities held or owned by such Stockholder.
(b) Notwithstanding anything in Section 3.02(a) to the contrary, any Stockholder (i) who is an individual may Transfer Subject Shares (A) to any member of such Stockholder’s immediate family, (B) to a trust for the sole benefit of such Stockholder or any member of such Stockholder’s immediate family (i.e., spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild) or (C) upon the death of such Stockholder and (ii) that is not an individual may (A) Transfer Subject Shares or Company Securities to any parent entity, Subsidiary or Affiliate under common control with such Stockholder, or to a partner or member of such Stockholder or (B) effect a [Black Scholes Exercise pursuant to and in accordance with the terms of the Company Common Warrant or to effect a ]cashless exercise for the primary purpose of paying the exercise price of any Company [Common Warrant or Company] Stock Option or to cover tax withholding obligations in connection with such exercise to the extent permitted by the instruments representing such securities; provided that any such Transfer referred to in this Section 3.02(b) (other than in the case of clause (i)(C) or (ii)(B)) shall be permitted only if the applicable Transferee agrees in writing to be bound by the terms of this Agreement.
SECTION 3.03 Documentation and Information. Each Stockholder (a) consents to and authorizes the publication and disclosure by Parent or the Company of such Stockholder’s identity and holding of Subject Shares and other Company Securities, the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement (including, for clarity, the disclosure of this Agreement) and any other information, in each case, that Parent or the Company reasonably determines is required to be disclosed by applicable Laws in any press release, any registration statement, any schedules and documents filed or furnished by Parent or the Company with the SEC or any other disclosure document in connection with the transactions contemplated by the Merger Agreement, and (b) agrees promptly to give to Parent (or the Company, if so directed by Parent) any information related to such Stockholder that Parent or the Company may reasonably require for the preparation of any such disclosure documents. Each Stockholder agrees promptly to notify Parent of any required corrections with respect to any information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect. Parent hereby consents to and authorizes each Stockholder to make such disclosure or filings to the extent required by the SEC or Nasdaq.
SECTION 3.04 Additional Subject Shares. In the event that a Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Company Securities with voting rights, or any other voting interest with respect to the Company, such Company Securities and voting interests shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of Subject Shares and Company Securities set forth on Schedule I opposite the name of such Stockholder will be deemed amended accordingly. Each Stockholder shall promptly notify Parent of any such event.
SECTION 3.05 Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Shares [or Series X Preferred Shares ]by reason of a stock split, reverse stock split, recapitalization, combination, reclassification, readjustment, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include such Shares [and Series X Preferred Shares, as the case may be], as well as all such stock dividends and distributions and any securities into which or for which any or all of such Shares [or Series X Preferred Shares] may be changed or exchanged.
SECTION 3.06 Waiver of Appraisal Rights and Actions. Each Stockholder hereby (a) irrevocably waives and agrees not to exercise any rights such Stockholder may have as to appraisal, dissent or any similar or related matter with respect to any of such Stockholder’s Subject Shares that may arise with respect to the Merger or any of the other transactions contemplated by the Merger Agreement and (b) agrees (i) not to commence or participate in, and (ii) to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger or any other transactions contemplated in the Merger Agreement, including any such claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, or (B) alleging a breach of any fiduciary duty of the Board of Directors in connection with the Merger Agreement or the other transactions contemplated in the Merger Agreement.
SECTION 3.07 Spousal Consent. If Stockholder is a married individual and any of the Subject Shares or other Company Securities constitutes community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, such Stockholder shall deliver to Parent, concurrently herewith, a duly executed consent of such Stockholder’s spouse, in the form attached hereto as Exhibit A.
SECTION 3.08 Certain Transactions Involving Parent Shares. During the Agreement Period, each Stockholder agrees not to enter into any option, put, call, derivative or other Contract, arrangement or understanding with respect to any current or future offer, sale, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), including any hedge, swap or other similar arrangement, of any Parent Common Stock (whether or not owned of record or beneficially by such Stockholder) or any interest in any Parent Common Stock (whether or not owned of record or beneficially by the Stockholder), other than with the prior written consent of Parent or as may be specifically permitted pursuant to a written Contract between such Stockholder and Parent governing the transferability of Parent Common Stock or any interest in any Parent Common Stock. Any transaction in violation of this Section 3.08 shall be null and void and of no effect whatsoever. For the avoidance of doubt, nothing in this Section 3.08 shall prohibit a Stockholder from effecting bona fide sales or purchases of Parent Common Stock in open-market transactions or privately negotiated transactions not involving any derivative, hedge, pledge, or similar arrangement.
SECTION 3.09 Further Assurances. Parent and each Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, in order to perform their respective obligations under this Agreement.
ARTICLE 4
MISCELLANEOUS
SECTION 4.01 Termination. This Agreement shall automatically terminate and become void and of no further force or effect on the earlier of (the period from the date hereof through such earlier time being referred to as the “Agreement Period”): (a) the Effective Time; (b) the termination of this Agreement by written notice from Parent to the Stockholders; (c) with respect to each Stockholder, the termination of this Agreement by written notice from such Stockholder to Parent following the amendment, modification or waiver by Parent of the terms of the Merger Agreement (i) to reduce or change the form of the consideration to be paid to such Stockholder in connection with the Merger, (ii) to create any additional conditions to the consummation of the Merger or (iii) that would reasonably be expected to adversely affect the Stockholder in any but a de minimis respect and (d) the termination of the Merger Agreement in accordance with its terms; provided that (i) this Section 4.01, Section 4.03, Section 4.04, Section 4.05, Section 4.06, Section 4.07, Section 4.08, Section 4.10, Section 4.12, Section 4.13 and Section 4.14 shall survive any such termination, and (ii) [Section 1.02, Section 1.03 and Section 3.02 shall survive any termination effected pursuant to the foregoing clause (a), and (iii) ]upon termination of this Agreement, all other obligations of the parties hereunder will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, further, that the termination of this Agreement shall not relieve any party from liability arising from fraud or any willful and intentional breach prior to such termination. For clarity, this Agreement shall not terminate upon any Adverse Recommendation Change unless the Merger Agreement is terminated in accordance with its terms.
SECTION 4.02 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares or other Company Securities. All rights, ownership and economic benefits of and relating to the Subject Shares and applicable Company Securities shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct any Stockholder in the voting or disposition of any of the Subject Shares or such Company Securities, except as otherwise provided herein.

SECTION 4.03 Representations and Warranties. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Agreement Period.
SECTION 4.04 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including e-mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent, to:

BioCryst Pharmaceuticals, Inc.
4505 Emperor Blvd., Suite 200
Durham, NC 27703
Attention: Alane Barnes, Chief Legal Officer
E-mail:	[***]

with a copy (which shall not constitute notice) to:

Covington & Burling LLP
30 Hudson Yards
New York, New York 10001
Attention: Jack Bodner; Andrew Ment
E-mail:	[***]; [***]

if to a Stockholder, to his, her or its address set forth on such Stockholder’s signature page hereto.

or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto pursuant to this Section 4.04. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
SECTION 4.05 Amendment; Waiver. Any provision of this Agreement may be amended or waived during the Agreement Period if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.
SECTION 4.06 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not such transactions are consummated.
SECTION 4.07 Binding Effect; Benefit; Assignment.
(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent may transfer or assign its respective rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Parent of respective obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent.

SECTION 4.08 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL; Specific Performance.
(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.
(b) The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.04 shall be deemed effective service of process on such party.
(c) EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(d) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, that money damages or other legal remedies would not be an adequate remedy for any such damage, and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (without proof of damages) in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that no other party or Person shall be required to obtain, furnish, post or provide any bond or other security or instrument in connection with any remedy referred to in this Section 4.08(d), and each party irrevocably waives any right that it may have to require the obtaining, furnishing, posting or provision of any such bond or other security or instrument.
SECTION 4.09 Entire Agreement; Counterparts; Effectiveness. This Agreement (including its Exhibits and Schedules) constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties hereto and their respective Affiliates with respect to the subject matter hereof and thereof. This Agreement may be signed manually or by facsimile or other electronic transmission by the parties (including in .pdf, .tiff, .jpg or similar format), in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective with respect to each Stockholder when such Stockholder and Parent shall each have received a counterpart hereof signed by the other. Until and unless a Stockholder and Parent has received a counterpart hereof signed by the other, this Agreement shall have no effect on such Stockholder and neither such Stockholder nor Parent (as it relates to such Stockholder) shall have any right or obligation hereunder (including by virtue of any other oral or written agreement or other communication).
SECTION 4.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 4.11 No Third Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto (and their respective heirs, successors and permitted assigns) any rights, remedies, benefits, obligations, liabilities or claims hereunder.
SECTION 4.12 Construction. Section 1.02 of the Merger Agreement shall apply to this Agreement mutatis mutandis, as if set forth herein in its entirety.
SECTION 4.13 Obligations; Stockholder Capacity. The obligations of each Stockholder under this Agreement are several and not joint, and no Stockholder shall have any liability or obligation under this Agreement for any breach hereunder by any other Stockholder. Each Stockholder is signing and entering this Agreement solely in his, her or its capacity as the beneficial owner of such Stockholder’s Subject Shares and other Company Securities, and nothing herein shall limit or affect in any way any actions that may be hereafter taken by him, her or it in his, her or its capacity as an employee, officer or director of the Company or any of its Subsidiaries, and no such action or omission shall constitute a breach of this Agreement.
SECTION 4.14 Limitation of Liability. Parent and Merger Sub agree that each Stockholder will not be liable for any claims, losses, damages, liabilities or other obligations resulting from any breach of the Merger Agreement by the Company. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall relieve any Person for liability for Fraud.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

BIOCRYST PHARMACEUTICALS, INC.

By:
Name:
Title:

[Signature page to Voting and Support Agreement]

[NAME OF STOCKHOLDER]

[for an entity, include:	Name:]
[for an entity, include:	Title:]

Address:

Attention:
Email:

[Signature page to Voting and Support Agreement]

SCHEDULE I

SUBJECT SHARES AND OTHER COMPANY SECURITIES

Stockholder Name	Company Securities Beneficially Owned
[•]	Shares:	[•]
	[Company Stock Options:]	[•]
	[Series X Preferred Shares:]	[•]
	[Company Pre-Funded Warrants:]	[•]
	[Company Common Warrants:]	[•]

EXHIBIT A

CONSENT OF SPOUSE
In consideration of the execution of that certain Voting and Support Agreement, (the “Voting Agreement”), dated as of October 14, 2025 by and among BioCryst Pharmaceuticals, Inc., a Delaware corporation (“Parent”) and each of the individuals and entities listed on the signature pages thereto, including            (the “Stockholder”), I, the undersigned, spouse of the Stockholder, have been given a copy of, and have had an opportunity to review, the Voting Agreement and clearly understand the provisions contained therein.
I hereby approve the Voting Agreement and appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Voting Agreement. I agree to be bound by and accept the provisions of the Voting Agreement in lieu of all other direct or indirect legal, equitable, beneficial, representative community property or other interest I may have in the Subject Shares (as defined in the Voting Agreement) held by my spouse under the laws in effect in the state or other applicable jurisdiction of our residence as of the date of the signing of the Voting Agreement.

(Signature)

Name:
(Please Print)

Dated:

Annex C

October 13, 2025
The Board of Directors
Astria Therapeutics, Inc.
22 Boston Wharf Road, 10th Floor
Boston, MA 02210
Members of the Board of Directors:
We understand that Astria Therapeutics, Inc., a Delaware corporation (the “Company”) proposes to enter into an Agreement and Plan of Merger, dated as of October 14, 2025 (the “Merger Agreement”), with BioCryst Pharmaceuticals, Inc., a Delaware corporation (the “Parent”) and Axel Merger Sub, a Delaware corporation and a wholly owned subsidiary of Parent (the “Merger Sub”) (the “Transaction”). Pursuant to the Merger Agreement, the Merger Sub will merge with and into the Company, with the Company being the surviving corporation as a wholly owned subsidiary of the Parent (the “Merger”). As a result of the Merger, each outstanding share of common stock, par value $0.001 per share, of the Company (collectively, the “Shares”), other than shares owned by the Parent or the Merger Sub, held by the Company as treasury stock, or held by a holder who properly demands appraisal for such shares pursuant to the Merger Agreement, will be converted into the right to receive (i) 0.59 of a share of the common stock, par value $0.01 per share, of the Parent (the “Parent Common Stock”) and (ii) $8.55 in cash (collectively, the “Merger Consideration”). In addition, each share of Series X Convertible Preferred Stock, par value $0.001 per share, of the Company (collectively, the “Series X Preferred Shares”) that is issued and outstanding as of immediately prior to the Effective Time (as defined in the Merger Agreement) will be converted into the right to receive the Merger Consideration with respect to the aggregate number of Shares for which such Series X Preferred Share was convertible into immediately prior to the Effective Time. The Merger Consideration is subject to adjustments as set forth in Section 2.04(f) of the Merger Agreement, as to which adjustments we express no opinion.
The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.
The Board of Directors has asked us whether, in our opinion, the Merger Consideration to be received by holders of the Shares in the Transaction is fair, from a financial point of view, to such holders.
In connection with rendering our opinion, we have, among other things:
(i)	reviewed certain publicly available business and financial information relating to the Company and the Parent that we deemed to be relevant, including publicly available research analysts’ estimates;
(ii)
reviewed certain internal projected financial data relating to the Company, including projected utilization of net operating losses, prepared and furnished to us by management of the Company, as approved for our use by the Company (the “Company Forecasts”);

(iii)
reviewed certain projected financial data relating to the Parent prepared and furnished to us by management of the Company, as approved for our use by the Company (the “Parent Forecasts” and together with the Company Forecasts, the “Forecasts”);

(iv)
reviewed certain estimates of the cost savings expected to result from the Transaction, prepared and furnished to us by the managements of the Company and the Parent, as approved for our use by the Company (the “Synergies”);

(v)
discussed with management of the Company their assessment of the past and current operations of the Company and the Parent, the current financial condition and prospects of the Company and the Parent, the Forecasts and the Synergies (including their views on the risks and uncertainties in achieving the Forecasts), and discussed with management of the Parent their assessment of certain past and current operations of the Parent, the current financial condition and prospects of the Parent;

(vi)	reviewed the reported prices and the historical trading activity of the Shares and the Parent Common Stock;

The Board of Directors
Astria Therapeutics, Inc.

(vii)	compared the stock market trading multiples of the Parent with those of certain other publicly traded companies that we deemed relevant;
(viii)	reviewed the financial terms and conditions of a draft, dated October 12, 2025, of the Merger Agreement; and
(ix)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.
For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, as well as the Synergies, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the Parent and the other matters covered thereby. We have relied, at the direction of the Company, on the assessments of the management of the Company as to the Parent’s abilities to achieve the Synergies and have been advised by the management of the Company, and have assumed with your consent, that the Synergies will be realized in the amounts and at the times projected. We express no view as to the Forecasts, the Synergies or the assumptions on which they are based.
For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Merger Agreement will not differ from the draft Merger Agreement reviewed by us, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company, the Parent or the consummation of the Transaction or reduce the contemplated benefits to the holders of the Shares of the Transaction. In addition, we have relied, without independent verification, on the assessments of the managements of the Company as to (i) the validity of, and risks associated with, the Company’s and the Parent’s intellectual property, technology, products and services, and (ii) the marketability, commercial viability and market adoption of the Company’s and the Parent’s current and future products and services.
We have not conducted a physical inspection of the properties or facilities of the Company or the Parent and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company or the Parent, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company or the Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

The Board of Directors
Astria Therapeutics, Inc.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Shares, from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transaction. Our opinion does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Transaction, including as to how any holder of the Shares should vote or act in respect of the Transaction. We are not expressing any opinion as to the prices at which the Shares and the Parent Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company, the Parent or the Transaction or as to the impact of the Transaction on the solvency or viability of the Company or the Parent, or the ability of the Company or the Parent to pay its obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.
We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Transaction. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have provided financial advisory services to the Company and received fees for the rendering of these services. In addition, during the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Parent and we have not received any compensation from the Parent during such period. We may provide financial advisory or other services to the Company and the Parent in the future, and in connection with any such services we may receive compensation.
Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, the Parent, potential parties to the Transaction and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company or the Parent.
Our financial advisory services and this opinion are provided for the information and benefit of the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Transaction. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

The Board of Directors
Astria Therapeutics, Inc.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Transaction.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of the Shares in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Maren Winnick
Maren Winnick

C-4